As filed with the Securities and Exchange Commission on October 10, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Critical Homecare Solutions Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	8082	20-5346912
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

Critical Homecare Solutions Holdings, Inc.

Two Tower Bridge

One Fayette Street, Suite 150

Conshohocken, Pennsylvania 19428

(610) 825-2061

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Robert A. Cucuel

President and Chief Executive Officer

Critical Homecare Solutions Holdings, Inc.

Two Tower Bridge

One Fayette Street, Suite 150

Conshohocken, Pennsylvania 19428

(610) 825-2061

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John C. Kennedy, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 (212) 373-3000	Glenn R. Pollner, Esq. Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, New York 10166 (212) 351-4000

Approximate date of commencement of proposed sale to public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:   ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock, par value $0.001 per share	$125,000,000	$3,838

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. The preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	OCTOBER 10, 2007

             Shares

Critical Homecare Solutions Holdings, Inc.

Common Stock

Critical Homecare Solutions Holdings, Inc. is offering              shares of common stock and the selling stockholders identified in this prospectus are offering              shares of common stock. We will not receive any proceeds from the sale of shares by the selling stockholders. This is our initial public offering and no public market currently exists for our shares. We currently estimate that the initial public offering price per share will be between $             and $             per share.

We intend to apply to have our common stock listed on the Nasdaq Global Market under the symbol “CHCS.”

Investing in our common stock involves a high degree of risk. See “ Risk factors” beginning on page 13 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to selling stockholders	$	$

The underwriters may also purchase up to an additional              shares of common stock from us and an additional              shares of common stock from the selling stockholders at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments, if any.

The underwriters expect to deliver the shares to purchasers against payment in New York, New York on                     , 2007.

UBS Investment Bank

Jefferies & Company	Piper Jaffray

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by us. Neither we nor the underwriters have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus or such other date stated in this prospectus.

Through and including             (the 25th day after the date of this prospectus), federal securities laws may require all dealers that effect transactions in our common stock, whether or not participating in this offering, to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Industry and market data

Industry and market data used throughout this prospectus were obtained through company research, surveys and studies conducted by third parties and industry and general publications. The information contained in “Prospectus summary—Our Opportunity” and “Business—Our Opportunity” and attributed to Frost & Sullivan Limited, or Frost & Sullivan, is based on studies, analyses and surveys prepared by Frost & Sullivan.

All trademarks or service marks appearing in this prospectus are the property of their respective holders.

i

Prospectus summary

This summary highlights selected information about us and this offering, but does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus carefully, including the “Risk factors” and the historical and pro forma financial statements and related notes contained in this prospectus, before investing. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Forward-looking statements.” Except as the context otherwise requires, references in this prospectus to the “Company,” “we,” “our” or “us” are to Critical Homecare Solutions Holdings, Inc. and its subsidiaries.

References to information labeled as “pro forma” or “on a pro forma basis” means such information is presented after giving effect to (i) the combination of our two predecessors, Specialty Pharma, Inc. and New England Home Therapies, Inc., and the acquisitions of Deaconess Enterprises, Inc., Infusion Solutions, Inc. and Applied Health Care, Ltd. (in the case of the fiscal year ended December 31, 2006 only); (ii) the acquisitions of Infusion Solutions, Inc. and Applied Health Care, Ltd. (in the case of the six months ended June 30, 2007 only); and (iii) this offering and the application of our estimated net proceeds from this offering.

OVERVIEW

We are a leading provider of comprehensive home infusion therapy services to patients suffering from acute or chronic conditions. We deliver over 400,000 infusion pharmaceuticals, biopharmaceuticals, nutrients and related services and equipment each year to patients in the home through our 33 infusion locations in 14 states, primarily in the eastern United States. We also provide over 350,000 nursing and therapy visits and 500,000 private duty nursing hours each year to patients in the home through our 32 home nursing locations in three states. We currently provide customized local clinical care to over 19,000 patients through our branch network and have relationships with approximately 450 payors, including insurers, managed care organizations and government payors. In the year ended 2006 and the six months ended June 30, 2007, we generated pro forma net revenue of $176.1 million and $92.8 million, respectively.

We operate in two business segments, home infusion therapy and home nursing:

➢

Through our home infusion therapy segment, we deliver complex intravenous pharmaceutical products and corresponding clinical support services to patients. We deliver and provide infusion services to patients with chronic conditions requiring long-term infusion care services, such as pain management, parenteral nutrition and diabetic therapy, and acute conditions requiring short-term infusion care services, such as antibiotic therapy, post-operative pain management, chemotherapy and obstetrical therapy.

➢

Through our home nursing segment, we provide skilled nursing and other therapy services to adult and pediatric patients. These services include skilled nursing, physical therapy, occupational and speech therapy, medical social work and home health aide services. Home nursing services are delivered to recovering, disabled, chronically ill or terminally ill patients in need of medical, nursing or therapeutic treatment, and assistance with essential activities of daily living.

We believe our differentiated business model allows our branches, supported by regional and corporate resources, to respond to local needs and provide customized and cost-efficient services to our patients. Our local branches are staffed by integrated teams of highly trained clinicians that ensure the delivery of high quality care to our patients. Our national home health care platform and centralized infrastructure provide the complementary structure and support necessary to operate in a complex regulatory environment and gives us the purchasing power needed to obtain better rates for pharmaceuticals and ancillary supplies. All of our home infusion centers are accredited, with the majority of them accredited by the Joint Commission on Accreditation of Healthcare Organizations, or JCAHO.

We offer substantial benefits to patients, payors and physicians:

➢

Patients—We improve our patients’ quality of life by allowing them to remain at home while receiving the necessary medications, supplies and services for their treatment. We also help patients manage their conditions through ongoing caregiver counseling and education regarding their treatment and provide ongoing monitoring to encourage patients to comply with their prescribed therapy.

➢

Payors—We offer payors a comprehensive approach to meeting their home health care service needs and help them reduce their costs. Providing infusion pharmacy services in the patient’s home is generally more cost-effective than providing these therapies in an acute or sub-acute setting. Furthermore, we are responsive to payors’ service needs and provide them with customer satisfaction survey results, which assists them in meeting National Committee for Quality Assurance standards.

➢

Physicians—We assist physicians with the administration of time-intensive and costly care management support. Our patient monitoring and educational programs can help improve patient compliance with therapy protocols. We also provide physicians with important ongoing feedback related to their patients’ medical conditions, enabling them to better understand their patients’ conditions.

We are led by an experienced five-person senior management team that has an average of 23 years of experience in the health care industry. Our Chief Executive Officer and President, Robert A. Cucuel, our Chief Financial Officer, Mary Jane Graves, our Senior Vice President of Professional Services, Colleen Lederer, our Senior Vice President of Operations, Nitin Patel and our Senior Vice President of Reimbursement and Compliance, Joey Ryan, have worked closely together during the last 12 years. Our management team has extensive experience in acquiring and integrating home health care businesses, including eight acquisitions for us since our inception in 2006 whose core business segment was home infusion. In addition, we believe the strength of our management team has helped us to establish a reputation for clinical and operational excellence.

OUR OPPORTUNITY

The home health care sector is estimated by Frost & Sullivan to have accounted for between approximately $47 billion and $58 billion of overall health care spending in the United States in 2005 and is projected to grow at a compound annual growth rate of approximately 8% from 2005 to 2010. Home health care services can provide a less expensive alternative to the provision of similar treatments in hospitals, nursing facilities or on an outpatient basis. As a result, home health care has become an increasingly significant factor in the overall health care market. Expenditures for home health care services are outpacing expenditures for the health care market as a whole.

According to a December 2006 report by Frost & Sullivan, home infusion expenditures in the United States totaled between $4 billion and $6 billion in 2005 and are expected to grow at a compound annual growth rate of approximately 7% from 2005 to 2010. This growth is expected to be driven by:

➢	patient preference for home care;

➢	payor cost containment pressures;

➢	an aging population;

➢	the introduction of new pharmaceuticals and therapies; and

➢	the potential for expanding coverage of home infusion therapy for the Medicare beneficiary population.

The home infusion industry is highly fragmented, with the majority of service providers operating primarily in local and regional markets. The National Home Infusion Association estimates that there are over 1,200 home infusion providers in the United States, ranging from small, individually-owned or closely held local operations to hospital-based providers and national providers. We believe that few competitors possess the scale and resources to consolidate the home infusion industry and that our senior management’s strong track record of successfully acquiring and efficiently integrating businesses in the home health industry positions us well to take advantage of the numerous acquisition opportunities that may be available to us.

Furthermore, we believe that there are many factors that benefit larger providers in the home infusion industry, including:

➢	an enhanced appeal to referral sources by offering regional geographic coverage;

➢	revenue synergies through consolidating acquired businesses into existing managed care contracts;

➢	the ability to offer a complete product line to patients, which appeals to the patient, the provider of care and the payor; and

➢	improvements in the quality of billing and collection of receivables.

According to a December 2006 report by Frost & Sullivan, the home nursing market was estimated to be between $35 billion and $40 billion in 2005, representing an estimated 70% of total home health care expenditures. Moreover, the home nursing market is expected to grow at a compound annual growth rate of approximately 8% per year between 2005 and 2010. The growth in the home nursing sector continues to be driven by factors similar to those influencing the home infusion sector and the overall home health care market.

OUR STRENGTHS

We believe that we have a number of competitive strengths, including:

➢

A leading presence in the market for home infusion therapy products and services.    We believe we are one of the leading providers by revenue of home infusion therapy products and services. We expect that our increasing scale will enhance our ability to achieve operating efficiency in areas such as regulatory compliance and operating systems, increase our purchasing power with suppliers and pharmaceutical wholesalers and manufacturers and improve our competitive positioning for national payor contracts.

➢

A focus and reputation for high quality clinical care.    We believe we have a reputation for high quality care and responsiveness to patient needs. All of our home infusion centers are accredited, with the majority of them accredited by JCAHO. Each of our branches has an integrated team of nurses, pharmacists and therapists that have extensive clinical expertise and a commitment to serving the needs of our patients. Additionally, we have deployed clinical programs and believe this initiative has improved quality of care and risk management through the implementation of best practices, which helps us actively manage clinical compliance across all of our branch locations.

➢

An attractive therapeutic focus within the home infusion market.    We focus on providing high value infusion therapies and specialty drugs that require complex clinical management. Many of our product offerings and services are designed to treat chronic conditions that require frequent drug administration, such as total parenteral nutritional, cancer and hemophilia. In addition to the recurring therapy requirement, these conditions require ongoing caregiver counseling and education regarding patient treatment and ongoing monitoring to encourage patients to comply with the prescribed therapy, including programs for enteral and total parenteral nutrition and pediatric infusion patients.

➢

Our business model combines the advantages of a national platform with the benefits of a local clinical services model.    Our business model balances the benefits of promoting local responsibility and accountability for quality of care and operating results with the efficiencies gained from centralizing key administrative functions. Our home infusion pharmacies and nursing locations carry locally recognized branding and tailor their respective marketing efforts to address the specific needs of the communities, referral sources, patients and payors they serve.

➢

Our talented and experienced management team.    Our five-person senior management team has an average of 23 years of experience in the health care industry. Led by health care industry veteran Robert A. Cucuel, the team has worked closely together during the last 12 years, including their experience in consolidating infusion and respiratory therapy/home medical equipment, or RT/HME, businesses at American Homecare Supply, which was a portfolio company of an affiliate of Kohlberg & Co., L.L.C. We believe the strength of our management team has helped us establish a reputation for clinical and operational excellence.

➢

Demonstrated ability to identify and integrate acquired businesses.    Our senior management team has a demonstrated track record of identifying, evaluating, acquiring and integrating companies in the home health care market. We attribute part of our success in integrating these companies to our management’s ability to identify leading home infusion companies, operational knowledge and a disciplined approach to due diligence. We utilize a comprehensive post-acquisition strategic plan developed by our management to facilitate the integration of acquired businesses that includes maintaining local brand names, selectively altering product mix, centralizing accounting, purchasing and contracting functions and transitioning acquired targets onto our information technology platform.

OUR STRATEGY

Our goal is to be the leading provider of home infusion services in the United States. Our business strategy to achieve this goal and capitalize on our many opportunities includes:

➢	Continuing to focus on our core high value therapies;

➢	Continuing to operate a local clinical model that emphasizes customized patient care;

➢	Continuing to pursue a sales and marketing approach that targets both local and regional referral sources and payor contracts;

➢	Expanding our relationships with national managed care organizations;

➢	Continuing to realize additional synergies and operational efficiencies from our recent acquisitions; and

➢	Pursuing acquisitions of leading independent home infusion therapy providers in contiguous and other strategic markets.

RISKS ASSOCIATED WITH OUR BUSINESS

Our business is subject to numerous risks, which are highlighted in the section entitled “Risk factors.” These risks represent challenges to the successful implementation of our strategy and the growth of our business. Some of these risks are:

➢

We are highly dependent on payments from third-party health care payors, including private payors and Medicare, Medicaid and other government sponsored programs. Our inability to obtain third-party reimbursement for our products and services, or reductions in reimbursement rates, could have a material adverse effect on our results of operations.

➢	If we lose relationships with managed care organizations and other third party payors, we could lose access to a significant number of patients and our revenue and profitability could decline.

➢

Changes in reimbursement rates from federal and state programs, such as Medicare and Medicaid, for the services we provide may cause our revenue and profitability to decline or negatively affect our financial condition or results of operations.

➢

An expansion of recently enacted rules establishing competitive bidding requirements for reimbursement from Medicare to include reimbursement rates for our RT/HME products in the areas we operate may negatively affect our results of operations.

➢

The laws and regulations governing our industry are extensive and extremely complex, and our interpretation of a given law or regulation may differ from those of the government agencies that regulate us. Furthermore, changes in state and federal laws and regulation could restrict our ability to conduct our business.

➢	Our limited independent operating history and subsequent acquisition activity make our future business prospects difficult to evaluate based on our past results.

➢	If we are unable to identify additional suitable acquisition candidates and acquire them on terms favorable to us, our growth may be slowed and our revenue and profitability may decline.

➢

If we are unable to successfully integrate acquisitions, our management’s attention could be diverted and our efforts to integrate acquisitions may consume significant resources, which could have a material adverse effect on our results of operations, financial condition and liquidity.

➢	In connection with acquisitions, we may acquire unknown or contingent liabilities in amounts that exceed our potential recovery with regard to these liabilities.

For further discussion of these and other risks you should consider before making an investment in our common stock, see the section entitled “Risk factors” beginning on page 13.

CORPORATE HISTORY AND INFORMATION

We were incorporated in Delaware on August 8, 2006 under the name KCHS Holdings, Inc. and changed our name to Critical Homecare Solutions Holdings, Inc. in connection with this offering. Our predecessors, Specialty Pharma, Inc., or Specialty Pharma, and New England Home Therapies, Inc., or New England Home Therapies, both of which we acquired in September 2006 for a total consideration of approximately $54.3 million, consisting of $48.9 million in cash and $5.4 million in assumed liabilities, have operated in the home health care business since 2002 and 2000, respectively. Specialty Pharma is a comprehensive home infusion and specialty pharmacy provider based in Connecticut and New England Home Therapies is a Massachusetts-based provider of home infusion products and services. See “Our history” for additional information regarding these predecessors. We are a holding company that conducts substantially all of our operations through our direct and indirect subsidiaries.

Effective January 1, 2007, we acquired Deaconess Enterprises, Inc., or Deaconess, one of the largest providers of comprehensive infusion and nursing services in the United States, for a total consideration of approximately $171.3 million, consisting of $156.2 million in cash and $15.1 million in assumed liabilities, including related fees and expenses. Effective March 1, 2007, we acquired Infusion Solutions, Inc., or Infusion Solutions, a New Hampshire-based infusion services provider, for a total consideration of approximately $8.7 million, consisting of $8.0 million in cash and $0.7 million in assumed liabilities. Effective June 1, 2007, we acquired Applied Health Care, Ltd., or Applied, a Texas provider of infusion, specialty pharmacy, nursing and other services, for a total consideration of approximately $7.9 million, consisting of $7.3 million in cash and $0.6 million in assumed liabilities. For more information on these acquisitions, see “Our history.”

Our corporate headquarters are located at Two Tower Bridge, One Fayette Street, Suite 150, Conshohocken, Pennsylvania 19428, and our telephone number is (610) 825-2061. Our website is www.criticalhs.com. Information contained on our website does not constitute a part of this prospectus.

RECENT DEVELOPMENTS

In July and August 2007, we acquired Infusion Partners of Brunswick, Inc., or Infusion Partners of Brunswick, a provider of home infusion and specialty pharmacy services in Georgia, for a total consideration of approximately $7.0 million, consisting of $6.9 million in cash and $0.1 million in assumed liabilities, Infusion Partners of Melbourne, Inc., or Infusion Partners of Melbourne, a provider of home infusion, respiratory and nutritional services in Florida, for a total consideration of approximately $3.8 million, consisting of $3.7 million in cash and $0.1 million in assumed liabilities, and East Goshen Pharmacy, Inc., or East Goshen Pharmacy, a provider of home infusion services in Delaware and Pennsylvania, for a total consideration of approximately $6.2 million, consisting of $5.8 million in cash and $0.4 million in assumed liabilities. For more information on these acquisitions, see “Our history.”

OUR PRINCIPAL STOCKHOLDERS

Our principal stockholders are investment funds managed by Kohlberg & Co., L.L.C., or Kohlberg. Kohlberg is a leading U.S. private equity firm specializing in middle market investing. Since its inception in 1987, Kohlberg has organized six investment funds, through which it has raised $3.7 billion of committed capital. Including us, the firm has completed more than 90 platform and add-on acquisitions with an aggregate value of more than $6 billion. Kohlberg has offices in Mt. Kisco, New York and Palo Alto, California. We refer to our Kohlberg investment fund stockholders collectively as the Kohlberg Stockholders.

Our principal stockholders will continue to control more than 50% of the voting power of our common stock upon completion of this offering. As a result, we will be considered a “controlled company” for the purposes of the Nasdaq Stock Exchange, or Nasdaq, listing requirements. As a “controlled company,” we will be permitted to, and we intend to, opt out of the Nasdaq listing requirements that would otherwise require a majority of the members of our board of directors to be independent and require that we either establish a compensation committee and a nominating and governance committee, each comprised entirely of independent directors, or otherwise ensure that the compensation of our executive officers and nominees for directors are determined or recommended to our board by the independent members of our board. See “Management—Corporate Governance—Controlled company.”

REVERSE STOCK SPLIT

Prior to the consummation of this offering, we intend to increase our total authorized number of shares of capital stock, make certain changes to our charter documents and effect a            to one reverse stock split. In this prospectus, we refer to the increase in our total authorized capital stock, the reverse stock split and the changes to our charter documents discussed above collectively as the Reverse Stock Split.

The offering

Common stock outstanding before this offering	shares

Common stock offered by us	shares

Common stock offered by the selling stockholders	shares

Common stock to be outstanding immediately after this offering	shares

Use of proceeds

We expect to use the net proceeds from this offering to repay a portion of the outstanding indebtedness under our credit facilities and for working capital and general corporate purposes, including potential future acquisitions.

We will not receive any proceeds from the sale of our common stock by the selling stockholders.

See “Use of proceeds.”

Proposed Nasdaq Global Market symbol	CHCS

Risk factors	You should read the “Risk factors” section of this prospectus for a discussion of factors that you should consider carefully before deciding to invest in shares of our common stock.

The number of shares of our common stock outstanding after this offering excludes options to purchase shares of common stock that are currently outstanding under the KCHS Holdings, Inc. 2006 Equity Incentive Plan, which we refer to as the 2006 Plan, or that are to be granted upon consummation of this offering under the Critical Homecare Solutions Holdings, Inc. 2007 Equity Award Plan, which we refer to as the 2007 Plan. As of the date hereof, we have            shares of common stock available for future issuance under the 2006 Plan and the 2007 Plan, including pursuant to              options outstanding on the date of this prospectus. Unless we indicate otherwise, all information in this prospectus assumes that the underwriters do not exercise their option to purchase up to            shares of our common stock from us and up to            shares of our common stock from the selling stockholders to cover over-allotments.

Unless we indicate otherwise, all information in this prospectus assumes an initial public offering price of $            per share, the midpoint of the estimated public offering price range set forth on the cover page of this prospectus, and gives effect to the Reverse Stock Split.

Summary historical and pro forma consolidated financial and other data

The information set forth below should be read in conjunction with “Capitalization,” “Selected historical financial data,” “Unaudited pro forma consolidated financial information,” “Management’s discussion and analysis of financial condition and results of operations,” and the historical financial statements and related notes included elsewhere in this prospectus.

We had no operations prior to the acquisitions of our predecessors, Specialty Pharma and New England Home Therapies, each of whom we refer to as our Predecessor, effective September 1, 2006. See “Selected historical financial data” for selected financial information of our Predecessors. Our summary statement of operations data for the four months ended December 31, 2006 and the balance sheet data as of December 31, 2006 have been derived from our audited consolidated financial statements and related notes thereto, which are included elsewhere in this prospectus. Our summary statement of operations data for the six months ended June 30, 2007 and the balance sheet data as of June 30, 2007 have been derived from our unaudited condensed consolidated financial statements and the related notes thereto, which are included elsewhere in this prospectus. The unaudited condensed consolidated financial statements have been prepared using the same accounting principles and on the same basis as the audited year-end consolidated financial statements and include all adjustments, consisting of normal recurring adjustments that management considers necessary for a fair representation of interim results. These interim results are not necessarily an indication of the results for the full year.

Our summary statement of operations data includes the results of operations of Deaconess, Infusion Solutions and Applied from the effective dates of acquisition of these entities on January 1, 2007, March 1, 2007 and June 1, 2007, respectively, and the assets and liabilities of these entities are reflected in our June 30, 2007 summary balance sheet data. Our historical summary financial data does not include any financial results or balance sheet information relating to our acquisitions of Infusion Partners of Brunswick, Infusion Partners of Melbourne and East Goshen Pharmacy, all of which were completed subsequent to June 30, 2007.

The summary unaudited pro forma consolidated statement of operations data for the fiscal year ended December 31, 2006 gives effect to the combination of our Predecessors, the acquisitions of Deaconess, Infusion Solutions, and Applied, this offering and the application of our estimated net proceeds from this offering as if they had occurred on January 1, 2006 and have been derived from our unaudited pro forma consolidated financial statements and the related notes thereto included elsewhere in this prospectus. The summary unaudited pro forma consolidated statement of operations data for the six months ended June 30, 2007 give effect to the acquisitions of Infusion Solutions and Applied, this offering and the application of our estimated net proceeds from this offering as if they had occurred on January 1, 2006 and have been derived from our unaudited pro forma consolidated financial statements and the related notes thereto included elsewhere in this prospectus. The summary unaudited pro forma consolidated balance sheet data as of June 30, 2007 gives effect to this offering and the application of our estimated net proceeds from this offering as if this offering had occurred on June 30, 2007 and have been derived from our unaudited pro forma consolidated financial statements and the related notes thereto included elsewhere in this prospectus. As permitted by SEC regulations, no pro forma effect is given to our recent acquisitions of Infusion Partners of Brunswick, Infusion Partners of Melbourne and East Goshen Pharmacy. See “Unaudited pro forma consolidated financial information” and “Our history” for a more detailed discussion of our acquisitions.

	Actual		Pro Forma
	Period from September 1, 2006 to December 31, 2006	Six Months Ended June 30, 2007	Year Ended December 31, 2006	Six Months Ended June 30, 2007
	(in thousands, except share and per share data)
Consolidated Statements of Operations Data:
Net revenue:
Home infusion	$16,897	$59,950	$125,420	$63,715
Home nursing	—	29,095	50,673	29,095

Total net revenue	16,897	89,045	176,093	92,810
Cost and Expenses:
Cost of goods (excluding depreciation and amortization)	7,472	24,521	51,784	25,893
Cost of services	1,679	19,834	38,999	20,246
Selling, distribution and administrative	6,109	34,137	59,235	34,598
Depreciation and amortization	416	1,695	4,194	1,728

Total costs and operating expenses	15,676	80,187	154,212	82,465

Operating income	1,221	8,858	21,881	10,345
Interest expense	756	7,215	13,161	6,515
Other expense (income)	1	(765)	(931)	(315)

Income before income taxes	464	2,408	9,651	4,145
Provision for income taxes	178	1,099	4,403	1,892

Net income	$286	$1,309	$5,248	$2,253

Basic and diluted earnings per share	$0.01	$0.02	$0.06	$0.02
Weighted average number of shares outstanding	25,350,000	81,121,781	90,898,079	90,898,079

Other Unaudited Financial Data:
Net cash provided by operating activities	486	544	8,620	522
Net cash used in investing activities	(49,304)	(168,266)
Net cash provided by financing activities	49,665	172,426
Adjusted EBITDA(1)(2)(3)(4)	2,332	14,832	32,029	15,795

	June 30, 2007	Pro Forma June 30, 2007
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$5,551	$
Total assets	266,228
Long–term debt, including capital leases and current portion	133,422
Total stockholders’ equity	95,189

(1)	Adjusted EBITDA, which we define using the definition of Consolidated EBITDA in our credit facilities, is a metric used by management to measure our liquidity. Adjusted EBITDA is net income (loss) before interest expense, interest income, income tax expense, depreciation and amortization further adjusted to eliminate non-cash compensation expense and to add back restructuring and other costs incurred in connection with acquisitions we complete. We believe adjusted EBITDA provides investors useful information related to our ability to provide cash flows to meet future debt service, capital expenditure and working capital requirements and to fund future growth and acquisitions.

We present adjusted EBITDA as a supplemental liquidity measure because we believe it provides our management, board of directors and investors with additional information to measure our liquidity by excluding potential differences caused by restructuring charges incurred in connection with acquisitions, variations in our capital structure (affecting interest expense) and to estimate our value.

Adjusted EBITDA is also presented because covenants in our credit facilities contain ratios based on this measure. Our first lien facility is one of our primary sources of liquidity. If our adjusted EBITDA were to decline below certain levels, covenants in our credit facilities that are based on this measure may be violated and could cause, among other things, an inability to incur further indebtedness under our first lien facility and in certain circumstances a default or mandatory prepayment under our credit facilities. See “Management’s discussion and analysis of financial condition and results of operations—Adjusted EBITDA” for additional information on the covenants in our credit facilities.

Adjusted EBITDA is not a measurement of our liquidity under U.S. GAAP and should not be considered as an alternative to cash flow from operating activities as a measure of our liquidity.

We understand that although adjusted EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our liquidity or results as reported under U.S. GAAP. Some of these limitations are:

➢	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

➢	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

➢	Adjusted EBITDA does not reflect the interest expense, or the cash requirements, necessary to service interest or principal payments on our debt;

➢

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements; and

➢	Other companies in our industry may calculate adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations, management evaluates our liquidity by considering the economic effect of the excluded expense items independently as well as in connection with its analysis of cash flows from operations and through the use of other financial measures, such as capital expenditure budget variances, investment spending levels and return on capital analysis.

(2)	The following table reconciles adjusted EBITDA to net cash provided by operating activities for the periods presented:

	Actual		Pro Forma
Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA:	Period from September 1, 2006 to December 31, 2006	Six Months Ended June 30, 2007	Year Ended December 31, 2006	Six Months Ended June 30, 2007
	(in thousands)
Net cash provided by operating activities	$486	$544	$8,620	$522

Adjustments:
Interest expense	697	6,113	13,158	6,515
Income tax expense	—	855	4,693	1,648
Other income	1	(765)	(931)	(315)
Allowance for doubtful accounts	(601)	(2,128)	(6,498)	(2,307)
Loss on disposal of fixed assets	—	—	(121)	—
Changes in working capital	1,055	6,391	7,589	6,467
Adjustments allowed per bank covenants(a)	694	3,448	3,714	2,891
Non-cash items per bank covenants	—	374	1,805	374

Adjusted EBITDA	$2,332	$14,832	$32,029	$15,795

(a)	Adjustments allowed per bank covenants includes pro forma adjustments, restructuring charges, severance costs and recapitalization costs permitted under the definition of adjusted EBITDA in our credit facilities. The pro forma adjustments are defined in the credit facilities to include those adjustments used to calculate adjusted EBITDA in earnings reports prepared by our outside consultants in connection with our acquisitions. Restructuring charges refers to those costs incurred to integrate an acquired business into us. Severance costs refers to any severance payable to former employees of acquired businesses. Recapitalization costs refers to the costs incurred in connection with this offering.

(3)	Pro forma adjusted EBITDA does not reflect the impact of our acquisitions of Infusion Partners of Brunswick, Infusion Partners of Melbourne and East Goshen Pharmacy, which acquisitions were not significant in accordance with SEC regulations. During our due diligence in connection with these acquisitions, we estimated adjusted EBITDA of approximately $1.8 million for the twelve months ended March 31, 2007 for Infusion Partners of Brunswick and Infusion Partners of Melbourne on a combined basis. For East Goshen Pharmacy, we estimated adjusted EBITDA to be approximately $1.0 million for the twelve months ended April 30, 2007.

(4)	Adjusted EBITDA reflects corporate expenses of $0.4 million and $2.1 million for the year ended December 31, 2006 and the six months ended June 30, 2007, respectively. Corporate expenses includes primarily salaries and wages and travel and expenses for personnel located at our headquarters, fees and expenses paid to Kohlberg and certain professional fees.

Risk factors

Investing in our common stock involves substantial risks. In addition to the other information in this prospectus, you should carefully consider the following factors before investing in our common stock. Any of the risk factors we describe below could adversely affect our business, results of operations, financial condition and liquidity. The market price of our common stock could decline if one or more of these risks and uncertainties develop into actual events, causing you to lose all or part of the money you paid to buy our common stock. Certain statements in “Risk factors” are forward-looking statements. See “Forward-looking statements.”

RISKS RELATED TO OUR INDUSTRY

We are highly dependent on payments from third-party health care payors, including private payors and Medicare, Medicaid and other government sponsored programs. Our inability to obtain third-party reimbursement for our products and services, or reductions in reimbursement rates, could have a material adverse effect on our results of operations.

Most of our revenue is derived from third-party private and governmental payors including managed care organizations, Medicare, Medicaid and other government sponsored programs. These third-party payors exercise significant control over patient access and increasingly use their enhanced bargaining power to secure discounted rates and impose other requirements that may reduce our revenues and/or increase our costs. If third-party payors do not approve our products and services for reimbursement or fail to reimburse for them adequately, our business will suffer as some physicians or their patients will opt for competing products or services that are covered by reimbursement or have a lower co-payment. Even if third-party payors will reimburse our products and services, this reimbursement may not be adequate or these payors’ reimbursement policies may adversely affect our profitability. Our revenues and profitability will depend in large part upon the extent to which coverage and reimbursement will be available from payors such as private health insurers and managed care organizations, Medicare, state Medicaid authorities and other third-party payors. Private and governmental payors continually review their reimbursement and coverage policies in an effort to contain costs, which may result in a reduction of coverage of, and reimbursement for, our products and services. Because many private payors model their coverage and reimbursement policies on Medicare and Medicaid policies, private third-party payors’ coverage of, and reimbursement for, our products and services could be negatively impacted by legislative, regulatory or other measures that reduce Medicare or Medicaid coverage and reimbursement generally. Our inability to obtain third-party reimbursement for our products and services, or reductions in reimbursement rates, would have a material adverse effect on our results of operations.

If we lose relationships with managed care organizations and other third party payors, we could lose access to a significant number of patients and our revenue and profitability could decline.

We are highly dependent on reimbursement from managed care organizations and other non-governmental third party payors. For the six months ended June 30, 2007, 52.1% of our revenue came from managed care organizations and other non-governmental payors. Many payors require health care service providers like us to competitively bid for contract awards. As a result, we may not be successful in being awarded new contracts or in successfully retaining existing contracts and even if we are retained for new contracts or are able to successfully renew contracts, the prices at which we are able to obtain and retain the business may be at reduced reimbursement rates and may result in reduced

Risk factors

revenues and profit margins to us. In addition, the loss of one or more payor relationships could significantly reduce the number of patients we serve and have a material adverse effect on our revenue and net income, and a reduction in pricing could reduce our gross margins and our net income.

Changes in reimbursement rates from federal and state programs, such as Medicare and Medicaid, for the services we provide may cause our revenue and profitability to decline or negatively affect our financial condition or results of operations.

For the six months ended June 30, 2007, 26.0% of our revenue in our home infusion therapy segment arose from direct reimbursement by federal and state programs such as Medicare and Medicaid, with 15.4% from Medicare and 10.6% from Medicaid. During the same period, 88.3% of our revenue in our home nursing segment arose from reimbursement by federal and state programs such as Medicare and Medicaid, with 52.6% from Medicare and 35.7% from Medicaid. In addition, Medicare and some state Medicaid programs contract with non-governmental third party payors for reimbursement of our services. For example, our home infusion therapy segment derives part of its revenues from private payors under Medicare Advantage Plans and Medicare Part D. Reimbursement from Medicare, Medicaid and other government programs for both segments of our business is subject to statutory and regulatory requirements, administrative rulings, interpretations of policy, implementation of reimbursement procedures, retroactive payment adjustments, governmental funding restrictions and changes to or new legislation, and is often the focus or target of political debates, all of which may materially affect the amount and timing of reimbursement payments to us. Changes to the way Medicare and Medicaid pay for our services may reduce our revenue and profitability on services provided to Medicare and Medicaid patients and increase our working capital requirements.

Generally, Medicare reimbursement changes occur in the context of budget reconciliation. Congress has reduced Medicare reimbursement for various providers over the past several years, including pursuant to the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or the Medicare Modernization Act, and the Deficit Reduction Act of 2005, or the Deficit Reduction Act. Some of these Medicare cuts affected reimbursement rates for infusion drugs or home nursing care. Past Medicare changes affecting our operations have included the implementation of a prospective payment system for home health services (from the Balanced Budget Act of 1997, or the Balanced Budget Act), the setting of reimbursement rates for infusion drugs at 95% of the average wholesale price, or AWP (from the Balanced Budget Act), the implementation of competitive bidding for certain RT/HME equipment (from the Medicare Modernization Act) and recent cuts in oxygen equipment reimbursement rates (from the Medicare Modernization Act and Deficit Reduction Act). The Medicare Modernization Act also changed the reimbursement formula for most respiratory therapy outpatient drugs under the Medicare Part B program to the average sales price, or ASP, methodology.

Legislative changes to Medicare provider reimbursement may also occur outside the context of the annual budget process. Throughout the remainder of 2007, Congress may consider changes to Medicare provider reimbursement. We cannot predict, with certainty, the nature or amount, either positive or negative, of any such changes at this time. It should be noted, however, that on August 1, 2007, the House of Representatives passed the Children’s Health and Medicare Protection Act of 2007, or the CHAMP Act, which primarily reauthorizes the State Children’s Health Insurance Program, or SCHIP, increases Medicare payments to physicians and includes other Medicare payment changes. At this time, only the SCHIP provisions are moving forward in Congressional considerations and the Medicare payment changes have been halted in that bill. Although we cannot say with certainty, it is possible, however, that Congress may later consider changes to Medicare provider payment. If Congress does consider such changes, the CHAMP Act’s Medicare provisions may be among the provisions considered. Although the CHAMP Act Medicare provisions did not include changes to Medicare reimbursement for infusion drugs, they did contain changes affecting Medicare reimbursement to home health agencies.

Risk factors

Specifically, the CHAMP Act would set the fiscal year 2008 (effective January 1, 2008) update for the home health prospective payment system for home health agencies at 0% and would extend temporary Medicare payment increases to home health services provided in rural areas (only two of our agencies would be eligible to receive these bonus payments) for two years. As discussed below, the proposed final home health rule issued by the Centers for Medicare and Medicaid Services, or CMS, includes an update to the home health prospective payment system but, if enacted, the CHAMP Act or other Medicare legislation would supersede that rule. The CHAMP Act also contains a reduction to the rental period for oxygen equipment from 36 months to 18 months. At this point we cannot predict the outcome of any legislation that may be initiated affecting Medicare providers.

On August 22, 2007, CMS issued a proposed final rule to update and refine the home health prospective payment system for calendar year 2008. Among its significant changes, the proposed final rule reduced the national standardized 60-day episode rate for calendar year 2008 and also implemented similar reductions to the 60-day episode payment rate for 2009 through 2011. This rule established an increase or update of 3% for the home health prospective payment system for 2008 but also implements a reduction in the national standardized 60-day episode payment rate of 2.75% in 2008 to account for changes in case mix not attributable to a patient’s actual condition. While we expect this rule, as drafted, to have an immaterial impact on our business and our results of operations, if the final rule differs from the proposed final rule, it is possible that the impact on us will be greater than we currently anticipate.

In addition, we are sensitive to possible changes in state Medicaid programs as we do business with several state Medicaid programs. TennCare, Tennessee’s Medicaid program and our largest Medicaid customer, has experienced substantial financial challenges since its inception in 1994. In 2002, the State of Tennessee proposed, but later withdrew, limitations on home health services. Since mid-2005, the State of Tennessee has restructured TennCare significantly and has disenrolled approximately 323,000 persons not required to be covered by federal Medicaid law. By contracting in scope and becoming a program closer to the structure of a typical state Medicaid program, we believe TennCare’s finances have become fairly stable for the next one to two years. However, for the long term, as in most states, the continuing inflation of medical costs will continue to exert significant financial pressures on Tennessee’s state budget. Revenues from TennCare represented approximately 7.6% of our 2006 pro forma revenue. Budgetary concerns in many states have resulted in and may continue to result in, reductions to Medicaid reimbursement as well as delays in payment of outstanding claims. Any reductions to or delays in collecting amounts reimbursable by state Medicaid programs for our products or services, or changes in regulations governing such reimbursements, could cause our revenue and profitability to decline and increase our working capital requirements.

It is anticipated that legislative and other efforts to reduce the overall costs of health care in the United States will continue, and that there will continue to be pressure on reimbursement rates. Although we monitor reimbursement developments closely, we cannot at this time predict with any degree of certainty what those efforts will entail or what effect, if any, they will have on our financial condition or results of operations.

An expansion of recently enacted rules establishing competitive bidding requirements for reimbursement from Medicare to include reimbursement rates for our RT/HME products in the areas we operate may negatively affect our results of operations.

As it pertains to RT/HME products in our home infusion segment, the Medicare Modernization Act, and subsequent rules adopted by the Department of Health and Human Services, which we refer to as HHS, instituted a competitive bidding program to determine Medicare reimbursement rates for enteral

Risk factors

nutrients, supplies and equipment, RT/HME products and certain other products and services in ten geographic areas around the country (generally, larger metropolitan areas). Under the new competitive bidding program, beginning in July 2008 providers must be successful bidders to furnish competitively-bid services and products to Medicare beneficiaries in these geographic areas. We currently have operations in four of these geographic areas—Cleveland, Cincinnati, Dallas and Pittsburgh. We have submitted our bids for the areas in which we provide items and services, but at this time we cannot predict whether our bids will be accepted by HHS. If our bids are not selected by HHS, we would be unable to provide the items or services that were competitively bid to Medicare patients in the affected areas. The competitive bidding program is scheduled to be expanded in 2009 into 70 additional geographic areas after the initial round of bidding and our failure to have our bids accepted in these areas could negatively affect our results of operations. Under the Medicare Modernization Act, reimbursement for items and services subject to the competitive bidding program must be lower than the prices currently reimbursed by Medicare. The Secretary of HHS has the authority to apply competitively bid prices nationwide in the third year of the program. This authority, if used, could effectively create a nationwide competitive bidding program in the third year of the program, and all covered products and services nationwide would be reimbursed at competitively bid prices. In the final rule implementing the competitive bidding program, HHS noted its intention to use this authority. Applying competitively bid prices nationwide could have an adverse impact on our operations. Several recent delays in the bidding process have caused HHS to delay the initial implementation of the program from April 2008 to July 2008. Although we would not expect it to be material to our financial condition, it is unclear what impact, if any, these delays may have on the expansion of the program in 2009 or on our operations in the affected areas. If the competitive bidding program were expanded so that infusion drugs became subject to competitive bidding, we cannot, at this time, estimate the impact, either positive or negative, on our financial condition or results of operations.

Delays in reimbursement may cause liquidity problems.

Our business is characterized by delays in reimbursement from the time we provide services to the time we receive reimbursement or payment for these services. If we have difficulty in obtaining documentation, such as physician orders, information system problems or issues that arise with Medicare or other payors, we may encounter additional delays in our payment cycle. Timing delays may cause working capital shortages. Working capital management, including prompt and diligent billing and collection practices at each of our locations, is an important factor in achieving our financial results and maintaining liquidity. It is possible that documentation support, system problems, Medicare, Medicaid or other provider issues or industry trends may extend our collection period, adversely impacting our working capital, and that our working capital management procedures may not successfully negate this risk.

In addition, we have experienced timing delays when attempting to collect funds from state Medicaid programs in certain instances, including recent delays in collection from TennCare. Delays in receiving reimbursement or payments from government or other payors may adversely impact our working capital.

If we are unable to effectively adapt to changes in the health care industry, our revenues and results of operations could be adversely affected.

The health care industry continues to experience significant change driven by efforts to reduce costs and improve standards of care. In addition to reduction in Medicare, Medicaid and third-party reimbursement, these efforts include potential national health care reform, increased and restrictive pharmacy benefit management and horizontal and vertical consolidation within the health care industry. The results of these efforts may put additional downward pressure on pricing for our products and services, which may adversely affect our revenues and results of operations. Our inability to react effectively to these and other changes in the health care industry could adversely affect our business.

Risk factors

Our revenue and gross profit could decrease if there are changes in the calculation of the AWP or ASP for the prescription drugs we sell, or if managed care organizations and other private payors replace the AWP or ASP with a different reimbursement method.

Our gross margins in our infusion therapy segment are significantly affected by our ability to purchase prescription drugs at discounted prices and to negotiate profitable managed care contracts. Contracts for the services we provide generally reference certain published benchmarks to establish pricing for prescription drugs. These benchmarks include AWP, wholesale acquisition cost, maximum allowable cost and ASP. Most of our contracts utilize the AWP standard as published by First DataBank and a number of other private companies. Recent events have raised the possibility that AWPs published by First DataBank will decline, resulting in a reduction of our gross profit margins.

Specifically, in the proposed settlement in the case New England Carpenters Health Benefits Fund v. First DataBank, et al., (U.S. District Court, D. Mass.), First DataBank has agreed to reduce the markup to calculate AWP on over 8,000 specific pharmaceutical products by 5%. The proposed settlement has not yet received final court approval. We cannot predict the outcome of this case, or, if the settlement is approved, the precise timing of any of the proposed AWP changes. The proposed reduction in First DataBank’s published AWP could reduce our revenue and narrow our gross profit margins.

Some managed care organizations are adopting ASP as the standard measure for determining reimbursement rates in new or renegotiated contracts. To the extent that we are not able to negotiate new ASP-based contracts with managed care organizations that produce gross profit margins comparable to our existing AWP-based contracts, our revenue and gross profit may be reduced.

Medicare spending on prescription drugs covered under Medicare Part B has been under intense scrutiny for several years. Many drugs previously reimbursed based on the AWP methodology are now reimbursed based on the ASP methodology or are subject to competitive acquisition. Certain drugs, including some infusion drugs, continue to be reimbursed at 95% of AWP. However, Congress and CMS are reviewing Medicare drug reimbursement and could transition additional drugs to the ASP methodology or effect other changes that reduce reimbursement for prescription drugs. Any such changes could negatively impact our revenue and gross profit.

The laws and regulations governing our industry are extensive and extremely complex, and our interpretation of a given law or regulation may differ from those of the government agencies that regulate us. Furthermore, changes in state and federal laws and regulation could restrict our ability to conduct our business.

The provision of health care services is extensively regulated by local, state and federal governments. We believe we are operating our business in compliance with applicable laws and regulations; however, laws and regulations in the health care industry are extremely complex and, in many instances, the industry does not have the benefit of significant regulatory or judicial interpretation. Accordingly, our interpretation of a given law or regulation may not prevail or one or more government agencies may interpret them differently. Furthermore, changes in the law or new interpretations of existing law can have a dramatic effect on what we can do, our cost of doing business and the amount of reimbursement we receive from governmental third party payors, such as Medicare and Medicaid, and non-governmental third party payors. Also, we could be affected by interpretations of what the appropriate charges are under government programs.

Federal laws that could restrict our ability to conduct our business include anti-kickback laws, the Stark Law prohibitions on certain financial relationships, the Medicare Modernization Act, the federal False Claims Act and the Deficit Reduction Act.

Risk factors

We are required to comply with federal and state anti-kickback laws, which prohibit certain direct and indirect payments or other financial arrangements between health care providers that are designed to encourage the referral of patients to a particular provider for medical services. In addition to these anti-kickback laws, the Stark Law prohibits certain financial relationships, specifically including ownership interests and compensation arrangements, between physicians and providers of designated health services, such as home health agencies, to whom these physicians refer patients. Some of these same financial relationships are subject to regulation by the individual states as well. Under both the anti-kickback laws and Stark Law, there are a number of safe harbors that permit certain, carefully constrained relationships. Courts or regulatory agencies could interpret state and federal anti-kickback laws and state laws regulating relationships between health care providers in ways that will implicate our practices. Violations of these laws could lead to fines, imprisonment of individuals, exclusion from participating in federal health care programs or other sanctions that may have a material adverse effect on our results of operations.

Our infusion therapy segment is impacted by the Medicare Part D program. In connection with the enactment of the Medicare Modernization Act, CMS promulgated a substantial volume of new regulations implementing the federal government’s Voluntary Prescription Drug Benefit Program, known as Medicare Part D. CMS has attempted to clarify issues regarding coverage of infused drugs under Medicare Part D and the relationship with existing coverage under Medicare Part B. In certain cases, both Medicare Parts B and D will cover identical infused drugs. CMS has stated that coverage is generally determined by the diagnosis and the method of drug delivery. For example, parenteral nutrition is covered under Medicare Part B for patients with a non-functioning digestive tract. In all other situations, Medicare Part D covers parenteral nutrition. Confusion regarding the appropriate coverage of infusion therapy could adversely affect our business.

The HHS Office of Inspector General, or OIG, has also proposed new safe harbors and other regulation pursuant to the Medicare Modernization Act. Both the OIG and CMS continue to issue guidance with regard to the Medicare Part D program and compliance with related federal laws and regulations by Part D sponsors and their subcontractors. The receipt of federal funds made available through this program by us, our affiliates, or clients may be subject to compliance with these new regulations as well as the established laws and regulations governing the federal government’s payment for health care goods and services. There are many uncertainties about the financial and regulatory risks of participating in the Medicare Part D program and these risks could negatively impact our business in future periods.

Federal and various state laws impose requirements in connection with the submission of claims for payment for health care services and products, including prohibiting the knowing submission of false or fraudulent claims and submission of false records or statements. Not only are government agencies active in investigating and enforcing actions with respect to applicable health laws, but also health care providers are often subject to actions brought by individuals on behalf of the government. As such suits are generally filed under seal with a court to allow the government adequate time to investigate and determine whether it will intervene in the action, implicated health care providers are often unaware of the suit until the government has made its determination and the seal is lifted.

The False Claims Act generally provides for the imposition of civil penalties and treble damages, resulting in the possibility of substantial financial penalties for small billing errors that are replicated in a large number of claims, as each individual claim could be deemed to be a separate violation of the False Claims Act. Criminal provisions that are similar to the False Claims Act provide that if a corporation is convicted of presenting a claim or making a statement that it knows to be false, fictitious or fraudulent to any federal agency, it may be fined. Some states also have enacted statutes similar to the False Claims Act which may include criminal penalties, substantial fines and treble damages.

Risk factors

The Deficit Reduction Act offers incentives to states for enacting or modifying state false claims laws to mirror the False Claims Act and requires states to amend existing Medicaid provider requirements. Specifically, Section 6032 of the Deficit Reduction Act requires states to amend their Medicaid plans to mandate, as a condition of payment, that providers that receive at least $5 million in Medicaid reimbursement establish written policies for all their employees (including management), contractors and agents. These written policies must contain “detailed information” about:

➢	The False Claims Act;

➢	The federal Program Fraud Civil Remedies Act;

➢	State laws pertaining to civil or criminal penalties for false claims and statements;

➢	Whistleblower protections under any of the above laws; and

➢	Detailed provisions regarding the entity’s policies and procedures for preventing and detecting fraud, waste, and abuse in federal health care programs.

In addition to establishing written policies, Section 6032 of the Deficit Reduction Act also requires that, to the extent an employee handbook exists, it include a specific discussion of the laws prohibiting false claims, the rights of employees to be protected as whistleblowers and the entity’s policies and procedures for detecting and preventing fraud, waste and abuse. States have begun amending their state plans to address the Deficit Reduction Act’s requirements. Additionally, states have begun enacting or modifying existing state laws to reflect the requirements and language contained in the False Claims Act. It is anticipated that states will begin auditing providers for compliance with the Deficit Reduction Act requirements and compliance with state false claims laws. Failure to comply could result in fines and possibly exclusion from the state Medicaid program. Although we intend to attempt to comply with the requirements of the Deficit Reduction Act and the corresponding state laws, neither states nor the federal government have offered significant guidance regarding compliance with the requirements. As such, future investigations could result in significant costs, liabilities, and penalties and could impact our ability to participate in the Medicaid program in certain states.

See “Business—Government Regulation” for a discussion of the state and federal laws and regulations applicable to our industry.

State efforts to regulate the establishment or expansion of health care providers could impair our ability to maintain or expand our operations.

Some states require health care providers (including home health agencies) to obtain prior approval, known as a certificate of need, or as it is referred to in some states, a permit of approval, for certain expansion, establishment and acquisition activities and for capital expenditures that exceed prescribed amounts.

To the extent that we require a certificate of need, permit of approval or other similar approvals to expand our operations, either by acquiring other companies or expanding or providing new services or other changes, our expansion could be adversely affected by the failure or inability to obtain the necessary approvals, changes in the standards applicable to those approvals and possible delays and expenses associated with obtaining those approvals. We cannot assure you that we will be able to obtain a certificate of need or permit of approval for all future projects requiring that approval.

Additionally, our ability to maintain or expand operations in a state will depend on our ability to obtain a state license to operate. For example, certain state laws require that each of our pharmacy locations be licensed as an in-state pharmacy to dispense pharmaceuticals in that state. Certain states also require that our pharmacy locations be licensed as an out-of-state pharmacy if we deliver prescription

Risk factors

pharmaceuticals into those states from locations outside of the state. A number of states in which we operate also require home infusion companies to be licensed as home health agencies. If we are unable to maintain our licenses or if states place burdensome restrictions or limitations on non-resident pharmacies, our ability to operate in some states would be limited, which could have an adverse impact on our business. States may also have a limit on the number of licenses they issue. Our failure to maintain or obtain any license, certificate of need or permit of approval could impair our ability to operate or expand our business.

We are subject to periodic audits by governmental and private payors.

We are subject to periodic audits and requests for information by Medicare and Medicaid programs. Because of the complexity of the laws and regulations that govern Medicare and Medicaid, determining the appropriate charges under these programs can be difficult. As a result of these audits, the oversight agencies for these programs may disagree with our interpretation of appropriate charges and determine that we have overcharged the programs or failed to comply with program requirements. We could be required to repay any overcharges or amounts billed in violation of program requirements or make deductions from future amounts otherwise due to us from these programs. We could also be subject to fines, criminal penalties or program exclusions. Private payors also reserve rights to conduct audits and make monetary adjustments.

We are subject to risk from federal and state investigations.

Both federal and state government agencies have heightened and coordinated civil and criminal enforcement efforts as part of numerous ongoing investigations of health care companies, as well as their executives and managers. These investigations relate to a wide variety of topics, including referral and billing practices. Further, amendments to the False Claims Act have made it easier for private parties to bring whistleblower lawsuits against companies. Some states have adopted similar state whistleblower and false claims provisions. The OIG and the Department of Justice have, from time to time, established national enforcement initiatives that focus on specific billing practices or other suspected areas of abuse that could become the subject of governmental investigations or inquiries. For example, we have significant Medicare and Medicaid billings. In addition, our executives, some of whom have worked at other health care companies that are or may become the subject of federal and state investigations and private litigation, could be included in governmental investigations or named as defendants in private litigation, resulting in adverse publicity against us. Investigations of us could result in significant liabilities or penalties to us, as well as adverse publicity, and could seriously undermine our ability to compete for business, negotiate acquisitions, hire new personnel and otherwise conduct our business.

HHS has recently announced three new Medicare fraud initiatives aimed at reducing fraud in the durable medical equipment, home health, and infusion therapy sectors. While these fraud initiatives are expected to focus on one or two geographic locations for each of the three sectors, the effect of the heightened scrutiny may be felt nationwide. Enrollment in the Medicare program may be delayed, not just in the affected areas, but nationwide, due to increased awareness of potential fraud.

A shortage of qualified registered nursing staff and other caregivers could adversely affect our ability to attract, train and retain qualified personnel and could increase operating costs.

Our home nursing business relies significantly on our ability to attract and retain caregivers who possess the skills, experience and licenses necessary to meet the requirements of our patients. We compete for personnel with other providers of home health services. Our ability to attract and retain caregivers depends on several factors, including our ability to provide these caregivers with attractive assignments

Risk factors

and competitive benefits and salaries. We cannot assure you that we will succeed in any of these areas. In addition, there are occasional shortages of qualified health care personnel in some of the markets in which we operate. As a result, we may face higher costs to attract caregivers and we may have to provide them with more attractive benefit packages than we originally anticipated, either of which could cause our profitability to decline. Finally, if we expand our operations into geographic areas where health care providers historically have unionized, we cannot assure you that negotiating collective bargaining agreements will not have a negative effect on our ability to timely and successfully recruit qualified personnel. Generally, if we are unable to attract and retain caregivers, the quality of our services may decline and we could lose patients and referral sources.

RISKS RELATED TO OUR BUSINESS

Our limited independent operating history and subsequent acquisition activity make our future business prospects difficult to evaluate based on our past results.

We have a limited operating history in our present form. We were formed in connection with the acquisitions of Specialty Pharma and New England Home Therapies, which were completed in September 2006. Since that time, we have completed six acquisitions, including the acquisitions of Deaconess in January 2007, which added our home nursing segment to our business, Infusion Solutions in March 2007 and Applied in June 2007. See “Our history” for a more detailed discussion of our acquisitions. Because of the limited time that has passed since our formation and our subsequent acquisition activity, it may be difficult to evaluate our future business prospects based on the prior operating results of us and the companies we have acquired.

If we are unable to identify additional suitable acquisition candidates and acquire them on terms favorable to us, our growth may be slowed and our revenue and profitability may decline.

An important component of our strategy is to pursue acquisitions. Our further growth may depend in part on our ability to identify additional suitable acquisition candidates and acquire them on terms that are beneficial to us. We may not be able to identify suitable acquisition candidates or acquire them on favorable terms or at all. If we are unable to identify suitable acquisition candidates and complete the acquisition of these businesses, the growth of our business may be slower that our rate of growth to date. If we are unable to grow our business as we intend, our revenues and profitability may not meet our expectations or those of the financial community at large, and our business could otherwise be adversely affected.

If we are unable to successfully integrate acquisitions, our management’s attention could be diverted and our efforts to integrate acquisitions may consume significant resources, which could have a material adverse effect on our results of operations, financial condition and liquidity.

Failure to manage and successfully integrate acquired businesses could harm our business. Even if we are successful in making an acquisition, we may encounter numerous risks, including the following:

➢	expenses, delays and difficulties in integrating the operations, technologies and products of acquired companies;

➢	potential disruption of our ongoing operations;

➢	diversion of management’s attention from normal daily operations of the business;

➢	inability to maintain key business relationships and the reputations of acquired businesses;

Risk factors

➢	dependence on unfamiliar employees, affiliates and partners;

➢	insufficient revenues to offset increased expenses associated with the acquisition;

➢	inability to maintain our internal standards, controls, procedures and policies;

➢	potential loss of key employees of the acquired companies;

➢	failure to realize the synergies and economies of scale expected of the acquired business;

➢	difficulties integrating the personnel and cultures of the acquired companies into our operations; and

➢	responsibility for the potential liabilities of the acquired businesses.

If any of these risks materialize, they could have a material adverse effect on our results of operations, financial condition and liquidity.

In connection with acquisitions, we may acquire unknown or contingent liabilities in amounts that exceed our potential recovery with regard to these liabilities.

As we complete future acquisitions, we may acquire significant unknown or contingent liabilities, including liabilities for failure to comply with health care or reimbursement laws and regulations. Although we generally seek indemnification protection from the sellers of businesses we acquire with regard to these liabilities, any indemnification rights we may acquire are often limited in scope, claim period and claim amount. In addition, our ability to obtain reimbursement on any indemnification claims will depend on many factors, including, among other things, the availability of assets of the indemnifying parties, whom in many cases may be individuals or groups of individuals. If we are exposed to significant liabilities in connection with any completed or future acquisitions and are unable to recover sufficient amounts under our indemnification rights, if any, these liabilities could have a material adverse effect on our results of operations, financial condition and liquidity.

We have a substantial amount of indebtedness which could affect our financial condition.

As of June 30, 2007, we had $132.9 million of indebtedness outstanding under the credit facilities of Critical Homecare Solutions, Inc., which we refer to collectively as our credit facilities and which include a first lien credit facility, which we refer to as our First Lien Facility, and a second lien term loan facility, which we refer to as our Second Lien Term Loan. As of June 30, 2007, we had the ability to borrow an additional $19.3 million under our First Lien Facility. As of June 30, 2007, after giving effect to this offering and the estimated use of proceeds from this offering, we would have had $             of indebtedness outstanding and the ability to borrow an additional $             under our First Lien Facility. If we cannot generate sufficient cash flow from operations to service this indebtedness, we may need to further refinance our debt, dispose of assets or issue equity to obtain necessary funds. We do not know whether we will be able to do any of this on a timely basis or on terms satisfactory to us or at all.

Our indebtedness is secured by substantially all of our assets, including our equity interests in our subsidiaries. Our substantial amount of indebtedness could limit our ability to:

➢	obtain necessary additional financing for working capital, capital expenditures or other purposes in the future;

➢	plan for, or react to, changes in our business and the industries in which we operate;

➢	make future acquisitions or pursue other business opportunities; and

➢	react in an extended economic downturn.

Risk factors

If we are unable to generate sufficient cash flow from operations to service our debt, refinance our debt or raise funds through asset sales, sales of equity or otherwise, then our ability to pay principal and interest on our outstanding indebtedness would also be impaired. Assuming an interest rate of 10.04% (the effective interest rate in effect on June 30, 2007) and pro forma borrowings after giving effect to the application of the proceeds of this offering of $             million, our debt service costs for the remainder of 2007 under the term loan portions of our credit facilities would be approximately $             million, with annual debt service costs of $             million in 2012 and $             million in 2013 when our First Lien Facility and Second Lien Term Loan, respectively, mature. Because borrowings under our indebtedness bear interest at a variable rate, our interest expense could increase, exacerbating these risks. For instance, assuming borrowings of $132.9 million outstanding under our credit facilities, which was the amount outstanding as of June 30, 2007, a 1% increase in our blended interest rate would have increased our interest expense by $1.3 million.

Additionally, as a holding company, we are dependent on our subsidiaries for our cash flow. If our subsidiaries are unable to distribute cash to us for any reason, including due to restrictions in our indebtedness, we would not be able to satisfy our obligations under such indebtedness.

The terms of our credit facilities may limit our current and future operations, which would adversely affect our ability to respond to changes in our business and to manage our operations.

Our credit facilities contain, and any future indebtedness of ours would likely contain, a number of restrictive covenants that impose significant operating and financial limitations on Critical Homecare Solutions, Inc. and its subsidiaries, including limitations on its ability to, among other things:

➢	incur additional debt;

➢	pay dividends and make other restricted payments;

➢	create liens;

➢	make investments and acquisitions;

➢	engage in sales of assets and subsidiary stock;

➢	enter into sale-leaseback transactions;

➢	enter into transactions with affiliates;

➢

transfer all or substantially all of our assets or enter into merger or consolidation transactions (including any transfer after which the Kohlberg Stockholders or controlled affiliates of the Kohlberg Stockholders cease to hold at least 35% of our common stock);

➢	hedge currency and interest rate risk; and

➢	make capital expenditures.

The terms of our credit facilities also require Critical Homecare Solutions, Inc. to satisfy certain financial ratios. Our failure to comply with the covenants or financial ratios contained in our credit facilities could result in an event of default under our credit facilities, which could adversely affect our ability to respond to changes in our business and manage our operations. In the event of any default under our credit facilities, our lenders will not be required to lend any additional amounts to us and could elect to declare all amounts outstanding to be due and payable and require Critical Homecare Solutions, Inc. to apply all of its available cash to repay these amounts. If our indebtedness were to be accelerated, the collateral securing our indebtedness may not be sufficient to repay it in full.

Risk factors

Our allowance for contractual adjustments and doubtful accounts may not be sufficient to cover uncollectible amounts.

On an ongoing basis, we estimate the amount of Medicare, Medicaid and private insurance receivables that we will not be able to collect. This allows us to calculate the expected loss on our receivables for the period we are reporting. Our estimates and calculations may underestimate actual unpaid receivables for various reasons, including:

➢	adverse changes in our estimates as a result of changes in payor mix and related collection rates;

➢	inability to collect funds due to missed filing deadlines or inability to prove that timely filings were made;

➢	adverse changes in the economy generally exceeding our expectations; or

➢	other anticipated developments.

For example, in the second quarter of 2007, we have experienced certain delayed billings for New England Home Therapies due to its conversion to our accounts receivable and billing system effective April 1, 2007, and we have also recently experienced delays in collections from TennCare relative to our private duty nursing business.

If our allowance for contractual adjustments and doubtful accounts is insufficient to cover losses on our receivables, our business, financial position or results of operations could be materially adversely affected.

If we are unable to maintain relationships with existing patient referral sources or to establish new referral sources, our growth and profitability could be adversely affected.

Our success depends significantly on referrals from physicians, hospitals and other patient referral sources (such as, in the case of our home nursing segment, the case managers of the TennCare and other programs) in the communities that we serve, as well as on our ability to maintain good relationships with these referral sources. Our referral sources are not contractually obligated to refer patients to us and may refer their patients to other providers. Our growth and profitability depend on our ability to establish and maintain close working relationships with these patient referral sources and to increase awareness and acceptance of the benefits of home health care by our referral sources and their patients. We may not be able to maintain our existing referral source relationships or develop and maintain new relationships in existing or new markets. In addition, the loss of key employees in the markets in which we operate could have an adverse effect on our referral relationships. Our loss of, or failure to maintain, existing relationships or our failure to develop new referral relationships could adversely affect our ability to expand our operations and operate profitably.

If we do not adequately respond to competitive pressures, demand for our products and services could decrease.

The markets we serve are highly competitive and subject to relatively few barriers to entry. Local, regional and national companies are currently competing in many of the health care markets we serve and others may do so in the future. Some of our competitors have greater financial, operational, marketing and managerial resources than we have. Consolidation among our competitors, such as regional and national infusion pharmacy providers, could result in increased price competition and other competitive factors that could cause a decline in our revenue and profitability.

We expect to continue to encounter competition in the future that could limit our ability to grow revenue and/or maintain acceptable pricing levels.

Risk factors

Our growth may strain our resources.

Our rapid growth has demanded and will continue to demand substantial resources and attention from our management, including improving our operational and financial systems and expanding, training, retaining and managing our employee base. Many of the companies acquired by us, and that we expect to acquire in the future, are small independently owned businesses, with limited financial, accounting and other staff and systems and whose internal controls may have been significantly less than those one would expect to find in a publicly traded company. We have needed to add additional financial, accounting and tax personnel in anticipation of our becoming a public company, and we will need to continue to improve our financial, accounting, information and other systems, and effectively integrate additional acquired businesses, in order to effectively manage our growth going forward. If we do not effectively manage our growth and expand, train, retain and manage our employee base, our customer service and responsiveness could suffer and our costs could increase, which could harm our reputation, increase our expenses and reduce our profitability.

We may need additional capital to finance our growth and capital requirements, which could prevent us from fully pursuing our growth strategy.

In order to implement our present growth strategy, we may need substantial capital resources and may incur, from time to time, short- and long-term indebtedness, the terms of which will depend on market and other conditions. Due to uncertainties inherent in the capital markets (e.g., availability of capital, fluctuation of interest rates, etc.), we cannot be certain that existing or additional financing will be available to us on acceptable terms, if at all. Recently, the financial markets generally, and the credit markets in particular, are and have been experiencing substantial turbulence and volatility, both in the United States and in other markets worldwide. The current market situation has resulted generally in substantial reductions in available loans to a broad spectrum of businesses, increased scrutiny by lenders of the credit-worthiness of borrowers, more restrictive covenants imposed by lenders upon borrowers under credit and similar agreements and, in some cases, increased interest rates under commercial and other loans. Even if we are able to obtain additional debt financing, we may incur additional interest expense, which may decrease our earnings, or we may become subject to covenants and other contractual provisions that restrict our operations. As a result, we could be unable to fully pursue our growth strategy. Further, additional financing may involve the issuance of equity securities that would dilute the interests of our existing shareholders and potentially decrease the market price of our common stock.

An impairment of goodwill in our financial statements could adversely affect our financial position and results of operations.

As of June 30, 2007, we had goodwill of $182 million, which represented 68.4% of our total assets as of such date. Our acquisitions have resulted in the recording of a significant amount of goodwill in our financial statements. Goodwill was recorded because the purchase price was in excess of the fair value of the net identifiable tangible and intangible assets acquired. We may not realize the full value of this goodwill. As such, we evaluate on at least an annual basis whether events and circumstances indicate that all or some of the carrying value of goodwill is no longer recoverable, in which case we would write off the unrecoverable goodwill as a charge against our earnings.

Since our growth strategy will likely involve the acquisition of other companies, we may record additional goodwill in the future. The possible write-off of this goodwill could negatively impact our future earnings. We will also be required to allocate a portion of the purchase price of any acquisition to the value of any intangible assets other than goodwill that meet the criteria specified in the Statement of Financial Accounting Standards No. 141, “Business Combinations,” or SFAS No. 141, such as trademarks, certificates of needs, non-competition agreements or licenses. The amount allocated to these intangible assets could be amortized over a fairly short period, which may negatively affect our earnings.

Risk factors

If our costs increase, we may not be able to pass these cost increases on to our customers.

In many of our markets, due to competitive pressures or the fact that reimbursement rates are set by law or contract, we have very little control over our prices. If our costs increase, we may not be able to increase our prices, which would adversely affect our profitability. Accordingly, any increase in our costs could adversely affect our results of operations and impair our financial condition.

Litigation may harm our business or otherwise distract our management.

The services we offer have an inherent risk of professional liability, negligence, wrongful death, product liability and similar claims being made against us, and we could become subject to substantial damage awards. Substantial, complex or extended litigation could cause us to incur large expenditures and distract our management. For example, lawsuits by patients, employees, suppliers or payors could be very costly and substantially disrupt our business. Disputes from time to time with such companies or individuals are not uncommon, and we cannot assure you that we will always be able to resolve such disputes on terms favorable to us.

We have risks related to obligations under our insurance programs.

We are obligated for certain costs under various insurance programs, including employee health and welfare, workers’ compensation and professional liability. We may be subject to workers’ compensation claims and lawsuits alleging negligence or other similar legal claims. We maintain various insurance programs to cover these risks with insurance policies subject to substantial deductibles and retention amounts. We also may be subject to exposure relating to employment law and other related matters for which we do not maintain insurance coverage. Should we experience a significant increase in losses resulting from workers’ compensation, professional liability or employee health and welfare claims, the resulting increase in provisions and/or required reserves could have a material adverse effect on our results of operations. Further, our insurance policy is subject to periodic renewal and it may not be possible to obtain liability insurance in the future on acceptable terms, with adequate coverage against potential liabilities, or at all. Also, claims against us, regardless of their merit or eventual outcome, could be a serious distraction to management and could harm our reputation.

If we do not enhance and maintain effective and efficient information systems, our operations may be disrupted and our anticipated operating efficiency may not be realized.

Our operations are dependent on the enhancement and uninterrupted performance of our information systems. Failure to enhance and maintain reliable information systems or disruptions in our information systems could cause disruptions in our business operations, including billing and collections, loss of existing patients and difficulty in attracting new patients, patient and payor disputes, regulatory problems, increases in administrative expenses or other adverse consequences, any or all of which could disrupt our operations and prevent us from achieving operating efficiency. In connection with acquisitions made by us, we need to transition acquired businesses, which are often small independently owned businesses with a small staff and relatively unsophisticated systems, onto our information systems. Our inability to successfully transition acquired businesses to our systems in a timely manner could adversely affect us. In connection with the transition of New England Home Therapies, one of our Predecessors, onto our accounts receivable and billing system effective April 1, 2007, we have experienced certain delays in the billings of that division. While we expect that the effect on us of these billing delays, including an increase in our accounts receivable, is only temporary, it is possible that we will incur additional bad expense or other negative consequences associated with the delayed billings.

Risk factors

We are a holding company whose only material asset is the capital stock of Critical Homecare Solutions, Inc., our only material source of cash. We may not have sufficient cash to meet our obligations if the subsidiaries of Critical Homecare Solutions, Inc. are not able to generate sufficient earnings or cash flow for Critical Homecare Solutions, Inc. to pay dividends to us or if it is prohibited by its debt agreements from paying dividends to us.

We are a holding company with no material business operations. Our most significant asset is the capital stock of Critical Homecare Solutions, Inc. We conduct virtually all of our business operations through the direct and indirect subsidiaries of Critical Homecare Solutions, Inc. Accordingly, our only material sources of cash are dividends or other distributions or payments that are derived from earnings and cash flow generated by these subsidiaries. These subsidiaries might not generate sufficient earnings and cash flow for Critical Homecare Solutions, Inc. to pay dividends or distributions or make payments in the future. In addition, our credit facilities restrict the ability of Critical Homecare Solutions, Inc. to make dividends or other distributions to us. As a result, we may not have sufficient cash to meet our obligations, which could harm our business.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant levels of legal, accounting and other reporting expenses that we did not incur as a privately-owned corporation. The Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, and related rules of the SEC and the Nasdaq Stock Market, regulate corporate governance practices of public companies and impose significant requirements relating to disclosure controls and procedures and internal control over financial reporting. We expect that compliance with these public company requirements will increase our costs, require additional resources and make some activities more time consuming than they were when we were privately-owned. We will be required to expend considerable time and resources complying with public company regulations.

Failure to establish and maintain effective internal control over financial reporting or disclosure controls and procedures could have a material adverse effect on our operating results and stock price.

Maintaining effective internal control over financial reporting and disclosure controls and procedures is necessary for us to produce reliable financial reports and is important in helping to prevent financial fraud. If we are unable to maintain adequate internal control over financial reporting, our business and operating results could be harmed. We are just beginning to evaluate how to document and test our internal control procedures for purposes of satisfying the requirements of Section 404 of Sarbanes-Oxley and the related rules of the SEC, which will require, among other things, our management to assess annually the effectiveness of our internal control over financial reporting and our independent registered public accounting firm to issue a report on that assessment beginning with our second Annual Report on Form 10-K.

Our rapid growth places significant demands on our management and operational resources. In order to manage our growth effectively, we must implement and improve operational systems, procedures and internal controls on a timely basis, particularly with respect to companies that we acquire. If we are unable to maintain effective disclosure controls and procedures or do not implement the requirements of Section 404 of Sarbanes-Oxley in a timely manner or with adequate compliance, we may not be able to accurately report our financial results in a timely manner or prevent fraud and might be subject to sanctions or investigation by regulatory authorities, including the SEC. During the course of this documentation and testing, we may identify deficiencies that we may be unable to remedy before the requisite deadline for those reports. For example, in connection with our acquisition of Deaconess in

Risk factors

January 2007, Deaconess identified two material weaknesses in its internal control over financial reporting. Additionally, we restated the financial statements of Specialty Pharma and New England Home Therapies for the years ended December 31, 2005 and 2004. Although we believe that our internal control structure has mitigated these weaknesses, no assurance can be given that we will not encounter similar situations in connection with future acquisitions. Many of the companies acquired by us, and that we expect to acquire in the future, are small independently owned businesses, with limited financial, accounting and other staff and systems and whose internal controls may have been significantly less than those one would expect to find in a publicly traded company. Our auditors have not conducted an audit of our internal control over financial reporting. Any failure to remediate deficiencies noted by our independent registered public accounting firm or to implement required new or improved controls or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. If our management were to conclude that our internal control over financial reporting was not effective, investors could lose confidence in our reported financial information, and the trading price of our stock could drop significantly. In addition, if we fail to implement these systems, procedures and controls on a timely basis, we may not be able to adequately service our payors’ or patients’ needs, hire and retain new employees, pursue new business, complete future acquisitions or operate our business effectively.

Labor strikes or similar work stoppages within the companies that provide our local and national distribution services could have a negative impact on our results of operations.

We utilize several national delivery companies as an important part of the local and national distribution of our products and services, particularly in the delivery of certain pharmaceutical products. A portion of the work force utilized by these delivery companies are members of labor unions. A labor strike or similar work stoppage within any of the delivery companies that we utilize for distribution could have a negative impact on our results of operations.

RISKS RELATED TO THIS OFFERING AND OUR COMMON STOCK

Because the initial public offering price per common share is substantially higher than our book value per common share, purchasers in this offering will immediately experience a substantial dilution in net tangible book value.

Purchasers of our common stock will experience immediate and substantial dilution in net tangible book value per share from the initial public offering price per share. After the sale of the shares of common stock we have offered hereby and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the net proceeds therefrom, our as adjusted net tangible book value as of June 30, 2007 would have been $             million, or $             per share of common stock. This represents an immediate dilution in net tangible book value of $             per share to new investors purchasing shares of our common stock in this offering. A calculation of the dilution purchasers will incur is provided under “Dilution.” In addition, following the offering, there will be              outstanding options with an average exercise price of $            .

Substantial future sales of shares of our common stock in the public market could cause our stock price to fall.

Upon consummation of this offering, we will have            shares of common stock outstanding (            shares if the underwriters exercise their over-allotment option in full). Of these shares, the shares of common stock offered hereby will be freely tradable without restriction in the public market, unless

Risk factors

purchased by our affiliates. Upon completion of this offering, our existing stockholders will beneficially own             shares of our common stock (            shares if the underwriters exercise their over-allotment option in full), which will represent approximately    % of our outstanding common stock (    % if the underwriters exercise their over-allotment option in full). Immediately following the consummation of this offering, the holders of approximately             shares of common stock (            shares if the underwriters exercise their over-allotment option in full) will be entitled to dispose of their shares pursuant to the holding period, volume and other restrictions of Rule 144 under the Securities Act, and the expiration of an initial 180-day underwriter “lock-up” period. The underwriters are entitled to waive the underwriter lock-up provisions at their discretion prior to the expiration dates of such lock-up agreements. In addition, we have granted holders of these shares certain registration rights.

Following this offering, we intend to file a registration statement under the Securities Act registering shares of our common stock reserved for issuance under the 2006 Plan and the 2007 Plan.

See the information under the heading “Shares available for future sale” for a more detailed description of the shares that will be available for future sale upon completion of this offering.

We do not intend to pay dividends in the foreseeable future, and, because we are a holding company, we may be unable to pay dividends.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Any future determination to pay dividends will be at the discretion of our board of directors and will be dependent on then-existing conditions, including our financial condition and results of operations, capital requirements, contractual restrictions, including restrictions under our credit facilities, business prospects and other factors that our board of directors considers relevant. Furthermore, because we are a holding company, any dividend payments would depend on the cash flow of our subsidiaries. Accordingly, we may not be able to pay dividends even if our board of directors would otherwise deem it appropriate. See “Management’s discussion and analysis of financial condition and results of operations—Liquidity and Capital Resources” and “Description of capital stock—Common Stock.” For the foregoing reasons, you will not be able to rely on dividends to receive a return on your investment.

Provisions in our charter documents and Delaware law may delay or prevent our acquisition by a third party.

Our amended and restated certificate of incorporation and by-laws, which we intend to adopt prior to the completion of this offering, will contain several provisions that may make it more difficult or expensive for a third party to acquire control of us without the approval of our board of directors. These provisions also may delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that might otherwise result in our stockholders receiving a premium over the market price for their common stock. The provisions include, among others:

➢	provisions relating to creating a board of directors that is divided into three classes with staggered terms;

➢

provisions relating to the number and election of directors, the appointment of directors upon an increase in the number of directors or vacancy and provisions permitting the removal of directors only for cause and with a 66 2/3% stockholder vote;

➢	provisions requiring a 66 2/3% stockholder vote for the amendment of certain provisions of our certificate of incorporation and for the adoption, amendment and repeal of our by-laws;

Risk factors

➢	provisions barring stockholders from calling a special meeting of stockholders or requiring one to be called;

➢	elimination of the right of our stockholders to act by written consent; and

➢	provisions that set forth advance notice procedures for stockholders’ nominations of directors and proposals for consideration at meetings of stockholders.

These provisions of our amended and restated certificate of incorporation, by-laws and Delaware law could discourage potential takeover attempts and reduce the price that investors might be willing to pay for shares of our common stock in the future, which could reduce the market price of our stock.

We are controlled by the Kohlberg Stockholders, whose interests will continue to exercise significant influence over us and whose interests in our business may be different than yours.

Approximately 97% of the issued and outstanding shares of our common stock is currently beneficially owned by the Kohlberg Stockholders. Assuming that the underwriters do not exercise their option to purchase additional shares, immediately following the consummation of this offering, these stockholders will continue to own     % of the outstanding shares of our common stock, or     % if the underwriters’ over-allotment option is exercised in full. Accordingly, these stockholders will be able to exercise significant influence over our business policies and affairs and all matters requiring a stockholders’ vote, including the composition of our board of directors, the adoption of amendments to our certificate of incorporation and the approval of mergers or sales of substantially all of our assets. This concentration of ownership also may delay, defer or even prevent a change in control of our company and may make some transactions more difficult or impossible without the support of these stockholders. The interests of these stockholders may conflict with your interests.

We have opted out of section 203 of the General Corporation Law of the State of Delaware, which we refer to as the “Delaware General Corporation Law,” which, subject to certain exceptions, prohibits a publicly held Delaware corporation from engaging in a business combination transaction with an interested stockholder for a period of three years after the interested stockholder became such. Therefore, the Kohlberg Stockholders are able to transfer control of us to a third party by transferring our common stock, which would not require the approval of our board of directors or our other stockholders. Additionally, such a change of control may not involve a merger or other transaction that would require payment of consideration to our other stockholders. The possibility that such a change of control could occur may limit the price that investors are willing to pay in the future for shares of our common stock.

For additional information regarding the share ownership of, and our relationship with, the Kohlberg Stockholders, you should read the information under the headings “Principal and selling stockholders” and “Certain relationships and related transactions.”

We will be exempt from certain corporate governance requirements because we will be a “controlled company” within the meaning of the Nasdaq rules and, as a result, our stockholders will not have the protections afforded by these corporate governance requirements.

The Kohlberg Stockholders will continue to control more than 50% of the voting power of our common stock upon completion of this offering. As a result, we will be considered a “controlled company” for the purposes of the Nasdaq listing requirements. As a “controlled company,” we will be permitted to, and we intend to, opt out of the Nasdaq listing requirements that would otherwise require a majority of the

Risk factors

members of our board of directors to be independent and require that we either establish a compensation committee and a nominating and governance committee, each comprised entirely of independent directors, or otherwise ensure that the compensation of our executive officers and nominees for directors are determined or recommended to our board by the independent members of our board. Accordingly, our stockholders will not have the same protection afforded to stockholders of companies that are subject to all of the Nasdaq requirements and the ability of our independent directors to influence our business policies and affairs may be reduced. See “Management—Corporate Governance—Controlled company.”

We have broad discretion in the use of the net proceeds from this offering, and we may not use these proceeds effectively.

We have not determined the specific allocation for a significant portion of the net proceeds of this initial public offering. Our management will have broad discretion as to the use to which these proceeds are put and could spend the proceeds in ways that do not necessarily improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our financial condition and cause the price of our common stock to decline.

Our stock price may be volatile, and you may be unable to resell your shares at or above the offering price or at all.

Prior to this offering, there has been no public market for our common stock, and an active trading market may not develop or be sustained upon the completion of this offering. The initial public offering price of the common stock offered hereby was determined through negotiations with the underwriters and may not be indicative of the market price of the common stock after this offering. The market price of our common stock after this offering will be affected by a number of factors, including, among others:

➢	our operating and financial performance;

➢	actual or anticipated variations in our operating results from quarter to quarter;

➢	changes or proposed changes in government regulations or enforcement of these regulations;

➢	changes in Medicare, Medicaid and private insurance reimbursement rates for home health care services;

➢	developments relating to litigation or governmental investigations;

➢	sales of common stock or other securities by us or our stockholders in the future;

➢	changes in estimates by securities analysts who follow our stock;

➢	departures of key executives;

➢	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments; and

➢	general economic and stock market conditions.

Forward-looking statements

This prospectus contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve known and unknown risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include but are not limited to:

➢	our ability to obtain reimbursement from third party payors, including private and governmental payors;

➢	changes in our relationships with managed care organizations or other third party payors;

➢	changes in reimbursement from federal or state programs, such as Medicare or Medicaid;

➢	changes in our relationships with patient referral sources;

➢	changes in our costs of providing products and services;

➢	competitive pressures from existing and future competitors;

➢	our ability to manage our growth by acquisitions or to successfully identify or integrate future acquisitions;

➢	our ability to finance our growth and capital requirements;

➢	changes in our senior management team;

➢	changes in the calculation or pricing of pharmaceuticals; and

➢	changes in the laws and regulations, or prevailing interpretations thereof, governing the health care industry.

These and other factors are more fully discussed in the “Risk factors” and “Management’s discussion and analysis of financial condition and results of operations” sections and elsewhere in this prospectus. These risks could cause actual results to differ materially from those implied by forward-looking statements in this prospectus.

All information contained in this prospectus is materially accurate and complete as of the date of this prospectus. You should keep in mind, however, that any forward-looking statement made by us in this prospectus, or elsewhere, speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We have no obligation to update any forward-looking statements in this prospectus after the date of this prospectus, except as required by federal securities laws. In light of these risks and uncertainties, you should keep in mind that any event described in a forward-looking statement made in this prospectus or elsewhere might not occur.

Our history

We were incorporated in Delaware on August 8, 2006 under the name KCHS Holdings, Inc. and changed our name to Critical Homecare Solutions Holdings, Inc. in connection with this offering. Under the leadership of our management team, our business operations began with the acquisitions of all of the capital stock of our predecessors, Specialty Pharma and New England Home Therapies, in September 2006 and we have subsequently completed six additional acquisitions, as a result of which we presently own or lease 33 infusion locations and 32 home nursing locations in 14 states.

OUR PREDECESSORS

Specialty Pharma.    We acquired all of the outstanding shares of Specialty Pharma, a comprehensive home infusion and specialty pharmacy provider, effective September 1, 2006. We paid a total consideration of approximately $34.2 million, consisting of $30.9 million in cash and $3.3 million in assumed liabilities. Specialty Pharma had net revenue of approximately $29.3 million in 2005.

New England Home Therapies.    We acquired all of the outstanding shares of New England Home Therapies, a Massachusetts-based provider of home infusion products and services, effective September 1, 2006. We paid a total consideration of approximately $20.1 million, consisting of $18.0 million in cash and $2.1 million in assumed liabilities. In addition, if New England Home Therapies meets certain specified revenue targets, we may be required to pay up to an additional $1.5 million to the former owners under an earn out provision in the acquisition agreement. New England Home Therapies had net revenue of approximately $17.3 million in 2005.

We financed a portion of the acquisitions of Specialty Pharma and New England Home Therapies by borrowings under our First Lien Facility and financed the remainder with the proceeds of the issuance of shares of our common stock to the Kohlberg Stockholders.

DEACONESS

We acquired all of the outstanding shares of Deaconess, one of the largest providers of comprehensive infusion and nursing services in the United States, effective January 1, 2007 for a total consideration of approximately $171.3 million, consisting of $156.2 million in cash and $15.1 million in assumed liabilities, including related fees and expenses. We financed the acquisition of Deaconess by borrowings under our credit facilities and from the proceeds of the sale of 57,500,000 shares of our common stock to the Kohlberg Stockholders and certain other third party investors, which shares were sold for an aggregate of $57.5 million. Deaconess had net revenue of approximately $113.7 million in 2006.

INFUSION SOLUTIONS

We acquired all of the outstanding shares of Infusion Solutions, a New Hampshire-based infusion services provider, effective March 1, 2007 for a total consideration of approximately $8.7 million, consisting of $8.0 million in cash and $0.7 million in assumed liabilities. We financed the acquisition of Infusion Solutions by borrowings under our First Lien Facility. Infusion Solutions had net revenue of approximately $6.8 million in 2006.

Our history

APPLIED

Effective June 1, 2007, we acquired all of the outstanding partnership interests in Applied, a Texas provider of infusion, specialty pharmacy, nursing and other services, for a total consideration at closing of approximately $7.9 million, consisting of $7.3 million in cash and $0.6 million in assumed liabilities. In addition, if Applied meets certain specified gross profit targets, we may be required to pay up to an additional $1.4 million to the former owners under an earn out provision in the acquisition agreement. We financed the acquisition of Applied from a portion of the proceeds of the sale of 8,048,079 shares of our common stock to the Kohlberg Stockholders and certain other third party investors and members of our management, which shares were sold for an aggregate of approximately $10.5 million. Applied had net revenue of approximately $5.8 million in 2006.

OTHER ACQUISITIONS

Infusion Partners of Brunswick.    Effective July 1, 2007, we acquired Option Care of Brunswick, a provider of home infusion and specialty pharmacy services in Georgia, for a total consideration of approximately $7.0 million, consisting of $6.9 million in cash and $0.1 million in assumed liabilities, and subsequently renamed it “Infusion Partners of Brunswick.” We financed the acquisition of Infusion Partners of Brunswick by borrowings under our First Lien Facility. Based solely on unaudited financial information provided to us by the seller, we believe Infusion Partners of Brunswick generated net revenue of approximately $3.3 million in 2006.

Infusion Partners of Melbourne.    Effective July 1, 2007, we acquired Option Care of Melbourne, a provider of home infusion, respiratory and nutritional services in Florida, for a total consideration of approximately $3.8 million, consisting of $3.7 million in cash and $0.1 million in assumed liabilities, and subsequently renamed it “Infusion Partners of Melbourne.” We financed the acquisition of Infusion Partners of Melbourne by borrowings under our First Lien Facility. Based solely on unaudited financial information provided to us by the seller, we believe Infusion Partners of Melbourne generated net revenue of approximately $2.0 million in 2006.

East Goshen Pharmacy.    Effective August 1, 2007, we acquired East Goshen Pharmacy, a provider of home infusion services in Delaware and Pennsylvania, for a total consideration of approximately $6.2 million, consisting of $5.8 million in cash and $0.4 million in assumed liabilities. In addition, if East Goshen Pharmacy meets certain specified EBITDA (as defined in the acquisition agreement) targets, we may be required to pay up to an additional $0.9 million to the former owners under an earn out provision in the acquisition agreement. We financed the acquisition of East Goshen Pharmacy by borrowings under our First Lien Facility. Based solely on unaudited financial information provided to us by the seller, we believe East Goshen Pharmacy generated net revenue of approximately $5.3 million in 2006.

OTHER INFORMATION

On November 15, 2002, which was prior to our acquisition, New England Home Therapies filed a voluntary petition for relief under Chapter 11 of the United States Code, or the Bankruptcy Code, after its accounts receivable financier, National Century Financial Enterprises, Inc., or National Century, defaulted on its contracted accounts receivable financing arrangement with New England Home Therapies. From that time until reorganization, New England Home Therapies and National Century continued in possession of their respective properties and operated and managed their business as debtors-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code. New England Home Therapies sought and obtained various orders from the bankruptcy court intended to stabilize its business and minimize the disruption caused by its bankruptcy proceedings.

Our history

New England Home Therapies’ plan of reorganization was filed on February 18, 2004 and was approved by the bankruptcy court on April 15, 2004 with the consent of all of New England Home Therapies’ creditors. In connection with this plan of reorganization, an agreement was reached with certain creditors that, in the event of the sale or liquidation of New England Home Therapies within four years of the plan of reorganization, a portion of the debt forgiven as part of the plan of reorganization would become due and payable to its creditors. In connection with our acquisition of New England Home Therapies, the shareholders from whom we purchased New England Home Therapies settled this claim.

New England Home Therapies did not apply fresh-start accounting as its shareholders remained intact both before and after the reorganization.

Use of proceeds

We estimate that our net proceeds from this offering will be approximately $            million, at the initial public offering price of $            per share, after deducting underwriting discounts and commissions and estimated offering expenses of approximately $            million. We will not receive any proceeds from the sale of our common stock by the selling stockholders, including any proceeds resulting from the underwriters’ exercise of their option to purchase additional shares from the selling stockholders.

We intend to use our proceeds from this offering:

➢	to repay a portion of the outstanding indebtedness under our First Lien Facility and our Second Lien Term Loan; and

➢	for working capital and general corporate purposes, which may include future acquisitions of additional home health care businesses.

Borrowings under our First Lien Facility bear interest, at our option, at either a reference rate plus 2.00% or an adjusted LIBOR rate plus 3.25%. Borrowings under our Second Lien Term Loan bear interest, at our option, at either a reference rate plus 5.25% or an adjusted LIBOR rate plus 6.50%. Our First Lien Facility and Second Lien Term Loan mature on January 8, 2012 and January 8, 2013, respectively. See “Management’s discussion and analysis of financial condition and results of operations—Credit Facilities.” We used borrowings under our credit facilities to finance a portion of our acquisition of Deaconess, repay $25 million of our existing senior indebtedness, pay related transaction fees and expenses and support the general corporate and working capital requirements of our business. We also used borrowings under our First Lien Facility to finance the acquisitions of Infusion Solutions, Infusion Partners of Brunswick, Infusion Partners of Melbourne and East Goshen Pharmacy.

We have broad discretion as to the application of these proceeds. Prior to application, we may hold any net proceeds in cash or invest them in liquid short and medium term securities. You will not have an opportunity to evaluate the economic, financial or other information on which we base our decisions regarding the use of these proceeds.

A $1.00 increase (decrease) in the assumed initial public offering price of $            per share would increase (decrease) the amount of proceeds to us from this offering available for working capital and general corporate purposes by $            million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Dividend policy

We have never declared or paid any dividends on our common stock. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Any future determination to pay dividends will be at the discretion of our board of directors and will be dependent upon then-existing conditions, including our financial condition and results of operations, capital requirements, contractual restrictions, including restrictions contained in our credit facilities, business prospects and other factors that our board of directors considers relevant.

Capitalization

The following table sets forth our capitalization as of June 30, 2007:

➢	on an actual basis;

➢	on a pro forma basis, giving effect to:

➢	the sale by us of shares of our common stock in this offering at an assumed public offering price of $ , after deducting the underwriters’ discount and the estimated offering expenses;

➢	the Reverse Stock Split; and

➢	this offering and the application of our estimated net proceeds from this offering as described under “Use of proceeds.”

	As of June 30, 2007
	Actual	Pro Forma
	(in thousands)
Indebtedness:
First Lien Facility(1)	$98,750
Second Lien Term Loan(2)	34,000
Capital lease obligations	547
Other obligations	125

Total Indebtedness	133,422

Stockholders’ equity:
Common stock, $0.001 par value per share (actual and as adjusted, 95,000,000 shares authorized, actual, 90,898,079 shares issued and outstanding, pro forma, shares issued and outstanding)	91
Additional paid-in capital	93,678
Subscription receivable	(175)
Retained earnings	1,595

Total stockholders’ equity	95,189

Total capitalization	$228,611	$

(1)	The $136.0 million First Lien Facility consists of a $20.0 million revolving credit facility and a $116.0 million senior secured term loan facility, which had a balance of $98.8 million at June 30, 2007. The First Lien Facility will mature on January 8, 2012. For the senior secured term loan facility, we are required to make scheduled repayments of principal of $2.7 million in 2007, $2.9 million in 2008, $5.8 million in 2009, $8.7 million in 2010, $11.6 million in 2011 and the balance on January 8, 2012. As of June 30, 2007, we had the ability to borrow an additional $19.3 million under our First Lien Facility.
(2)	The $34.0 million Second Lien Term Loan will mature on January 8, 2013, with the full amount of the principal to be paid on that date.

Dilution

If you invest in our common stock, you will be diluted to the extent the initial public offering price per share of our common stock exceeds the net tangible book value per share of our common stock immediately after this offering.

Our net tangible book value as of June 30, 2007 was approximately $            , or $            per share of common stock (after giving effect to the Reverse Stock Split). The net tangible book value per share represents the amount of our tangible net worth, or total tangible assets less total liabilities, divided by             shares of our common stock outstanding as of that date (after giving effect to the Reverse Stock Split).

After giving effect to the Reverse Stock Split, issuance and sale of             shares of our common stock sold by us in this offering and our receipt of approximately $             in net proceeds from such sale, based on an assumed public offering price of $            per share (the midpoint of the range set forth on the cover page of this prospectus), and after deducting the underwriting discount and commission and the estimated expenses of the offering, our as adjusted net tangible book value per share as of June 30, 2007 would have been approximately $            , or $            per share. This amount represents an immediate increase in net tangible book value of $            to existing stockholders and an immediate dilution in net tangible book value of $            per share to new investors purchasing shares of our common stock in this offering. Dilution per share is determined by subtracting the net tangible book value per share as adjusted for this offering from the amount of cash paid by a new investor for a share of our common stock. Net tangible book value is not affected by the sale of shares of our common stock offered by the selling stockholders. The following table illustrates the per share dilution:

Assumed initial public offering price per share	$
Net tangible book value per share as of June 30, 2007 (adjusted for the Reverse Stock Split but excluding this offering)	$
Increase in net tangible book value per share attributable to new investors	$

Adjusted net tangible book value per share after this offering	$

Dilution per share to new investors	$

A $1.00 increase (decrease) in the assumed initial public offering price of $            per share would increase (decrease) our net tangible book value by $            , the net tangible book value per share after this offering by $            and the dilution per share to new investors by $            (each, after giving effect to the Reverse Stock Split), assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The following table summarizes as of June 30, 2007 after giving effect to the Reverse Stock Split and this offering as described above:

➢	the total number of shares of common stock purchased from us;

➢	the total consideration paid to us before deducting underwriting discounts and commissions of $ and estimated offering expenses of approximately $ ; and

➢	the average price per share paid by existing stockholders and by new investors who purchase shares of common stock in this offering at the assumed initial public offering price of $ per share.

Dilution

	Shares Purchased			Total Consideration			Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholders			%	$		%	$
New investors
Total		100.0%			$100.0%

The foregoing table does not reflect proceeds to be realized by existing stockholders in connection with the sales by them in this offering.

The foregoing tables do not include options to purchase an aggregate of              shares of common stock that are currently outstanding under the 2006 Plan or that are to be granted upon consummation of this offering under the 2007 Plan. See “Executive compensation—Incentive Plans.” Following the offering, there will be              outstanding options with an average exercise price of $            .

Selected historical financial data

The information set forth below should be read in conjunction with “Capitalization,” “Management’s discussion and analysis of financial condition and results of operations,” “Unaudited pro forma consolidated financial information,” the historical financial statements and related notes included elsewhere in this prospectus.

We had no operations prior to the acquisitions of our Predecessors in September 2006. For all periods prior to September 2006, the information set forth below has been derived from the following sources:

➢

The consolidated statement of operations data for the years ended December 31, 2002 and 2003 and the consolidated balance sheet data as of December 31, 2002 and 2003 of New England Home Therapies have been derived from New England Home Therapies’ unaudited consolidated financial statements and the related notes thereto, which are not included in this prospectus.

➢

The consolidated statement of operations data for the period from September 22, 2003 to December 31, 2003 and the consolidated balance sheet data as of December 31, 2003 for Specialty Pharma have been derived from the audited financial statements, and the related notes thereto, of Specialty Pharma, which were audited by Mahoney Sabol & Company, LLP, an independent registered public accounting firm, and which are not included in this prospectus.

➢

The consolidated statement of operations data for the year ended December 31, 2002 and the period from January 1, 2003 to September 21, 2003 and the consolidated balance sheet data as of December 31, 2002 of Professional Home Care Services, Inc., or PHCS, the predecessor of Specialty Pharma, have been derived from the unaudited consolidated financial statements, and the related notes thereto, of PHCS, which are not included in this prospectus.

➢

The consolidated statement of operations data for the years ended December 31, 2004 and 2005 and the consolidated balance sheet data as of December 31, 2004 and 2005 have been derived from each of our Predecessors’ audited consolidated financial statements and the related notes thereto, which were audited by Mahoney Sabol & Company, LLP, an independent registered public accounting firm, and which are included elsewhere in this prospectus.

➢

The consolidated statement of operations data for the eight months ended August 31, 2006 and the consolidated balance sheet data as of August 31, 2006 have been derived from each of our Predecessors’ audited consolidated financial statements and the related notes thereto, which were audited by Deloitte & Touche LLP, an independent registered public accounting firm, and which are included elsewhere in this prospectus.

➢

The consolidated statements of operations data for the six months ended June 30, 2006 and the consolidated balance sheet data as of June 30, 2006 have been derived from each of our Predecessor’s unaudited condensed consolidated financial statements and the related notes thereto, which are included elsewhere in this prospectus.

Our consolidated statement of operations data for the four months ended December 31, 2006 and the consolidated balance sheet data as of December 31, 2006 have been derived from our audited consolidated financial statements and related notes thereto, which were audited by Deloitte & Touche LLP, an independent registered public accounting firm, and which are included elsewhere in this prospectus. Our consolidated statement of operations data for the six months ended June 30, 2007 and the consolidated balance sheet data as of June 30, 2007 have been derived from our unaudited condensed consolidated financial statements and the related notes thereto, which are included elsewhere in this prospectus and have been prepared on the same basis as our audited financial statements. In the opinion

Selected historical financial data

of management, our unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information. Our results of operations for the six months ended June 30, 2007 are not necessarily indicative of the results that can be expected for the full year or for any future period. The financial data give effect to various acquisitions from the date of acquisition.

Selected historical financial data

	Pre-Predecessor (PHCS)(1)		Predecessor (Specialty Pharma)(1)
	Year Ended December 31, 2002	For the Period from January 1, 2003 to September 21, 2003	For the Period from September 22, 2003 to December 31, 2003	Year Ended December 31, 2004	Year Ended December 31, 2005	For the Period from January 1, 2006 to August 31, 2006	Six Months Ended June 30, 2006
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Net revenue:
Home infusion	$20,824	$15,967	$7,174	$26,575	$29,287	$19,741	$15,594
Home nursing	—	—	—	—	—	—	—

Total net revenue	20,824	15,967	7,174	26,575	29,287	19,741	15,594
Costs and Expenses:
Cost of goods (excluding depreciation and amortization)	10,330	7,586	3,895	13,267	15,170	10,793	8,833
Cost of services	1,948	1,545	515	2,145	2,183	1,626	1,219
Selling, distribution and administrative	7,562	6,007	2,215	8,809	10,243	6,705	4,867
Depreciation and amortization	548	441	359	1,264	1,108	1,573	1,327
Impairment of intangible assets	—	—	—	—	—	—	—

Total operating expenses	20,388	15,579	6,984	25,485	28,704	20,697	16,246

Operating income (loss)	436	388	190	1,090	583	(956)	(652)
Interest expense	211	139	83	332	391	261	213
Other (income) expense	(92)	—	—	(13)	(9)	(4)	—

Income before income taxes and minority interests	317	249	107	771	201	(1,213)	(865)
Provision (benefit) for income taxes	30	—	38	315	44	(432)	(308)

Income before minority interests	287	249	69	456	157	(781)	(557)
Minority interests	147	101	26	223	—	—	—

Net income (loss)	$140	$148	$43	$233	$157	$(781)	$(557)

Undistributed cumulative preferred stock dividends	—	—	(117)	(453)	(492)	(351)	(264)
Net income (loss) attributable to common shares	140	148	(74)	(220)	(335)	(1,132)	(821)
Basic and diluted earnings (loss) per share	$280.90	$295.28	$(1.07)	$(3.23)	$(4.91)	$(16.59)	$(12.04)
Weighted average number of shares outstanding	500	500	68,236	68,236	68,236	68,236	68,236

Balance Sheet Data
Total assets	$9,704	$8,146	$14,200	$15,133	$13,922	$11,731	$11,606
Long-term debt, including capital leases and current portion	$3,170	$2,722	$4,768	$2,801	$2,149	$3,271	$4,137
Total shareholders’ equity (deficit)	$1,224	$2,812	$231	$12	$(324)	$(1,456)	$(1,145)

Selected historical financial data

	Predecessor (New England Home Therapies)(1)						Successor(1)
	Year Ended December 31, 2002	Year Ended December 31, 2003	Year Ended December 31, 2004	Year Ended December 31, 2005	For the Period from January 1, 2006 to August 31, 2006	Six Months Ended June 30, 2006	For the Period from September 1, 2006 to December 31, 2006	Six Months Ended June 30, 2007
				(in thousands, except per share data)
Consolidated Statements of Operations Data:
Net revenue:
Home infusion	$12,708	$12,960	$15,374	$17,266	$13,217	$9,847	$16,897	$59,950
Home nursing	—	—	—	—	—	—	—	29,095

Total net revenue	12,708	12,960	15,374	17,266	13,217	9,847	16,897	89,045
Costs and Expenses:
Cost of goods (excluding depreciation and amortization)	4,101	4,353	5,142	5,349	3,935	2,914	7,472	24,521
Cost of services	1,639	1,601	1,938	2,114	1,774	1,331	1,679	19,834
Selling, distribution and administrative	8,636	5,974	7,070	7,732	6,186	4,425	6,109	34,137
Depreciation and amortization	878	900	684	807	692	495	416	1,695
Impairment of intangible assets	3,238	—	—	—	—	—	—	—

Total operating expenses	18,492	12,828	14,834	16,002	12,587	9,165	15,676	80,187

Operating income (loss)	(5,784)	132	540	1,264	630	682	1,221	8,858
(Gain) loss related to reorganization	450	416	(9,144)	56	—	—	—	—
Interest expense	513	51	120	190	160	107	756	7,215
Other (income) expense	—	(8)	—	—	(172)	(172)	1	(765)

Income before income taxes and minority interests	(6,747)	(327)	9,564	1,018	642	747	464	2,408
Provision (benefit) for income taxes	1	11	—	12	(5)	–0–	178	1,099

Income before minority interests	(6,748)	(338)	9,564	1,006	647	747	286	1,309
Minority interests	—	—	—	—	—	—	—	—

Net income (loss)	$(6,748)	$(338)	$9,564	$1,006	$647	$747	$286	$1,309

Undistributed cumulative preferred stock dividends	—	—	—	—	—	—	—	—
Net income (loss) attributable to common shares	(6,748)	(338)	9,564	1,006	647	747	286	1,309
Basic and diluted earnings (loss) per share	$(3,374.16)	$(168.87)	$4,781.78	$503.02	$323.68	$373.75	$0.01	$0.02
Weighted average number of shares outstanding	2,000	2,000	2,000	2,000	2,000	2,000	25,350,000	81,121,781

Balance Sheet Data
Total assets	$4,225	$3,690	$5,504	$6,474	$7,230	$6,775	$61,512	$266,228
Long-term debt, including capital leases and current portion	$9,364	$9,216	$3,754	$3,118	$3,145	$2,676	$26,022	$133,422
Total shareholders’ equity (deficit)	$(9,088)	$(9,426)	$138	$1,144	$1,652	$1,784	$25,461	$95,189

(1)	No dividends have been declared by PHCS, our Predecessors or us for any of the periods presented.

Unaudited pro forma consolidated financial information

The following unaudited pro forma consolidated financial information should be read in conjunction with the related notes thereto and the historical financial statements and related notes thereto included elsewhere in this prospectus. The following unaudited pro forma consolidated financial information has been prepared by our management and is based on our historical financial statements, the historical financial statements of our Predecessors, Deaconess, Infusion Solutions and Applied and the assumptions and adjustments described below. See “Capitalization,” “Use of proceeds,” “Risk factors,” “Management’s discussion and analysis of financial condition and results of operations,” “Selected historical financial data” and the audited historical financial statements, and the related notes thereto, for us and each of our Predecessors, Deaconess, Infusion Solutions and Applied included elsewhere in this prospectus.

The unaudited pro forma consolidated statement of operations data for the fiscal year ended December 31, 2006 give effect to:

➢	the combination of our Predecessors;

➢	the acquisitions of Deaconess, Infusion Solutions and Applied;

➢	the Reverse Stock Split; and

➢	this offering and the application of our estimated net proceeds from this offering, as if they had occurred on January 1, 2006.

The unaudited pro forma consolidated statement of operations data for the six months ended June 30, 2007 give effect to:

➢	the acquisitions of Infusion Solutions and Applied;

➢	the Reverse Stock Split; and

➢	this offering and the application of our estimated net proceeds from this offering, as if they had occurred on January 1, 2006.

The unaudited pro forma consolidated balance sheet as of June 30, 2007 gives effect to this offering and the application of our net proceeds from this offering, as if it had occurred on June 30, 2007.

The information shown under the column labeled “Predecessors” for the eight months ended August 31, 2006 is derived from the audited consolidated financial statements of Specialty Pharma and the audited financial statements of New England Home Therapies included elsewhere in this prospectus. The information shown in the column labeled “Successor” for the four months ended December 31, 2006 is derived from our audited consolidated financial statements included elsewhere in this prospectus. The information shown in the column labeled “Successor” for the six months ended June 30, 2007 is derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

The information shown in the column labeled “Acquisitions—Deaconess” for the twelve months ended December 31, 2006 is derived from the audited financial statements of Deaconess included elsewhere in this prospectus. The information shown in the columns labeled “Acquisitions—Infusion Solutions” for the twelve months ended December 31, 2006 and the two months ended February 28, 2007 is derived from the audited financial statements of Infusion Solutions included elsewhere in this prospectus. The information shown in the columns labeled “Acquisitions—Applied” for the twelve months ended December 31, 2006 and the five months ended May 31, 2007 are derived from the audited financial statements of Applied included elsewhere in this prospectus.

Unaudited pro forma consolidated financial information

The acquisitions of New England Home Therapies, Specialty Pharma, Deaconess, Infusion Solutions and Applied have been accounted for under the purchase method of accounting in accordance with SFAS No. 141, Business Combinations. Under the purchase method of accounting, the total estimated purchase price is allocated to the net tangible and intangible assets acquired based on their estimated fair values. For the Deaconess, Infusion Solutions and Applied acquisitions, management has made a preliminary allocation of the purchase price based on various estimates of fair value, which is reflected in the unaudited pro forma financial information. We are still in the process of finalizing our determination of the fair value of certain intangible assets that could affect the allocation of the purchase price through an adjustment to the amount allocated to goodwill. Any adjustments made in connection with the final determination could be material.

The pro forma financial information has been prepared based upon available information and assumptions that we believe are reasonable. However, the pro forma financial information does not purport to represent what our results of operations or financial condition would have been if the pro forma transactions had occurred on the assumed dates nor are they necessarily indicative of our future performance.

Critical Homecare Solutions Holdings, Inc.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION

Year Ended December 31, 2006

	Predecessors		Successor	Acquisitions			Subtotal
	New England Home Therapies	Specialty Pharma	Critical Homecare Solutions Holdings, Inc.	Deaconess	Infusion Solutions	Applied
	Eight Months Ended August 31, 2006	Eight Months Ended August 31, 2006	Four Months Ended December 31, 2006	Twelve Months Ended December 31, 2006	Twelve Months Ended December 31, 2006	Twelve Months Ended December 31, 2006	Twelve Months Ended December 31, 2006	Pro Forma Adjustments		Offering Adjustments	Pro Forma Consolidated
	(in thousands, except per share data)
Net revenue:
Home infusion	$13,217	$19,741	$16,897	$63,024	$6,755	$5,786	$125,420	$—		$	$125,420
Home nursing	—	—	—	50,673	—	—	50,673	—			50,673

Total net revenue	13,217	19,741	16,897	113,697	6,755	5,786	176,093	—			176,093

Costs and Expenses:
Cost of goods (excluding depreciation and amortization)	3,935	10,793	7,472	24,757	2,703	2,124	51,784	—			51,784
Cost of services	1,774	1,626	1,679	32,357	1,085	478	38,999	—			38,999
Selling, distribution and administrative	6,186	6,705	6,109	40,665	3,358	2,920	65,943	(6,708	)(a)		59,235
Depreciation and amortization	692	1,573	416	1,416	94	58	4,249	(55	)(b)		4,194

Total costs and operating expenses	12,587	20,697	15,676	99,195	7,240	5,580	160,975	(6,763)			154,212

Operating income (loss)	630	(956)	1,221	14,502	(485)	206	15,118	6,763			21,881
Interest and other financing costs	160	261	756	1,051	(2)	(19)	2,207	10,954	(c)		13,161
Other expense (income)	(172)	(4)	1	(756)	—	—	(931)	—			(931)

Income (loss) before income taxes and discontinued operations	642	(1,213)	464	14,207	(483)	225	13,842	(4,191)			9,651
Provision for income taxes	(5)	(432)	178	5,957	—	—	5,698	(1,295	)(e)		4,403

Net income (loss) from continuing operations	$647	$(781)	$286	$8,250	$(483)	$225	$8,144	$(2,896)		$	$5,248

Basic and diluted earnings per share			$0.01								$0.06
Weighted average number of shares outstanding			25,350								90,898	(f)

See accompanying notes to the unaudited pro forma consolidated financial information

Critical Homecare Solutions Holdings, Inc.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION

Six Months Ended June 30, 2007

	Successor	Acquisitions		Subtotal
	Critical Homecare Solutions Holdings, Inc.	Infusion Solutions	Applied
	Six Months Ended June 30, 2007	Two Months Ended February 28, 2007	Five Months Ended May 31, 2007	Six Months Ended June 30, 2007	Pro Forma Adjustments		Offering Adjustments	Pro Forma Consolidated
	(in thousands, except per share data)
Net revenue:
Home infusion	$59,950	$1,041	$2,724	$63,715	$—		$	$63,715
Home nursing	29,095	—	—	29,095	—			29,095

Total net revenue	89,045	1,041	2,724	92,810	—			92,810

Costs and Expenses:
Costs of goods (excluding depreciation and amortization)	24,521	415	957	25,893	—			25,893
Cost of services	19,834	165	247	20,246	—			20,246
Selling, distribution and administrative	34,137	481	1,177	35,795	(1,197	)(a)		34,598
Depreciation and amortization	1,695	13	20	1,728	—			1,728

Total costs and operating expenses	80,187	1,074	2,401	83,662	(1,197)			82,465

Operating income (loss)	8,858	(33)	323	9,148	1,197			10,345
Interest and other financing costs	7,215	1	(21)	7,195	(680	)(c)		6,515
Other expense (income)	(765)	—	—	(765)	450	(d)		(315)

Income (loss) before income taxes	2,408	(34)	344	2,718	1,427			4,145
Provision for income taxes	1,099	—	—	1,099	793	(e)		1,892

Net income (loss)	$1,309	$(34)	$344	$1,619	$634		$	$2,253

Basic and diluted earnings per share	$0.02							$0.02
Weighted average number of shares outstanding	81,122							90,898	(f)

See accompanying notes to the unaudited pro forma consolidated financial information

Critical Homecare Solutions Holdings, Inc.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET INFORMATION

As of June 30, 2007

	Actual	Offering Adjustments	Pro Forma
	(in thousands)
ASSETS:
Current assets
Cash and cash equivalents	$5,551
Accounts receivable	36,351
Inventories	3,547
Deferred tax assets	5,147
Other current assets	1,379

Total current assets	51,975
Property and equipment—net	6,521
Other non-current assets	207,732

Total assets	$266,228

LIABILITIES AND STOCKHOLDERS EQUITY:
Current liabilities
Accounts payable	$1,089
Accrued expenses	27,005
Current portion of capital lease obligations	251
Current portion of long-term debt	2,550

Total current liabilities	30,895
Long-term capital lease obligations, net of current portion	296
Long-term debt, net of current portion	130,325
Deferred tax liabilities	9,523
Stockholders’ equity	95,189

Total liabilities and stockholders’ equity	$266,228

See accompanying notes to the unaudited pro forma consolidated financial information

Critical Homecare Solutions Holdings, Inc.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

Basis of presentation

Effective September 1, 2006, January 1, 2007, March 1, 2007 and June 1, 2007, we acquired all of the outstanding common stock of each of our Predecessors, and of Deaconess, Infusion Solutions and Applied, respectively. We acquired our Predecessors for a total consideration of approximately $54.3 million, consisting of $48.9 million in cash and $5.4 million in assumed liabilities. We acquired Deaconess for a total consideration of approximately $171.3 million, consisting of $156.2 million in cash and $15.1 million in assumed liabilities. We acquired Infusion Solutions for a total consideration of approximately $8.7 million, consisting of $8.0 million in cash and $0.7 million in assumed liabilities. We acquired Applied for a total consideration of approximately $7.9 million, consisting of $7.3 million in cash and $0.6 million in assumed liabilities. See “Our history” for a more detailed discussion of each of these acquisitions.

Each of these acquisitions was recorded under the purchase method of accounting and, accordingly, the results of each acquired business are included in our financial statements as of the effective date of the acquisition. The initial purchase price of each acquisition has been allocated to assets acquired and liabilities assumed based on estimated fair values. The purchase price allocation is preliminary and is subject to adjustment, which may be material, pending final determination of the related earn out provisions and a final valuation of the assets acquired and liabilities assumed. The final determination of the described earn out provision for Applied will occur in the third quarter of 2008. We expect to finalize the valuation of the assets acquired and liabilities assumed at the end of the allocation period related to each acquisition, after receiving finalized information regarding acquired intangible assets, deferred tax assets and deferred tax liabilities and after completing management’s analysis of all available information. The final determination of the described earn out provision for New England Home Therapies will occur in the fourth quarter of 2007 and is not expected to be material.

Final determination of the earn out provisions is not expected to have an impact on future earnings as any additional consideration is expected to be allocated to goodwill in the allocation of the final purchase price. See “Management’s discussion and analysis of financial condition and results of operations—Liquidity and Capital Resources—Contingent purchase price” for a more detailed discussion of these provisions. The initial allocated fair values of assets acquired and liabilities assumed for each acquisition is summarized as follows:

	Predecessors	Deaconess	Infusion Solutions	Applied
	(in thousands)
Cash and cash equivalents	$811	$10,104	$111	$860
Accounts receivable	8,649	22,131	1,043	748
Inventories	1,397	1,746	274	166
Property and equipment	3,095	2,427	130	140
Deferred tax asset (liability)—net	(678)	2,779	251	271
Other assets	449	782	7	12
Intangible assets	6,064	14,715	171	125
Goodwill	35,403	133,374	6,797	6,411
Total liabilities	(6,331)	(31,838)	(768)	(1,406)

Aggregate purchase price	$48,859	$156,220	$8,016	$7,327

Critical Homecare Solutions Holdings, Inc.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION — (Continued)

(a)	Reflects the impact of selling, distribution and administrative expenses on the unaudited pro forma statements of operations based on the following:

	Six Months Ended June 30, 2007	Year Ended December 31, 2006
	(in thousands)
Elimination of salaries and benefits (1)	$(987)	$(4,053)
Adjustment to new management contracts (2)	(70)	516
Elimination of seller acquisition costs (3)	(42)	(609)
Elimination of Deaconess HomeCare, Inc. duplicative costs (4)	—	(978)
Elimination of Deaconess Associations, Inc. (“DAI”) management fees (5)	—	(1,146)
Elimination of operating expenses incurred on behalf DAI operations not acquired (6)	(98)	(438)

	$(1,197)	$(6,708)

(1)	These adjustments provide for the elimination of salaries and benefits for employees of the acquired businesses that were either not retained following the acquisition date or were terminated after a transitional period of up to six months from the acquisition date. These positions were identified for elimination by us in connection with the transactions and have been eliminated. These costs include costs related to executive management of the Predecessors and the acquired companies that were terminated commensurate with the applicable acquisitions (see footnote (2) below for the adjustment in management compensation expense for us).
(2)	The adjustment for the period ending December 31, 2006 is to reflect a full year’s compensation expense for our management team. The increase in salaries and wages for our management team is offset by reductions in similar positions of executive management of the Predecessors and the acquired companies, as outlined in footnote (1) above. The adjustment for the six-month period ending June 30, 2007 is to eliminate $70,000 in one-time bonuses that were the result of the Deaconess acquisition.
(3)	These adjustments are to eliminate one-time costs incurred and charged to the historical statements of operations of the sellers, specifically, consulting costs, employee bonuses, tail insurance and professional fees.
(4)	These adjustments are to eliminate duplicative costs of Deaconess’ management services company, Deaconess HomeCare, Inc., that were not incurred subsequent to the acquisition date. These costs include primarily corporate level personnel costs and related expenses associated with the treasury and financial reporting functions, which were not retained.
(5)	The adjustments are to eliminate management fees charged to Deaconess and its subsidiaries by their parent company, DAI, that will not be incurred subsequent to the acquisition date. The management fee charged to Deaconess and its subsidiaries was related to functions that were not incurred subsequent to the acquisition date.
(6)	These adjustments are to eliminate compensation expense related to certain employees who were identified for elimination by us prior to closing. These employees were terminated by us in the second quarter of 2007 upon termination of the related transition service agreement under which we received a transition fee from DAI. See note (d) below for the pro forma adjustment to eliminate the corresponding transition fee income.

Critical Homecare Solutions Holdings, Inc.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION — (Continued)

(b)	Reflects the impact of depreciation and amortization on the unaudited pro forma statements of operations based on the following:

	Six Months Ended June 30, 2007	Year Ended December 31, 2006
	(in thousands)
Depreciation expense (1)	—	$110
Amortization expense (2)	—	(165)

	$—	$(55)

(1)	In applying purchase accounting to the effective date balance sheet of the acquisitions, we made certain adjustments to property and equipment in order to reflect the fair value of property and equipment as we determined using straight-line depreciation and our estimated useful lives. These changes resulted in a reduction in Deaconess property and equipment from a net book value of approximately $3.54 million prior to the acquisition to approximately $2.43 million following the acquisition. This reduction related primarily to computer software and hardware, which are depreciated by us over a life of three years. We have accordingly reflected a pro forma adjustment in the amount of $0.11 million for the twelve months ending December 31, 2006 to consider the effect of the differences.
(2)	For the year ended December 31, 2006, pro forma adjustments have been made to eliminate the amortization recorded on the books of the Predecessors and acquired companies and replace it with pro forma amortization expense based on the purchase price allocations made by us for each acquisition. The elimination entries of recorded amortization expense totaled $0.58 million and related primarily to Deaconess and Specialty Pharma for the periods prior to the respective acquisition dates and are derived from audited financial statements presented elsewhere in this prospectus. The entries to add the pro forma amortization expense related to amortizable trademarks and non-compete agreements as determined in our purchase accounting totaled $0.43 million and related principally to Deaconess. Amortizable trademarks and non-compete agreements are amortized over five years and two to four years, respectively.

Critical Homecare Solutions Holdings, Inc.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION — (Continued)

(c)	Reflects adjustments to remove the historical interest and deferred financing costs reflected on the financial statements of the Predecessors and acquired companies, to remove our interest costs that relate to the period prior to the debt restructuring that financed the Deaconess and Infusion Solutions acquisitions and to add the pro forma interest and deferred financing costs related to financing used by us to finance the acquisitions of Deaconess and Infusion Solutions, as well as refinance the acquisition of Specialty Pharma and New England Home Therapies, as follows:

	Six Months Ended June 30, 2007	Year Ended December 31, 2006
	(in thousands)
Add-back of interest and other financing costs on First Lien Facility and Second Lien Term Loan (1)	$6,535	$13,162
Elimination of interest and other financing costs on our debt (2)	(7,215)	(756)
Elimination of interest and other financing costs on seller debt (3)	—	(1,452)

	$(680)	$10,954

(1)	During the six months ended June 30, 2007 and the year ended December 31, 2006, add-back of interest incurred by us of $6.25 million and $12.60 million, respectively, and add-back of amortization on deferred financing costs of $0.28 million and $0.56 million, respectively. We refinanced our credit facility in January 2007 in order to finance the acquisitions of Deaconess and Infusion Solutions. This debt structure continued through the period ending June 30, 2007, as the Applied acquisition was funded by an equity infusion. Pro forma interest was determined based on $134 million of debt assumed under our First Lien Facility and Second Lien Term Loan at assumed interest rates ranging from 7.80% to 8.73% on the First Lien Facility, and 11.55% to 12.48% on the Second Lien Term Loan. The interest rates represent our assumed cost of borrowing based on our current margins and historical LIBOR rates. For purposes of the pro forma adjustment, deferred financing costs are being amortized over 60 months, which represents the term of the First Lien Facility and the Second Lien Term Loan.
(2)	An adjustment has been made to eliminate historical costs related to our debt for the periods prior to the refinancing of our credit facilities to fund the acquisition of Deaconess and Infusion Solutions. The adjustment for the year ended December 31, 2006 includes elimination of interest expense of $0.7 million and amortization of deferred financing costs of $0.06 million on our debt for the periods prior to the debt restructuring. The adjustment for the six months ended June 30, 2007 includes the elimination of $6.11 million of interest expense, $0.27 million of amortization of deferred financing costs and the elimination of the one-time write-off of deferred financing costs on the prior credit agreement amounting to $0.83 million.
(3)	Elimination of interest and amortization of deferred financing costs on the sellers’ debt for the period from January 1, 2006 through the respective acquisition dates. The sellers’ debt was repaid by the sellers as part of each acquisition. The pro forma costs related to the financing used by us for the acquired businesses are considered in footnote (1) above.

Each 0.125% change in the assumed interest rates would result in a $0.2 million change in annual interest expense on total floating rate indebtedness.

(d)	Reflects the elimination of $450,000 in fee income recognized from the servicing of the Deaconess operations not acquired by us during the transition period immediately following the Deaconess

Critical Homecare Solutions Holdings, Inc.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION — (Continued)

acquisition. Reference is made to footnote (a)(6) above for the elimination of the compensation costs of the employees used to transition the operations.

(e)	Reflects the impact of income taxes on the unaudited pro forma statements of operations based on the following:

	Six Months Ended June 30, 2007	Year Ended December 31, 2006
	(in thousands)
Tax effect on pro forma adjustments (1)	$651	$(1,915)
Conversion of S Corporation to C Corporation (2)	142	620

	$793	$(1,295)

(1)	The income tax effect of the pro forma adjustments amounting to approximately $1.42 million during the six months ended June 30, 2007 and $(4.19) million during the year ended December 31, 2006 at an assumed effective tax rate of 45.6%. This rate reflects statutory rates for both the federal and state income tax provisions.
(2)	The impact of taxes on the periods prior to the respective acquisition dates for the conversion of the acquired businesses from S Corporations to our current structure of C Corporations and to reflect the impact of our statutory tax rate. Changes from S Corporations to C Corporations for New England Home Therapies, Infusion Solutions and Applied occurred commensurate with each of the acquisitions by us. We utilized a tax rate that reflects statutory rates for both the federal and state income tax provisions.

(f)	Reflects the cumulative issuance of 90,898,079 shares to finance the acquisitions of the Predecessors and the acquired companies as if the issuances had occurred on January 1, 2006.

Management’s discussion and analysis of financial condition and results of operations

The following discussion should be read in conjunction with the historical financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that are subject to known and unknown risks and uncertainties. Actual results and the timing of events may differ significantly from those expressed or implied in such forward-looking statements due to a number of factors, including those set forth in the section entitled “Risk factors” and elsewhere in this prospectus.

Our historical financial data discussed below reflects the historical results of operations and financial position of Critical Homecare Solutions Holdings, Inc. and its consolidated subsidiaries and our Predecessors. The following discussion and analysis of our results of operations includes periods prior to the acquisitions of Deaconess, Infusion Solutions, Applied, Infusion Partners of Brunswick, Infusion Partners of Melbourne and East Goshen Pharmacy. Also, the historical financial data does not give effect to the completion of this offering. Because of the limited time that has passed since our formation and our subsequent acquisition activity, it may be difficult to evaluate our future business prospects based on our prior operating results and those of the companies we have acquired and our historical results of operations should not be considered indicative of what our future results of operations will be. See “Unaudited pro forma consolidated financial information” included elsewhere in this prospectus.

OVERVIEW

We are a leading provider of comprehensive home infusion therapy services to patients suffering from acute or chronic conditions. We deliver over 400,000 infusion pharmaceuticals, biopharmaceuticals, nutrients and related services and equipment each year to patients in the home through our 33 infusion locations in 14 states, primarily in the eastern United States. We also provide over 350,000 nursing and therapy visits and 500,000 private duty nursing hours each year to patients in the home through our 32 home nursing locations in three states. We currently provide customized local clinical care to over 19,000 patients through our branch network and have relationships with approximately 450 payors, including insurers, managed care organizations and government payors.

We operate in two business segments, home infusion therapy and home nursing:

➢

Through our home infusion therapy segment, we deliver complex intravenous pharmaceutical products and corresponding clinical support services to patients. We deliver and provide infusion services to patients with chronic conditions requiring long-term infusion care services, such as pain management, parenteral nutrition and diabetic therapy, and acute conditions requiring short-term infusion care services, such as antibiotic therapy, post-operative pain management, chemotherapy and obstetrical therapy.

➢

Through our home nursing segment, we provide skilled nursing and other therapy services to adult and pediatric patients. These services include skilled nursing, physical therapy, occupational and speech therapy, medical social work and home health aide services. Home nursing services are delivered to recovering, disabled, chronically ill or terminally ill patients in need of medical, nursing or therapeutic treatment, and assistance with essential activities of daily living.

OUR COMPANY

We were incorporated in Delaware on August 8, 2006, but our Predecessors, Specialty Pharma and New England Home Therapies, have been in the home health care business since 2002 and 2000, respectively. PHCS, the pre-predecessor of Specialty Pharma, has been in operation since 1993. Effective September 1,

Management’s discussion and analysis of financial condition and results of operations

2006, we acquired all of the outstanding shares of each our Predecessors for cash. We paid a total consideration of approximately $34.2 million, consisting of $30.9 million in cash and $3.3 million in assumed liabilities, for Specialty Pharma and approximately $20.1 million, consisting of $18.0 million in cash and $2.1 million in assumed liabilities, for New England Home Therapies. We financed a portion of the purchase prices of the acquisitions of our Predecessors with borrowings under our First Lien Facility. We financed the remainder of the purchase prices of our acquisitions of our Predecessors with the proceeds of the issuance of 25,350,000 shares of our common stock to the Kohlberg Stockholders and certain members of our management, which shares were sold for an aggregate of $25.2 million. We recorded the acquisition of each of our Predecessors under the purchase method of accounting in accordance with SFAS No. 141. The results of the acquired operations are included in our financial statements beginning September 1, 2006. The initial purchase price of each Predecessor has been allocated to assets acquired and liabilities assumed based on estimated fair values.

Since the acquisitions of our Predecessors, we have acquired and begun or completed integration of the following entities:

Date of Acquisition	Entity Acquired	Business Segment(s)	Service Areas
January 2007	Deaconess Enterprises, Inc.	Home Infusion, Home Nursing	Alabama, Georgia, Louisiana, Michigan, Mississippi, Ohio, Pennsylvania, Tennessee, Texas

March 2007	Infusion Solutions, Inc.	Home Infusion	New Hampshire, Massachusetts

June 2007	Applied Health Care, Inc.	Home Infusion, Home Nursing	Texas

July 2007	Infusion Partners of Brunswick, Inc.	Home Infusion	Georgia

July 2007	Infusion Partners of Melbourne, Inc.	Home Infusion	Florida

August 2007	East Goshen Pharmacy, Inc.	Home Infusion	Pennsylvania

We completed the acquisition of Deaconess effective January 1, 2007 for a total consideration of approximately $171.3 million, consisting of $156.2 million in cash and $15.1 million in assumed liabilities. We financed the acquisition of Deaconess with borrowings under our First Lien Facility and Second Lien Term Loan and from the proceeds of the sale of 57,500,000 shares of our common stock to the Kohlberg Stockholders and certain other third party investors, which shares were sold for an aggregate of $57.5 million. See “—Liquidity and Capital Resources” for a more complete discussion of the terms of our First Lien Facility and Second Lien Term Loan. We accounted for the acquisition of Deaconess in accordance with SFAS No. 141.

We financed the acquisitions of Infusion Solutions, Infusion Partners of Brunswick, Infusion Partners of Melbourne and East Goshen Pharmacy with borrowings under our First Lien Facility. We financed the acquisition of Applied from a portion of the proceeds of the sale of 8,048,079 shares of our common stock to the Kohlberg Stockholders, certain other third party investors and members of our management, which shares were sold for an aggregate of approximately $10.5 million. We accounted for each of these acquisitions in accordance with SFAS No. 141.

See “Our history” for a more detailed discussion of our formation and acquisition history.

Management’s discussion and analysis of financial condition and results of operations

OUR REVENUES AND EXPENSES

Net Revenues.    We generate almost all of our revenue from reimbursement by government and third-party payors for goods and services provided to patients. We receive payment for goods and services from a number of sources, including managed care organizations, government sources, such as Medicare and Medicaid programs, and commercial insurance. For the six months ended June 30, 2007, we had a payor mix of 52% from managed care organizations and non-governmental third party payors, 29% from Medicare and 19% from Medicaid. See “—Critical Accounting Policies and Estimates” for a discussion of our revenue recognition policies.

Cost of Revenues.    Cost of revenues consists of two components: cost of goods and cost of services. Cost of goods consists of the actual cost of pharmaceuticals and other medical supplies dispensed to patients, but does not reflect depreciation. Cost of services consists of all other costs directly related to the production of revenues, including the salary and benefit costs for the pharmacists, nurses and contracted workers directly involved in providing service to the patient.

Selling, Distribution, and Administrative Expenses.    Selling expenses relate primarily to salaries, benefits, and payroll taxes related to our sales and marketing representatives. Distribution costs are included in selling, distribution, and administrative expenses and represent the cost incurred to deliver product or services to the end users. Included are salary and benefit costs related to drivers and dispatch personnel and amounts paid to courier and other outside shipping vendors. Administrative expense represents our overhead costs and consists of salaries and related taxes and benefits, payroll taxes, rent and insurance.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Use of Estimates.    The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the amounts reported in our financial statements and accompanying notes. Actual results could vary from estimates. The items in our financial statements that we believe are the most dependent on the application of significant estimates and judgments are as follows:

Revenue Recognition.    Patient revenue is recorded in the period during which goods are shipped or delivered or the services are provided. These amounts are directly offset by appropriate allowances to give recognition to third-party payor arrangements. Net revenue recognition and allowances for uncollectible billings require us to use estimates. Once known, any changes to these estimates are reflected in operations.

Home infusion

In our home infusion segment, infusion therapy and related health care service revenue are reported at the estimated net realizable amounts from patients and third-party payors. Pricing is typically negotiated in advance on the basis of AWP minus some percentage of contractual discount or ASP plus some percentage of contractual discount, which is the typical means of negotiating pricing in the industry. AWP and ASP information is published by First Databank and a number of other private companies. Recent events have raised uncertainties as to whether the average wholesale prices published by First Databank will decline, resulting in a reduction in our gross profit margins. See “Risk factors—Risks Related to Our Industry—Our revenue and gross profit could decrease if there are changes in the calculation of the AWP or ASP for the prescription drugs we sell, or if managed care organizations and other private payors replace the AWP or ASP with a different reimbursement method.”

Management’s discussion and analysis of financial condition and results of operations

Due to the nature of the industry and the reimbursement environment in which we operate, certain estimates are required to record net revenues and accounts receivable at their net realizable values. Inherent in these estimates is the possibility that they will have to be revised or updated as additional information becomes available. Specifically, the complexity of many third-party billing arrangements and the uncertainty of reimbursement amounts for certain services from certain payors may result in adjustments to amounts originally recorded.

Billings to payors for whom we are an “out-of-network” provider represented approximately 20% of net revenues for the six months ended June 30, 2007 and are generally submitted at our usual customary charges. These payors typically pay at amounts that are less than our usual customary charges. We estimate the net realizable revenue on out-of-network billings based on our historical experience as well as estimated realizable amounts provided by the respective payor upon patient intake and insurance verification. We provide contractual reserves at the time of revenue recognition for the estimated differences between our initial billings for out-of-network patients. The actual difference between the initial billing and the amount paid by the payor is recorded at the point of cash application, claim denial or account review.

Net revenue from payors for whom we are contracted as an “in network” provider is generally recognized at the contracted fee schedule amount. Revenue is recorded at the billing amount, which represents the amount of revenue that is expected to be realized per the contractual terms. Revenue from in-network commercial and other non-governmental payors represented 54% of net revenue for the six months ended June 30, 2007. Revenue from Medicare represented approximately 15% of net revenue for the six months ended June 30, 2007 and is recognized at the published fee schedules. Revenue from various state Medicaid programs represented approximately 11% of net revenue for the same period and is also recognized at the published fee schedule amount. Estimated differences between the amounts initially recognized as net revenue and actual are reserved for at the time of revenue recognition based on historical experience and typically relate to non-covered or denied services.

Home nursing

In our home nursing segment, revenue is recognized as the treatment plan is administered to the patient and is recorded at amounts estimated to be received under reimbursement or payment arrangements with payors. Net revenues to be reimbursed by contracts with third-party payors are recorded at an amount to be realized under these contractual arrangements.

Approximately 53% of nursing net revenue for the six months ended June 30, 2007 was related to Medicare billings. Under the prospective payment system for Medicare reimbursement, net revenues are recorded based on a reimbursement rate which varies on the severity of the patient’s condition, service needs and certain other factors. Revenue is recognized ratably over a 60-day episode period and is subject to adjustment during this period if there are significant changes in the patient’s condition during the treatment period or if the patient is discharged but readmitted to another agency within the same 60-day episode period. Medicare billings under the prospective payment system are initially recognized as deferred revenue and are subsequently recognized as revenue over the 60-day episode period. The process for recognizing revenue under the Medicare program is based on certain assumptions and judgments, the appropriateness of the clinical assessment of each patient at the time of certification, and the level of adjustments to the fixed reimbursement rate relating to patients who receive a limited number of visits, have significant changes in condition or are subject to certain other factors during the episode.

For non-Medicare payors, we have established contractual reserves for the amounts initially billed to the payors relative to the amounts expected to be realized. These estimates are based on our historical

Management’s discussion and analysis of financial condition and results of operations experience or specific contractual requirements identified for certain payors. Differences between the estimates and the actual contractual adjustments are typically recorded at the time of cash posting, claim denial or account review.

Accounts Receivable and Allowances for Doubtful Accounts.    Our accounts receivable consist of amounts owed by various governmental agencies, insurance companies and private patients. Management performs periodic analyses to evaluate accounts receivable balances to ensure that recorded amounts reflect net realizable values. Although we have a significant concentration of receivables from Medicare and Medicaid, we do not believe there are any significant credit risks associated with the receivables from Medicare and Medicaid and other state administered programs.

Our accounts receivable are reported net of contractual adjustments. Generally, we bill third-party payors based on the contractual charges or usual customary charges for goods and services provided and then contractually adjust the revenue down to the anticipated collectible amount based on our interpretation of the terms of the applicable managed care contract, fee schedule or other arrangement with the payor.

We have established an allowance for doubtful accounts to report accounts receivable at the estimated net realizable amounts to be received from third-party payors. Increases to this reserve are reflected as a provision for bad debt in our statement of operations. We generate accounts receivable aging reports from our billing systems and utilize these reports to help us monitor the condition of our outstanding receivables and evaluate the performance of our billing and reimbursement staff. We also utilize these aging reports, combined with historic write-off statistics generated from our billing systems, to determine our allowance for doubtful accounts. We regularly perform an analysis of the collectability of accounts receivable and consider such factors as prior collection experience and the age of the receivables.

We do not require our patients or other payors to carry collateral for any amounts owed to us for services provided. Other than as discussed above, our concentration of credit risk relating to accounts receivable is limited due to our diversity of patients and payors. Further, we generally do not provide charity care.

The following table details our accounts receivable balances by aging category, excluding unbilled accounts receivable and contractual allowances, at June 30, 2007 and December 31, 2006 (in thousands):

Aging Category	June 30, 2007	December 31, 2006
< 31 days	$14,959	$4,322
31-60 days	7,594	1,523
61-90 days	3,840	659
> 90 days	8,960	2,006

Total accounts receivable, gross	35,353	8,510
Allowance for uncollectible accounts	(2,730)	(601)

Total accounts receivable, net	$32,623	$7,909

For the six months ended June 30, 2007 and for the period from September 1, 2006 to December 31, 2006, a hypothetical change in 1% in the allowance for doubtful accounts as a percentage of net revenues would have impacted net income before income taxes by approximately $0.9 million and $0.2 million, respectively.

Goodwill and Intangible Assets.    Goodwill represents the excess of the cost of acquisitions over the fair value of net assets acquired. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,”

Management’s discussion and analysis of financial condition and results of operations or SFAS No. 142, goodwill is not amortized and is reviewed annually for impairment utilizing a two-step process. The first step of the impairment test requires the identification of the reporting units, and comparison of the fair value of each of these reporting units to the respective carrying value. The fair value of the reporting units is determined based on valuation techniques using the best information that is available, such as a multiple of earnings before interest, taxes, depreciation and amortization or discounted cash flow projections. If the carrying value is less than the fair value, no impairment exists and the second step is not performed. If the carrying value is higher than the fair value, there is an indication that impairment may exist and the second step must be performed to compute the amount of the impairment. In the second step, the impairment is computed by comparing the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. SFAS No. 142 requires goodwill to be tested for impairment annually, and when an event occurs or circumstances change such that it is reasonably possible that an impairment may exist. We intend to perform our annual testing in the fourth quarter of each year. There were no impairment losses recognized for the four months ended December 31, 2006 or the six months ended June 30, 2007.

Intangible assets consist primarily of non-compete agreements, trademarks related to brand names arising from acquisitions, licenses and certificates of need. We record intangible assets at their estimated fair value at the date of acquisition and amortize the related cost of the asset over the period of expected benefit. The fair value of intangible assets assigned to our acquisitions during the first year subsequent to the acquisition is based on a preliminary determination and is subject to adjustment pending a final determination of purchase price and a final valuation of the assets acquired and liabilities assumed. In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” definite life purchased intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from estimated future cash flows. In accordance with SFAS No. 142, intangible assets with indefinite lives are reviewed for impairment annually or when an event occurs or circumstances change such that it is reasonably possible that an impairment may exist. There were no impairment losses recognized for the four months ended December 31, 2006 or the six months ended June 30, 2007.

Non-compete agreements are amortized on a straight-line basis over the estimated life of each agreement, which ranges from one to five years. The trademarks associated with Deaconess HomeCare have limited lives of five years, as determined by our contractual rights to use the brand names, and these trademarks are being amortized over the estimated useful life. Trademarks with indefinite lives are not amortized but are periodically reviewed for impairment. Licenses are being amortized over a period of one to two years. Certificates of need have indefinite lives and are not amortized but are periodically reviewed for impairment.

Self-insurance.    We are self-insured up to certain limits for workers’ compensation costs and employee medical benefits. We have purchased stop-loss coverage to limit our exposure to significant individual workers’ compensation or employee medical claims. Self-insured losses are accrued for known and anticipated claims based upon certain assumptions and historical claim payment patterns as well as estimates of claims incurred but not yet reported based on historical industry trends. These assumptions take into consideration the historical average claim volume, the average cost for settled claims, current trends in claim costs, changes in our business and workforce, and general economic factors. Our self-insurance accruals are reviewed on a quarterly basis, or more frequently if factors dictate a more frequent review is warranted. Our valuation is performed on an annual basis.

Projections of future loss are inherently uncertain because of the random nature of insurance claim occurrences and could be significantly affected if future occurrences and claims differ from historical trends.

Management’s discussion and analysis of financial condition and results of operations

Income taxes

We account for income taxes under the liability method in accordance with SFAS No. 109, “Accounting for Income Taxes.” We recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in our financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. We estimate the degree to which tax assets and loss carryforwards will result in a benefit based on expected profitability by tax jurisdiction.

We determine if a valuation allowance is required or not on the basis of an assessment of whether it is more likely than not that a deferred tax asset will be realized. This assessment takes into consideration tax planning strategies, including levels of historical taxable income and assumptions regarding the availability and character of future taxable income over the periods in which the deferred tax assets are deductible. The effect of a change in judgment concerning the realizability of deferred tax assets would be included in income from operations. We concluded that no valuation allowance was required as of June 30, 2007.

Stock-based compensation

We have granted stock options to certain of our employees and executives under our 2006 Plan, which are accounted for under SFAS No. 123 (Revised 2004), Share-Based Payment, or SFAS No. 123(R). Compensation expense is recorded for stock options awarded to employees in return for employee service. The expense is measured at the fair value of the award on the date of grant and recognized as compensation expense on a straight-line basis over the employee service period, which is the vesting period. We recorded expense based upon estimated forfeitures and the number of awards expected to vest.

The fair value of options granted during the periods ended June 30, 2007 and December 31, 2006 was estimated on the grant date using the Black-Scholes option-pricing model with the weighted average assumptions in the table below. Because our stock was not publicly traded during these periods, the average historical volatility rate based on our peer group within the health care sector was used. The grant life was based on the “simplified method” for “plain vanilla” options as outlined in Topic 14 of SAB 107, Share Based Payment. The risk-free rate for periods within the expected life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

	For the Year Ended December 31, 2006	For the Six Months Ended June 30, 2007
Weighted-average volatility	47.52%	44.65%
Dividend yield	0%	0%
Expected years until exercise	6.25	6.25
Risk-free interest rate	4.53%	4.70%

On June 30, 2007, our 2006 Plan was amended to provide that all options granted under it would immediately and fully vest upon the completion of our initial public offering. The acceleration of stock options and recording of the associated compensation expense will be reflected in our statement of operations for the fiscal quarter in which the offering becomes effective. The acceleration of such options, and remeasurement of our compensation expense, will be reflected in our statement of operations for the fiscal quarter in which this offering becomes effective.

Management’s discussion and analysis of financial condition and results of operations

Under our 2006 Plan, common stock options were granted at the following dates and fair values:

Date of Grant	Number of Shares	Exercise Price Per Share	Fair value Per Share(1)
December 6, 2006	2,792,500	$1.00	$1.00
January 8, 2007	3,765,000	$1.00	$1.00
March 13, 2007	25,000	$1.00	$1.00
March 19, 2007	40,000	$1.00	$1.00
March 22, 2007	50,000	$1.00	$1.00
March 30, 2007	25,000	$1.00	$1.00
April 1, 2007	200,000	$1.00	$1.00
April 10, 2007	25,000	$1.00	$1.00
May 21, 2007	470,000	$1.00	$1.00
June 30, 2007	1,563,500	$1.30	$1.30

There were no awards granted prior to December 6, 2006.

We believe that our management possessed the valuation experience necessary to estimate the fair value of our common stock at the grant date of our option awards and that we performed a reasonable estimate of the fair value of each grant contemporaneous with its grant. We considered certain arm’s length transactional information with unrelated parties to determine the fair value of the majority of the grants at or near the grant date, including the per share price paid by these parties. For additional information about the significant factors, assumptions, and methodologies used in determining fair value of our capital stock, see “—Valuation of capital stock.” We believe that the exercise price of each option grant was equal to its fair value at the date of grant.

Valuation of capital stock

Significant Factors, Assumptions and Methodologies Used in Determining the Fair Value of our Capital Stock

Members of our management possessing the requisite valuation experience estimated the fair value of our capital stock contemporaneously with each stock option grant. We did not obtain valuations prepared by an unrelated valuation specialist at the time of each stock option grant because we believed our management possessed the requisite valuation expertise to prepare a reasonable estimate of the fair value of the stock option grants at the time of each grant since our inception. When determining the fair value of our common stock, we follow the guidance prescribed by the American Institute of Certified Public Accountants in its practice aid, “Valuation of Privately-Held-Company Equity Securities Issued as Compensation,” which we refer to as the Practice Aid.

According to paragraph 11 of the Practice Aid, quoted market prices in active markets are the best evidence of fair value of a security and should be used as the basis for the measurement of fair value, if available. Since quoted market prices for our securities are not available, the estimate of fair value was based on the best information available at the time of the valuation. For the majority of the options, prices for stock sold to outside third parties at or near the grant dates were used as the basis of the fair market valuation. We used a market approach to determine the fair market value of the stock sold to outside third parties based on a fair market multiple of EBITDA using quoted market values and EBITDA of six competitors whose shares are publicly traded. We assumed a 10% discount in relation to the size and liquidity, which was supported by information obtained from market sources. This valuation was used as support in the negotiations with the third party investors. The Practice Aid provides that,

Management’s discussion and analysis of financial condition and results of operations when privately held enterprises or shareholders engage in arm’s length cash transactions with unrelated third parties for the issuance or sale of their equity securities, the cash exchanged in such a transaction may, under certain conditions, serve the same purpose as a quoted market price. Those conditions are (a) the equity securities in the transaction are the same securities as those with which the fair value determination is being made and (b) the transaction is a current transaction between willing parties. To the extent that arm’s length cash transactions occurred, we utilized those transactions to determine the fair value of our common stock. Sales of common stock to outside third parties occurred on the following dates:

Date	Price Per Share
January 8, 2007	$1.00
June 30, 2007	$1.30

RESULTS OF OPERATIONS

SUCCESSOR

Six months ended June 30, 2007

Net revenue

	Six months ended June 30, 2007
	Amount	% of Total
	(in thousands)
Net revenue:
Home infusion	$59,950	67.3%
Home nursing	29,095	32.7%

Total	$89,045	100.0%

Our net revenue was $89.0 million for the six months ended June 30, 2007. Our home infusion net revenue totaled $60.0 million, or 67.3% of our net revenue for the period. Net revenue in our home infusion segment for the six months ended June 30, 2007 benefited from our acquisitions of Deaconess in January 2007, Infusion Solutions in March 2007 and Applied in June 2007. During this period, we increased the number of home infusion payors we service from 48 to 298 and increased the number of active patients from 8,115 to 12,090. During this period, our operations grew from 10 locations in four states to 30 locations in 14 states.

Our home nursing net revenue totaled $29.1 million, or 32.7% of our net revenue for the period. Net revenue in our home nursing segment during this period is solely attributable to our acquisition of Deaconess in January 2007. During the six months ended June 30, 2007, our home nursing segment provided over 345,566 nursing and therapy visits and 416,081 private duty nursing hours to patients in the home. As of June 30, 2007, we had 3,067 active nursing patients in three states.

We expect our net revenue to continue to grow through organic growth of our existing operations and through additional acquisitions.

Cost of goods and cost of services

Cost of goods for our home infusion segment was $24.5 million for the six months ended June 30, 2007, or 40.9% of our home infusion segment net revenue. Cost of goods relates solely to our home infusion segment and consisted primarily of the cost of pharmaceuticals, supplies and equipment. As noted above, our net revenue benefited during the period from the acquisitions of Deaconess, Infusion Solutions and

Management’s discussion and analysis of financial condition and results of operations

Applied. This resulted in a corresponding increase in the cost of goods and services provided during the period. As of June 30, 2007, we employed 758 employees and operated 30 home infusion locations in our home infusion segment.

Cost of services for our home infusion segment consisted primarily of direct patient care salaries, payroll taxes, employee benefits and contract labor, which totaled $6.3 million and accounted for 10.5% of net revenue in this segment during this period. This growth was the result of organic growth as well as our acquisition of Deaconess, Infusion Solutions and Applied during this period.

Cost of services for our home nursing segment consisted primarily of direct patient care salaries, payroll taxes, employee benefits and contract labor, which totaled $13.5 million and accounted for 46.4% of net revenue in this segment during this period. As of June 30, 2007, we operated 32 home nursing locations in our home nursing segment. As noted above, we acquired all of the business in our home nursing segment through the Deaconess acquisition.

We expect cost of services in each of our segments to increase in absolute dollar amounts as we grow our business organically. We will also continue to assess additional acquisitions, which will result in incremental revenues and cost of goods and cost of services. We anticipate certain reductions in cost of goods and services rendered through the leveraging of our existing and future contracts and employee base. However, such leverage opportunities are limited due to the limited sensitivity in the primary components of the cost of our goods and services, pharmaceutical products, pharmacy labor and nursing labor. One of our goals is to continue to pursue leverage opportunities where possible.

Selling, distribution and administrative expense

Selling, distribution and administrative expense for the six months ended June 30, 2007 was $34.1 million, or 38.3% of net revenue. Selling, distribution and administrative expense consists primarily of $20.3 million of salaries, payroll taxes and benefits, $2.1 million of provision for bad debt and $2.0 million of employee travel, which accounted for 22.8%, 2.4% and 2.2%, respectively, of net revenue during this period.

Our selling, distribution and administrative costs increased as a result of the acquisitions of Deaconess, Infusion Solutions and Applied. We anticipate that selling, distribution and administrative costs in terms of absolute dollars will increase in future periods as the result of additional acquisitions, as well as from costs associated with being a public company. However, we anticipate our selling, distribution and administrative expense will decrease as a percentage of net revenues in future periods as we are able to achieve greater leverage from our existing platform.

Depreciation and amortization

Depreciation and amortization expense for the six months ended June 30, 2007 was $1.7 million, or 1.9% of net revenue. Depreciation expense for this period related to property and equipment totaled $1.6 million, and amortization of capital lease assets totaled $0.1 million.

Interest expense

Interest expense for the six months ended June 30, 2007 was $7.2 million, or 8.1% of net revenue. Interest expense reflects primarily the cost of our borrowings under our First Lien Facility and our Second Lien Term Loan during the period. The effective rate of these borrowings for the six months ended June 30, 2007 was 10.04%. Our indebtedness increased due to our borrowings for the acquisitions of Deaconess and Infusion Solutions. We financed approximately 69% of the cash purchase price payable at closing for the Deaconess and Infusion Solutions acquisitions, while we financed approximately 54% of the cash purchase price payable at closing for the New England Home Therapies and Specialty Pharma acquisitions.

Management’s discussion and analysis of financial condition and results of operations

Other income

Other income for the six months ended June 30, 2007 was $0.8 million, or less than 0.1% of net revenue.

Provision for income taxes

Provision for income taxes for the six months ended June 30, 2007 was $1.1 million, or 1.2% of net revenue. This represents an effective tax rate of 46.4% and includes federal and state income tax provisions. Our effective tax rate is based on expected income, statutory tax rates and tax planning opportunities available to us in the various jurisdictions in which we operate.

Four months ended December 31, 2006

Net revenue

Our net revenue was $16.9 million for the four months ended December 31, 2006. The net revenue related to one business segment, home infusion, as we did not have any home nursing revenue during the period.

Cost of goods and cost of services

Cost of goods was $7.5 million for the four months ended December 31, 2006, or 44.2% of net revenue. Cost of services was $1.7 million for the four months ended December 31, 2006, or 9.9% of net revenue. Cost of services consisted primarily of direct patient care salaries, payroll taxes and benefits.

Selling, distribution and administrative expenses

Selling, distribution and administrative expenses for the four months ended December 31, 2006 was $6.1 million, or 36.2% of net revenue. Selling, distribution and administrative expenses included $3.8 million of salaries, payroll taxes and benefits, $0.6 million of bad debt expense and $1.7 million of other selling, distribution and administrative expenses.

Depreciation and amortization

Depreciation and amortization expense for the four months ended December 31, 2006 was $0.4 million, or 2.5% of net revenue. Depreciation and amortization expense included $0.1 million of amortization expense related to capital lease assets.

Interest expense

Interest expense for the four months ended December 31, 2006 was $0.8 million, or 4.5% of net revenue. At December 31, 2006, we had $24.9 million outstanding on a term loan facility, $0.5 million of draws on a revolving credit facility and $0.7 million of capital lease obligations. Our effective interest rate on our First Lien Facility, after considering the amortization of debt issuance costs, was approximately 9.76% for the four months ended December 31, 2006.

Provision for income taxes

Provision for income taxes for the four months ended December 31, 2006 was $0.2 million, or 1.1% of net revenue. The provision for income taxes was based on the pre-tax affect of the items noted above and represents an effective tax rate of 38.4% and includes federal and state income tax provisions.

Management’s discussion and analysis of financial condition and results of operations

NEW ENGLAND HOME THERAPIES

Six months ended June 30, 2006

Net revenue

Net revenue for New England Home Therapies was $9.9 million for the six months ended June 30, 2006. New England Home Therapies had infusion therapy as its only business segment for the period ended June 30, 2007.

Cost of goods and cost of services

Cost of goods was $2.9 million for the six months ended June 30, 2006, or 29.6% of net revenue, as compared to cost of goods for the year ended December 31, 2005 of 31.0% of net revenue. The decrease in cost of goods between the periods relates to a slight change in the product mix towards products with higher gross margins.

Cost of services was $1.3 million for the six months ended June 30, 2006 or 13.5% of net revenue, as compared to 12.2% of net revenues for the year ended December 31, 2005. The increase as a percentage of net revenues is the result of the increase in labor costs as well as increases in employee benefits.

Selling, distribution and administrative expense

Selling, distribution and administrative expense for the six months ended June 30, 2006 was $4.4 million, or 44.6% of net revenue. Selling, distribution and administrative expense included $2.8 million of salaries, payroll taxes and benefits, $0.4 million of bad debt provision and $1.2 million of other selling, distribution and administrative expenses. Selling, distribution and administrative expense for the year ended December 31, 2005 represented 44.8% of net revenues. We achieved a slight improvement in our leverage of selling, distribution and administrative expenses during the period.

Depreciation and amortization

Depreciation and amortization expense for the six months ended June 30, 2006 was $0.5 million, or 5.0% of net revenue and is primarily attributable to depreciation expense. This compares to depreciation and amortization expense of 4.7% of net revenues for the year ended December 31, 2005. The slight increase in depreciation expense as a percentage of net revenues resulted from increased investment in medical equipment and vehicles and changes in estimated useful lives of certain rental equipment fixed assets.

Interest expense

Interest expense for the six months ended June 30, 2006 was $0.1 million, or 1.1% of net revenue, as compared to interest expense of 1.1% of net revenue for the year ended December 31, 2005. As of June 30, 2006, New England Home Therapies had total notes payable and capital lease obligations of $2.4 million.

Other income

Other income for the six months ended June 30, 2006 was $0.2 million, or 1.7% of net revenue. Other income consists primarily of a discount received for a prepayment of notes payable. The note payable was refinanced by New England Home Therapies through a note payable to bank.

Management’s discussion and analysis of financial condition and results of operations

Provision for income taxes

New England Home Therapies did not have any provision for income taxes for the six months ended June 30, 2006. New England Home Therapies was a Subchapter S corporation for federal income tax reporting purposes prior to our acquisition of it. Accordingly, items of income and expense were passed through and taxed by the individual shareholders. The provision for income taxes for the six months ended June 30, 2006 represents state income taxes related to the pre-tax items noted above.

Eight months ended August 31, 2006

Net revenue

Net revenue for New England Home Therapies was $13.2 million for the eight months ended August 31, 2006.

Cost of goods and cost of services

Cost of goods was $3.9 million for the eight months ended August 31, 2006, or 29.8% of net revenue, as compared to 31.0% of net revenue for the year ended December 31, 2005. The decrease in cost of goods between the periods relates to a slight change in the product mix towards products with higher gross margins.

Cost of services was $1.8 million for the eight months ended August 31, 2006, or 13.4% of net revenue, as compared to 12.2% of net revenue for the year ended December 31, 2005. The increase as a percentage of net revenues is the result of the increase in labor costs as well as increases in employee benefits.

Selling, distribution and administrative expenses

Selling, distribution and administrative expenses for the eight months ended August 31, 2006 was $6.2 million, or 46.8% of net revenue. Selling, distribution and administrative expenses include $3.8 million of salaries, payroll taxes and benefits, $0.6 million of bad debt expense, $0.5 million of legal, insurance and severance costs related to the change of ownership of New England Home Therapies and $1.3 million of other expenditures. Selling, distribution and administrative expenses for the year ended December 31, 2005 totaled 44.8% of net revenue. The increase in selling, general and administrative expenses during the period resulted from certain transactional costs related to our acquisition of New England Home Therapies.

Depreciation and amortization

Depreciation and amortization expense for the eight months ended August 31, 2006 was $0.7 million, or 5.2% of net revenue, as compared to 4.7% of net revenue for the year ended December 31, 2005. Depreciation and amortization includes $0.1 million of amortization of capital lease assets. The increase resulted from a change in estimated useful lives of certain rental equipment fixed assets and additions of medical equipment and vehicles.

Interest expense

Interest expense for the eight months ended August 31, 2006 was $0.2 million, or 1.2% of total net revenue, as compared to interest expense representing 1.1% of net revenue for the year ended December 31, 2005. As of August 31, 2006, New England Home Therapies had notes payable and term loans totaling $1.4 million, borrowings under a revolving credit facility of $1.2 million and capital lease obligations of $0.6 million.

Management’s discussion and analysis of financial condition and results of operations

Year ended December 31, 2005 compared to the year ended December 31, 2004

Net revenue

	Year Ended December 31,		Increase/ (Decrease)	% Change
	2004	2005
	(in thousands, except percentages)
Net revenue	$15,374	$17,266	$1,892	12.3%

Net revenue was $17.3 million for the year ended December 31, 2005 compared to $15.4 million for the same period in 2004, an increase of $1.9 million, or 12.3%. This increase was primarily the result of an $0.8 million increase in enteral therapy, a $0.4 million increase in antibiotics therapy and a $1.0 million increase in respiratory therapy equipment sales and rentals.

Cost of goods

	Year Ended December 31,		Increase/ (Decrease)	% Change
	2004	2005
	(in thousands, except percentages)
Cost of goods	$5,142	$5,349	$207	4.0%
Percentage of net revenue	33.4%	31.0%

Cost of goods was $5.3 million, or 31.0% of net revenue, for the year ended December 31, 2005 compared to $5.1 million, or 33.4% of net revenue, for the same period in 2004, an increase of $0.2 million, or 4.0%. Cost of goods as a percentage of net revenue decreased due to a shift in the product mix to higher margin products.

Cost of services

	Year Ended December 31,		Increase/ (Decrease)	% Change
	2004	2005
	(in thousands, except percentages)
Cost of services	$1,938	$2,114	$176	9.1%
Percentage of net revenue	12.6%	12.2%

Cost of services was $2.1 million, or 12.2% of net revenue, for the year ended December 31, 2005 compared to $1.9 million, or 12.6% of net revenue, for the same period in 2004, an increase of $0.2 million, or 9.1%. Cost of services consisted of direct patient care salaries, payroll taxes and benefits. The overall increase in cost of services was attributable to the corresponding 12.3% increase in net revenues for the period.

Selling, distribution and administrative expense

	Year Ended December 31,		Increase/ (Decrease)	% Change
	2004	2005
	(in thousands, except percentages)
Selling, distribution and administrative expenses	$7,070	$7,732	$662	9.4%
Percentage of net revenue	46.0%	44.8%

Selling, distribution and administrative expense was $7.7 million, or 44.8% of net revenue, for the year ended December 31, 2005 compared to $7.1 million, or 46.0% of net revenue, for the same period in 2004, an increase of $0.7 million, or 9.4%. This increase in absolute dollars can be attributed primarily

Management’s discussion and analysis of financial condition and results of operations to a $0.5 million increase in personnel costs that resulted from increased staffing levels. Selling, distribution and administrative expenses as a percentage of net revenue decreased from 46.0% to 44.8% due to increased leverage of fixed selling, distribution and administrative expenses. Selling, distribution and administrative expenses at December 31, 2005 included $5.0 million of personnel costs, $0.3 million of delivery expenses, $0.2 million of outside services, $0.7 million of occupancy costs, $0.8 million of provision for bad debt expense and $0.7 million of general and administrative expenses.

Depreciation and amortization

	Year Ended December 31,		Increase/ (Decrease)	% Change
	2004	2005
	(in thousands, except percentages)
Depreciation and amortization	$684	$807	$123	17.9%
Percentage of net revenue	4.5%	4.7%

Depreciation and amortization expense was $0.8 million, or 4.7% of net revenue, for the year ended December 31, 2005 compared to $0.7 million, or 4.5% of net revenue, for the same period in 2004, an increase of $0.1 million, or 17.9%. This increase can be attributed capital spending primarily related to medical equipment. Medical equipment fixed assets increased by $0.9 million from December 31, 2004 to December 31, 2005.

(Gain) loss related to reorganization

	Year Ended December 31,		Increase/ (Decrease)	% Change
	2004	2005
	(in thousands, except percentages)
(Gain) loss related to reorganization	$(9,144)	$56	$(9,088)	99.4%
Percentage of net revenue	59.5%	0.3%

Loss related to reorganization, was $0.1 million, or 0.3% of net revenue, for the year ended December 31, 2005 compared to a gain of $9.1 million, or 59.5% of net revenue, for the same period in 2004, a decrease of $9.1 million. This change relates primarily to a non-recurring $9.1 million reorganization gain related to the restructuring of New England Home Therapies’ debt through its bankruptcy reorganization that was recognized in fiscal 2004.

Interest expense

	Year Ended December 31,		Increase/ (Decrease)	% Change
	2004	2005
	(in thousands, except percentages)
Interest expense	$120	$190	$70	58.4%
Percentage of net revenue	0.8%	1.1%

Interest expense was $0.2 million, or 1.1% of net revenue, for the year ended December 31, 2005 compared to $0.1 million, or 0.8% of net revenue, for the same period in 2004, an increase of $0.1 million, or 58.4%. This increase is attributable to the fact that interest on New England Home Therapies’ debt for the first four months of 2004 was forgiven, as New England Home Therapies was in bankruptcy reorganization during that period.

Management’s discussion and analysis of financial condition and results of operations

SPECIALTY PHARMA

Six months ended June 30, 2006

Net revenue

Net revenue for Specialty Pharma was $15.6 million for the six months ended June 30, 2006. Specialty Pharma only operated in the infusion segment during this period.

Cost of goods and cost of services

Cost of goods was $8.8 million for the six months ended June 30, 2006, or 56.6% of net revenue, as compared to 51.8% for the year ended December 31, 2005. The increase in cost of goods as a percentage of net revenue relates to an increase in specialty products, which have a lower gross margin. Cost of services was $1.2 million for the six months ended June 30, 2006, or 7.8% of net revenue, as compared to 7.5% of net revenue for the year ended December 31, 2005. The increase relates to a small increase in the cost of labor and the cost of employee benefits.

Selling, distribution and administrative expenses

Selling, distribution and administrative expenses for the six months ended June 30, 2006 was $4.9 million, or 31.2% of net revenue, as compared to 35.0% for the year ended December 31, 2005. The decrease in selling, distribution and administrative expenses as a percentage of net revenue resulted in increased leverage of Specialty Pharma’s fixed overhead costs. Selling, distribution and administration expense includes $2.8 million of salaries, payroll taxes and benefits, $0.5 million of bad debt and $1.6 million of other expenses.

Depreciation and amortization

Depreciation and amortization expense for the six months ended June 30, 2006 was $1.3 million, or 8.5% of net revenue, as compared to 3.8% for the year ended December 31, 2005. The increase relates to a change in the estimated useful lives of certain rental medical equipment as a result of a change in payor reimbursement policies.

Interest expense

Interest expense for the six months ended June 30, 2006 was $0.2 million, or 1.4% of net revenue, as compared to 1.3% for the year ended December 31, 2005. At June 30, 2006, Specialty Pharma had $4.1 million of notes payable and capital lease obligations.

Benefit for income taxes

Benefit for income taxes for the six months ended June 30, 2006 was $0.3 million, or 1.9% of net revenue. The benefit for income taxes represents the tax effect of the items noted above. This represents an effective tax rate of 35.5% of pre-tax income.

Eight months ended August 31, 2006

Net revenue

Net revenue for Specialty Pharma was $19.7 million for the eight months ended August 31, 2006.

Management’s discussion and analysis of financial condition and results of operations

Cost of goods and cost of services

Cost of goods was $10.8 million for the eight months ended August 31, 2006, or 54.7% of net revenue, as compared to 51.8% for the year ended December 31, 2005. The increase in cost of goods as a percentage of net revenue relates to an increase in specialty products, which have a lower gross margin. Cost of services was $1.6 million for the eight months ended August 31, 2006, or 8.2% of net revenue, as compared to 7.5% for the year ended December 31, 2005. The increase relates to a small increase in the cost of labor and the cost of employee benefits.

Selling, distribution and administrative expense

Selling, distribution and administrative expenses for the eight months ended August 31, 2006 was $6.7 million, or 34.0% of net revenue, as compared to 35.0% for the year ended December 31, 2005. Selling, distribution and administrative expenses included $3.6 million of salaries, payroll taxes and benefits, $0.7 million of bad debt, $0.3 million of legal and accounting, $0.3 million of commercial, property and directors and officers liability insurance and $1.8 million in other selling, distribution and administrative expenditures.

Depreciation and amortization

Depreciation and amortization expense for the eight months ended August 31, 2006 was $1.6 million, or 8.0% of net revenue, as compared to 3.8% of net revenue for the year ended December 31, 2005. The increase relates to the change in estimated useful lives of certain rental equipment fixed assets. Depreciation and amortization includes $0.2 million of amortization of capital lease assets.

Interest expense

Interest expense for the eight months ended August 31, 2006 was $0.3 million, or 1.3% of net revenue, as compared to 1.3% of net revenue for the year ended December 31, 2005. Interest expense for the period was relatively flat and relates to term loans and other notes payable, which totaled $1.4 million at August 31, 2006, borrowings under a revolving credit facility, which totaled $1.3 million at August 31, 2006, and $0.5 million in capital lease obligations at August 31, 2006.

Benefit from income taxes

Benefit from income taxes for the eight months ended August 31, 2006 was $0.4 million, or 2.0% of net revenue. The benefit stems from the tax effect of the items noted above and represents an effective tax rate of 35.6%.

Year ended December 31, 2005 compared to the year ended December 31, 2004

Net revenue

	Year Ended December 31,		Increase/ (Decrease)	% Change
	2004	2005
	(in thousands, except percentages)
Net revenue	$26,575	$29,287	$2,712	10.2%

Net revenue was $29.3 million for the year ended December 31, 2005 compared to $26.6 million for the same period in 2004, an increase of $2.7 million, or 10.2%. This increase resulted primarily from a $0.6 million increase in the sales of traditional infusion products, a $1.1 million increase in the sales of enteral products and a $1.0 million increase in the sales of Hepatitis C products.

Management’s discussion and analysis of financial condition and results of operations

Cost of goods

	Year Ended December 31,		Increase/ (Decrease)	% Change
	2004	2005
	(in thousands, except percentages)
Cost of goods	$13,267	$15,170	$1,903	14.3%
Percentage of net revenue	49.9%	51.8%

Cost of goods was $15.2 million, or 51.8% of net revenue, for the year ended December 31, 2005 compared to $13.3 million, or 49.9% of net revenue, for the same period in 2004, an increase of $1.9 million, or 14.3%. This increase can be attributed to the increase in product sales as noted above. Cost of goods as a percentage of net revenue increased due to a change in product mix to products with lower gross margins.

Cost of services

	Year Ended December 31,		Increase/ (Decrease)	% Change
	2004	2005
	(in thousands, except percentages)
Cost of services	$2,145	$2,183	$38	1.8%
Percentage of net revenue	8.1%	7.5%

Cost of services was $2.2 million, or 7.5% of net revenue, for the year ended December 31, 2005 compared to $2.1 million, or 8.1% of net revenue, for the same period in 2004, an increase of less than $0.1 million, or 1.8%. The decrease in cost of services as a percentage of net revenue resulted from a shift in the product mix to specialty drugs, which have a lower labor component, and increased leverage of certain fixed labor costs.

Selling, distribution and administrative expense

	Year Ended December 31,		Increase/ (Decrease)	% Change
	2004	2005
	(in thousands, except percentages)
Selling, distribution and administrative expense	$8,809	$10,243	$1,434	16.3%
Percentage of net revenue	33.1%	35.0%

Selling, distribution and administrative expense was $10.2 million, or 35.0% of net revenue, for the year ended December 31, 2005 compared to $8.8 million, or 33.1% of net revenue, for the same period in 2004, an increase of $1.4 million, or 16.3%. This increase in absolute dollars is primarily the result of a $1.0 million increase in bad debt provision that related to Specialty Pharma’s conversion to a new billing and accounts receivable system. The increase in bad debt provision also contributed to the increase in selling, distribution and administrative expenses as a percentage of net revenue. Selling, distribution and administrative expense in 2005 included $5.6 million of salaries, payroll taxes and benefits, $2.1 million in bad debt and $2.5 million in other cost of goods expenditures.

Depreciation and amortization

	Year Ended December 31,		Increase/ (Decrease)	% Change
	2004	2005
	(in thousands, except percentages)
Depreciation and amortization	$1,264	$1,108	$(156)	(12.3)%
Percentage of net revenue	4.8%	3.8%

Management’s discussion and analysis of financial condition and results of operations

Depreciation and amortization expense was $1.1 million, or 3.8% of net revenue, for the year ended December 31, 2005 compared to $1.3 million, or 4.8% of net revenue, for the same period in 2004, a decrease of $0.2 million, or 12.3%. Depreciation and amortization expense was relatively flat in absolute dollars for the year ended December 31, 2005 as compared to the year ended December 31, 2004.

Interest expense

	Year Ended December 31,		Increase/ (Decrease)	% Change
	2004	2005
	(in thousands, except percentages)
Interest expense	$332	$391	$59	17.8%
Percentage of net revenue	1.2%	1.3%

Interest expense was $0.4 million, or 1.2% of net revenue, for the year ended December 31, 2005 compared to $0.3 million, or 1.3% of net revenue, for the same period in 2004, an increase of $0.1 million, or 17.8%. This increase relates to an increase in the average borrowings of Specialty Pharma from 2004 to 2005.

Provision for income taxes

	Year Ended December 31,		Increase/ (Decrease)	% Change
	2004	2005
	(in thousands, except percentages)
Provision for income taxes	$315	$44	$(271)	(86.0)%
Percentage of net revenue	1.2%	0.2%

Provision for income taxes was less than $0.1 million, or 0.2% of net revenue, for the year ended December 31, 2005 compared to $0.3 million, or 1.2% of net revenue, for the same period in 2004, a decrease of $0.3 million, or 86.0%. This decrease can be attributed to the decrease in operating income as noted above. Provision for income taxes as a percentage of net revenue decreased due to the decrease in Specialty Pharma’s operating income during the period.

SEASONALITY

Although our results of operations are not affected to a material extent by seasonal variations in demand for our products or services, a small number of our products, however, are subject to fluctuations in demand due to seasonality. For example, Respiratory Synctial Virus, or “RSV,” treatments are of a seasonal nature because RSV season lasts from approximately October through April each year. As a result, our net revenues from Synagis are higher during the first and fourth quarters of each year than during the second and third quarters of each year. Net revenue from Synagis accounted for approximately 3.2% of our pro forma net revenue for the year ended December 31, 2006.

INFLATION

We are impacted by rising costs for certain inflation-sensitive operating expenses such as vehicle fuel, labor and employee benefits. We believe that inflation will not have a material effect on our business but may have an impact on our future financial results.

Management’s discussion and analysis of financial condition and results of operations

LIQUIDITY AND CAPITAL RESOURCES

General

We have financed our operations primarily through cash provided by operating activities, private sales of shares of our common stock and borrowings under our credit facilities. These sources of financing have been our principal sources of liquidity to date. We intend to use a portion of our proceeds from this offering to repay a portion of our existing indebtedness and to use our remaining proceeds for working capital and general corporate purposes, including for possible acquisitions.

We believe that our existing cash on hand, cash generated from operating activities and available borrowings under our First Lien Facility will be sufficient to satisfy our currently anticipated cash requirements at least through the next 12 months. If we make any significant acquisitions in the future, we may be required to obtain additional debt or equity financing. See “Risk factors—Risks Related to Our Business—We may need additional capital to finance our growth and capital requirements, which could prevent us from fully pursuing our growth strategy.”

Critical Homecare Solutions Holdings, Inc. is a holding company with no material business operations. Our most significant asset is the capital stock of our subsidiary Critical Homecare Solutions, Inc., which is itself a holding company. We conduct virtually all of our business operations through the direct and indirect subsidiaries of Critical Homecare Solutions, Inc. Accordingly, our only material sources of cash are dividends or other distributions or payments that are derived from earnings and cash flow generated by these subsidiaries. These subsidiaries might not generate sufficient earnings and cash flow for Critical Homecare Solutions, Inc. to pay dividends or distributions to us or otherwise make payments to us in the future. In addition, our credit facilities restrict the ability of Critical Homecare Solutions, Inc. to make dividends or other distributions to us. Critical Homecare Solutions, Inc. is dependent on its subsidiaries to generate sufficient funds to service its substantial indebtedness, which is secured by substantially all of our assets, including the common stock of Critical Homecare Solutions, Inc.’s subsidiaries. See “Risk factors—Risks Related to Our Business—We are a holding company whose material asset is the capital stock of Critical Homecare Solutions, Inc., our only material source of cash. We may not have sufficient cash to meet our obligations if the subsidiaries of Critical Homecare Solutions, Inc. are not able to generate sufficient earnings or cash flow for Critical Homecare Solutions, Inc. to pay dividends to us or if it is prohibited by its debt agreements from paying dividends to us.”

On November 15, 2002, New England Home Therapies filed a petition for bankruptcy as a result of the default of its accounts receivable financier on New England Home Therapies’ accounts receivable financing agreement. We believe the bankruptcy was directly attributable to the default of the financier and do not believe it to be indicative of structural profitability issues of the business. New England Home Therapies exited from bankruptcy on February 18, 2004 upon approval of a plan of reorganization. In connection with its emergence from bankruptcy, New England Home Therapies recognized a gain on reorganization, net of reorganization expense, of $9.1 million during the year ended December 31, 2004.

Cash flows

The table below presents our cash flow information for the four months ended December 31, 2006 and the six months ended June 30, 2007.

	Six months ended June 30, 2007	Period from September 1, 2006 to December 31, 2006
	(in thousands)
Cash provided by operating activities	$544	$486
Cash used in investing activities	(168,266)	(49,304)
Cash provided by financing activities	172,426	49,665

Management’s discussion and analysis of financial condition and results of operations

Cash flows for the six months ended June 30, 2007

Net cash provided by operating activities primarily reflects our net income during the period, which provided cash of $6.9 million, while an increase in accounts receivable used cash of $4.9 million and increases in deposits used cash of $1.5 million. The increase in deposits relates to a $1.3 million prepayment made to our drug wholesaler in order to receive more favorable pricing. The prepayment terms are based on a 15-day pre-pay, which is recomputed each quarter. Net cash provided by operating activities was $0.5 million for the six months ended June 30, 2007.

The increase in accounts receivable related to the overall growth of our net revenues as well as certain delayed billings for New England Home Therapies in the second quarter of 2007. New England Home Therapies converted to our platform accounts receivable and billing system effective April 1, 2007. The conversion resulted in certain delays in the billings of the division, which resulted in a $1.5 million increase in accounts receivable for the division in the three months ended June 30, 2007. Management anticipates collections for the division will return to a normalized level by the end of the third quarter of 2007, with increased collections in the fourth quarter of 2007 related to the second quarter billing delays. While billing system conversions increase the risk of bad debt due to timely filing limitations, management believes that adequate allowance for bad debt has been provided and that the accelerated billing and collection plan for the remainder of fiscal 2007 will return collections to a normalized basis.

We also experienced an increase in the accounts receivable of our private duty nursing business from $4.1 million at January 1, 2007 to $6.6 million at June 30, 2007. The increase relates to an increase in patient volume and related net revenues, with net revenues increasing from $1.5 million in January 2007 to $2.0 million in June 2007. Days sales outstanding for private duty nursing has increased from 93 days to 108 days from January 2007 to June 2007 as the result in delays in collections from TennCare. We have met with officials representing TennCare’s third party administrators and are pursuing collection of the older TennCare receivables. Management believes that adequate allowances for doubtful accounts for private duty nursing have been provided as of June 30, 2007.

Cash used in investing activities primarily consists of $160.5 million in payments for business acquired, net of cash, $6.1 million due to sellers, $0.1 million of cash paid for pre-acquisition costs and $1.6 million of capital expenditures. Cash used in investing activities was $168.3 million for the six months ended June 30, 2007.

Cash provided by financing activities primarily consists of proceeds from $135.5 million of long-term debt, $28.2 million in principal payments on debt and capital lease obligations and credit arrangements, $2.8 million of cash paid for deferred financing fees and $67.9 million of proceeds from the issuance of common shares. Cash provided by financing activities was $172.4 million for the six months ended June 30, 2007.

Cash flows for the four months ended December 31, 2006

Net cash provided by operating activities primarily reflects our net income during the period, which provided cash of $1.5 million, while an increase in accounts receivable used cash of $1.6 million, increases in inventories used cash of $0.3 million, increases in accounts payable and accrued expenses provided cash of $0.8 million and decreases in other current assets provided cash of $0.1 million. The increase in accounts receivable and inventory relate primarily to increased net revenues attributable to organic growth and the start of the Synagis season as noted above in “—Seasonality.” The growth in accounts receivable and inventory was financed through operating cash flows as well as an increase in vendor payables. Net cash provided by operating activities was $0.5 million for the four months ended December 31, 2006.

Management’s discussion and analysis of financial condition and results of operations

Cash used in investing activities primarily consists of $48.1 million in payments for business acquired, net of cash, $0.2 million of cash paid for pre-acquisition costs for pending acquisitions and $1.0 million of capital expenditures. Cash used in investing activities was $49.3 million for the four months ended December 31, 2006.

Cash provided by financing activities primarily consists of proceeds from $25.7 million of long-term debt and credit arrangements and $25.2 million from the issuance of common shares. Cash used by financing activities includes $0.9 million of deferred financing fees and $0.3 million in principal payments on debt and capital lease obligations. Cash provided by financing activities was $49.7 million for the four months ended December 31, 2006.

Capital expenditures

We made capital expenditures of $1.6 million in the six months ended June 30, 2007 and $1.0 million in the four months ended December 31, 2006. Specialty Pharma and New England Home Therapies made capital expenditures of $0.6 million and $0.6 million, respectively, in the eight months ended August 31, 2006. In the year ended December 31, 2005, Specialty Pharma and New England Home Therapies made capital expenditures of $0.3 million and $0.9 million, respectively. Capital expenditures in 2006 and 2005 related primarily to purchases of medical equipment and vehicles.

In the absence of future significant acquisitions, we expect to incur approximately $3.6 million of capital expenditures in 2007, of which we had incurred approximately $1.6 million as of June 30, 2007. We expect to incur approximately $4.0 million of non-acquisition related capital expenditures in 2008. We expect capital expenditures in 2007 and 2008 will be primarily to purchase medical equipment, computer equipment and software and vehicles.

Contingent purchase price

We may be required to pay up to $1.5 million of additional consideration to the former owners of New England Home Therapies under an earn out provision of the New England Home Therapies acquisition agreement. Our payment obligation, if any, is based on certain specified revenue targets contained in the acquisition agreement. The amount of potential obligation under this earn out provision has not been determined but will be measured as of September 30, 2007.

We may be required to pay up to $1.4 million of additional consideration to the former owners of Applied under an earn out provision of the Applied acquisition agreement. Our payment obligation, if any, is based on certain specified gross profit targets with regard to two existing patients of Applied. The amount of potential obligation under this earn out provision has not been determined.

We may be required to pay up to $0.9 million of additional consideration to the former owners of East Goshen Pharmacy under an earn out provision of the East Goshen Pharmacy acquisition agreement. Our payment obligation, if any, is based on certain specified EBITDA targets contained in the acquisition agreement. The amount of potential obligation under this earn out provision has not been determined.

CREDIT FACILITIES

In September 2006, our subsidiary, Critical Homecare Solutions, Inc. entered into the First Lien Facility, which provided $32.5 million of total available financing to fund acquisitions and our general working capital requirements. This facility included a secured $25.0 million term loan facility and a secured $7.5 million revolving credit facility. The revolving credit facility included standby letters of credit, in an

Management’s discussion and analysis of financial condition and results of operations aggregate face amount at any time not in excess of $1.0 million. We guaranteed all of Critical Homecare Solutions, Inc.’s obligations under the First Lien Facility. In connection with the acquisition of Deaconess in January 2007, we amended the terms of the First Lien Facility and entered into the Second Lien Term Loan. In July 2007, we amended the First Lien Facility to increase the First Lien Facility term loan from $100.0 million to $116.0 million to finance the acquisitions of Infusion Partners of Brunswick, Infusion Partners of Melbourne and East Goshen Pharmacy.

The First Lien Facility currently provides for a $20.0 million revolving credit facility and a $116.0 million term loan facility. The revolving credit facility of the First Lien Facility includes a facility for up to $4.0 million of standby letters of credit. The revolving credit facility and the term loans under this facility mature on January 8, 2012. There were no outstanding borrowings under the First Lien revolving line of credit as of June 30, 2007. Outstanding letters of credit totaled $0.7 million as of June 30, 2007, with $19.3 million of availability through the facility.

During the six months ended June 30, 2007, the applicable margin percentages for borrowings under the First Lien Facility bore interest at a rate equal to a LIBOR rate plus 3.25% or the lender’s Alternative Base Rate, as defined in the First Lien Facility, plus 2.00%. Thereafter, borrowings under the First Lien Facility bear interest at a rate equal to a LIBOR rate plus an applicable margin or the lender’s Alternative Base Rate plus an applicable margin. The applicable margin percentages for borrowings are determined based on a ratio of our Consolidated Indebtedness, as defined in the First Lien Facility, to our Consolidated EBITDA, as defined in the First Lien Facility. We define adjusted EBITDA using this definition of Consolidated EBITDA.

We are required to make quarterly principal payments of $0.6 million on the term loan through 2007, after which the quarterly payments will increase to $0.7 million during 2008, $1.5 million during 2009, $2.2 million during 2010 and $2.9 million during 2011. We are also required to quarterly pay a commitment fee of 0.5% per annum of the undrawn portion of the revolving credit facility. We are permitted to prepay the revolving facility or the term loans under our First Lien Facility at any time.

The Second Lien Term Loan is a term loan facility with an aggregate principal amount of $34.0 million. The term loan matures on January 8, 2013. Borrowings under the Second Lien Term Loan bear interest, at our option, at either a LIBOR rate plus 6.50% or the lender’s Alternative Base Rate, as defined in the Second Lien Term Loan, plus 5.25%. We are permitted to prepay the term loans under our Second Lien Term Loan at any time.

During the six months ended June 30, 2007, the effective interest rate of our borrowings under our credit facilities was 10.04%.

The obligations of Critical Homecare Solutions, Inc. under our credit facilities are unconditionally guaranteed by us and all of our subsidiaries (other than Critical Homecare Solutions, Inc.) and are secured by liens on substantially all of our assets, including the stock of our subsidiaries (other than Critical Homecare Solutions, Inc.).

Our credit facilities contain covenants that may restrict the operation of our of business, including our ability to incur additional debt, pay dividends or make other restricted payments, create liens, make investments or capital expenditures and complete acquisitions. In addition, our credit facilities contain certain financial covenants, including the following:

➢

minimum adjusted EBITDA, which requires that our adjusted EBITDA for the most recently completed four fiscal quarters exceed certain thresholds. Our minimum adjusted EBITDA is tested on a quarterly basis. As of June 30, 2007, our First Lien Facility required that we maintain adjusted EBITDA of

Management’s discussion and analysis of financial condition and results of operations

$22.5 million and our Second Lien Term Loan required that we maintain adjusted EBITDA of $19.7 million.

➢

a maximum total leverage ratio, which requires that our ratio of consolidated indebtedness to our adjusted EBITDA for the most recently completed four fiscal quarters not exceed certain thresholds. The maximum total leverage ratio is tested on a quarterly basis. As of June 30, 2007, our First Lien Facility required that this ratio not exceed 5.75:1.00 and our Second Lien Term Loan required that this ratio not exceed 6.25:1.00.

➢

a fixed charge coverage ratio, which requires that our ratio of (i) adjusted EBITDA for the most recently completed four fiscal quarters less capital expenditures, income tax expense and dividends paid to us by Critical Homecare Solutions, Inc. to (ii) the sum of cash interest expense and all scheduled debt repayments exceed certain thresholds. The fixed charge coverage ratio is tested on a quarterly basis. As of June 30, 2007, our First Lien Facility required that this ratio exceed 1.10:1.00 and our Second Lien Term Loan required that this ratio exceed 1.00:1.00.

As of June 30, 2007, we were in compliance with all of the financial and other covenants under our credit facilities. For further information on these covenants, see “—Adjusted EBITDA.”

Events of default under the First Lien Facility and the Second Lien Term Loan include non-payment of principal, interest, fees or other amounts when due; violation of certain covenants; failure of any representation or warranty to be true in all material respects when made or deemed made; cross-default and cross-acceleration to certain indebtedness; certain ERISA events; change of control, including if the Kohlberg Stockholders or controlled affiliates of the Kohlberg Stockholders cease holding at least 35% of our common stock; dissolution, insolvency and bankruptcy events; and actual or asserted invalidity of the guarantees or security documents. Some of these events of default allow for grace periods and materiality qualifiers.

ADJUSTED EBITDA

Adjusted EBITDA, which is referred to as Consolidated EBITDA in our credit facilities, is a metric used by management to measure our liquidity. Adjusted EBITDA is net income (loss) before interest expense, interest income, income tax expense, depreciation and amortization further adjusted to eliminate non-cash compensation expense and to add back restructuring and other costs incurred in connection with acquisitions we complete. We believe adjusted EBITDA provides investors useful information related to our ability to provide cash flows to meet future debt service, capital expenditure and working capital requirements and to fund future growth and acquisitions.

We present adjusted EBITDA as a supplemental liquidity measure because we believe it provides our management, board of directors and investors with additional information to measure our liquidity by excluding potential differences caused by restructuring charges incurred in connection with acquisitions, variations in our capital structure (affecting interest expense) and to estimate our value.

Adjusted EBITDA is also presented because the covenants in our credit facilities described above contain ratios based on this measure. Our first lien facility is one of our primary sources of liquidity. If our adjusted EBITDA were to decline below certain levels, the covenants described above may be violated and could cause, among other things, an inability to incur further indebtedness under our first lien facility and in certain circumstances a default or mandatory prepayment under our credit facilities.

For the six months ended June 30, 2007, our adjusted EBITDA was approximately $15 million. For the twelve months ended June 30, 2007, our total leverage ratio was 4.37:1.00 and our fixed charge coverage ratio was 1.73:1.00.

Management’s discussion and analysis of financial condition and results of operations

Adjusted EBITDA is not a measurement of our liquidity under U.S. GAAP and should not be considered as an alternative to cash flow from operating activities as a measure of our liquidity.

We understand that although adjusted EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of our liquidity or results as reported under U.S. GAAP. Some of these limitations are:

➢	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

➢	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

➢	Adjusted EBITDA does not reflect the interest expense, or the cash requirements, necessary to service interest or principal payments on our debt;

➢

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements; and

➢	Other companies in our industry may calculate adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations, management evaluates our liquidity by considering the economic effect of the excluded expense items independently as well as in connection with its analysis of cash flows from operations and through the use of other financial measures, such as capital expenditure budget variances, investment spending levels and return on capital analysis.

COMMITMENTS AND CONTINGENCIES

The following table sets forth our contractual obligations as of June 30, 2007.

	Payments due by period
	Total	2007	2008	2009	2010	Thereafter
	(in thousands)
Long Term Debt Obligations	$132,875	$1,300	$2,575	$5,000	$7,500	$116,500
Interest-Long Term Debt Obligations*	58,263	6,410	12,586	$12,251	11,732	15,284
Capital Lease Obligations	547	133	236	145	29	4
Operating Lease Obligations	6,374	1,016	1,644	1,263	921	1,530
Interest-Capital Lease Obligations	60	14	30	10	3	3

Total	$198,119	$8,873	$17,071	$18,669	$20,185	$133,321

*	Computed using interest rates in effect as of June 30, 2007.

Management’s discussion and analysis of financial condition and results of operations

The following table sets forth our contractual obligations as of December 31, 2006.

	Payments due by period
	Total	2007	2008	2009	2010	Thereafter
	(in thousands)
Long Term Debt Obligations	$25,344	$782	$1,563	$2,812	$3,906	$16,281
Interest-Long Term Debt Obligations**	8,892	2,209	2,126	1,942	1,654	961
Capital Lease Obligations	678	259	233	142	33	11
Operating Lease Obligations	1,282	495	237	181	150	219
Interest-Capital Lease Obligations	100	54	31	11	3	1

Total	$36,296	$3,799	$4,190	$5,088	$5,746	$17,473

**	Computed using interest rates in effect as December 31, 2006.

On January 8, 2007, Critical Homecare Solutions, Inc. issued a $0.7 million letter of credit against our First Lien Facility to secure its performance on its workers’ compensation policy. This letter of credit has a term of one year.

OFF-BALANCE SHEET ARRANGEMENTS

As of December 31, 2006 and June 30, 2007, we had no off-balance sheet arrangements or obligations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest rate risk

Interest on our borrowings under our First Lien Facility and our Second Lien Term Loan is based in part on our market interest rates, which are subject to market conditions generally and on our financial condition. In order to mitigate the risk associated with our exposure to fluctuating market interest rates, on April 10, 2007, our subsidiary, Critical Homecare Solutions, Inc., entered into a $67.0 million notional interest rate cap on our First Lien Facility borrowings. In August 2007, the notional interest rate cap on our First Lien Facility was increased by $8.0 million. This interest rate cap effectively places a ceiling on our interest rate under our First Lien Facility borrowings at a rate of 6.00% for a period of two years from the date of the cap.

Based on the variable-rate debt in our debt portfolio at June 30, 2007, a one percent increase or decrease in interest rates would increase or decrease, respectively, our interest expense by $1.3 million on an annual basis.

RECENT ACCOUNTING PRONOUNCEMENTS

In February 2007, the Financial Accounting Standards Board, or the FASB, issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115, or SFAS No. 159. SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of the statement is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reporting earnings caused by measuring related assets and liabilities differently without having to apply complex

Management’s discussion and analysis of financial condition and results of operations hedge accounting provisions. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Management is currently evaluating SFAS No. 159 to determine what impact, if any, it will have on our consolidated financial statements upon adoption on January 1, 2008.

In September 2006, FASB issued FASB Statement No. 157, Fair Value Measurements, or SFAS No. 157, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal periods beginning after November 15, 2007, and interim periods within those fiscal years. Management is currently evaluating SFAS No. 157 to determine what impact, if any, it will have on our consolidated financial statements upon adoption on January 1, 2008.

In September of 2006, the Staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements,” or SAB No. 108. SAB No. 108 requires the use of two alternative approaches in quantitatively evaluating materiality of misstatements. If the misstatement as quantified under either approach is material to the current year financial statements, the misstatement must be corrected. If the effect of correcting the prior year misstatements, if any, in the current year income statement is material, the prior year financial statements should be corrected. In the year of adoption (fiscal years ending after November 15, 2006), the misstatements may be corrected as an accounting change by adjusting opening retained earnings rather than being included in the current year income statement. The adoption of SAB No. 108 did not have an impact on our consolidated financial statements.

In June 2006, FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, or FIN 48. FIN No. 48 creates a comprehensive model to address accounting for uncertainty in tax positions. FIN No. 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized for financial statements. FIN No. 48 also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The adoption of FIN 48 is effective for fiscal periods beginning after December 15, 2006. Management has evaluated FIN No. 48 and determined the impact was not material to our consolidated financial statements.

Business

OVERVIEW

We are a leading provider of comprehensive home infusion therapy services to patients suffering from acute or chronic conditions. We deliver over 400,000 infusion pharmaceuticals, biopharmaceuticals, nutrients and related services and equipment each year to patients in the home through our 33 infusion locations in 14 states, primarily in the eastern United States. We also provide over 350,000 nursing and therapy visits and 500,000 private duty nursing hours each year to patients in the home through our 32 home nursing locations in three states. We currently provide customized local clinical care to over 19,000 patients through our branch network and have relationships with approximately 450 payors, including insurers, managed care organizations and government payors. In the year ended 2006 and the six months ended June 30, 2007, we generated pro forma net revenue of $176.1 million and $92.8 million, respectively.

We operate in two business segments, home infusion therapy and home nursing:

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Through our home infusion therapy segment, we deliver complex intravenous pharmaceutical products and corresponding clinical support services to patients. We deliver and provide infusion services to patients with chronic conditions requiring long-term infusion care services, such as pain management, parenteral nutrition and diabetic therapy, and acute conditions requiring short-term infusion care services, such as antibiotic therapy, post-operative pain management, chemotherapy and obstetrical therapy. In the six months ended June 30, 2007, our home infusion therapy segment represented approximately 67% of our net revenue.

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Through our home nursing segment, we provide skilled nursing and other therapy services to adult and pediatric patients. These services include skilled nursing, physical therapy, occupational and speech therapy, medical social work and home health aide services. Home nursing services are delivered to recovering, disabled, chronically ill or terminally ill patients in need of medical, nursing or therapeutic treatment, and assistance with essential activities of daily living. In the six months ended June 30, 2007, our home nursing segment represented approximately 33% of our net revenue.

We believe our differentiated business model allows our branches, supported by regional and corporate resources, to respond to local needs and provide customized and cost-efficient services to our patients. Our local branches are staffed by integrated teams of highly trained clinicians that ensure the delivery of high quality care to our patients. Our national home health care platform and centralized infrastructure provide the complementary structure and support necessary to operate in a complex regulatory environment and gives us the purchasing power needed to obtain better rates for pharmaceuticals and ancillary supplies. All of our home infusion centers are accredited, with the majority of them accredited by JCAHO.

We offer substantial benefits to patients, payors and physicians:

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Patients—We improve our patients’ quality of life by allowing them to remain at home while receiving the necessary medications, supplies and services for their treatment. We also help patients manage their conditions through ongoing caregiver counseling and education regarding their treatment and provide ongoing monitoring to encourage patients to comply with their prescribed therapy.

➢	Payors—We offer payors a comprehensive approach to meeting their home health care service needs and help them reduce their costs. Providing infusion pharmacy services in the patient’s home is

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generally more cost-effective than providing these therapies in an acute or sub-acute setting. Furthermore, we are responsive to payors’ service needs and provide them with customer satisfaction survey results, which assists them in meeting National Committee for Quality Assurance standards.

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Physicians—We assist physicians with the administration of time-intensive and costly care management support. Our patient monitoring and educational programs can help improve patient compliance with therapy protocols. We also provide physicians with important ongoing feedback related to their patients’ medical conditions, enabling them to better understand their patients’ conditions.

We are led by an experienced five-person senior management team that has an average of 23 years of experience in the health care industry. Our Chief Executive Officer and President, Robert A. Cucuel, our Chief Financial Officer, Mary Jane Graves, our Senior Vice President of Professional Services, Colleen Lederer, our Senior Vice President of Operations, Nitin Patel and our Senior Vice President of Reimbursement and Compliance, Joey Ryan, have worked closely together during the last 12 years. Our management team has extensive experience in acquiring and integrating home health care businesses, including eight acquisitions for us since our inception in 2006 whose core business segment was home infusion. In addition, we believe the strength of our management team has helped us to establish a reputation for clinical and operational excellence.

See “Our history” for more information regarding our formation and our acquisitions to date.

OUR OPPORTUNITY

The home health care sector is estimated by Frost & Sullivan to have accounted for between approximately $47 billion and $58 billion of overall health care spending in the United States in 2005 and is projected to grow at a compound annual growth rate of approximately 8% from 2005 to 2010. Home health care services can provide a less expensive alternative to the provision of similar treatments in hospitals, nursing facilities or on an outpatient basis. As a result home health care has become an increasingly significant factor in the overall health care market. Expenditures for home health care services are outpacing expenditures for the health care market as a whole.

According to a December 2006 report by Frost & Sullivan, home infusion expenditures in the United States totaled between $4 billion and $6 billion in 2005 and is expected to grow at a compound annual growth rate of approximately 7% from 2005 to 2010. This growth is expected to be driven by:

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Patient preference for home care.    Patients and the medical community in general have become more accepting of home therapy. In many cases, patients would prefer to be treated in their own home rather than on an inpatient basis, given their desire to resume a normal lifestyle.

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Payor cost containment pressures.    Managed care and government efforts continue to drive medical treatment into more cost-effective alternate site settings. According to the National Home Infusion Association, the cost of infusion therapy administered in the home setting is frequently substantially less than treatment in other settings such as the hospital, an outpatient facility or a physician’s office.

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An aging population.    The U.S. Census Bureau projects the elderly population to grow disproportionately faster than the rest of the population due to near-term aging of baby boomers and the overall trend toward increasing life expectancy.

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The introduction of new pharmaceuticals and therapies.    According to the 2005 Drug Trend Report, there were 526 specialty drugs in development, over 67% of which are either infusible or injectible drugs. As medical technologies improve and more therapies can be effectively administered in a home setting, home infusion services may outpace overall infusion therapy market growth.

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The potential for expanding coverage of home infusion therapy for the Medicare beneficiary population.    Currently, it is estimated that over 39 million patients are eligible for reimbursement under Medicare Part B and over 7 million patients are eligible for reimbursement of infusion services under Medicare Advantage plans. With only 14% of the total Medicare population currently enrolled in Medicare Advantage plans, there is significant potential for this coverage to expand in the future. Furthermore, reimbursement under the Medicare Part D Prescription Drug Benefit Act was expanded in January 2006 to include drug costs and a minimal professional pharmacy services fee related to drug dispensing in the home setting as part of Medicare coverage. Although Medicare Part D in its current form covers pharmacy costs, it does not cover equipment, supplies or nursing visits for patients with stand-alone prescription drug plans. Recent proposals in Congress, if enacted, could make home infusion a more viable option for Medicare patients and could lead to a significant influx of new patients for the homecare industry. For example, in June 2007, a bill was introduced to provide coverage for per diem costs, supplies and professional service fees that, if passed into law and combined with current Medicare Part D coverage, would have the potential to extend full Medicare coverage to home infusion patients.

The home infusion industry is highly fragmented, with the majority of service providers operating primarily in local and regional markets. The National Home Infusion Association estimates that there are over 1,200 home infusion providers in the United States, ranging from small, individually-owned or closely held local operations to hospital-based providers and national providers. We believe that few competitors possess the scale and resources to consolidate the home infusion industry and that our senior management’s strong track record of successfully acquiring and efficiently integrating businesses in the home health industry positions us well to take advantage of the numerous acquisition opportunities that may be available to us.

Furthermore, we believe that there are many factors that benefit larger providers in the home infusion industry, including:

➢	an enhanced appeal to referral sources by offering regional geographic coverage;

➢	revenue synergies through consolidating acquired businesses into existing managed care contracts;

➢	the ability to offer a complete product line to patients, which appeals to the patient, the provider of care and the payor; and

➢	improvements in the quality of billing and collection of receivables.

According to a December 2006 report by Frost & Sullivan, the home nursing market was estimated to be between $35 billion and $40 billion in 2005, representing an estimated 70% of total home health care expenditures. Moreover, the home nursing market is expected to grow at a compound annual growth rate of approximately 8% per year between 2005 and 2010. The growth in the home nursing sector continues to be driven by factors similar to those influencing the home infusion sector and the overall home health care market.

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OUR STRENGTHS

We believe that we have a number of competitive strengths, including:

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A leading presence in the market for home infusion therapy products and services.    We believe we are one of the leading providers by revenue of home infusion therapy products and services. We expect that our increasing scale will enhance our ability to achieve operating efficiency in areas such as regulatory compliance and operating systems, increase our purchasing power with suppliers and pharmaceutical wholesalers and manufacturers and improve our competitive positioning for national payor contracts.

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A focus and reputation for high quality clinical care.    We believe we have a reputation for high quality care and responsiveness to patient needs. All of our home infusion centers are accredited, with the majority of them accredited by JCAHO. Each of our branches has an integrated team of nurses, pharmacists and therapists that have extensive clinical expertise and a commitment to serving the needs of our patients. Additionally, we have deployed clinical programs and believe this initiative has improved quality of care and risk management through the implementation of best practices, which helps us actively manage clinical compliance across all of our branch locations.

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An attractive therapeutic focus within the home infusion market.    We focus on providing high value infusion therapies and specialty drugs that require complex clinical management. Many of our product offerings and services are designed to treat chronic conditions that require frequent drug administration, such as total parenteral nutritional, cancer and hemophilia. In addition to the recurring therapy requirement, these conditions require ongoing caregiver counseling and education regarding patient treatment and ongoing monitoring to encourage patients to comply with the prescribed therapy, including programs for enteral and total parenteral nutrition and pediatric infusion patients.

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Our business model combines the advantages of a national platform with the benefits of a local clinical services model.    Our business model balances the benefits of promoting local responsibility and accountability for quality of care and operating results with the efficiencies gained from centralizing key administrative functions. Our home infusion pharmacies and nursing locations carry locally recognized branding and tailor their respective marketing efforts to address the specific needs of the communities, referral sources, patients and payors they serve.

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Our talented and experienced management team.    Our five-person senior management team has an average of 23 years of experience in the health care industry. Led by health care industry veteran Robert A. Cucuel, the team has worked closely together during the last 12 years, including their experience in consolidating infusion and RT/HME businesses at American Homecare Supply, which was a portfolio company of an affiliate of Kohlberg. We believe the strength of our management team has helped us establish a reputation for clinical and operational excellence.

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Demonstrated ability to identify and integrate acquired businesses.    Our senior management team has a demonstrated track record of identifying, evaluating, acquiring and integrating companies in the home health market. We attribute part of our success in integrating these companies to our management’s ability to identify leading home infusion companies, operational knowledge and a disciplined approach to due diligence. We utilize a comprehensive post-acquisition strategic plan developed by our management to facilitate the integration of acquired businesses that includes maintaining local brand names, selectively altering product mix, centralizing accounting, purchasing and contracting functions, and transitioning acquired targets onto our information technology platform.

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OUR STRATEGY

Our goal is to be the leading provider of home infusion services in the United States. Our business strategy to achieve this goal and capitalize on our many opportunities includes:

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Continuing to focus on our core high value therapies.    We intend to continue to focus on delivering our core high value therapies, such as anti-infective, total parenteral and enteral nutrition therapies. We have significant clinical experience with these therapies, which we believe are best managed and delivered on a local basis to patients in their homes due to the complexity and frequency of pharmaceutical administration and need for continued professional monitoring. These therapies collectively represented approximately 46% of our infusion revenues in the six months ended June 30, 2007. We also intend to continue to expand our portfolio of high value therapies as additional infusible pharmaceuticals come to market.

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Continuing to operate a local clinical model that emphasizes customized patient care.    Each of our branches utilizes a coordinated team comprised of nurses, therapists and pharmacists designed to locally administer and monitor the medical care of our patient population that frequently suffer from chronic diseases. These local teams are given the flexibility to customize patient care, which we believe assures the responsiveness, quality and personal touch that our patients expect.

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Continuing to pursue a sales and marketing approach that targets both local and regional referral sources and payor contracts.    Growing our business will require us to maintain strong relations with local and regional referral sources, patients and managed care payors. Our sales and marketing strategy focuses on establishing and expanding these relationships. We currently have over 70 sales representatives and 450 payor contracts.

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Expanding our relationships with national managed care organizations.    We intend to leverage our current relationships, geographic coverage, clinical expertise and reputation, as well as corporate infrastructure, regulatory expertise and contacts, in order to expand our relationships with national managed care organizations and pursue national contracts with these organizations. We also offer clinical disease management for our home care therapies, which we believe enhances our relationships with and make us attractive to managed care organizations.

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Continuing to realize additional synergies and operational efficiencies from our recent acquisitions. Although the key back office and other systems of our acquired businesses in 2006 and the first six months of 2007 are fully integrated, we estimate that it takes approximately 12 to 18 months to fully realize all of the synergies of an acquisition. These synergies include increased purchasing power with suppliers and cost synergies arising from the consolidation of support services, employee benefit programs and insurance programs. All of our acquisitions have occurred during the last 13 months, and as such we believe we have not yet fully realized all of the synergies and operating income improvements from these acquisitions. As we complete our integration process, we expect to continue realizing additional synergies from these acquisitions and realize additional operating income improvements and efficiencies. We also believe that the increased scale achieved through these acquisitions will provide us with greater purchasing power in negotiations with suppliers, allowing us to obtain more competitive terms.

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Pursuing acquisitions of leading independent home infusion therapy providers in contiguous and other strategic markets.    We estimate that a substantial portion of the home infusion market consists of independent home infusion providers, and we believe that industry dynamics in the currently fragmented home infusion market favor consolidated providers and the operational efficiencies that come with scale. We plan to pursue strategic acquisitions of leading independent home infusion providers with established track records in markets contiguous to our existing operations. We believe acquisitions in contiguous markets can be efficiently integrated into our existing operations and added

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to our existing managed care contracts and payor and patient platforms. We also intend to selectively pursue strategic acquisitions where they can increase our presence in an existing market or where entering a new geographic area presents a compelling opportunity for us.

OUR PRODUCTS AND SERVICES

Home infusion therapy

We are a leading provider of home infusion therapy services in the United States and our focus is to grow this segment of our business. Our home infusion therapy services primarily involve the intravenous administration of medications treating a wide range of acute and chronic health conditions, such as infections, nutritional deficiencies and cancer. Our services are most typically provided in the patient’s home, but may also be provided at clinics, the physician’s office or at one of our ambulatory infusion centers. For the six months ended June 30, 2007, our payor revenue mix for our home infusion therapy segment was 74.0% from managed care organizations and other non-governmental third party payors, 15.4% from Medicare and 10.2% from Medicaid. Revenues from managed care organizations and other non-governmental third party payors include a limited amount of revenue pursuant to health plans operated by private payors on behalf of governmental payors, such as Medicare Advantage Plans and Medicare Part D.

We provide a wide selection of home infusion therapy products to meet the diverse needs of our payors and patients. We organize our products into three tiers, however, with our first tier products comprising the core of our home infusion therapy business.

FIRST TIER PRODUCTS

Therapy Type	Description
Antibiotic and Anti-infective Therapy	Providing intravenous medication for infections related to diseases such as HIV/AIDS, wounds, cancer, osteomyelitis and the kidney and urinary tract

Enteral Nutrition	Delivering nutritional formulas by a tube directly into the stomach or colon

Total Parenteral Nutrition	Providing life-sustaining nutrients intravenously to patients with digestive or gastro-intestinal problems, most of whom have chronic conditions requiring treatment for life

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SECOND TIER PRODUCTS
Therapy Type	Description
Chemotherapy	Administering pharmaceuticals intravenously or orally to destroy cancer cells; we also provide BEAM Therapy, a four day pre-chemotherapy treatment given in advance of stem cell transplantation

Intravenous Immune Globulins (IVIG) Therapy	Administrating blood derivative products to patients with immune deficiency or altered immune status, who usually must receive therapy for life

Pain Management	Providing analgesic pharmaceuticals by intravenous or continuous injection therapy, delivered by a pump, to reduce pain and to manage symptoms resulting from either malignant or nonmalignant diseases

THIRD TIER PRODUCTS
Therapy Type	Description
Respiratory Syncytial Virus (RSV) Prevention	RSV is a major cause of respiratory disease in young children and infants. Treatment commonly consists of monthly injections of Synagis® , a specialty pharmaceutical distributed throughout the “RSV season,” which lasts from approximately October through April

Respiratory Therapy/Home Medical Equipment	Providing oxygen systems, continuous or bi-level positive airway pressure devices, nebulizers, home ventilators, respiratory devices, respiratory medications and other medical equipment

Patients generally are referred to us by physicians, hospital discharge planners, managed care organizations and other referral sources. Our medications are mixed and dispensed under the supervision of a registered pharmacist and the therapy is typically delivered in the home of the patient by a registered nurse or trained caregiver. Depending on the preferences of the patient or the payor, these services may also be provided at an ambulatory infusion center, physician’s office or another alternate site.

Home nursing

We conduct our home nursing and therapy services operations through licensed and Medicare-certified agencies. Our health care professionals provide medically necessary health care services to adult and pediatric patients in their homes, including those suffering from chronic and acute illnesses, those in recovery from surgical procedures and those who require monitoring or care for other reasons. Our key services and program offerings are skilled nursing, specialty nursing, which includes wound care, oncology nursing and infusion nursing, rehabilitation services, which includes physical therapy, occupational therapy and speech language pathology, medical social services and home health aid services. Our services are provided by trained nurses, physical, occupational and speech therapists,

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infusion specialists, wound care specialists and social workers. Our home nursing offerings include private duty nursing care, in which our nurses provide services on an hourly or shift basis, and intermittent nursing care, in which our nurses provide services on an irregular basis or for a limited period of time. Our nurses provide medical care to these patients through pain and symptom management, wound treatment and management, medication management, infusion therapy services, skilled assessment and observations of patients through home visits and telemonitoring and education to patients and family caregivers.

Our typical home nursing location employs registered nurses, licensed practical nurses, physical, occupational and speech therapists, infusion specialists and wound care specialists. For the six months ended June 30, 2007, our payor revenue mix for our home nursing segment was 11.7% from managed care organizations and non-governmental third party payors, 52.6% from Medicare and 35.7% from Medicaid.

FINANCIAL INFORMATION

For financial information for our two segments, home infusion therapy and home nursing, see “Management’s discussion and analysis of financial condition and results of operations” and our financial statements provided elsewhere in this prospectus.

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GEOGRAPHIC AND BRANCH OVERVIEW

We are headquartered in Conshohocken, Pennsylvania, and have 33 infusion locations and 32 home nursing locations. Our home infusion locations are primarily located in the eastern United States, and our home nursing locations are primarily located in the southeastern United States. The map below details our current locations:

Our current service locations reflect those of our Predecessors and the companies we have acquired. As we continue to grow and acquire additional companies, we expect the geographic coverage of our service locations to expand. Our acquisition strategy contemplates acquisitions in contiguous markets and acquisitions that increase our presence in existing markets. However, we may selectively consider from time to time acquisitions in non-contiguous markets where we believe the acquisition provides us with an attractive opportunity to enter a strategically desirable market.

SALES AND MARKETING

We currently have over 70 sales representatives. Our sales and marketing efforts are geared primarily toward development of strong relationships with key referral sources, such as physicians, hospital discharge planners, case managers, long-term care facilities and other health care professionals, primarily through regular contact with the referral sources. These sources typically refer patients to a panel of providers when they are discharged from the hospital or leave the physician’s office. Our relationship-building process typically includes certain in-service programs, patient education programs and other programs designed to meet the specific needs of the referral sources and their patients. We do not make substantial use of television, radio or print advertising.

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With respect to our home nursing services, adult nursing has a dedicated sales staff focused on promoting its disease management programs, clinical outcomes and highly trained and proficient staff. Private duty nursing does not utilize sales representatives and does not invest in direct sales and marketing, but instead receives the majority of its referrals through the case managers of TennCare. Accordingly, its primary marketing effort lies in maintaining a strong relationship with TennCare program directors and case managers.

OUR SUPPLIERS

We obtain the pharmaceuticals and medical supplies and equipment that we provide to our patients through pharmaceutical wholesalers, manufacturers and distributors. Most of the pharmaceuticals that we purchase are available from multiple sources and we believe are available in sufficient quantities to meet our needs and the needs of our patients. IVIG prevention therapy and RSV treatment therapy, two of our non-first tier therapies, utilize pharmaceuticals that are only available through the manufacturer and may be subject to limits on distribution. In such cases, it is important for us to establish and maintain good working relations with the manufacturer in order to assure sufficient supply to meet our patients’ needs.

We utilize several national delivery companies as an important part of the local and national distribution of our products and services, particularly in the delivery of certain specialty pharmaceutical products.

COMPETITION

In each of our service lines, we compete with a variety of national, regional and local providers. However, the majority of infusion services are offered by local, independent providers and the home nursing market tends to be dominated by the local providers. We believe that competition in each of our service lines is based on quality of care, cost of service and reputation.

In home infusion therapy, our national competitors include Option Care, Inc. (which was recently acquired by Walgreen Co.), Coram Healthcare Corporation, Apria Healthcare Group Inc., Critical Care Systems, Inc., Omnicare, Inc. and Air Products Healthcare. Within each market, however, the main competitors are local independent providers, as the industry remains very fragmented. There are only a small number of regional competitors, none of whom we believe are currently a competitive threat within our geographic service areas.

With respect to our home nursing services, we compete primarily with Gentiva Health Services, Inc. on a national level and Amedisys, Inc. and LHC Group, Inc. on a regional level. The home nursing segment is highly fragmented with many competing local providers in our areas of service.

In each market, some of our current competitors have, and our potential future competitors may have, greater financial, operational, marketing and managerial resources than we have. We believe we are able to successfully compete based on our reputation, the strength of our growing presence in the eastern United States and our ability to effectively market our services at the national, regional and local levels and that these factors place us in a strong position against existing and potential competitors.

PAYOR ARRANGEMENTS

We receive payment for our services and medications from a number of sources, including managed care organizations, government sources, such as Medicare and Medicaid programs, and commercial

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insurance. For the six months ended June 30, 2007, our payor revenue mix in our home infusion therapy segment was 74.0% from managed care organizations and other non-governmental third party payors, 15.4% from Medicare and 10.6% from Medicaid. For the six months ended June 30, 2007, our payor revenue mix in our home nursing segment was 11.7% from managed care organizations and other non-governmental third party payors, 52.6% from Medicare and 35.7% from Medicaid. Revenues from managed care organizations and other non-governmental third party payors include a limited amount of revenue pursuant to health plans operated by private payors on behalf of Medicare and Medicaid, such as home infusion therapy revenues under Medicare Advantage plans and Medicare Part D.

We currently have approximately 450 contracts with managed care organizations and other non-governmental third party payors to provide infusion therapy services. These contracts are primarily at the local or regional level. A key element of our business strategy is to leverage our relationships, geographic coverage, clinical expertise and reputation in order to gain national contracts with payors. Our infusion services contracts typically provide for us to receive a fee for preparing and delivering medications to patients in their homes. Pricing is typically negotiated in advance on the basis of AWP minus some percentage of contractual discount or ASP plus some percentage of contractual discount, which is the typical means of negotiating pricing in the industry. In addition, we typically receive a per diem payment for the service component of care provided to patients in connection with infusion services. AWP and ASP information is published by First Databank and a number of other private companies. Recent events have raised uncertainties as to whether the average whole prices published by First Databank will decline, resulting in a reduction in our gross profit margins. See “Risk factors—Risks Related to Our Industry—Our revenue and gross profit could decrease if there are changes in the calculation of the AWP or ASP for the prescription drugs we sell, or if managed care organizations and other private payors replace the AWP or ASP with a different reimbursement method.”

Most of our home nursing services are provided to beneficiaries of government sponsored programs. The majority of our skilled home nursing services are reimbursed by Medicare, based on the “prospective payment system” rates per episode, which vary by the complexity of patient condition. Typically, we receive predetermined payment based on a 60-day episode of skilled nursing care, assuming the nurses have made a minimum of five visits to the patient during that period. Our pediatric and adult private duty nursing services are generally billed on an hourly basis and are reimbursed primarily through one of a number of managed care organizations contracted by the TennCare program to administer these services on behalf of state residents who qualify for such benefits. The services are reimbursed on a per diem basis based on pre-established guidelines and payment schedules.

We bill payors and track all of our accounts receivable through computerized billing systems. These systems allow our billing staff the flexibility to review and edit claims in the system before they are submitted to payors. Claims are submitted to payors either electronically or through the mail. We utilize electronic claim submission whenever possible to expedite claim review and payment, and to minimize errors and omissions.

GOVERNMENT REGULATION

The health care industry is subject to extensive regulation by a number of governmental entities at the federal, state and local level. The industry is also subject to frequent regulatory change. Laws and regulations in the health care industry are extremely complex and, in many instances, the industry does not have the benefit of significant regulatory or judicial interpretation. Moreover, our business is impacted not only by those laws and regulations that are directly applicable to us but also by certain laws and regulations that are applicable to our managed care and other clients. We are also subject to

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periodic audits and requests for information by Medicare and Medicaid, and the oversight agencies for these programs have various rights and remedies they can assert against us if they determine we have overcharged the programs or failed to comply with program requirements. If we fail to comply with the laws and regulations that are directly applicable to our business, we could suffer civil and/or criminal penalties, and we could be excluded from participating in Medicare, Medicaid and other federal and state health care programs, which would have an adverse impact on our business. See “Risk factors—Risks Related to Our Industry—The laws and regulations governing our industry are extensive and extremely complex, and our interpretation of a given law or regulation may differ from those of the government agencies that regulate us. Furthermore, changes in state and federal laws and regulation could restrict our ability to conduct our business.”

Medicare and Medicaid reimbursement

Many of the products or services that we provide are reimbursed by Medicare and Medicaid and are therefore subject to extensive government regulation. Medicare is a federally funded program that provides health insurance coverage for qualified persons age 65 or older and for some disabled persons. The Medicare Program currently consists of four parts: Medicare Part A, which covers, among other things, inpatient hospital, skilled nursing facility, home nursing and certain other types of health care services; Medicare Part B, which covers physicians’ services, outpatient services, items and services provided by medical suppliers, and a limited number of prescription drugs; Medicare Part C, which generally allows beneficiaries to enroll in private health care plans (known as Medicare Advantage plans); and Medicare Part D, established by the Medicare Modernization Act, which provides for a voluntary prescription drug benefit.

The Medicaid Program provides medical benefits to groups of low-income people, some who may have no medical insurance or inadequate medical insurance. Although the federal government establishes general guidelines for the program, Medicaid is a state administered program and each state sets its own guidelines regarding eligibility and services.

Congress often enacts legislation that affects, positively or negatively, the reimbursement rates of Medicare providers. Generally, Medicare provider payment modifications occur in the context of budget reconciliation. In the last five years, Congress has reduced Medicare reimbursement for various providers, Medicare Part A certified home health agencies, and Medicare Part B suppliers. Recent legislation that has affected our Medicare reimbursement rates for both home health and home infusion therapy includes primarily the Medicare Modernization Act and the Deficit Reduction Act.

Home infusion therapy segment

Our home infusion therapy segment involves the delivery of complex intravenous pharmaceutical products and corresponding clinical support services to patients with chronic conditions requiring long-term infusion care services, such as pain management, parenteral nutrition and diabetic therapy, and acute conditions requiring short-term infusion care services, such as antibiotic therapy, post-operative pain management, chemotherapy and obstetrical therapy. As part of our home infusion therapy segment, we also provide certain rental equipment, such as infusion pumps, that is necessary in connection with the provision of these infusion products.

Current Reimbursement Rules:    Enteral nutrients are covered as a Medicare Part B benefit. Medicare pays for no more than a one-month supply of enteral nutrients for any one prospective billing period. Medicare’s payment for enteral nutrition is equal to 80% of the lower of either the actual charge for the item or the fee schedule amount calculated for the item, less any unmet deductible. The beneficiary is responsible for 20% of the lower of either the actual charge for the item or the fee schedule amount

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calculated for the item, plus any unmet deductible. A physician must certify that enteral nutrition therapy is medically necessary for a Medicare beneficiary. Enteral nutrition may be administered by oral syringe, gravity or pump.

Medicare covers certain home infusion therapy primarily through its Part B benefit, although approximately 74% of our home infusion therapy net revenue for the six months ended June 30, 2007 was reimbursed by private insurers or was self pay. Infusion pumps are covered as equipment capable of withstanding repeated use when “medically necessary to ameliorate illness or injury or to improve functioning of a malformed body part.” Medical supplies and accessories necessary for the proper functioning of the equipment also are covered. Drugs and biologicals that must be put directly into the equipment to assure proper functioning are also covered. Although Medicare covers drugs and biologicals when used with an infusion pump, coverage decisions are often made at the local carrier level. Medicare rules instruct carriers to cover the cost of external infusion pumps in specific medical circumstances.

Inhalation drugs are used for the assessment, diagnostic evaluation, treatment, management, and monitoring of patients with deficiencies and abnormalities of cardiopulmonary function. Medicare reimbursement for inhalation drugs has been set at ASP plus 6% since 2006.

Respiratory therapy that is furnished to a beneficiary for use in the home is covered under the Medicare Part B program, whether furnished on a rental basis or purchased. Payment for RT/HME, prosthetics, orthotics, and supplies is made under a fee schedule. Payment is limited to the lower of the actual charge for the equipment or the fee schedule amount. After the supplier transfers title to the beneficiary for an item of RT/HME, maintenance and servicing payments may be made by the Medicare program for parts and labor not covered by the supplier’s or manufacturer’s warranty. These payments will be made if the Secretary of HHS determines that they are reasonable and necessary.

Oxygen provided in the home is covered by Medicare under the RT/HME benefit. Payment is made on a monthly basis, however, since January 1, 2006, a 36-month cap on the monthly payments for stationary and portable oxygen equipment applies. Payments for maintenance and servicing (for parts and labor not covered by the supplier’s or manufacturer’s warranty) will be made if the Secretary of HHS determines them to be reasonable and necessary.

Recent Legislative Changes to Medicare Reimbursement:    The Medicare Modernization Act and the Deficit Reduction Act have changed some of the medical reimbursement rules applicable to our home infusion segment. The Medicare Modernization Act set reimbursement for inhalation drugs at 85% of AWP in 2004, and set forth the ASP plus 6% methodology that has been in use since 2006 and also set reimbursement for infusion drugs at 95% of AWP.

The Deficit Reduction Act capped monthly payments for oxygen equipment at 36 months. In addition, the Medicare Modernization Act authorized a competitive bidding program for determining Medicare reimbursement rates for certain items of durable medical equipment, including enteral nutrients, supplies and equipment, and RT/HME products. CMS has the discretion to determine which products will be subject to competitive bidding. The statute requires that the first round of competitive bidding occur in ten metropolitan areas around the country. The second round of competitive bidding will be conducted in 80 metropolitan areas. CMS released the final rule implementing this program on April 10, 2007, and the program is set to go into effect on July 1, 2008.

We currently have operations in four of the metropolitan areas subject to the first round of competitive bidding—Cleveland, Cincinnati, Dallas and Pittsburgh. We have submitted our bids for the areas in

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which we provide items and services, but at this time we cannot predict whether our bids will be accepted by HHS. If our bids are not selected by HHS, we would be unable to provide the items or services that were competitively bid to Medicare patients in the affected areas. The competitive bidding program is scheduled to be expanded in 2009 into 70 additional geographic areas after the initial round of bidding and our failure to have our bids accepted in these areas could negatively affect our revenues and our results of operations. Under the Medicare Modernization Act, reimbursement for items and services subject to the competitive bidding program must be lower than the prices currently reimbursed by Medicare. The Secretary of HHS has the authority to apply competitively bid prices nationwide in the third year of the program. This authority, if used, could effectively create a nationwide competitive bidding program in the third year of the program, and all covered products and services nationwide would be reimbursed at competitively bid prices. In the final rule implementing the competitive bidding program, HHS noted its intention to use this authority. Applying competitively bid prices nationwide could have an adverse impact on our operations. Several recent delays in the bidding process have caused HHS to delay the initial implementation of the program from April 2008 to July 2008. Although we would not expect it to be material to our financial condition, it is unclear what impact, if any, these delays may have on the expansion of the program in 2009 or on our operations in the affected areas. If the competitive bidding program were expanded so that infusion drugs became subject to competitive bidding, we cannot, at this time, estimate the impact, either positive or negative, on our financial condition or results of operations.

In the future, Congress could enact changes to Medicare reimbursement affecting durable medical equipment, including enacting annual payment updates below statutory levels, modifying the competitive bidding program and reducing reimbursement rates for oxygen equipment.

Quality Standards/Accreditation:    As mandated by the Medicare Modernization Act, in August 2006, CMS issued quality standards for suppliers, which are being applied by independent accredited organizations approved by CMS. All Medicare suppliers that participate in competitive bidding must be accredited. We are accredited by several accreditation bodies, including the Joint Commission on Accreditation of Healthcare Organizations.

Medicare Parts B and D:    Our infusion therapy segment is impacted by the Medicare Part D program. In connection with the enactment of the Medicare Modernization Act, CMS promulgated a substantial volume of new regulations implementing the federal government’s Voluntary Prescription Drug Benefit Program, known as Medicare Part D. CMS has attempted to clarify issues regarding coverage of infused drugs under Medicare Part D and the relationship with existing coverage under Medicare Part B. In certain cases, both Medicare Parts B and D will cover identical infused drugs. CMS has stated that coverage is generally determined by the diagnosis and the method of drug delivery. For example, parenteral nutrition is covered under Medicare Part B for patients with a non-functioning digestive tract. In all other situations, Medicare Part D covers parenteral nutrition. Confusion regarding the appropriate coverage of infusion therapy could adversely affect our business.

Home Infusion and the First Session of the 110th Congress:    The CHAMP Act does not contain provisions affecting Medicare reimbursement for home infusion therapy. Legislation has been introduced in the House and Senate that would provide for Medicare coverage of home infusion therapy and home infusion drugs under Medicare Part B and Part D. As noted above, Medicare currently covers home infusion therapy for selected therapies primarily through the durable medical equipment benefit. It is anticipated that these bills will expand Medicare beneficiary access to the majority of home infusion therapies but there can be no guarantees as to what will be contained in any final legislation.

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Regulatory Changes for Home Infusion:    Under the Medicare Part D final regulations, the ingredient costs and dispensing fees associated with the provision of home infusion therapies will now be covered under Medicare. Prior to the passage of the Medicare Modernization Act, no reimbursement of these costs was available through Medicare. For eligible Medicare beneficiaries, the cost of equipment, supplies and professional services associated with infused covered Medicare Part D drugs will continue to be reimbursed on a limited basis under Medicare Part A or Part B, as applicable. For beneficiaries who are dually eligible for benefits under Medicare and a state Medicaid program, covered infused drugs will be reimbursed under individual state coverage guidelines if coverage is denied by Medicare.

CMS has issued a proposed rule codifying prior clarifications of CMS’ policies associated with the prescription drug benefit and providing certain other clarifications of these policies. CMS proposes to codify CMS expectations of Medicare Part D sponsors regarding providing adequate access to home infusion pharmacies for infused covered drugs and proposing standards with respect to timeliness of delivery of drugs. The proposals are to be implemented in 2009. In addition, in 2005, CMS published a final rule implementing its “inherent reasonableness” authority, which allows CMS or a Medicare contractor to increase or decrease payment amounts by up to 15% per year for certain products and services covered by Medicare when the existing payment amount is determined by CMS to be grossly excessive or grossly deficient. CMS could invoke its inherent reasonableness authority to reduce or increase reimbursement levels for certain of our products, which could have a positive or adverse effect on our results of operations. A reduction in payments received from, or a loss of coverage under, Medicare could result in similar actions being taken by private payors, which could have a material adverse effect on our results of operations. CMS has rarely exercised this authority in the last 10 years.

Home Infusion and Medicaid:    Budgetary concerns in many states have resulted in and may continue to result in, reductions to Medicaid reimbursement as well as delays in payment of outstanding claims. Any reductions to or delays in collecting amounts reimbursable by state Medicaid programs for our products or services, or changes in regulations governing such reimbursements, could cause our revenue and profitability to decline and increase our working capital requirements.

Home nursing segment

Current Medicare Reimbursement for Home Health Agencies:    Home health agencies, including ours, are reimbursed under the Medicare program on a prospective payment system. Home health services include:

➢	skilled nursing care;

➢	physical, occupational, and speech therapy;

➢	medical social work; and

➢	home health aide services.

Medicare’s home health prospective payment system is comprised of a set payment for each 60-day episode of care, a case-mix adjustment based on a patient’s medical condition and service needs, an outlier payment for high cost patients and a low-utilization adjustment for patients who require only a few visits. Patients are assigned to 1 of 80 home health resource groups based on clinical and functional status and service use.

Medicare beneficiaries must be homebound to be eligible to receive covered home health services. In general, a beneficiary is considered homebound under Medicare rules if he/she has a condition due to an injury or illness that restricts his/her ability to leave the residence except with the aid of supportive devices (such as a wheelchair or crutches) or if leaving home is not medically advised.

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Currently, home health 60-day episodes that involve ten or more therapy visits meet a “10-visit therapy threshold” that enables the home health agency to receive a payment increase of about $2,500 more per 60-day episode of care than what the agency would receive for a similar claim with nine or fewer therapy visits. To be covered by the Medicare program, therapy services must be provided in accordance with a physician’s orders and they must be reasonable and necessary for the treatment of the beneficiary’s illness or injury or for the restoration or maintenance of the function affected by the illness or injury. The amount, frequency and duration of the services must also be reasonable and consistent with the patient’s particular medical needs. Medicare beneficiaries do not pay any co-payments for home health services.

Payments under the home health prospective payment system are updated annually by the increase in the home health market basket. Under current law, for 2007 and beyond, the update will equal the home health market basket increase for those home health agencies that report quality data to CMS. For those agencies that do not report quality data to CMS, their update will equal the market basket increase minus 2%.

Recent Legislative Changes to Medicare Reimbursement for Home Health Agencies:    The Medicare Modernization Act and the Deficit Reduction Act each contained changes to reimbursement for home health services. The Medicare Modernization Act reduced the home health agency update by 0.8%, gave home health agencies located in rural areas a 5% add-on payment through 2006 and changed the annual home health prospective payment system update from fiscal year end to calendar year end. The Deficit Reduction Act froze home health prospective payment rates for 2006 at 2005 levels and set the home health prospective payment system updates for 2007 and beyond at the full market basket increase for home health agencies that report CMS-required quality data but 2% below market basket for those that do not report such data. The Tax Relief and Health Care Act of 2006, which addressed the Medicare physician fee schedule and contained other Medicare items, did not affect Medicare reimbursement for home health agencies.

Potential Areas of Future Congressional Scrutiny:    In the future, Congress could enact changes to Medicare reimbursement affecting home health services, including reducing the annual payment updates to below the current statutory levels, making other modifications for home health agencies in rural areas, adding beneficiary co-payments, requiring additional quality reporting or performance requirements and making broad-based changes to reimbursement for post-acute care settings (which includes nursing homes, inpatient rehabilitation facilities and long term care.)

Home Health and the First Session of the 110th Congress:    On August 1, 2007, the House of Representatives passed the CHAMP Act, which primarily reauthorizes SCHIP, increases Medicare payments to physicians and includes other Medicare payment changes. At this time, only the SCHIP provisions are moving forward in Congressional considerations and the Medicare payment changes have been halted in that bill. Although we cannot say with certainty, it is possible, however, that Congress may later consider changes to Medicare provider payment. If Congress does consider such changes, the CHAMP Act’s Medicare provisions may be among the provisions considered. Although the CHAMP Act Medicare provisions did not include changes to Medicare reimbursement for infusion drugs, they did contain changes affecting Medicare reimbursement to home health agencies. Specifically, the CHAMP Act would set the fiscal year 2008 (effective January 1, 2008) update for the home health prospective payment system for home health agencies at 0% and would extend temporary Medicare payment increases to home health services provided in rural areas (only two of our agencies would be eligible to receive these bonus payments) for two years. As discussed below, the proposed final home health rule issued by CMS includes an update to the home health prospective payment system but, if enacted, the CHAMP Act or other Medicare legislation would supersede that rule. The CHAMP Act also contains a reduction to the rental period for oxygen equipment from 36 months to 18 months. At this point we cannot predict the outcome of any legislation that may be initiated affecting Medicare providers.

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Home Health Regulatory Changes:    On August 22, 2007, CMS issued a proposed final rule to update and refine the home health prospective payment system for calendar year 2008. Among its significant changes, the proposed final rule reduced the national standardized 60-day episode rate for calendar year 2008 and also implemented similar reductions to the 60-day episode payment rate for 2009 through 2011. This rule also established an increase or update of 3% for the home health prospective payment system for 2008 but also implements a reduction in the national standardized 60-day episode payment rate of 2.75% in 2008 to account for changes in case mix not attributable to a patient’s actual condition. While we expect this rule, as drafted, to have an immaterial impact on our business and our results of operations, if the final rule differs from the proposed final rule, it is possible that the impact on us will be greater than we currently anticipate.

It is anticipated that legislative and other efforts to reduce the overall costs of health care in the United States will continue, and that there will continue to be pressure on reimbursement rates. Although we monitor reimbursement developments closely, we cannot at this time predict with any degree of certainty what those efforts will entail or what effect, if any, they will have on our business and results of operations.

Home Nursing and Medicaid:    In addition, we are sensitive to possible changes in state Medicaid programs as we do business with several state Medicaid programs. TennCare, our largest Medicaid customer, has experienced substantial financial challenges since its inception in 1994. In 2002, the State of Tennessee proposed, but later withdrew, limitations on home health services. Since mid-2005, the State of Tennessee has restructured TennCare significantly and has disenrolled approximately 323,000 persons not required to be covered by federal Medicaid law. By contracting in scope and becoming a program closer to the structure of a typical state Medicaid program, we believe TennCare’s finances have become fairly stable for the next one to two years. However, for the long term, as in most states, the continuing inflation of medical costs will continue to exert significant financial pressures on Tennessee’s state budget. Revenues from TennCare represented approximately 7.6% of our 2006 pro forma revenue. Budgetary concerns in many states have resulted in and may continue to result in, reductions to Medicaid reimbursement as well as delays in payment of outstanding claims. Any reductions to or delays in collecting amounts reimbursable by state Medicaid programs for our products or services, or changes in regulations governing such reimbursements, could cause our revenue and profitability to decline and increase our working capital requirements.

Government investigations

The OIG is the organization charged with protecting the integrity of HHS programs, including Medicare, as well as the health and welfare of the beneficiaries of those programs. In 2005 and 2006, the OIG released several audit reports of individual home health agencies. There may be more OIG activity in this area.

Professional licensure

Nurses, pharmacists and certain other health care professionals employed by us are required to be individually licensed or certified under applicable state law. We perform criminal and other background checks on employees and take steps to ensure that our employees possess all necessary licenses and certifications, and we believe that our employees comply in all material respects with applicable licensure laws.

Pharmacy licensing and registration

State laws require that each of our pharmacy locations be licensed as an in-state pharmacy to dispense pharmaceuticals in that state. Certain states also require that our pharmacy locations be licensed as an

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out-of-state pharmacy if we deliver prescription pharmaceuticals into those states from locations outside of the state. We believe that we substantially comply with all state licensing laws applicable to our business. If we are unable to maintain our licenses or if states place burdensome restrictions or limitations on non-resident pharmacies, our ability to operate in some states would be limited, which could have an adverse impact on our business. See “Risk factors—Risks Related to Our Industry—State efforts to regulate the establishment or expansion of health care providers could impair our ability to maintain or expand our operations.”

Laws enforced by the Drug Enforcement Administration, as well as some similar state agencies, require our pharmacy locations to individually register in order to handle controlled substances, including prescription pharmaceuticals. A separate registration is required at each principal place of business where we dispense controlled substances. Federal and state laws also require that we follow specific labeling, reporting and record-keeping requirements for controlled substances. We maintain federal and state controlled substance registrations for each of our facilities that require such registration and follow procedures intended to comply with all applicable federal and state requirements regarding controlled substances.

Many states in which we operate also require home infusion companies to be licensed as home health agencies. We believe we are in compliance with these laws, as applicable.

Food, Drug and Cosmetic Act

Certain provisions of the federal Food, Drug and Cosmetic Act govern the handling and distribution of pharmaceutical products. This law exempts many pharmaceuticals and medical devices from federal labeling and packaging requirements as long as they are not adulterated or misbranded and are dispensed in accordance with and pursuant to a valid prescription. We believe that we comply with all applicable requirements.

Fraud and abuse laws—Anti-Kickback Statute

The federal Anti-Kickback Statute prohibits individuals and entities from knowingly and willfully paying, offering, receiving, or soliciting money or anything else of value in order to induce the referral of patients or to induce a person to purchase, lease, order, arrange for, or recommend services or goods covered by Medicare, Medicaid, or other government health care programs. The federal courts have held that an arrangement violates the Anti-Kickback Statute if any one purpose of the remuneration is to induce the referral of patients covered by the Medicare or Medicaid programs, even if another purpose of the payment is to compensate an individual for rendered services. The Anti-Kickback Statute is broad and potentially covers many standard business arrangements. Violations can lead to significant penalties, including criminal fines of up to $25,000 per violation and/or five years imprisonment, civil monetary penalties of up to $50,000 per violation plus treble damages, and/or exclusion from participation in Medicare, Medicaid, and other federal government health care programs. In an effort to clarify the conduct prohibited by the Anti-Kickback Statute, the Office of the Inspector General of HHS has published regulations that identify a limited number of safe harbors. Business arrangements that satisfy all of the elements of a safe harbor are immune from criminal enforcement or civil administrative actions. The Anti-Kickback Statute is an intent-based statute and the failure of a business relationship to satisfy all of the elements of a safe harbor does not in and of itself mean that the business relationship violates the Anti-Kickback Statute. The Office of the Inspector General of HHS, in its commentary to the safe harbor regulations, has recognized that many business arrangements that do not satisfy a safe harbor nonetheless operate without the type of abuses the Anti-Kickback Statute is designed to prevent. We attempt to structure our business relationships to satisfy an applicable safe harbor. However, in those

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situations where a business relationship does not fully satisfy the elements of a safe harbor, or where no safe harbor exists, we attempt to satisfy as many elements of an applicable safe harbor as possible. The Office of the Inspector General of HHS is authorized to issue advisory opinions regarding the interpretation and applicability of the Anti-Kickback Statute, including whether an activity constitutes grounds for the imposition of civil or criminal sanctions. We have not, however, sought any opinions regarding our business relationships.

A number of states have statutes and regulations that prohibit the same general types of conduct as those prohibited by the Anti-Kickback Statute described above. Some state anti-fraud and anti-kickback laws apply only to goods and services covered by Medicaid. Other state anti-fraud and anti-kickback laws apply to all health care goods and services, regardless of whether the source of payment is governmental or private. Where applicable, we attempt to structure our business relationships to comply with these statutes.

Fraud and abuse laws—False Claims Act

We are subject to state and federal laws that govern the submission of claims for reimbursement. These laws generally prohibit an individual or entity from knowingly and willfully presenting a claim or causing a claim to be presented for payment from a federal health care program that is false or fraudulent. The standard for “knowing and willful” may include conduct that amounts to a reckless disregard for the accuracy of information presented to payors. Penalties under these statutes include substantial civil and criminal fines, exclusion from the Medicare or Medicaid programs and imprisonment. One of the most prominent of these laws is the federal False Claims Act, which may be enforced by the federal government directly or by a private plaintiff by filing a qui tam lawsuit on the government’s behalf. Under the False Claims Act, the government and private plaintiffs, if any, may recover monetary penalties in the amount of $5,500 to $11,000 per false claim, as well as an amount equal to three times the amount of damages sustained by the government as a result of the false claim. A number of states, including states in which we operate, have adopted their own false claims statutes as well as statutes that allow individuals to bring qui tam actions. We believe that we have procedures in place to ensure the accuracy of our claims.

Ethics in patient referrals law (Stark Law)

The Stark Law generally prohibits a physician from making referrals for certain “designated health services” reimbursable by Medicare or Medicaid to entities with which the physician or an immediate family member has a financial relationship, unless an exception applies. A financial relationship is generally defined as an ownership, investment or compensation relationship. Designated health services include, but are not limited to, outpatient pharmaceuticals, parenteral and enteral nutrition products, home health services, durable medical equipment, physical and occupational therapy services, and inpatient and outpatient hospital services. Among other sanctions, a civil monetary penalty of up to $15,000 may be imposed for each bill or claim for a service a person knows or should know is for a service for which payment may not be made due to the Stark Law. Such persons or entities are also subject to exclusion from the Medicare and Medicaid programs. Any person or entity participating in a circumvention scheme to avoid the referral prohibitions is liable for a civil monetary penalty of up to $100,000. A $10,000 fine may be imposed for failure to comply with reporting requirements regarding an entity’s ownership, investment and compensation arrangements for each day for which reporting is required to have been made under the Stark Law.

The Stark Law exempts certain business relationships that meet its exception requirements. However, unlike the Anti-Kickback Statute under which an activity may fall outside a safe harbor and still be

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lawful, a referral for designated health services that does not fall within an exception is strictly prohibited by the Stark Law. We attempt to structure all of our relationships with physicians who make referrals to us in compliance with an applicable exception to the Stark Law.

In addition to the Stark Law, many of the states in which we operate have comparable restrictions on the ability of physicians to refer patients for certain services to entities with which they have a financial relationship. Certain of these state statutes mirror the Stark Law while others may be more restrictive. We attempt to structure all of our business relationships with physicians to comply with any applicable state self-referral laws.

Health Insurance Portability and Accountability Act of 1996

To improve the efficiency and effectiveness of the health care system, the Health Insurance Portability and Accountability Act of 1996, or HIPAA, included “Administrative Simplification” provisions that required HHS to adopt national standards for electronic health care transactions. At the same time, Congress recognized that advances in electronic technology could erode the privacy of health information. Consequently, Congress incorporated provisions into HIPAA that mandated the adoption of federal privacy protections for individually identifiable health information.

In response to the HIPAA mandate, in December 2000, HHS published a final regulation in the form of the Privacy Rule and in August 2002 published a final regulation modifying the Privacy Rule. The compliance date was April 14, 2003 for most entities required to comply with the Privacy Rule. The Privacy Rule set national standards for the protection of health information, as applied to the three types of covered entities: health plans, health care clearinghouses, and health care providers who conduct certain health care transactions electronically. Pursuant to the Privacy Rule, covered entities are required to have standards in place to protect and guard against the misuse of individually identifiable health information.

The Privacy Rule establishes a foundation of federal protections for the privacy of protected health information. The Privacy Rule does not replace federal, state, or other laws that grant individuals even greater privacy protections, and covered entities are free to retain or adopt more protective policies or practices. We have implemented the standards set forth in the Privacy Rule, and believe that we are in compliance with the Privacy Rule or any more stringent federal or state laws relating to privacy.

Additionally, the Administrative Simplification provisions address electronic health care transactions and the security of electronic health information systems. Covered entities are required to comply with the standards by specific compliance dates established by HHS. For standards relating to electronic health care transactions, all covered entities were required to comply by October 16, 2002 unless the covered entity timely submitted a compliance plan to HHS in which case the covered entity had until October 16, 2003 to comply. The security standards applicable to individually identifiable health information maintained electronically were required to be implemented by April 20, 2005. We were materially compliant with these standards by the applicable compliance dates. The standards for a unique national health identifier for providers used in connection with the electronic health care transactions were required to be implemented by May 23, 2007. We were materially compliant with this requirement by the applicable compliance date.

Penalties for non-compliance with the Privacy Rule and other HIPAA Administrative Simplification provisions range from a civil penalty of $100 for each violation (which can total up to $25,000 per person per year per identical requirement or prohibition), to criminal penalties, including up to $50,000 and/or one year imprisonment, up to $100,000 and/or five years imprisonment if the person knowingly uses or discloses individually identifiable health information in violation of the law, if the offense is

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committed under false pretenses and up to $250,000 and/or ten years imprisonment for violating a standard with the intent to sell, transfer or use individually identifiable health information for commercial advantage, personal gain or malicious harm.

In addition to regulating privacy of individually identifiable health information and other provisions relating to Administrative Simplification, HIPAA includes several anti-fraud and abuse laws, extends criminal penalties to private health care benefit programs and, in addition to Medicare and Medicaid, to other federal health care programs, and expands the Office of Inspector General’s authority to exclude persons and entities from participating in the Medicare and Medicaid programs.

Enforcement efforts and investigations

Both federal and state government agencies have heightened and coordinated civil and criminal enforcement efforts as part of numerous ongoing investigations of health care companies, as well as their executives and managers. These investigations relate to a wide variety of topics, including referral and billing practices. See “Risk factors—Risks Related to Our Industry—We are subject to risk from federal and state investigations.”

LEGAL PROCEEDINGS

Due to the nature of our business, we are involved in lawsuits that arise in the ordinary course of business. We do not believe that any lawsuit to which we currently are a party will have a material adverse effect on our business, financial condition, results of operations or liquidity.

FACILITIES

Our operations are conducted through 33 infusion locations and 32 home nursing locations in 14 states, as well as our corporate headquarters in Conshohocken, Pennsylvania. We currently lease our corporate headquarters under a lease with a term that expires in May 2012 but that has an option to renew for an additional term of three years. We lease nearly all of our properties, and most of our lease terms are for a term of one to three years, while some of the properties are leased on a month-to-month basis. We believe that our facilities are generally adequate for current and anticipated future use, although we may from time to time lease additional facilities as operations require.

INTELLECTUAL PROPERTY

We own and use a variety of trademarks and service marks, including Infinity Infusion Care, Infusion Solutions, Infusion Care Systems, NE-HT, New England Home Therapies, NEHT, Deaconess HomeCare, Specialty Supply Partners, Deaconess Home Health Care and Elk Valley Home Health Care which have either been registered at the state level or are being used pursuant to common law rights. We use the tradename “Deaconess HomeCare” pursuant to a license with a term of five years expiring in January 2012. In addition we own federal service mark registrations for Infusion Solutions, Inc. (design) and Infusion Partners.

INSURANCE

Our business of providing home infusion therapy and nursing services exposes us to litigation and potential liability for damages. We currently maintain insurance for general and professional liability claims in the amount of $1.0 million per claim and $3.0 million in aggregate per policy year, plus

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$5.0 million in umbrella coverage. Accordingly, the maximum coverage for a first claim in any policy year is $6.0 million, and the maximum aggregate coverage for all claims in a policy year is $8.0 million. These policies provide coverage on a claims-made or occurrence basis and have certain exclusions from coverage. These insurance policies generally must be renewed annually. There can be no assurance that our insurance coverage will be adequate to cover liability claims that may be asserted against us.

Our health insurance policy has a $175,000 reinsurance and our workers compensation insurance policy has a $350,000 deductible per claim with an aggregate stop loss of approximately $1.5 million per year. In addition, we have limited coverage for our property insurance due to the location of many of our infusion and nursing locations in the Gulf Coast region. For the properties that are covered, the deductible on our property insurance policies is $25,000 per claim, with higher deductibles and recovery limits applicable to certain other losses, such as wind and flood damage, for properties in certain high-hazard counties. These policies, which generally must be renewed annually, also include coverage for business interruption. See “Risk factors—Risks Related to Our Business—We have risks related to obligations under our insurance programs.”

EMPLOYEES

As of June 30, 2007, we employed 1,861 persons, with 1,339 of those employees representing full-time equivalents. Our home infusion segment employed 758 persons and our home nursing segment employed 1,084 persons. Our employees are not unionized and we believe our relations with our employees are good.

Management

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth information regarding our directors and executive officers.

Name	Age	Position
Robert A. Cucuel	48	Chief Executive Officer, President and Director
Mary Jane Graves	45	Chief Financial Officer, Vice President and Secretary
Colleen Lederer	51	Senior Vice President of Professional Services
Nitin Patel	49	Senior Vice President of Operations
Joey Ryan	55	Senior Vice President of Reimbursement and Compliance
William F. Dordelman	66	Director
Samuel P. Frieder	43	Director
Christopher Lacovara	43	Director
Gordon H. Woodward	38	Director

Robert A. Cucuel has been our Chief Executive Officer, President and a director since October 2006. Prior to joining us, since May 1999, Mr. Cucuel served as Founder, President and Chief Executive Officer of American Homecare Supply, LLC, which was a portfolio company of an affiliate of Kohlberg and provider of respiratory therapy, home medical equipment and infusion therapy. Mr. Cucuel continued to grow American Homecare Supply after it was sold in 2002 (and was renamed Air Products Healthcare) and remained with the company until October 2005. From October 2005 to October 2006, Mr. Cucuel was retired. Mr. Cucuel has over 23 years of experience in the health care industry, including senior level positions at American HomePatient, Home Health Corporation of America, Home Nutritional Services, Inc., Hill-Rom, Inc. and American Hospital Supply. Mr. Cucuel holds a B.S. in accounting and finance from Boston College.

Mary Jane Graves has been our Chief Financial Officer, Vice President and Secretary since September 2006. Prior to joining us, she acted as an independent consultant to American Homecare Supply and Air Products Healthcare in financial and operational capacities from December 2001 to September 2006. From April 2001 to January 2002, Ms. Graves served as the Acting Chief Executive Officer of Superior Renal Care, Inc., a regional multi-facility outpatient dialysis provider, and as its Chief Financial Officer from September 2000 to January 2002. From 1998 to 1999, Ms. Graves was President and Chief Operating Officer of StadtSolutions, LLP, a specialty pharmacy company. From 1996 to 1998, Ms. Graves served first as Chief Financial Officer and then as Executive Vice President of Operations of Stadtlander Drug Distribution. Ms. Graves holds a B.S. degree in Business Administration—Accounting from Tennessee Technological University and is also a C.P.A.

Colleen Lederer has been our Senior Vice President of Professional Services since February 2007. Prior to joining us, she served in many senior roles at Home Health Corporation of America from 1996 until December 2006, including Corporate Vice President of Professional Services (and was responsible for all clinical operations and management) and Chief Compliance Officer. From 1989 to 1995, she was a founding partner and owner of a home health staffing and consulting agency in the Philadelphia region. Ms. Lederer holds a diploma nursing degree from the Thomas Jefferson University School of Nursing.

Nitin Patel has been our Senior Vice President of Operations since September 2006. Prior to joining us, Mr. Patel was Chief Procurement and Client Services Officer at Air Products Healthcare from December

Management

1999 to March 2006. Mr. Patel also served as Vice President of Operations for Drugstore.com from September 1999 to December 1999, Area Vice President of Operations for American HomePatient from October 1995 to September 1999 and Vice President of Operations for Home Health Corporation of America from January 1994 to September 1994. Mr. Patel also served as a director for Hastings Consulting from November 1994 to March 1995. Mr. Patel holds a Bachelor of Pharmacy from the University of London and a B.S. in Pharmacy from Ohio Northern University.

Joey Ryan has been our Senior Vice President of Reimbursement and Compliance since May 2007. Prior to joining us, Ms. Ryan held several positions at American Homecare Supply/Air Products Healthcare, including serving as its Vice President of Compliance and Government Relations from December 2005 until November 2006 and as its Senior Vice President of Reimbursement and Compliance from 1999 to December 2005. Prior to this, from 1993 to 1999, Ms. Ryan owned her own consulting company that provided revenue cycle management and process improvement services to the health care industry, and has also held various management positions overseeing billing and reimbursement functions for several other large health care companies in the Philadelphia area. She holds a B.S. in Biology from the University of Missouri and an M.B.A. in Finance from Drexel University. She is also a C.P.A. in Pennsylvania.

William F. Dordelman has served as one our directors since August 2006. Mr. Dordelman is an Operating Principal of Kohlberg and has been affiliated with Kohlberg since 1991. Mr. Dordelman served as Chairman and Chief Executive Officer of Colorado Prime Corporation, a Kohlberg portfolio company, from 1992 to 1998. Prior to that, Mr. Dordelman was Co-Chief Executive Officer of the B. Manischewitz Company, another Kohlberg portfolio company. Prior to joining Kohlberg, Mr. Dordelman was with General Foods for 22 years where he served in various management capacities, including President of the Food Products Division and Group Vice President responsible for the company’s six Packaged Convenience Foods Divisions. He is a member of the board of directors of Nielsen & Bainbridge, Inc. Mr. Dordelman holds a B.A. from the University of Virginia and an M.B.A. from Harvard University.

Samuel P. Frieder has served as one of our directors since August 2006. Mr. Frieder is Co-Managing Partner of Kohlberg and is a member of Kohlberg Management V, L.L.C., the sole general partner of each of the Kohlberg Stockholders. Mr. Frieder joined Kohlberg in 1989 and became a Principal in 1995 and Co-Managing Partner in 2006. From 1988 to 1989 he was a senior associate in the Capital Funding Group at Security Pacific Business Credit. Prior to that, he was a senior real estate analyst at Manufacturers Hanover Trust Company. Mr. Frieder serves on the board of directors of a number of private companies, including Stanadyne Corporation, as well as Kohlberg Capital Corporation and Katy Industries, Inc. Mr. Frieder received an A.B. from Harvard College.

Christopher Lacovara has served as one of our directors since August 2006. Mr. Lacovara is a Co-Managing Partner of Kohlberg and is a member of Kohlberg Management V, L.L.C., the sole general partner of each of the Kohlberg Stockholders. Mr. Lacovara joined Kohlberg in 1988 and was named Principal in 1995 and Co-Managing Partner in 2006. During his tenure at Kohlberg, Mr. Lacovara has been responsible for investing more than $500 million in more than 25 leveraged buyouts and add-on acquisitions. From 1987 to 1988, he was an Associate in the Mergers and Acquisitions Department at Lazard Frères & Company. Prior to that time he was a Financial Analyst in the Corporate Finance Department of Goldman, Sachs & Co. Mr. Lacovara serves on the board of directors of a number of private companies, including Stanadyne Corporation, as well as Kohlberg Capital Corporation, where he serves as chairman of the board, and Katy Industries, Inc. Mr. Lacovara received a A.B. in History from Harvard College, a B.E. in Engineering Sciences from Hofstra University and a M.S. in Civil Engineering from Columbia University.

Management

Gordon H. Woodward has served as one our directors since August 2006. Mr. Woodward is a Principal of Kohlberg. He joined Kohlberg in 1996 and became a Principal in 2001. Prior to joining the Firm, Mr. Woodward was a financial analyst at James D. Wolfensohn Incorporated. He is a member of the board of directors of several private companies, including Stanadyne Corporation. Mr. Woodward received an A.B. from Harvard College.

We expect to add a new independent director to our board of directors prior to the consummation of this offering.

CORPORATE GOVERNANCE

Controlled company

We intend to list the shares offered in this offering on the Nasdaq Global Market. For purposes of the Nasdaq rules, we expect to be a “controlled company.” “Controlled companies” under those rules are companies of which more than 50 percent of the voting power is held by an individual, a group or another company. The Kohlberg Stockholders will continue to control more than 50% of the voting power of our common stock upon completion of this offering and are able to elect our entire board of directors. As a result, we will be considered a “controlled company” for the purposes of the Nasdaq listing requirements. As a “controlled company,” we will be permitted to, and we intend to, opt out of the Nasdaq listing requirements that would otherwise require a majority of the members of our board of directors to be independent and require that we either establish a compensation committee and a nominating and governance committee, each comprised entirely of independent directors, or otherwise ensure that the compensation of our executive officers and nominees for directors are determined or recommended to our board by the independent members of our board.

BOARD STRUCTURE AND COMPENSATION

Composition of our board of directors

Our board of directors currently consists of five directors. Our amended and restated by-laws will provide that our board of directors will consist of no less than              or more than              persons. The exact number of members on our board of directors will be determined from time to time by resolution of a majority of our full board of directors. Upon consummation of this offering, our board will be divided into              classes as described below, with each director serving a             -year term and one class being elected at each year’s annual meeting of stockholders. Messrs.            ,              and              will serve initially as Class I directors (with a term expiring in             ). Messrs.            ,              and              will serve initially as Class II directors (with a term expiring in             ). Messrs.            ,              and              will serve initially as Class III directors (with a term expiring in             ).

Committees of the board

Upon consummation of this offering, our board of directors will have an Audit Committee, Compensation Committee and Nominating and Governance Committee. We will be required to have one independent director on our audit committee during the 90-day period beginning on the date of effectiveness of the registration statement filed with the SEC in connection with this offering and of which this prospectus is a part. After such 90-day period and until one year from the date of effectiveness of the registration statement, we are required to have a majority of independent directors on our audit committee. Thereafter, our audit committee is required to be comprised entirely of independent directors.

Management

As a controlled company, we are not required to have independent nominating and governance and compensation committees or to have independent members of our board of directors performing the functions of such committees. The following is a brief description of our committees.

Audit Committee.    Our Audit Committee assists the board in monitoring the audit of our financial statements, our independent auditors’ qualifications and independence, the performance of our audit function and independent auditors, and our compliance with legal and regulatory requirements. The Audit Committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent auditors, and our independent auditors report directly to the Audit Committee. The Audit Committee will also review and approve certain related-party transactions.

Messrs.             and             are expected to be the members of our Audit Committee upon consummation of this offering. Messrs.              and              qualify as audit committee financial experts under the rules of the SEC implementing Section 407 of the Sarbanes-Oxley Act of 2002. Messrs.             and              are expected to meet the independence and the experience requirements of the Nasdaq Stock Exchange and the federal securities laws.

Compensation Committee.    Our Compensation Committee reviews and recommends policies relating to compensation and benefits of our directors and employees and is responsible for approving the compensation of our Chief Executive Officer and other executive officers. Our Compensation Committee also administers the issuance of awards under our equity incentive plans. Messrs.             and              are expected to be the members of our Compensation Committee upon consummation of this offering.

Nominating and Governance Committee.    Our Nominating and Governance Committee selects or recommends that the board select candidates for election to our board of directors and develops and recommends to the board of directors corporate governance guidelines that are applicable to us and oversees board of directors and management evaluations. Messrs.             and              are expected to be the members of our Nominating and Governance Committee upon consummation of this offering.

DIRECTOR INDEPENDENCE

We have determined that Messrs.            ,              and              are independent as such term is defined by the applicable rules and regulations of the Nasdaq Stock Exchange.

Executive compensation

COMPENSATION DISCUSSION AND ANALYSIS

Compensation program philosophy and objectives

Our primary objective with respect to executive compensation is to provide competitive compensation and benefits to attract, retain, motivate and reward the highest quality executive officers, while supporting our core values and strategic initiatives. A further key objective is to create a pay-for-performance culture such that a substantial portion of each executive officer’s compensation is contingent on, and variable with, achievement of objective corporate financial goals and other objective measures of success.

In addition, we aim to establish compensation plans that align the performance of our executive officers with our business plan and strategic objectives and promote the interests of long-term stockholders by focusing management on achieving strong short-term (annual) performance in a manner that supports and ensures our long-term success and profitability.

Finally, it is a key objective to ensure that compensation provided to executive officers remains reasonable and responsible yet competitive relative to the compensation paid to similarly situated executives at comparable companies. It is essential that our overall compensation levels be sufficiently competitive to attract talented leaders and motivate those leaders to achieve superior results. At the same time, our executive compensation programs are intended to be consistent with our focus on controlling costs.

In addition to rewarding corporate and individual performance, our compensation program is designed to reward the level of responsibility of, and the position undertaken by, an executive officer. Total compensation and accountability should generally increase with position and responsibility. As a result, total compensation is higher for individuals with greater responsibility and greater ability to influence our achievement of targeted results and strategic initiatives. Additionally, as position and responsibility increases, a greater portion of the executive officer’s total compensation is performance-based pay contingent on the achievement of performance objectives. In the same way, equity-based compensation is higher for persons with higher levels of responsibility, making a significant portion of their total compensation dependent on long-term stock appreciation.

The process of setting executive compensation

Our board of directors currently meets after the completion of each fiscal year to evaluate the performance of our named executive officers, to determine each executive’s bonus for the prior fiscal year, to establish the individual and corporate performance objectives for each executive for the current fiscal year, to review each executive’s base salary, to determine the portion of total compensation that will be contingent, performance-based pay, and to consider and approve any grants of equity incentive compensation. Our board of directors also reviews the appropriateness of the performance targets used in incentive plans and the degree of difficulty in achieving specific performance targets. Our board of directors engages in an active dialogue with our Chief Executive Officer and President concerning strategic objectives and performance targets and has not utilized a compensation consultant to date. In connection with this offering, our board of directors formed a Compensation Committee, which will be responsible going forward for many of these tasks.

Together with the performance objectives, our board of directors establishes targeted total compensation levels (i.e. maximum achievable compensation) for each of the named executive officers by determining each named executive officer’s base salary and amount of bonus compensation upon achievement of

Executive compensation

performance targets. In preparing the target amounts, the size of one individual element of compensation does, in some respects, affect the board of directors’ determination of what the targeted amount of other components of compensation should be. For example, each executive’s base pay is used as a basis for calculating a target and maximum bonus opportunities. As a general proposition, the board of directors attempts to determine the overall best mix of fixed and incentive compensation. In making this determination, the board of directors is guided by the compensation philosophy described above. The board of directors also considers historical compensation levels, the relative compensation levels among our senior executive officers and the pay practices at other portfolio companies owned by Kohlberg and their experience in managing companies in the middle market. Kohlberg’s experience compensating executives in a range of middle market companies provides a strong basis for comparing and setting individual elements of executive compensation for the named executive officers because such compensation experience is tied to a range of industries and comprehensive compensation information not obtainable from public sources. We do not use a peer group of companies to formally benchmark the compensation of our executive officers.

We believe that internal pay equity is an important factor to be considered in establishing compensation for our officers. The board of directors has not established a policy regarding the ratio of total compensation of Mr. Cucuel, our Chief Executive Officer and President, to that of the other officers, but it does review compensation levels to ensure that appropriate pay equity exists, which is determined in the board of directors’ discretion based on our board of directors members’ experience with, and knowledge of, other Kohlberg companies’ practices. The board of directors intends to continue to review internal compensation equity.

It is our policy that the board of directors will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity based incentive compensation paid to executive officers and certain other officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, we will seek to recover any amount determined to have been inappropriately received by the individual executive.

Benchmarking

The board of directors does not believe that it is appropriate to establish compensation levels primarily based on benchmarking. While we recognize that our compensation practices must be competitive in the marketplace, first-hand experience with establishing compensation levels in various companies across a range of industries allows us to assess the reasonableness of compensation without formal benchmarking. Annually, we review each named executive officer’s base salary to determine his or her annual raise, and the adequacy of his or her performance based compensation to ensure that our executives are appropriately incentivized.

Management’s role in the compensation-setting process

Our Chief Executive Officer and President, Mr. Cucuel, plays a significant role in the compensation-setting process. Mr. Cucuel evaluates the performance of the other named executive officers, establishes business performance targets and objectives for the other named executive officers and recommends salary and bonus levels and option awards for other executive officers. All recommendations of Mr. Cucuel are subject to approval by the board of directors. The board of directors discusses the recommendations with Mr. Cucuel, as appropriate, and then makes its decisions in its sole discretion.

Executive compensation

Similarly, Mr. Cucuel’s compensation, performance targets and objectives are discussed among the board of directors; however, Mr. Cucuel does not participate in such decisions, and does not make any recommendations with respect to his compensation levels and/or structure. The board of directors approved Mr. Cucuel’s recommendations for salary and bonus for our executive officers (other than himself) for 2006 and 2007.

Mr. Cucuel helps the board of directors set its agenda for meetings and will participate in committee meetings at such committee’s request. He provides background information regarding our strategic objectives, evaluates the performance of the senior executive officers, and as mentioned above makes compensation recommendations for senior executive officers (other than himself). Other executives also prepare information for each board of directors meeting.

Elements of executive compensation

Base salary

Base pay provides executives with a base level of regular income. In determining base salaries, we consider the executive’s qualifications, experience and industry knowledge, the quality and effectiveness of their leadership at our company, the scope of their responsibilities and future potential, the goals and objectives established for the executive, the executive’s past performance, the base salary paid to officers in comparable positions at other Kohlberg portfolio companies, internal pay equity and the tax deductibility of base salary. In addition, we consider the other components of executive compensation and the mix of performance pay to total compensation. The board of directors does not apply any specific weighting to these factors. After the completion of each fiscal year, each executive’s past salary and performance are considered and the board of directors decides whether or not to increase salaries.

To compensate each of the executive officers for services performed in connection with this offering, on August 14, 2007, the board of directors approved base salary increases for each of the named executive officers effective as of July 29, 2007: Mr. Cucuel from $360,000 to $425,000; Ms. Graves from $250,000 to $285,000; and Mr. Patel from $180,000 to $200,000.

Bonus plan

We award annual cash bonuses under a bonus plan (which is contained in each named executive officer’s employment agreement) for achievement of specified performance objectives with a time horizon of one year or less. Bonuses are directly tied to the achievement of EBITDA targets established for the year. The board of directors determines the EBITDA targets for each year by taking into account our qualitative and financial performance. EBITDA targets are equitably adjusted during the year by the board of directors to account for income acquired through our completed acquisitions. The board of directors determines the size of an award that we make to a particular executive by considering his individual position, responsibilities, and leadership role in our company. Each executive is eligible to receive a bonus that is within a percentage range of his or her base salary based on our performance relative to the pre-established targets. We believe the target based bonus system that is directly linked to our achievement of EBITDA targets for a year helps to align the interests of our executive’s with those of the stockholders, focus the management team on specific goals and targets for a year, and ensures that all executives work together as one in the interest of our performance.

Based upon the achievement of EBITDA targets for fiscal year 2006, Mr. Cucuel, Ms. Graves and Mr. Patel received bonuses for fiscal year 2006 equal to $42,500, $22,000 and $14,875, respectively, which were paid on June 22, 2007.

Executive compensation

The bonus opportunity for the named executive officers and other senior executives designated by the board of directors is determined in the following way:

➢	no bonus is payable if we achieve less than 95% of the EBITDA targets;

➢

target bonus is paid if we achieve 100% the EBITDA targets, with an additional 1.5% of base salary increase in the size of the bonus for each percentage of EBITDA achieved in excess of 100%, up to 109%; and

➢	maximum bonuses are paid if we achieve 110% of the EBITDA targets or greater.

The bonus opportunities for each of our named executive officers are as follows: as established in 2006, the target bonus percentage was 50% of base salary and maximum bonus percentage of 65% of base salary for Mr. Cucuel as Chief Executive Officer and President, the target bonus percentage was 40% of base salary and maximum bonus percentage of 55% of base salary for Ms. Graves as Chief Financial Officer, Vice President and Secretary, and the target bonus percentage was 35% of base salary and maximum bonus percentage of 50% of base salary for Mr. Patel as Senior Vice President of Operations.

Pursuant to his employment agreement, Mr. Cucuel received a signing bonus equal to $150,000, $75,000 which was paid to Mr. Cucuel in 2006 and $75,000 was paid during 2007. Ms. Graves and Mr. Patel, pursuant to each of their employment agreements, received a one-time bonus on February 15, 2007 equal to $50,000 and $20,000, respectively, related to our achievement of revenue targets that were met in fiscal year 2007 (when our consolidated gross revenues exceeded $150,000,000 in the aggregate for a trailing pro-forma 12 month period).

Initial public offering bonuses

In December, 2006 we extended loans to Mr. Cucuel, Ms. Graves, and Mr. Patel for amounts equal to $100,000, $50,000 and $25,000, respectively, in connection with their purchases of shares of our common stock, see “Certain relationships and related transactions—Loans to Executive Officers.” On August 31, 2007, each of the executives repaid the full amount of such loans including interest. On August 14, 2007, the board of directors approved special one-time bonuses for Mr. Cucuel, Ms. Graves, and Mr. Patel in amounts equal to $400,000, $250,000, and $43,000, respectively that were paid to the executives on August 31, 2007. The bonuses paid to each of the executives were intended to compensate the executives for the repayment of the loans and, with respect to Mr. Cucuel and Ms. Graves, to compensate them for their services performed in connection with this offering.

2006 plan and 2007 plan

We believe that equity compensation is the most effective means of creating a long-term link between the compensation provided to executives and gains realized by our stockholders, as the value of stock-based compensation is dependent upon long-term appreciation in stock price. Accordingly, we believe stock options should be a significant part of the total mix of executive compensation. Under our 2006 Plan and 2007 Plan, all stock options incorporate the following features:

➢	the term of the grant does not exceed 10 years;

➢	the grant price is not less than the fair market value of our common stock on the date of grant; and

➢

options typically vest over four years, with 25% typically vesting on each anniversary of the vesting commencement date. All outstanding options granted under the 2006 Plan will vest upon the consummation of the offering. It is standard practice within Kohlberg’s portfolio companies that options or other equity awards vest upon an initial public offering or other exit event.

Executive compensation

In 2006, the board of directors granted options to each of our executive officers under the 2006 Plan. In determining the number of options to be granted to our executives, the board of directors takes into account the individual’s position, scope of responsibility, ability to affect profits and stockholder value, the individual’s performance, the number of options currently held by the individual, and the value of stock options in relation to other elements of total compensation.

We continue to use stock options as a long-term incentive vehicle because:

➢

Stock options align the interests of executives with those of the stockholders, support a pay-for-performance culture, foster employee stock ownership, and focus the management team on increasing value for the stockholders.

➢	Stock options are performance based: all the value received by the recipient from a stock option is based on the growth of the stock price above the option price.

➢

Stock options help to provide a balance to the overall compensation program: while salary and cash bonuses focus on the achievement of annual performance targets, the four year vesting for stock options creates incentive for increases in stockholder value over a longer term.

➢	The vesting period encourages executive retention and the preservation of stockholder value.

Additional benefits

Executive officers participate in other employee benefit plans generally available to all employees on the same terms, such as a 401(k) defined contribution plan.

Severance arrangements

Each named executive officer is entitled to receive severance benefits under to the terms of his or her employment agreement upon termination by us without cause and in the case of Mr. Cucuel also upon a resignation with good reason. For details on such severance benefits, see “—Potential Post-Employment Payments Upon Termination or Change in Control.” We do not award additional severance payments in the event of a termination related to a change of control.

Reasonableness of compensation

After considering all components of the compensation paid to the named executive officers in 2006, we considered the total compensation reasonable because:

➢	We considered a variety of factors including, the executive’s level of responsibility, position undertaken and ability to influence our achievement of targeted results and strategic initiatives.

➢	The total compensation levels for the named executive officers are comparable with those of similarly situated executives in comparable companies.

Tax and accounting considerations

We generally seek to maximize the deductibility for tax purposes of all elements of compensation. For example, we have consistently issued nonqualified stock options that will result in a tax deduction to us upon exercise. Section 162(m) of the Code generally disallows a tax deduction to public corporations for non-qualifying compensation in excess of $1.0 million paid in any fiscal year to its chief executive officer and the three other officers (other than the principal financial officer) whose compensation is disclosed in the proxy statement. The board of directors reviews compensation plans in light of applicable tax provisions, including Section 162(m), and may revise compensation plans from time to time to maximize deductibility. However, the board of directors may approve compensation that does not qualify for deductibility when we deem it to be in our best interests.

Executive compensation

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2006

The following table sets forth the cash and non-cash compensation paid by us or incurred on our behalf to our named executive officers during 2006, our last completed fiscal year.

Name and Principal Position(1)	Year	Salary ($)(2)	One Time Bonus ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Option Awards ($)(5)	All Other Compensation ($)(6)	Total ($)
Robert A. Cucuel(7) Chief Executive Officer and President	2006	58,846	150,000	42,500	16,778	5,446	273,570
Mary Jane Graves Chief Financial Officer, Vice President and Secretary	2006	54,153	—	22,000	5,383	11,901	93,437
Nitin Patel Senior Vice President of Operations	2006	41,846	—	14,875	2,703	6,806	66,230

(1)	Compensation information for Colleen Lederer, Senior Vice President of Professional Services, and Joey Ryan, Senior Vice President of Compliance and Reimbursement, is omitted from this table because these named executive officers were only employed by us during fiscal year 2007.
(2)	This reflects total base salary paid to each of the executives from October 19, 2006 through December 31, 2006 and is not an annual base salary.
(3)	Represents a signing bonus for Mr. Cucuel, payable pursuant to his employment agreement. $75,000 was paid in 2006 upon his commencement of employment and $75,000 was paid on February 15, 2007.
(4)	Represents awards made pursuant to Bonus Plans and earned during 2006.
(5)	Represents the compensation cost of stock options recognized for financial statement reporting purposes with respect to the last fiscal year in accordance with SFAS No. 123(R). These amounts do not correspond to the actual value that will be recognized by our named executive officers for these awards. See Note 13 in our audited financial statements included elsewhere in this prospectus for the assumptions made in determining these values.
(6)	Represents medical reimbursements and car allowances for each of the executives and, for Ms. Graves, it also represents $8,185 for relocation expenses.
(7)	Mr. Cucuel is also a member of our board of directors but does not receive any additional compensation for his services in this capacity.

GRANTS OF PLAN BASED AWARDS TABLE FOR FISCAL YEAR 2006

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Target ($)	Maximum ($)
Robert A. Cucuel	170,000	221,000
Mary Jane Graves	88,000	121,000
Nitin Patel	59,500	85,000

(1)	For a description of the material terms of these awards, see “—Compensation Discussion and Analysis—Elements of executive compensation—Bonus plan.” These bonus payments are based on 2006 salaries. Such salaries have since increased.

Executive compensation

EMPLOYMENT AGREEMENTS

We have entered into an employment agreement with each of our named executive officers. Each agreement contains confidentiality provisions, and non-competition and non-solicitation covenants applicable during the term of employment and post-termination of employment. Each agreement provides us with the option to extend the term of the non-competition restrictions in exchange for providing the executive with additional severance benefits.

Robert A. Cucuel

Mr. Cucuel’s employment agreement with us provides that Mr. Cucuel will continue to serve as our Chief Executive Officer and as a member of the board of directors until his employment is terminated by us or by Mr. Cucuel, which may be at any time, with or without cause, or upon the expiration of his employment term on October 6, 2012, if earlier. The agreement contains a covenant not to engage in any business that competes with us in certain geographic locations, during the term of his employment and during any 12 month period that Mr. Cucuel is receiving severance benefits or for a period 12 months in the event of his voluntary termination, and a covenant not to solicit our officers during the term of his employment and for a period of 12 months thereafter.

Mr. Cucuel is entitled to receive an annual base salary of $425,000. In accordance with the terms of his employment agreement and the bonus program described therein, Mr. Cucuel is eligible for an annual target bonus equal to 50% of his base salary with a maximum bonus opportunity of 65% of his base salary, subject to the achievement of performance targets, for the relevant year. For fiscal year 2006, Mr. Cucuel received an annual bonus of $42,500 which was paid on June 22, 2007. Pursuant to his employment agreement, Mr. Cucuel received a signing bonus of $150,000, $75,000 which was paid upon his commencement of employment and $75,000 was paid on February 15, 2007. Mr. Cucuel was granted 4,480,000 options to purchase shares of our common stock pursuant to our 2006 Plan (1,800,000 options were granted during fiscal year 2006 and the remainder were granted during fiscal year 2007). Additionally, Mr. Cucuel is eligible to receive options to purchase our shares equal to 50% of any increase in the option pool following his commencement of employment prior to an initial public offering. Mr. Cucuel was eligible to receive a loan from us for $500,000 to purchase shares of our common stock on October 16, 2006. We extended him a loan for $100,000, which loan has been repaid. See “Certain relationships and related transactions—Loans to Executive Officers.” Mr. Cucuel participates generally in all of our employee benefit plans including a 401(k) plan (adopted in 2007) and is entitled to a monthly car allowance of $1,250. Mr. Cucuel is entitled to four weeks of paid vacation per year.

Mary Jane Graves

Ms. Graves’s employment agreement with us provides that Ms. Graves will continue to serve as our Vice President and Chief Financial Officer until her employment is terminated by us or by Ms. Graves, which may be at any time, with or without cause, or earlier if her employment is not renewed pursuant to a notice of non-renewal at least 30 days prior to September 19, 2008, or each successive one-year period. The agreement contains a covenant not to engage in any business that competes with us in certain geographic locations, during the term of her employment and for any 12 month period that Ms. Graves is receiving severance benefits, or a 12 month period in the event of her voluntary termination, and a covenant not to solicit our officers during the term of her employment and for a period of 12 months thereafter.

Ms. Graves is entitled to receive an annual base salary of $285,000 and she received a one time bonus of $50,000 on February 15, 2007 because our consolidated gross revenues exceeded $150,000,000 in the aggregate for a pro forma trailing twelve month period. In accordance with the terms of her employment agreement and the bonus program described therein, Ms. Graves is eligible for an annual target bonus

Executive compensation

equal to 40% of her base salary with a maximum bonus opportunity of 55% of her base salary, subject to the achievement of performance targets for the relevant year. For fiscal year 2006, Ms. Graves received a bonus of $22,000 which was paid on June 22, 2007. Ms. Graves was granted 1,677,500 options to purchase shares of our common stock pursuant to our 2006 Plan (577,500 options were granted in fiscal year 2006 and the remainder were granted during 2007). Ms. Graves was eligible to purchase up to 150,000 shares for a 90 day period following her commencement of employment and entitled to borrow up to $75,000 from us to pay for such shares. We extended her a loan for $50,000, which loan has been repaid. See “Certain relationships and related transactions—Loans to Executive Officers.” Ms. Graves participates generally in all of our employee benefit plans including a 401(k) plan (adopted in 2007) and is entitled to a monthly car allowance of $1,000. Ms. Graves is entitled to four weeks of paid vacation per year. Ms. Graves is eligible for reimbursement by us for up to $30,000 for relocation expenses associated with her move to the Philadelphia area.

Nitin Patel

Mr. Patel’s employment agreement with us provides that Mr. Patel will continue to serve as our Senior Vice President of Operations, until his employment is terminated by us or by Mr. Patel, which may be at any time, with or without cause, or earlier if his employment is not renewed pursuant to a notice of non-renewal at least 30 days prior to September 19, 2008, or each successive two year period. The agreement contains a covenant not to engage in any business that competes with us in certain geographic locations, during the term of his employment and for any 9 month period Mr. Patel is receiving severance benefits, or a 12 month period in the event of his voluntary termination, and a covenant not to solicit our officers during the term of his employment and for a period of 12 months thereafter.

Mr. Patel is entitled to receive an annual base salary of $200,000 and he received a one time bonus of $20,000 on February 15, 2007 because our consolidated gross revenues exceeded $150,000,000 in the aggregate for a pro forma trailing twelve month period. In accordance with the terms of his employment agreement and the bonus program described therein, Mr. Patel is eligible for an annual target bonus equal to 35% of his base salary with a maximum annual bonus opportunity of 50% of his base salary, subject to the achievement of performance targets for the relevant year. For fiscal year 2006, Mr. Patel received an annual bonus of $14,875 which was paid on June 22, 2007. Mr. Patel was granted 625,000 options to purchase shares of our common stock pursuant to our 2006 Plan (290,000 options were granted in fiscal year 2006 and the remainder were granted during fiscal year 2007). Additionally, Mr. Patel was eligible to purchase up to 100,000 shares of our common stock for a 90 day period following his commencement of employment and was eligible to borrow up to $50,000 from us to pay for such shares. We extended him a loan for $25,000, which loan has been repaid. See “Certain relationships and related transactions—Loans to Executive Officers.” Mr. Patel participates generally in all employee benefit plans including a 401(k) plan (adopted in 2007) and is entitled to a monthly car allowance of $1,000. Mr. Patel is entitled to four weeks of paid vacation per year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards(3)
	Number of Securities Underlying Unexercised Options(1)		Option Exercise Price ($)(2)	Grant Date	Option Expiration Date
Name	Exercisable (#)	Unexercisable (#)
Robert A. Cucuel	0	1,800,000	1.00	12/06/06	12/06/16
Mary Jane Graves	0	577,500	1.00	12/06/06	12/06/16
Nitin Patel	0	290,000	1.00	12/06/06	12/06/16

Executive compensation

(1)	These options were awarded pursuant to the Nonqualified Stock Option Agreements entered into by each of our named executive officers on December 6, 2006 under our 2006 Plan. Under these agreements, 25% of the total options granted are exercisable on each of the first, second, third & fourth anniversaries of the vesting commencement date, December 6, 2006. Upon the occurrence of a company transaction (which includes the consummation of this offering), all outstanding unvested options will immediately become fully vested and exercisable. If the named executive officer’s employment is terminated for any reason, the unvested portion of his or her stock option will expire on the date he or she is terminated. The vested portion of his or her stock options will remain exercisable until the expiration of the option period, 12 months after termination due to death or disability or 180 days after any other termination other than by us for cause; provided however that, if the fair market value of the vested options is less than exercise price on the date of termination, such vested stock options will immediately terminate. If the named executive officer is terminated for cause, all outstanding vested and unvested options will immediately terminate.
(2)	The Stock Option exercise price was based on the fair market value on the date of grant as determined by the board of directors using the Black-Scholes option-pricing model.
(3)	No options were exercised during fiscal year 2006.

POTENTIAL POST-EMPLOYMENT PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The employment of each named executive officer may be terminated by us or by the executive at any time, with or without cause, subject to the provisions of his or her employment agreement. Each named executive officer is entitled to receive severance benefits pursuant to the terms of his or her employment agreement upon termination by us without cause, or in the case of Mr. Cucuel, also upon his resignation for good reason. A named executive officer is not eligible for benefits if his or her termination is due to death or permanent disability.

A termination for “good reason” means a material breach by us of Mr. Cucuel’s employment agreement.

A termination for “cause” includes any of the following actions by the executive: a material breach of the executive’s employment agreement; willful failure to comply with the directives of the board of directors, which failure continues after notice and a 30 day opportunity to cure; gross negligence or willful misconduct in the performance of his or her duties; theft or embezzlement of our property, or any other act including but not limited to a felony or crime involving moral turpitude, that is injurious in any significant respect to our property, operations, business or reputation;

The executives’ employment agreements do not provide any right to receive a “gross up”, in the event that any severance payments would be subject to the excise tax imposed by Section 4999 of the Code, or any other federal, state and local income.

Upon a termination of any of the executive officers by us without cause, or in the case of Mr. Cucuel by him for good reason, each of the executive officers will be entitled to continued payment of his or her base salary for period of either 12 or 9 months.

Upon any termination, Mr. Cucuel, will be entitled to continued health insurance benefits and car allowance benefits for the 12 month period that Mr. Cucuel is receiving severance benefits following termination.

If there is a company transaction, the vesting of any unvested stock options granted to each executive officer shall accelerate and become immediately exercisable. A company transaction is defined as the consummation of (i) a merger or consolidation that results in a transfer or change of ownership of more than 50% of the voting power, (ii) a sale of all of the voting power, (iii) sale, lease or exchange of all or

Executive compensation

substantially all of our assets, or (iv) an initial public offering. Because a company transaction includes an initial public offering, all outstanding unvested stock options held by each of the named executive officers shall accelerate and vest upon the consummation of this offering. However, upon the occurrence of a company transaction, we may provide for an automatic cancellation of the options in exchange for the payment to the executive of the excess, if any, of the consideration received per share in the company transaction over the exercise price of the option.

According to the terms of each named executive officers’ Nonqualified Stock Option Agreement, if their employment is terminated for any reason, the unvested portion of their stock option will expire on the date they are terminated. The vested portion of the stock option will remain exercisable for 180 days following the executive’s termination, one year in the case of termination due to death or disability, or the expiration of the option period. However, if the exercise price of the option is above the fair market value of the option on the date of the executive’s termination then the option shall immediately expire, whether vested or unvested. In the event that an executive is terminated by us for cause, we have the right to repurchase common stock and options from the executive.

Robert A. Cucuel

If Mr. Cucuel’s employment is terminated, either by us without cause or by him for good reason, he will be entitled to the continuation of his then current annual salary for the lesser of 12 months or the number of months until October 16, 2016, and the continuation of his health insurance and car allowance benefits for the same period.

In accordance with the terms of the Nonqualified Stock Option Agreements entered into by Mr. Cucuel, the stock options granted to him will immediately become fully vested and exercisable upon a company transaction, which includes the consummation of this offering. The stock options granted to Mr. Cucuel on December 6, 2006, shall also immediately become fully vested and exercisable if there is a merger or acquisition that does not result in a company transaction but results in the executive’s termination for good reason, or upon the event of our dissolution or liquidation.

Mary Jane Graves

If Ms. Graves’s employment is terminated without cause, she will be entitled to the continuation of her then current annual salary 12 months and the continuation of her health insurance benefits for the same period.

In accordance with the terms of the Nonqualified Stock Option Agreements entered into by Ms. Graves, the stock options granted to her will immediately become fully vested and exercisable upon a company transaction, which includes the consummation of this offering.

Nitin Patel

If Mr. Patel’s employment is terminated, without cause, he will be entitled to the continuation of his then current annual salary 9 months. In accordance with his employment agreement, Mr. Patel is not eligible for post-employment health insurance benefits.

In accordance with the terms of the Nonqualified Stock Option Agreements entered into by Mr. Patel, the stock options granted to him will immediately become fully vested and exercisable upon a company transaction, which includes the consummation of this offering.

Executive compensation

Termination payments

The following table sets forth the payments each of our named executive officers would have received if their employment had been terminated by us without cause on December 31, 2006 and there was no company transaction.

Name	Benefit	Amount Payable for Termination Without Cause
Robert A. Cucuel	Cash Severance	$340,000
	Medical Benefits	13,594
	Car Allowance	15,000
	Option Acceleration Value	—
Mary Jane Graves	Cash Severance	$220,000
	Medical Benefits	2,691
	Option Acceleration Value	—
Nitin Patel	Cash Severance	$127,500
	Medical Benefits	—
	Option Acceleration Value	—

DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR 2006

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
William F. Dordelman	$4,166.67	—	$4,166.67
Samuel P. Frieder	—	—	—
Christopher Lacovara	—	—	—
Gordon H. Woodward	—	—	—
Robert A. Cucuel	—	—	—

(1)	Represents fees earned during fiscal year 2006 for serving on our board of directors.
(2)	No options were awarded to any of the directors during fiscal year 2006.

OTHER EMPLOYMENT AGREEMENTS

Colleen Lederer

Ms. Lederer’s employment agreement with us provides that Ms. Lederer will continue to serve as our Senior Vice President of Professional Services, until her employment is terminated by us or by Ms. Lederer, which may be at any time, with or without cause, or earlier if her employment is not renewed pursuant to a notice of non-renewal at least 30 days prior to February 1, 2009, or each successive one year period. The agreement contains a covenant not to engage in any business that competes with us in certain geographic locations, during the term of her employment and for any period Ms. Lederer is receiving severance benefits, or a 12 month period in the case of a voluntary termination by Ms. Lederer, and a covenant not to solicit our officers during the term of her employment and for a period of 12 months thereafter.

Ms. Lederer is entitled to receive an annual base salary of $210,000. In accordance with the terms of her employment agreement and the bonus programs described therein, Ms. Lederer is eligible for a quarterly bonus of $10,000 based upon the achievement of certain targets and metrics established by the board of directors and an annual target bonus equal to 35% of her base salary with a maximum annual bonus

Executive compensation

opportunity of 50% of her base salary, subject to the achievement of performance targets, for the relevant year. Ms. Lederer was granted 290,000 options to purchase shares of our common stock pursuant to our 2006 Plan. Ms. Lederer participates in all employee benefit plans including a 401(k) plan (adopted in 2007) and is entitled to a monthly car allowance of $1,000. Ms. Lederer is entitled to four weeks of paid vacation per year.

If Ms. Lederer’s employment is terminated without cause, she will be entitled to the continuation of her then current annual salary 12 months and the continuation of her health insurance benefits for the same period.

In accordance with the terms of the Nonqualified Stock Option Agreement entered into by Ms. Lederer, the stock options granted to her will immediately become fully vested and exercisable upon a company transaction, which includes the consummation of this offering.

Joey Ryan

Ms. Ryan’s employment agreement with us provides that Ms. Ryan will continue to serve as our Senior Vice President of Compliance and Reimbursement, until her employment is terminated by us or by Ms. Ryan, which may be at any time, with or without cause, or earlier if her employment is not renewed pursuant to a notice of non-renewal at least 30 days prior to May 21, 2009, or each successive one year period. The agreement contains a covenant not to engage in any business that competes with us in specific geographic locations, during the term of her employment and for any period Ms. Ryan is receiving severance benefits, or a 12 month period in the case of a voluntary termination by Ms. Ryan, and a covenant not to solicit our officers during the term of her employment and for a period of 12 months thereafter.

Ms. Ryan is entitled to receive an annual base salary of $200,000. In accordance with the terms of her employment agreement and the bonus program described therein, Ms. Ryan is eligible for an annual target bonus equal to 35% of her base salary with a maximum bonus opportunity of 50% of her base salary, subject to the achievement of EBITDA performance targets. Ms. Ryan was granted 470,000 options to purchase shares of our common stock pursuant to our 2006 Plan. Ms. Ryan participates in all employee benefit plans including a 401(k) plan (adopted in 2007) and is entitled to a monthly car allowance of $1,000. Ms. Ryan is entitled to four weeks of paid vacation per year. Ms. Ryan is also eligible for reimbursement for the monthly costs of her cell phone, the cost of maintaining her CPA license and annual fees for her USAirways club membership used in connection with business travel.

If Ms. Ryan’s employment is terminated without cause, she will be entitled to the continuation of her then current annual salary 12 months. In accordance with her employment agreement, Ms. Ryan is not eligible for post-employment health insurance benefits.

In accordance with the terms of the Nonqualified Stock Option Agreement entered into by Ms. Ryan, the stock options granted to her will immediately become fully vested and exercisable upon a company transaction, which includes the consummation of this offering.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee.

Executive compensation

INCENTIVE PLANS

The 2006 plan

We adopted our 2006 Plan effective September 19, 2006. The purpose of the 2006 Plan is to attract, retain, and motivating persons of outstanding ability by providing them with a proprietary interest in the Company and to link their interests with the long terms interests of our stockholders. As of June 30, 2007, there are nonqualified options outstanding under the 2006 Plan to acquire an aggregate of 8,931,000 shares of our common stock that were granted at an exercise price per share equal to the fair market value of a share on the date of grant.

Administration.    The 2006 Plan is administered by our board or such other committee as may be appointed by our board with responsibility for the administration of the 2006 Plan. We expect that the compensation committee will administer the 2006 Plan following the completion of the offering. The 2006 Plan administrator will have the sole and complete authority to determine who will be granted an award under the 2006 Plan and the terms and conditions of any agreements evidencing any awards granted under our 2006 Plan. The 2006 Plan administrator will have full discretion to administer and interpret the 2006 Plan and to adopt such rules, regulations and procedures as it deems necessary or advisable and to determine, among other things, the time or times at which the awards may be exercised, whether and under what circumstances an award may be exercised, and to correct any defect or supply any omission or reconcile any inconsistency in the 2006 Plan.

Eligibility.    Any of our employees, non-employee directors, officers, consultants, agents, advisors or independent contractors of bona fide services rendered, or of our subsidiaries or their respective affiliates will be eligible for awards under our 2006 Plan.

Number of Shares Authorized.    The 2006 Plan provides for an aggregate of 10,000,000 shares of our common stock to be available for awards, subject to certain anti-dilution protection that shall be of no further force or effect following the completion of this offering. If any award is forfeited or if any option terminates, expires or lapses without being exercised, shares of our common stock subject to such award will again be made available for future grant. If there is any change in our corporate capitalization, the 2006 Plan administrator in its sole discretion may make substitutions or adjustments to the number of shares reserved for issuance under the 2006 Plan, the number of shares covered by awards then outstanding under our 2006 Plan, the limitations on awards under the 2006 Plan, and such other equitable substitution or adjustments as it may determine appropriate.

Term of the Plan.    The 2006 Plan has no definitive expiration date. No further awards may be granted after the 2006 Plan is terminated in accordance with the terms of the 2006 Plan.

Awards Available for Grant.    The 2006 Plan administrator may grant awards of nonqualified stock options, incentive (qualified) stock options, or any combination of the foregoing.

Term of Options.    Unless otherwise determined by the 2006 Plan administrator and set forth in a grant letter, options granted under the 2006 Plan shall terminate on the 10th anniversary of the date of grant, subject to earlier termination in the event of termination of employment.

Vesting of Options.    Unless otherwise determined by the 2006 Plan administrator, options shall vest over four years, with 25% vesting on each of the first, second, third and fourth anniversaries of the date of grant. Vested options granted under the 2006 Plan may be exercised in accordance with their terms.

Executive compensation

Options.    The 2006 Plan administrator will be authorized to grant options to purchase shares of common stock that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of Code for incentive stock options, or “non-qualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. Under the terms of our 2006 Plan, the exercise price of the options will not be less than the fair market value of our common stock at the time of grant. Options granted under the 2006 Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the 2006 Plan administrator and specified in the applicable award agreement. The maximum term of an option granted under the 2006 Plan will be ten years from the date of grant (or five years in the case of a qualified option granted to a 10% stockholder). Payment in respect of the exercise of an option may be made in cash or by check, by surrender of shares of common stock, or to the extent permitted by law, allow such payment to be made through a broker-assisted cashless exercise mechanism or by such other method as the 2006 Plan administrator may determine to be appropriate.

Transferability.    Each award may be exercised during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative and may not be otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution.

Amendment.    Our board of directors in its sole discretion may amend, suspend or terminate the 2006 Plan at any time; however, stockholder approval to amend our 2006 Plan may be necessary if the law so requires. No amendment, suspension or termination will impair the rights of any participant or recipient of any previously granted award without the consent of the participant or recipient.

Company Transaction.    In the event of a company transaction (as defined in the 2006 Plan), which includes the consummation of this offering, all outstanding options issued under the 2006 Plan shall become fully vested and exercisable, and all restrictions limitations and forfeiture provisions shall lapse. The 2006 Plan administrator may, in its sole discretion, cancel outstanding options and pay the value to the participants of the excess, if any, of the per share consideration received in connection with the company transaction over the exercise price of the option. The 2006 Plan administrator may, in its discretion with the consent of the successor company (as defined in the 2006 Plan), substitute outstanding options with common stock of the successor company substantially equal to the fair market value of the per share consideration received in the company transaction, which includes the consummation of this offering. The 2006 Plan administrator shall have the discretion to take such further action necessary or advisable with respect to options at any time before a sale, merger, consolidation, reorganization, liquidation, dissolution or change in control as defined by the 2006 Plan administrator.

The 2007 plan

The purpose of our 2007 Plan is to give us a competitive edge in attracting, retaining and motivating employees, directors and consultants and to provide us with a stock plan providing incentives directly related to increases in our stockholder value.

Administration.    Our compensation committee will administer our 2007 Plan. The committee will have the authority to determine the terms and conditions of any agreements evidencing any awards granted under our 2007 Plan and to adopt, alter and repeal rules, guidelines and practices relating to our 2007 Plan. Our compensation committee will have full discretion to administer and interpret the 2007 Plan and to adopt such rules, regulations and procedures as it deems necessary or advisable and to determine, among other things, the time or times at which the awards may be exercised and whether and under what circumstances an award may be exercised.

Executive compensation

Eligibility.    Any of our employees, directors, officers or consultants or of our subsidiaries or their respective affiliates will be eligible for awards under our 2007 Plan. Our compensation committee has the sole and complete authority to determine who will be granted an award under the 2007 Plan.

Number of Shares Authorized.    The 2007 Plan provides for an aggregate of                  shares of our common stock to be available for awards. No more than                  shares of our common stock may be issued to any participant during any single year with respect to incentive stock options under our 2007 Plan. No participant may be granted awards of options and stock appreciation rights with respect to more than                  shares of our common stock in any one year. No more than                  shares of our common stock may be granted under our 2007 Plan to any participant during any single year with respect to performance compensation awards in any one performance period. The maximum amount payable pursuant to a cash bonus for an individual employee or officer under our 2007 Plan for any single year during a performance period is $1,000,000. If any award is forfeited or if any option terminates, expires or lapses without being exercised, shares of our common stock subject to such award will again be made available for future grant. If there is any change in our corporate capitalization, the compensation committee in its sole discretion may make substitutions or adjustments to the number of shares reserved for issuance under our 2007 Plan, the number of shares covered by awards then outstanding under our 2007 Plan, the limitations on awards under our 2007 Plan, the exercise price of outstanding options and such other equitable substitution or adjustments as it may determine appropriate.

The 2007 Plan will have a term of ten years and no further awards may be granted after that date.

Awards Available for Grant.    The compensation committee may grant awards of non-qualified stock options, incentive (qualified) stock options, stock appreciation rights, restricted stock awards, restricted stock units, stock bonus awards, performance compensation awards (including cash bonus awards) or any combination of the foregoing.

Options.    The compensation committee will be authorized to grant options to purchase shares of common stock that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Code for incentive stock options, or “non-qualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. Options granted under our 2007 Plan will be subject to the terms and conditions established by the compensation committee. Under the terms of our 2007 Plan, unless the compensation committee determines otherwise, the exercise price of the options will not be less than the fair market value of our common stock at the time of grant. Options granted under the 2007 Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by our compensation committee and specified in the applicable award agreement. The maximum term of an option granted under the 2007 Plan will be ten years from the date of grant (or five years in the case of a qualified option granted to a 10% stockholder). Payment in respect of the exercise of an option may be made in cash or by check, by surrender of unrestricted shares (at their fair market value on the date of exercise) that have been held by the participant for at least six months or have been purchased on the open market, or the compensation committee may, in its discretion and to the extent permitted by law, allow such payment to be made through a broker-assisted cashless exercise mechanism or by such other method as our compensation committee may determine to be appropriate.

Stock Appreciation Rights.    Our compensation committee will be authorized to award stock appreciation rights under the 2007 Plan. SARs will be subject to the terms and conditions established by the compensation committee. A SAR is a contractual right that allows a participant to receive, either in

Executive compensation

the form of cash, shares or any combination of cash and shares, the appreciation, if any, in the value of a share over a certain period of time. An option granted under the 2007 Plan may include SARs and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option shall be subject to terms similar to the option corresponding to such SARs. The terms of the SARs shall be subject to terms established by the compensation committee and reflected in the award agreement.

Restricted Stock.    Our compensation committee will be authorized to award restricted stock under the 2007 Plan. Awards of restricted stock will be subject to the terms and conditions established by the compensation committee. Restricted stock is common stock that generally is non-transferable and is subject to other restrictions determined by the compensation committee for a specified period. Unless the compensation committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the restricted period, then any unvested restricted stock is forfeited.

Restricted Stock Unit Awards.    Our compensation committee will be authorized to award restricted stock unit awards. Restricted stock unit awards will be subject to the terms and conditions established by the compensation committee. Unless the compensation committee determines otherwise, or specifies otherwise in an award agreement, if the participant terminates employment or services during the period of time over which all or a portion of the units are to be earned, then any unvested units will be forfeited. At the election of the compensation committee, the participant will receive a number of shares of common stock equal to the number of units earned or an amount in cash equal to the fair market value of that number of shares at the expiration of the period over which the units are to be earned or at a later date selected by the compensation committee.

Stock Bonus Awards.    Our compensation committee will be authorized to grant awards of unrestricted shares of our common stock, either alone or in tandem with other awards, under such terms and conditions as the compensation committee may determine.

Performance Compensation Awards.    The compensation committee may grant any award under the 2007 Plan in the form of a performance compensation award by conditioning the vesting of the award on the satisfaction of certain performance goals. The committee may establish these performance goals with reference to one or more of the following:

➢	net earnings or net income (before or after taxes);

➢	basic or diluted earnings per share (before or after taxes);

➢	gross profit or gross profit growth;

➢	net operating profit (before or after taxes);

➢	return measures (including, but not limited to, return on assets, capital, invested capital, equity or sales);

➢	cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital);

➢	earnings before or after taxes, interest, depreciation, and amortization;

➢	gross or operating margins;

➢	productivity ratios;

Executive compensation

➢	share price (including, but not limited to, growth measures and total stockholder return);

➢	expense targets;

➢	margins;

➢	operating efficiency;

➢	working capital targets;

➢	enterprise value;

➢	sales;

➢	stockholder return;

➢	competitive market metrics;

➢	earnings per share;

➢	objective measures of personal targets, goals or completion of projects; or

➢	any combination of the foregoing.

Transferability.    Each award may be exercised during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative and may not be otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution.

Amendment.    Our 2007 Plan will have a term of ten years. Our board of directors may amend, suspend or terminate our 2007 Plan at any time; however, stockholder approval to amend our 2007 Plan may be necessary if the law so requires. No amendment, suspension or termination will impair the rights of any participant or recipient of any award without the consent of the participant or recipient.

Change in Control.    In the event of a change in control (as defined in the 2007 Plan), all outstanding options and equity awards (other than performance compensation awards) issued under the 2007 Plan will become fully vested and performance compensation awards will vest, as determined by the compensation committee, based on the level of attainment of the specified performance goals. The compensation committee may, in its discretion, cancel outstanding awards and pay the value of such awards to the participants in connection with a change in control. The compensation committee can also provide otherwise in an award agreement under the plan.

Cash incentive plan

Prior to the consummation of this offering, we expect to adopt a Cash Incentive Plan for certain of our executives. The purpose of the Cash Incentive Plan is to promote the success of the Company by (i) compensating and rewarding participating executives with cash bonuses for the achievement of performance targets with respect to a specified performance period and (ii) motivating such executives by giving them opportunities to receive bonuses directly related to such performance. The Cash Incentive Plan is generally intended to provide bonuses that qualify as performance-based compensation within the meaning of Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code. The following description is a summary of certain provisions thereof and is qualified in its entirety by the reference to the Cash Incentive Plan that was filed as an exhibit to the registration statement of which this prospectus is a part and which we incorporate by reference into this document.

Section 162(m) of the Code generally provides that we may not take a federal income tax deduction for compensation in excess of $1,000,000 paid to certain executive officers in any one year. Certain

Executive compensation

performance-based compensation is exempt from this limit. Specifically, Section 162(m) of the Code does not preclude us from taking a federal income tax deduction for certain qualifying performance-based compensation paid to an executive officer in a year even if that compensation exceeds $1,000,000. The Cash Incentive Plan is structured to satisfy the requirements for performance-based compensation within the meaning of Section 162(m) of the Code and related IRS regulations. Section 162(m) requires that certain material terms of the Cash Incentive Plan, including the performance criteria of the Company and maximum amounts payable, be approved by our stockholders.

Administration.    The Cash Incentive Plan will be administered by our compensation committee, which will be selected by our board of directors and will be composed of two or more members of our board, each of whom will be required to be an “outside director” within the meaning of Section 162(m) of the Code. Our compensation committee will have all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Cash Incentive Plan, including authority to determine eligibility for participation, establish the maximum award that may be earned by each participant, which may be expressed in terms of dollar amount, percentage of salary or any other measurement, establish goals for each participant, establish the applicable performance period, calculate and determine each participant’s level of attainment of these goals and calculate an award for each participant based upon such level of attainment. Except as otherwise specifically stated in the Cash Incentive Plan, our compensation committee will have full power and authority to construe, interpret and administer the Cash Incentive Plan.

Eligibility.    The Cash Incentive Plan provides that our compensation committee will designate the officers and other key executives who will be eligible for awards for the performance period during which performance is measured. A performance period is any period of at least 12 months as determined by our compensation committee.

Bonus Awards and Performance Goals.    For each performance period, our compensation committee will establish a maximum award (and, if our compensation committee so determines, a target and/or threshold award) and performance goals for each participant. Performance goals may relate to our performance, the performance of one or more of our subsidiaries, divisions or departments and/or performance specific to the participants’ function. Our compensation committee will communicate these performance goals to each participant prior to or during the applicable performance period. Participants will earn awards only upon the attainment of the applicable performance goals during the applicable performance period as and to the extent established by our compensation committee.

The performance goals for participants will be based on attainment of specific levels of our performance and/or the performance of our subsidiaries, divisions or departments and/or functional performance, as applicable, with reference to one or more of the following performance criteria:

➢	net earnings or net income (before or after taxes);

➢	basic or diluted earnings per share (before or after taxes);

➢	gross profit or gross profit growth;

➢	net operating profit (before or after taxes);

➢	return measures (including, but not limited to, return on assets, capital, invested capital, equity or sales);

➢	cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital);

Executive compensation

➢	earnings before or after taxes, interest, depreciation, amortization and/or rents;

➢	gross or operating margins;

➢	productivity ratios;

➢	share price (including, but not limited to, growth measures and total stockholder return);

➢	expense targets;

➢	margins;

➢	operating efficiency;

➢	working capital targets;

➢	enterprise value;

➢	sales;

➢	stockholder return;

➢	competitive market metrics;

➢	earnings per share;

➢	objective measures of personal targets, goals or completion of projects; and

➢	or any combination of the forgoing.

As soon as practicable following the end of the applicable performance period, our compensation committee will certify the attainment of the performance goals and will calculate the award, if any, payable to each participant. Bonus awards will be paid in a lump sum cash payment as soon as practicable following the determination of the applicable amount by our compensation committee. Our compensation committee retains the right to reduce any award in its discretion. The maximum amount payable to a participant in respect of an annual bonus award that is intended to qualify for the “performance-based compensation” exception to Section 162(m) of the Code is $1,000,000.

Termination or Amendment of Plan.    Our compensation committee may amend, suspend or terminate the Cash Incentive Plan at any time, provided that no amendment may be made without the approval of our stockholders if the effect of any amendment would be to cause outstanding or pending awards that are intended to qualify for the “performance-based compensation” exception to Section 162(m) of the Code to cease to qualify for this exception.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of the material U.S. federal income tax consequences of the grant and exercise and vesting of awards under our plans and the disposition of shares acquired pursuant to the exercise of such awards and is intended to reflect the current provisions of the Code and the regulations there under. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local and payroll tax considerations. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

Options.    The Code requires that, for treatment of an option as a qualified option, shares of our common stock acquired through the exercise of a qualified option cannot be disposed of before the later of (i) two years from the date of grant of the option, or (ii) one year from the date of exercise. Holders of

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qualified options will generally incur no federal income tax liability at the time of grant or upon exercise of those options. However, the spread at exercise will be an “item of tax preference,” which may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming both holding periods are satisfied, no deduction will be allowed to us for federal income tax purposes in connection with the grant or exercise of the qualified option. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of a qualified option disposes of those shares, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the date of exercise or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those Sections. Finally, if an otherwise qualified option becomes first exercisable in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the qualified option in respect of those excess shares will be treated as a non-qualified stock option for federal income tax purposes. No income will be realized by a participant upon grant of a non-qualified stock option. Upon the exercise of a non-qualified stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Restricted Stock.    A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture, the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. (Special rules apply to the receipt and disposition of restricted shares received by officers and directors who are subject to Section 16(b) of the Securities Exchange Act of 1934). We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Restricted Stock Units.    A participant will not be subject to tax upon the grant of a restricted stock unit award. Rather, upon the delivery of shares or cash pursuant to a restricted stock unit award, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the participant actually receives with respect to the award. We will be able to deduct the amount of taxable compensation to the participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

SARs.    No income will be realized by a participant upon grant of a SAR. Upon the exercise of a SAR, the participant will recognize ordinary compensation income in an amount equal to the fair market value

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of the payment received in respect of the SAR. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Stock Bonus Awards.    A participant will have taxable compensation equal to the difference between the fair market value of the shares on the date the award is made over the amount the participant paid for such shares, if any. We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Section 162(m).    In general, Section 162(m) of the Code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1,000,000 per year per person to its chief executive officer and the three other officers (other than the principal financial officer) whose compensation is disclosed in our proxy statement, subject to certain exceptions. If compensation qualifies as “performance-based compensation” under Section 162(m) of the Code, a publicly held corporation may take deductions for compensation in excess of $1,000,000 per year per person. The 2007 Plan is intended to satisfy either an exception or applicable transitional rule requirements with respect to grants of options to covered employees. In addition, the 2007 Plan is designed to permit certain awards of restricted stock, restricted stock units and other awards to be awarded as performance compensation awards intended to qualify under either the “performance-based compensation” exception to Section 162(m) of the Code or applicable transitional rule requirements.

Principal and selling stockholders

The table below sets forth, as of August 1, 2007, information with respect to the beneficial ownership of our common stock by:

➢	each of our directors and each of the executive officers named in the Summary Compensation Table under “Executive compensation,”

➢	each person who is known to be the beneficial owner of more than 5% of any class or series of our capital stock,

➢	all of our directors and executive officers as a group, and

➢	each of the selling stockholders.

The amounts and percentages of common stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

	Shares of Common Stock Beneficially Owned Before This Offering		Number of Shares Being Offered	Shares of Common Stock Beneficially Owned After This Offering(1)
Name and Address of Beneficial Owner	Number of Shares	Percentage of Class		Number of Shares	Percentage of Class
5% Stockholders
Kohlberg Investors V, L.P.(2)	46,281,808	50.9%
Kohlberg TE Investors V, L.P.(2)	33,660,144	37.0%
Kohlberg Offshore Investors V, L.P.(2)	3,100,197	3.4%
Kohlberg Partners V, L.P.(2)	2,606,117	2.9%
KOCO Investors V, L.P.(2)	2,044,042	2.2%
Directors and Executive Officers
Robert A. Cucuel(3)(4)	238,462	*	—
Mary Jane Graves(3)(5)	138,462	*	—
Colleen Lederer(3)(6)	—	—	—
Nitin Patel(3)(7)	50,000	*	—
Joey Ryan(3)(8)	38,462	*	—
William F. Dordelman(2)(9)(10)	—	—	—
Samuel P. Frieder(2)(9)	—	—	—	—	—
Christopher Lacovara(2)(9)	—	—	—	—	—
Gordon H. Woodward(2)(9)	—	—	—	—	—
All current directors and executive officers as a group (9 persons)(11)	465,386	*

*	Less than 1%
(1)	Gives effect to the Reverse Stock Split and assumes no exercise of the underwriters’ option to purchase additional shares to cover over-allotments. The underwriters have an option to purchase up to an additional shares.
(2)	The general partner of each of Kohlberg Investors V, L.P., Kohlberg TE Investors V, L.P., Kohlberg Offshore Investors V, L.P., Kohlberg Partners V, L.P. and KOCO Investors V, L.P. is Kohlberg

Principal and selling stockholders

Management V, L.L.C. Messrs. Frieder and Lacovara are members of Kohlberg Management V, L.L.C. Each of Messrs. Frieder and Lacovara disclaim beneficial ownership of the shares owned by the Kohlberg Stockholders except to the extent of his respective pecuniary interest therein. James A. Kohlberg is the Managing Member of Kohlberg Management V, L.L.C. Mr. Kohlberg disclaims beneficial ownership of the shares owned by Kohlberg Management V, L.L.C. except to the extent of his respective pecuniary interest therein. The operating committee of Kohlberg Management V, L.L.C. makes all voting and investment decisions with respect to Kohlberg Management V, L.L.C. The operating committee consists of six transaction principals, Messrs. Frieder, Kohlberg, Lacovara and Woodward, as well as John Eastburn and Evan Wildstein. Each of these individuals disclaims beneficial ownership of the shares owned by Kohlberg Management V, L.L.C. except to the extent of his respective pecuniary interest therein. The mailing address for the Kohlberg Stockholders is c/o Kohlberg & Company, L.L.C., 111 Radio Circle Drive, Mt. Kisco, New York 10549. If the underwriters exercise their over-allotment option, the maximum number of shares that would be sold by Kohlberg Investors V, L.P., Kohlberg TE Investors V, L.P., Kohlberg Offshore Investors V, L.P., Kohlberg Partners V, L.P. and KOCO Investors V, L.P. would be             ,             ,             ,              and              shares, respectively.

(3)	Such person’s business address is Critical Homecare Solutions Holdings, Inc., Two Tower Bridge, One Fayette Street, Suite 150, Conshohocken, Pennsylvania 19428.
(4)	Options to purchase 4,480,000 shares of common stock ( shares after giving effect to the Reverse Stock Split) previously issued to this person will vest upon consummation of this offering pursuant to the terms of our 2006 Plan.
(5)	Options to purchase 1,677,500 shares of common stock ( shares after giving effect to the Reverse Stock Split) previously issued to this person will vest upon consummation of this offering pursuant to the terms of our 2006 Plan.
(6)	Options to purchase 415,000 shares of common stock ( shares after giving effect to the Reverse Stock Split) previously issued to this person will vest upon consummation of this offering pursuant to the terms of our 2006 Plan.
(7)	Options to purchase 625,000 shares of common stock ( shares after giving effect to the Reverse Stock Split) previously issued to this person will vest upon consummation of this offering pursuant to the terms of our 2006 Plan.
(8)	Options to purchase 595,000 shares of common stock ( shares after giving effect to the Reverse Stock Split) previously issued to this person will vest upon consummation of this offering pursuant to the terms of our 2006 Plan.
(9)	Such person’s business address is c/o Kohlberg & Company, L.L.C., 111 Radio Circle Drive, Mt. Kisco, New York 10549.
(10)	Options to purchase 50,000 shares of common stock ( shares after giving effect to the Reverse Stock Split) previously issued to this person will vest upon consummation of this offering pursuant to the terms of our 2006 Plan.
(11)	Options to purchase 7,842,500 shares of common stock ( shares after giving effect to the Reverse Stock Split) owned in the aggregate by our current directors and executive officers will vest upon consummation of this offering pursuant to the terms of our 2006 Plan.

RELATIONSHIP WITH SELLING STOCKHOLDERS

In December 2006, we entered into a stockholders agreement with certain members of our management, whom we refer to collectively as the Management Stockholders, and the Kohlberg Stockholders. This agreement was amended and restated in January 2007 to include certain additional investors. The stockholders agreement contains certain rights and restrictions with respect to the transfer of shares of our capital stock and provisions related to registration rights. The stockholders agreement will automatically terminate by its terms upon consummation of this offering, except that those provisions in the stockholders agreement relating to registration rights will continue to be in effect after this offering. The selling stockholders have exercised piggyback rights granted under the stockholders agreement to participate in this offering. For additional information with respect to the Kohlberg Stockholders and their relationship with us and our stockholders agreement, see “Certain relationships and related transactions.”

Certain relationships and related transactions

REVERSE STOCK SPLIT

Prior to the consummation of this offering, we will consummate the Reverse Stock Split. After the Reverse Stock Split and the consummation of this offering, we will have              shares of common stock outstanding (             shares if the underwriters exercise their over-allotment option in full) and              shares of common stock issuable upon the exercise of options to purchase shares of common stock.

STOCKHOLDERS AGREEMENT

Approximately 97% of the issued and outstanding shares of our common stock is currently beneficially owned by the Kohlberg Stockholders. Assuming that the underwriters do not exercise their option to purchase additional shares, immediately following the consummation of this offering, these stockholders will continue to own         % of the outstanding shares of our common stock, or         % if the underwriters’ over-allotment option is exercised in full.

Our directors, Messrs. Frieder and Lacovara, are Co-Managing Partners of Kohlberg, which manages the Kohlberg Stockholders, our principal stockholders. Our director, Mr. Woodward, is a Principal of Kohlberg. Our director, Mr. Dordelman, is an Operating Principal of Kohlberg. Each of Messrs. Frieder and Lacovara are members of Kohlberg Management V, L.L.C., the sole general partner of each of the Kohlberg Stockholders, and is a member of the operating committee of Kohlberg Management V, L.L.C.

In December 2006, we, the Kohlberg Stockholders and the Management Stockholders entered into a stockholders agreement. This agreement was amended and restated in January 2007 to include certain additional investors. This stockholders agreement contains certain rights and restrictions with respect to the transfer of shares of our capital stock and contains provisions related to registration rights. It also contains provisions related to the composition of our board of directors and our corporate governance. This stockholders agreement will automatically terminate by its terms upon consummation of this offering, except that those provisions in the stockholders agreement relating to registration rights will continue to be in effect after this offering.

REGISTRATION RIGHTS

Under the registration rights provisions of our stockholders agreement, 180 days after the consummation of this offering, holders of a majority of the registrable securities held by the Kohlberg Stockholders and their affiliates and transferees, whom we refer to as the Requesting Stockholders, will have the right to require us to register for public resale their shares of common stock on Form S-1, or on Form S-3, if available, under the Securities Act. Subject to certain conditions, we will not be required to effectuate more than two demand registrations on Form S-1 under these provisions. There is no limitation on the number of registrations we may be required to effectuate on Form S-3 under these provisions. Non-requesting stockholders, including the Kohlberg Stockholders, the Management Stockholders and certain additional investors and, in each case, their affiliates and transferees, whom we collectively refer to as the Designated Stockholders, are entitled to piggyback registration rights with respect to any such registration request made by the Requesting Stockholders. If the registration requested by the Requesting Stockholders is an underwritten offering, and if the managing underwriter of the offering advises us that in its opinion the number of securities to be included in the offering exceeds the number of securities that

Certain relationships and related transactions

can be sold without adversely affecting the marketability of the offering, the number of shares included in the offering will be determined as follows:

➢	first, all shares offered by the Designated Stockholders (pro rata, based on the number of shares of common stock owned by each Designated Stockholder); and

➢	second, shares offered by any other stockholder or by us.

If the registration requested by the Requesting Stockholders is not an underwritten offering, all shares held by the Designated Stockholders will be sold prior to the sale of any other shares included in the registration.

In addition, the Designated Stockholders have been granted piggyback rights on any registration for our account, subject to certain exceptions. If the managing underwriters in this offering advise us that the aggregate number of shares of common stock contemplated to be included in this offering by us and by the selling stockholders exceeds the number that can be sold without adversely affecting the marketability of this offering, the number of shares that will be included in this offering will be determined as follows:

➢	first, the shares of common stock offered by us for our own account; and

➢	second, shares of common stock offered by the Designated Stockholders (pro rata, based on the number of shares of common stock held by each selling stockholder).

The selling stockholders have exercised piggyback rights granted under the stockholders agreement to participate in this offering. In connection with this offering or the other registrations described above, we will indemnify any selling stockholders and we will bear all fees, costs and expenses (including the reasonable fees and expenses of one counsel for the selling stockholders) except underwriting discounts and selling commissions or the fees and expenses of any additional counsel retained by any selling stockholders.

In connection with this offering and all other registrations described above, we will indemnify any selling stockholders and we will bear all fees, costs and expenses (except underwriting discounts and selling commissions).

MANAGEMENT AGREEMENT

We are party to a management agreement, dated September 19, 2006 and amended on January 8, 2007, with Kohlberg, pursuant to which, in exchange for advisory and management services, allows for the payment of an annual management fee to Kohlberg of $750,000 (or such lesser amount as directed by Kohlberg) and separate transaction fees with respect to the consummation of any acquisitions based on the transaction value, as reasonably determined by Kohlberg, of the acquisitions. The 2007 annual management fee has been established at $500,000. In connection with the acquisitions of our Predecessors we paid Kohlberg a transaction fee of $1.0 million and in connection with our acquisition of Deaconess we paid Kohlberg a transaction fee of $3.0 million. We also agreed to reimburse Kohlberg’s out-of-pocket expenses incurred in connection with any acquisitions. In addition, under this management agreement we have agreed to indemnify Kohlberg and its affiliates and any of their respective partners, officers, managers, directors, stockholders agents or employees from any third party claims against any of them relating to their equity interest in us, to this management agreement or to our acquisitions of our Predecessors and Deaconess.

Upon the consummation of this offering, the term of this management agreement will automatically renew for an additional five years unless our board of directors, excluding the votes of Messrs.

Certain relationships and related transactions

Dordelman, Frieder, Lacovara and Woodward, gives Kohlberg written notice, within 60 days of the consummation of this offering, of its desire not to renew this management agreement for such term. If we so terminate this management agreement by delivering such written notice, we will be required to pay Kohlberg a termination fee equal to the greater of $2.25 million or 1% of our gross proceeds from this offering. We intend to exercise our option to terminate this management agreement concurrent with the closing of this offering and we have agreed with Kohlberg to pay a $2.0 million termination fee to Kohlberg upon termination.

During the first six months of 2007, we paid approximately $3.1 million in fees and expenses and in 2006 we paid $1.2 million in fees and expenses to Kohlberg under this management agreement.

LOANS TO EXECUTIVE OFFICERS

In December 2006, we extended a loan in the form of a secured promissory note to each of Mr. Cucuel, Ms. Graves and Mr. Patel in the amounts of $100,000, $50,000 and $25,000, respectively, to be used to purchase our common stock. The notes bore interest at a compound interest rate of 5% payable annually. On August 31, 2007, each of these loans was repaid.

RELATED PERSON TRANSACTIONS POLICIES AND PROCEDURES

Upon the consummation of this offering, we will adopt a written Related Person Transaction Policy, which will set forth our policy with respect to the review, approval, ratification and disclosure of all related person transactions by our Audit Committee. In accordance with this policy, our Audit Committee will have overall responsibility for the implementation and compliance with this policy.

For the purposes of the policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000 and in which any related person (as defined in the policy) had, has or will have a direct or indirect material interest. A “related person transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship which has been reviewed and approved by our board of directors or Compensation Committee.

Our policy will require that notice of a proposed related person transaction be provided to our legal department prior to entering into such transaction. If our legal department determines that such transaction is a related person transaction, the proposed transaction will be submitted to our Audit Committee for consideration at its next meeting. Under the policy, our Audit Committee may only approve those related person transactions that are in, or not inconsistent with, our best interests. In the event we become aware of a related person transaction that has not been previously reviewed, approved or ratified under our policy and that is ongoing or is completed, the transaction will be submitted to the Audit Committee so that it may determine whether to ratify, rescind or terminate the related person transaction.

Our policy will also provide that the Audit Committee review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our stockholders. Additionally, we will also make periodic inquiries of directors and executive officers with respect to any potential related person transaction of which they may be a party or of which they may be aware.

Description of capital stock

CAPITAL STOCK

Upon consummation of this offering, our authorized capital stock will consist of              shares of common stock, par value $0.001 per share, and              shares of preferred stock, par value $0.001 per share. Immediately following the Reverse Stock Split,              of the authorized shares of our capital stock,              shares of common stock will be issued and outstanding and no shares of preferred stock will be issued and outstanding. After the consummation of this offering, we expect to have              shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

As of June 30, 2007, there were 12 holders of record of our common stock.

COMMON STOCK

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. Holders of the common stock do not have any preemptive rights or cumulative voting rights, which means that the holders of a majority of the outstanding common stock voting for the election of directors can elect all directors then being elected. The holders of our common stock are entitled to receive dividends when, as, and if declared by our board out of legally available funds. Upon our liquidation or dissolution, the holders of common stock will be entitled to share ratably in those of our assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding. All of the outstanding shares of common stock are, and the shares of common stock to be sold in this offering when issued and paid for will be, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock that may be issued in the future.

PREFERRED STOCK

Our board of directors will be authorized, subject to limitations prescribed by Delaware law and our certificate of incorporation, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers, designations, preferences and rights of the shares. Our board of directors will also be authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the voting and other rights of the holders of our common stock, which could have an adverse impact on the market price of our common stock. We have no current plan to issue any shares of preferred stock following the consummation of this offering.

DIRECTORS’ LIABILITY; INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our certificate of incorporation will provide that a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except:

➢	for any breach of the duty of loyalty;

➢	for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law;

Description of capital stock

➢	for liability under Section 174 of the Delaware General Corporation Law (relating to unlawful dividends, stock repurchases or stock redemptions); or

➢	for any transaction from which the director derived any improper personal benefit.

This provision does not limit or eliminate our rights or those of any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under federal securities laws. In addition, our certificate of incorporation and by-laws will provide that we indemnify each director and the officers, employees, and agents determined by our board of directors to the fullest extent provided by the laws of the State of Delaware.

CERTAIN CERTIFICATE OF INCORPORATION, BY-LAW AND STATUTORY PROVISIONS

The provisions of our certificate of incorporation and by-laws and of the Delaware General Corporation Law summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares.

SPECIAL MEETINGS OF STOCKHOLDERS

Our certificate of incorporation will provide that special meetings of stockholders may be called only by the chairman or by a majority of the members of our board. Stockholders are not permitted to call a special meeting of stockholders, to require that the chairman call such a special meeting, or to require that our board request the calling of a special meeting of stockholders.

STOCKHOLDER ACTION; ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Our certificate of incorporation will provide that stockholders may not take action by written consent, but may only take action at duly called annual or special meetings, unless the action to be effected by written consent and the taking of such action by written consent have expressly been approved in advance by the board. In addition, our by-laws will establish advance notice procedures for:

➢	stockholders to nominate candidates for election as a director; and

➢	stockholders to propose topics for consideration at stockholders’ meetings.

Stockholders must notify our corporate secretary in writing prior to the meeting at which the matters are to be acted upon or directors are to be elected. The notice must contain the information specified in our by-laws. To be timely, the notice must be received at our corporate headquarters not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. If the annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year or for the first annual meeting following this offering, notice by the stockholder, to be timely, must be received not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting or the 10th day following the day on which we notify stockholders of the date of the annual meeting, either by mail or other public disclosure. In the case of a

Description of capital stock

special meeting of stockholders called to elect directors, the stockholder notice must be received not earlier than 120 days prior to the special meeting and not later than the later of the 90th day prior to the special meeting or 10th day following the day on which we notify stockholders of the date of the special meeting, either by mail or other public disclosure. Notwithstanding the above, in the event that the number of directors to be elected to the board at an annual meeting is increased and we do not make any public announcement naming the nominees for the additional directorships at least 100 days before the first anniversary of the preceding year’s annual meeting, a stockholder notice of nomination shall also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered not later than the close of business on the 10th day following the day on which such public announcement is first made. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from nominating candidates for director at an annual or special meeting.

ELECTION AND REMOVAL OF DIRECTORS

In connection with this offering, our board will be divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. Our stockholders may only remove directors for cause and with the vote of at least 66 2/3 % of the total voting power of our issued and outstanding capital stock entitled to vote in the election of directors. Our board of directors may elect a director to fill a vacancy, including vacancies created by the expansion of the board of directors. This system of electing and removing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of our directors.

Our certificate of incorporation and by-laws will not provide for cumulative voting in the election of directors.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

Our certificate of incorporation will provide that the affirmative vote of the holders of at least 66 2/3% of the voting power of our issued and outstanding capital stock entitled to vote in the election of directors is required to amend the following provisions of our certificate of incorporation:

➢	the provisions relating to our classified board of directors;

➢

the provisions relating to the number and election of directors, the appointment of directors upon an increase in the number of directors or vacancy, and the provisions relating to the removal of directors;

➢	the provisions requiring a 66 2/3% stockholder vote for the amendment of certain provisions of our certificate of incorporation and for the adoption, amendment or repeal of our by-laws; and

➢	the provisions relating to the restrictions on stockholder actions by written consent.

In addition, the board of directors will be permitted to alter our by-laws without obtaining stockholder approval.

ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW

In general, Section 203 of the Delaware General Corporation Law prevents an interested stockholder (defined generally as a person owning 15% or more of the corporation’s outstanding voting stock) of a

Description of capital stock

Delaware corporation from engaging in a business combination (as defined) for three years following the date that person became an interested stockholder unless various conditions are satisfied. Under our certificate of incorporation, we have opted out of the provisions of Section 203.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock will be             .

NASDAQ GLOBAL MARKET LISTING

We intend to apply to have our common stock approved for listing on The Nasdaq Global Market under the symbol CHCS.

Shares available for future sale

Prior to this offering, there has been no public market for our common stock. We cannot make any prediction as to the effect, if any, that sales of common stock or the availability of common stock for sale will have on the market price of our common stock. The market price of our common stock could decline because of the sale of a large number of shares of our common stock or the perception that such sales could occur. These factors could also make it more difficult to raise funds through future offerings of common stock. See “Risk factors—Risks Related to this Offering and Our Common Stock—Substantial future sales of shares of our common stock in the public market could cause our stock price to fall.”

SALE OF RESTRICTED SHARES

Upon consummation of this offering, we will have              shares of common stock outstanding, excluding              shares of common stock underlying outstanding options, assuming the underwriters do not exercise their option to purchase additional shares. Of these shares, the              shares sold in this offering (or              shares if the underwriters exercise their option in full) will be freely tradable without restriction or further restriction under the Securities Act, except that any shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below. As defined in Rule 144, an affiliate of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. After this offering, approximately              of our outstanding shares of common stock will be deemed “restricted securities,” as that term is defined under Rule 144 (or              shares if the underwriters exercise their option in full). Restricted securities may be sold in the public market only if they qualify for an exemption from registration under Rule 144, 144(k) or 701 under the Securities Act, and which rules are summarized below, or any other applicable exemption under the Securities Act. Immediately following the consummation of this offering, the holders of approximately              shares of common stock will be entitled to dispose of their shares pursuant to the holding period, volume and other restrictions of Rule 144 under the Securities Act, and the holders of approximately              shares of common stock will be entitled to dispose of their shares following the expiration of an initial 180-day underwriter “lock-up” period pursuant to the holding period, volume and other restrictions of Rule 144 (or              shares if the underwriters exercise their option in full). The underwriters are entitled to waive these lock-up provisions at their discretion prior to the expiration dates of such lock-up agreements.

RULE 144

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year, and including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock reported through the Nasdaq Stock Exchange during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about our company.

Shares available for future sale

RULE 144(K)

Under Rule 144(k) under the Securities Act, any person (or persons whose shares are aggregated) who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned shares for at least two years (including any period of ownership of preceding non-affiliated holders), would be entitled to sell these shares without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements of Rule 144.

RULE 701

Securities issued in reliance on Rule 701 under the Securities Act are also restricted and may be sold by stockholders other than affiliates of ours subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year holding period requirement.

OPTIONS/EQUITY AWARDS

We intend to file a registration statement under the Securities Act to register approximately              shares of common stock reserved for issuance or sale under the 2006 Plan and the 2007 Plan. After giving effect to the Reverse Stock Split, as of                     , 2007, there were              options outstanding under our equity incentive plans to purchase a total of              shares of our common stock, of which              options to purchase              shares were exercisable immediately. Shares issued upon the exercise of stock options after the effective date of the registration statement will be eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements described below.

LOCK-UP AGREEMENTS

We, all of our directors and executive officers, and certain holders of our outstanding stock or options (including all of the selling stockholders) have agreed that, for a period of 180 days from the date of this prospectus, subject to certain exceptions, they will not, without the prior written consent of UBS Securities LLC, directly or indirectly offer, pledge, announce the intention to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer, dispose of or hedge, directly or indirectly, any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock. Notwithstanding the foregoing, if (i) during the 15 calendar days plus 3 business days before the expiration of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period, the restrictions described above shall continue to apply until the expiration of 15 calendar days plus 3 business days after the issuance of the earnings release or the occurrence of the material news or material event. UBS Securities LLC, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

Immediately following the consummation of this offering, stockholders subject to lock-up agreements will hold shares of our common stock, representing approximately             % of our then outstanding shares of common stock, or approximately             % if the underwriters exercise their option to purchase additional shares of our common stock in full.

Shares available for future sale

Our lock-up agreement with the underwriters will permit us to grant options to purchase shares of common stock, issue shares of common stock upon the exercise of outstanding options under our existing equity incentive plans and issue or sell common stock in connection with an acquisition or business combination (subject to a specified maximum amount) as long as the acquiror of such common stock agrees in writing to be bound by the obligations and restrictions of our lock-up agreement.

REGISTRATION RIGHTS

Our stockholders agreement grants registration rights to certain of our stockholders. Under certain circumstances these stockholders can require us to file registrations statements that permit them to re-sell their shares. For more information, see “Certain relationships and related transactions—Registration Rights.”

Material U.S. federal income tax consequences

The following is a discussion of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of shares of our common stock by beneficial owners of our common stock, whom we refer to as Holders, that acquire shares of our common stock pursuant to this offering and that hold them as capital assets (generally, for investment). This discussion is not a complete analysis or listing of all of the possible tax consequences of such transactions and does not address all tax considerations that might be relevant to particular holders in light of their personal circumstances or to persons that are subject to special tax rules. In addition, this description of the material U.S. federal income tax consequences does not address the tax treatment of special classes of Holders, such as:

➢	financial institutions;

➢	regulated investment companies;

➢	real estate investment trusts;

➢	tax-exempt entities;

➢	insurance companies;

➢	persons holding the shares as part of a hedging, integrated or conversion transaction, constructive sale or “straddle;”

➢	persons who acquired shares of our common stock through the exercise or cancellation of employee stock options or otherwise as compensation for their services;

➢	U.S. expatriates;

➢	persons subject to the alternative minimum tax;

➢	dealers or traders in securities or currencies; and

➢	U.S. Holders, as defined below, whose functional currency is not the U.S. dollar.

This summary does not address estate and gift tax consequences or tax consequences under any foreign, state or local laws.

As used in this section, the term “U.S. Holder” means:

➢	an individual citizen or resident of the United States;

➢	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia;

➢	an estate the income of which is subject to U.S. federal income taxation regardless of its source; and

➢

a trust if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust.

If you are an individual, you may be treated as a resident alien of the United States, as opposed to a non-resident alien, for U.S. federal income tax purposes if you are present in the United States for at least 31 days in a calendar year and for an aggregate of at least 183 days during a three-year period ending in such calendar year. For purposes of this calculation, you would count all of the days that you were present in the then-current year, one-third of the days that you were present in the immediately preceding year and one-sixth of the days that you were present in the second preceding year. Resident aliens are subject to United States federal income tax as if they were U.S. citizens, and thus would constitute “U.S. Holders” for purposes of the discussion below.

Material U.S. federal income tax consequences

The term “Non-U.S. Holder” means any Holder of shares of our common stock that is neither a U.S. Holder nor a partnership (including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes).

If a partnership is a beneficial owner of shares of our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that acquires shares of our common stock, you should consult your tax advisor regarding the tax consequences of acquiring, holding and disposing of such shares.

The following discussion is based upon the Code, U.S. judicial decisions, administrative pronouncements and existing and proposed Treasury regulations, all as in effect as of the date hereof. All of the preceding authorities are subject to change, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. We have not requested, and will not request, a ruling from the U.S. Internal Revenue Service, which we refer to as the IRS, with respect to any of the U.S. federal income tax consequences described below, and as a result there can be no assurance that the IRS will not disagree with or challenge any of the conclusions we have reached and describe herein.

The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of shares of our common stock and no opinion or representation with respect to the U.S. federal income tax consequences to any such holder or prospective holder is made. Prospective purchasers are urged to consult their tax advisors as to the particular consequences to them under U.S. federal, state and local, and applicable foreign tax laws of the acquisition, ownership and disposition of such shares.

U.S. HOLDERS

The rules discussed in the following paragraphs will apply to your ownership and disposition of shares of our common stock if you are a U.S. Holder, as defined above.

Distributions

As discussed under “Dividend policy,” we do not anticipate making a distribution on our common stock in the foreseeable future. However, if we make distributions of cash or property in respect of our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in gross income by you upon receipt. Any such dividend will be eligible for the dividends received deduction if you are a corporate U.S. Holder that meets the holding period and other requirements for the dividends received deduction. If you are a non-corporate U.S. Holder, dividends received in taxable years beginning before January 1, 2011, may be eligible for U.S. federal income taxation at the long-term capital gains rates generally applicable to individuals, provided that the applicable holding period and other requirements are met. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of your tax basis in our common stock, and thereafter will be treated as capital gain.

Sale, exchange or other taxable disposition of shares

You generally will recognize gain or loss upon the taxable sale, exchange or other disposition of shares of our common stock in an amount equal to the difference between (i) the amount realized upon the sale, exchange or other taxable disposition and (ii) your adjusted tax basis in such shares. Generally, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the date of the sale, exchange or other taxable disposition, you have held such shares for more than one year. Under current

Material U.S. federal income tax consequences

law, long-term capital gains of an individual taxpayer for taxable dispositions prior to January 1, 2011 will be taxed at a maximum rate of 15%. For taxable dispositions after January 1, 2011, such long-term capital gains will be taxed at a maximum rate of 20%. The deductibility of capital losses is subject to limitations under the Code.

Information reporting and backup withholding

In general, information reporting will apply to dividends paid to you in respect of shares of our common stock and the proceeds received by you from the sale, exchange or other disposition of shares of our common stock within the United States unless you are a corporation or other exempt recipient. A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or certification of exempt status, or you fail to report in full dividend and interest income.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability, provided that you furnish the required information to the IRS.

NON-U.S. HOLDERS

The rules discussed in the following paragraphs will apply to your ownership and disposition of shares of our common stock if you are a Non-U.S. Holder, as defined above.

U.S. trade or business income

For purposes of this discussion, dividend income and gain on the sale, exchange or other taxable disposition of shares of our common stock will be considered to be “U.S. trade or business income” if such income or gain is:

➢	effectively connected with your conduct of a trade or business within the United States and

➢

if you are eligible for the benefits of an income tax treaty with the United States, attributable to a permanent establishment (or, if you are an individual, a fixed base) that you maintain in the United States.

Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided that you comply with applicable certification and disclosure requirements); instead, you are subject to U.S. federal income tax on a net basis at regular U.S. federal income tax rates (in the same manner as a U.S. person) on your U.S. trade or business income. If you are a corporation, any U.S. trade or business income that you receive may also be subject to a “branch profits tax” at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty.

Distributions

As discussed under “Dividend policy,” we do not anticipate making a distribution on our common stock in the foreseeable future. However, if we make distributions of cash or property in respect of our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). You generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of shares of our common stock. If the amount of the distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a return of capital to the extent of your tax basis

Material U.S. federal income tax consequences

in such shares, and thereafter will be treated as capital gain. In order to obtain a reduced rate of U.S. federal withholding tax under and applicable income tax treaty, you will be required to provide a properly executed IRS Form W-8BEN certifying your entitlement to benefits under the treaty. If you are eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, you may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. You are urged to consult your own tax advisor regarding your possible entitlement to benefits under an income tax treaty.

Sale, exchange or other taxable disposition of shares

You generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other disposition of shares of our common stock unless:

➢	the gain is U.S. trade or business income, in which case, such gain will be taxed as described in “Non-U.S. Holders—U.S. trade or business income,” above;

➢

you are an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, in which case you will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable tax treaty) on the amount by which certain capital gains allocable to U.S. sources exceed certain capital losses allocable to U.S. sources; or

➢

we are or have been a “U.S. real property holding corporation” under section 897 of the Code at any time during the shorter of the five-year period ending on the date of the disposition and your holding period for the shares of our common stock, in which case, such gain will be subject to U.S. federal income tax in the same manner as U.S. trade or business income.

In general, a corporation is a “U.S. real property holding corporation” if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. In the event that we are determined to be a “U.S. real property holding corporation,” gain will not be subject to tax as U.S. trade or business income if your holdings (direct and indirect) at all times during the applicable period constituted 5% or less of our common stock, provided that our common stock was regularly traded on an established securities market during such period. We believe that we are not currently, and we do not anticipate becoming in the future, a “U.S. real property holding corporation” for U.S. federal income tax purposes.

Information reporting and backup withholding tax

We must annually report to the IRS and to each Non-U.S. Holder any dividend income that is subject to U.S. federal withholding tax or that is exempt from such withholding pursuant to an income tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which a Non-U.S. Holder resides. Under certain circumstances, the Code imposes a backup withholding obligation on certain reportable payments. Dividends paid to you will generally be exempt from backup withholding if you provide a properly executed IRS Form W-8BEN or otherwise establish an exemption and we do not have actual knowledge or reason to know that you are a U.S. person or that the conditions of such other exemption are not, in fact, satisfied.

The payment of the proceeds from the disposition of shares of our common stock to or through the U.S. office of any broker (U.S. or foreign) will be subject to information reporting and possible backup withholding unless you certify as to your non-U.S. status under penalties of perjury or otherwise establish an exemption and the broker does not have actual knowledge or reason to know that you are a U.S.

Material U.S. federal income tax consequences

person or that the conditions of any other exemption are not, in fact, satisfied. The payment of proceeds from the disposition of shares of our common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related financial intermediary”). In the case of the payment of proceeds from the disposition of shares of our common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related financial intermediary, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. You are urged to consult your tax advisor on the application of information reporting and backup withholding in light of your particular circumstances.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you will be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

Underwriting

We and the selling stockholders are offering the shares of our common stock described in this prospectus through the underwriters named below. UBS Securities LLC, Jefferies & Company, Inc. and Piper Jaffray & Co. are the representatives of the underwriters. UBS Securities LLC is the sole book-running manager of this offering. We and the selling stockholders have entered into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of shares of common stock listed next to its name in the following table.

Underwriters	Number of Shares
UBS Securities LLC
Jefferies & Company, Inc.
Piper Jaffray & Co.

Total

The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The shares of our common stock to be sold by us and the selling stockholders are offered subject to a number of conditions, including:

➢	receipt and acceptance of our common stock by the underwriters, and

➢	the underwriters’ right to reject orders in whole or in part.

We have been advised by the representatives that the underwriters intend to make a market in our common stock, but that they are not obligated to do so and may discontinue making a market at any time without notice.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

COMMISSIONS AND DISCOUNTS

Shares sold by the underwriters to the public will initially be offered at the initial offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $              per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $              per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms. The representatives of the underwriters have informed us that they do not expect to sell more than an aggregate of              shares of common stock to accounts over which such representatives exercise discretionary authority.

Underwriting

The following table shows the per share and total underwriting discounts and commissions we and the selling stockholders will pay to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase up to an aggregate of              additional shares from us and up to an aggregate of              additional shares from the selling stockholders.

	Paid by us		Paid by selling stockholders		Total
	No Exercise	Full Exercise	No Exercise	Full Exercise	No Exercise	Full Exercise
Per share					$	$
Total					$	$

We will pay all of the expenses of this offering, except for the underwriting discounts and commissions. We and the selling stockholders will pay the underwriting discounts and commissions on a pro rata basis, based on the number of shares of common stock being sold by us and them in this offering. We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $             million. Expenses include the SEC and NASD filing fees, printing, legal, accounting and transfer agent and registrar fees and other miscellaneous fees and expenses.

NO SALES OF SIMILAR SECURITIES

We, all of our directors and executive officers, and certain holders of our common stock or options (including all of the selling stockholders) have entered into lock-up agreements with the underwriters. Under these agreements, subject to certain exceptions, we and each of these persons may not, without the prior written approval of UBS Securities LLC, offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or hedge our common stock or securities convertible into or exchangeable or exercisable for our common stock. These restrictions will be in effect for a period of 180 days after the date of this prospectus. Notwithstanding the foregoing, if (i) during 15 calendar days plus 3 business days before the expiration of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period, the restrictions described above shall continue to apply until the expiration of 15 calendar days plus 3 business days after on the issuance of the earnings release or the occurrence of the material news or material event. At any time and without public notice, UBS Securities LLC may, in its sole discretion, release some or all of the securities from these lock-up agreements. Our lock-up agreement with the underwriters will permit us to grant options to purchase shares of common stock, issue shares of common stock upon the exercise of outstanding options under our existing equity incentive plans and issue or sell common stock in connection with an acquisition or business combination (subject to a specified maximum amount) as long as the acquiror of such common stock agrees in writing to be bound by the obligations and restrictions of our lock-up agreement.

INDEMNIFICATION

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act. If we and the selling stockholders are unable to provide this indemnification, we and the selling stockholders have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

NASDAQ GLOBAL MARKET QUOTATION

We intend to apply to have our common stock approved for listing on The Nasdaq Global Market under the trading symbol CHCS.

Underwriting

PRICE STABILIZATIONS, SHORT POSITIONS

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

➢	stabilizing transactions;

➢	short sales;

➢	purchases to cover positions created by short sales;

➢	imposition of penalty bids; and

➢	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our common stock may be higher that the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on The Nasdaq Global Market, in the over-the-counter market or otherwise.

DETERMINATION OF OFFERING PRICE

Prior to this offering, there was no public market for our common stock. The initial public offering price will be determined by negotiation by us, the selling stockholders and the representatives of the underwriters. The principal factors to be considered in determining the initial public offering price include:

➢	the information set forth in this prospectus and otherwise available to representatives;

➢	our history and prospects, and the history of and prospects for the industry in which we compete;

Underwriting

➢	our past and present financial performance and an assessment of our management;

➢	our prospects for future earnings and the present state of our development;

➢	the general condition of the securities market at the time of this offering;

➢	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

➢	other factors deemed relevant by the underwriters and us.

QUALIFIED INDEPENDENT UNDERWRITER

Certain of the underwriters and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and for our affiliates in the ordinary course of business for which they have received and would receive customary compensation. In particular, under our First Lien Facility, Jefferies Finance LLC, an affiliate of Jefferies & Company, Inc., an underwriter in this offering, serves as lead arranger, book manager, administrative agent and collateral agent and receives customary fees for performing these services. Jefferies Finance also serves as a swingline lender under our First Lien Facility for which it receives specified interest on the amount of outstanding indebtedness. Under our Second Lien Term Loan, Jefferies Finance serves as lead arranger, documentation agent and book manager and receives customary fees for performing these services. Jefferies & Company serves as syndication agent under our Second Lien Term Loan and receives customary fees for performing these services.

We intend to use a portion of our proceeds from this offering to repay a portion of the outstanding indebtedness under our First Lien Facility and our Second Lien Term Loan. As a result of these repayments, an underwriter and its affiliates may receive more than 10% of the entire net proceeds of this offering. Accordingly, this offering will be made in compliance with the applicable provisions of NASD Conduct Rules 2720 and 2710(h), which require that, in such circumstances, the initial public offering price can be no higher than that recommended by a “qualified independent underwriter”. UBS Securities LLC is serving as a qualified independent underwriter and will assume the customary responsibilities of acting as a qualified independent underwriter in pricing the offering and conducting due diligence. We have agreed to indemnify UBS Securities LLC against any liabilities arising in connection with its role as a qualified independent underwriter, including liabilities under the Securities Act.

Notice to investors

EUROPEAN ECONOMIC AREA

In relation to each Member State of the European Economic Area, or EEA, which has implemented the Prospectus Directive (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, our common stock will not be offered to the public in that Relevant Member State prior to the publication of a prospectus in relation to our common stock that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, our common stock may be offered to the public in that Relevant Member State at any time:

➢	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

➢

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

➢	in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

As used above, the expression “offered to the public” in relation to any of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our common stock to be offered so as to enable an investor to decide to purchase or subscribe for our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.

The EEA selling restriction is in addition to any other selling restrictions set out below.

UNITED KINGDOM

Our common stock may not be offered or sold and will not be offered or sold to any persons in the United Kingdom other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses and in compliance with all applicable provisions of the Financial Services and Markets Act 2000, or the FSMA, with respect to anything done in relation to our common stock in, from or otherwise involving the United Kingdom. In addition, each underwriter has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us. Without limitation to the other restrictions referred to herein, this prospectus is directed only at (1) persons outside the United Kingdom, (2) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005; or (3) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value

Notice to investors

trusts as described in Article 49(2) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005. Without limitation to the other restrictions referred to herein, investment or investment activity to which this prospectus relates is available only to, and will be engaged in only with, such persons, and persons within the United Kingdom who receive this communication (other than persons who fall within (2) or (3) above) should not rely or act upon this communication.

SWITZERLAND

The common stock may not and will not be publicly offered, distributed or re-distributed on a professional basis in or from Switzerland and neither this prospectus nor any other solicitation for investments in our common stock may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of Articles 1156 or 652a of the Swiss Code of Obligations or of Article 2 of the Federal Act on Investment Funds of March 18, 1994. This prospectus may not be copied, reproduced, distributed or passed on to others without the underwriters’ prior written consent. This prospectus is not a prospectus within the meaning of Articles 1156 and 652a of the Swiss Code of Obligations or a listing prospectus according to article 32 of the Listing Rules of the Swiss Exchange and may not comply with the information standards required thereunder. We will not apply for a listing of our common stock on any Swiss stock exchange or other Swiss regulated market and this prospectus may not comply with the information required under the relevant listing rules. The common stock offered hereby has not and will not be registered with the Swiss Federal Banking Commission and has not and will not be authorized under the Federal Act on Investment Funds of March 18, 1994. The investor protection afforded to acquirers of investment fund certificates by the Federal Act on Investment Funds of March 18, 1994 does not extend to acquirers of our common stock.

Legal matters

Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York, will pass on the validity of the common stock offered by this prospectus for us. Gibson, Dunn & Crutcher LLP, New York, New York, is counsel to the underwriters in connection with this offering. Paul, Weiss, Rifkind, Wharton & Garrison LLP has represented the Kohlberg Stockholders and their related parties from time to time.

Experts

The consolidated financial statements of Critical Homecare Solutions Holdings, Inc., formerly KCHS Holdings, Inc., and subsidiaries as of December 31, 2006 and for the period from September 1, 2006 (date of inception) to December 31, 2006, the consolidated financial statements of Specialty Pharma, Inc. as of and for the eight months ended August 31, 2006 and the financial statements of New England Home Therapies, Inc. as of and for the eight months ended August 31, 2006 included in this prospectus and the related financial statement schedules included elsewhere in this registration statement have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Specialty Pharma, Inc. as of December 31, 2005 and December 31, 2004 and for the years ended December 31, 2005 and 2004, the financial statements of New England Home Therapies, Inc. as of December 31, 2005 and December 31, 2004 and for the years ended December 31, 2005 and 2004, the financial statements of Infusion Solutions, Inc. as of and for the year ended December 31, 2006 and as of and for the two months ended February 28, 2007 and the financial statements of Applied Health Care, Ltd. as of and for the year ended December 31, 2006 and as of and for the five months ended May 31, 2007 included in this prospectus have been audited by Mahoney Sabol & Company, LLP, an independent registered public accounting firm, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Deaconess Enterprises, Inc. and Subsidiaries as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

We have filed with the SEC a registration statement on Form S-1 with respect to the common stock being sold in this offering. This prospectus constitutes a part of that registration statement. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules to the registration statement, because some parts have been omitted in accordance with the rules and regulations of the SEC. You may inspect a copy of the registration statement without charge at the SEC’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained after payment of fees prescribed by the SEC from the SEC’s Public Reference Room at the SEC’s principal office, at 100 F Street, N.E., Washington, D.C. 20549.

You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The SEC’s website address is www.sec.gov.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of

Critical Homecare Solutions Holdings, Inc.

Conshohocken, Pennsylvania

We have audited the accompanying consolidated balance sheet of Critical Homecare Solutions Holdings, Inc. (formerly KCHS Holdings, Inc.) and subsidiaries (the “Company”) as of December 31, 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period from September 1, 2006 (date of inception) to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Critical Homecare Solutions Holdings, Inc. and subsidiaries as of December 31, 2006, and the results of their operations and their cash flows for the period from September 1, 2006 (date of inception) to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

October 5, 2007

Critical Homecare Solutions Holdings, Inc. (Formerly KCHS Holdings, Inc.) and Subsidiaries

CONSOLIDATED BALANCE SHEET

As of December 31, 2006

ASSETS
Current Assets:
Cash and cash equivalents	$847,229
Accounts receivable, net of allowance for doubtful accounts of $601,446	9,692,246
Inventories	1,746,373
Deferred tax asset	1,770,822
Prepaid expenses and other current assets	193,614

Total current assets	14,250,284

Property and equipment—net	3,803,291
Deferred financing fees—net	832,779
Intangible assets—net	6,026,932
Goodwill	35,402,999
Preacquisition costs	1,084,587
Other assets	111,197

Total	$61,512,069

See notes to consolidated financial statements.

Critical Homecare Solutions Holdings, Inc. (Formerly KCHS Holdings, Inc.) and Subsidiaries

CONSOLIDATED BALANCE SHEET

As of December 31, 2006

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,318,389
Current portion of long-term debt	1,040,712
Accrued expenses	4,084,263

Total current liabilities	8,443,364

Deferred tax liability	2,626,825

Long-term debt—net of current portion	24,981,147

Commitments and contingencies (Note 11)

Stockholders’ equity:
Common stock, $.001 par value—40,000,000 shares authorized; 25,350,000 issued and outstanding at December 31, 2006	25,350
Subscription receivable	(175,000)
Additional paid-in capital	25,324,650
Retained earnings	285,733

Total stockholders’ equity	25,460,733

Total	$61,512,069

See notes to consolidated financial statements.

Critical Homecare Solutions Holdings, Inc. (Formerly KCHS Holdings, Inc.) and Subsidiaries

CONSOLIDATED STATEMENT OF OPERATIONS

For the period from September 1, 2006 (date of inception) to

December 31, 2006

Net revenue	$16,897,004

Cost and expenses:
Cost of goods (excluding depreciation and amortization)	7,471,712
Cost of services provided	1,679,214
Selling, distribution, and administrative	5,436,541
Provision for doubtful accounts	601,446
Management fees—related party	70,652
Depreciation and amortization	416,405

Total costs and expenses	15,675,970

Operating income	1,221,034
Interest and other financing costs	755,507
Other expense—net	1,316

Income before income taxes	464,211
Provision for income taxes	178,478

Net income	$285,733

Net income per common share:
Basic and diluted	$0.01

Weighted average number of common shares outstanding:
Basic and diluted	25,350,000

See notes to consolidated financial statements.

Critical Homecare Solutions Holdings, Inc. (Formerly KCHS Holdings, Inc.) and Subsidiaries

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

For the period from September 1, 2006 (date of inception) to

December 31, 2006

	Common Stock		Subscription Receivable	Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount
Balance—September 1, 2006	—	$—	$—	$—	$—	$—
Issuance of common stock	25,350,000	25,350	(175,000)	25,324,650		25,175,000
Net income					285,733	285,733

Balance—December 31, 2006	25,350,000	$25,350	$(175,000)	$25,324,650	$285,733	$25,460,733

See notes to consolidated financial statements.

Critical Homecare Solutions Holdings, Inc. (Formerly KCHS Holdings, Inc.) and Subsidiaries

CONSOLIDATED STATEMENT OF CASH FLOWS

For the period from September 1, 2006 (date of inception) to

December 31, 2006

Operating activities:
Net income	$285,733
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	475,215
Provision for doubtful accounts	601,446
Provision for deferred taxes	178,478
Changes in operating assets and liabilities—net of effects from acquisitions:
Accounts receivable	(1,644,502)
Inventories	(349,228)
Other current assets	144,055
Accounts payable and accrued expenses	794,575

Net cash provided by operating activities	485,772

Investing activities:
Cash paid for acquisitions—net of cash acquired	(48,053,419)
Cash paid for property and equipment	(1,020,423)
Cash paid for preacquisition costs	(230,107)

Net cash used in investing activities	(49,303,949)

Financing activities:
Proceeds from issuance of common stock	25,175,000
Proceeds from long-term debt and credit arrangements	25,636,491
Principal payments on long-term debt and capital lease obligations	(254,594)
Deferred financing fees	(891,491)

Net cash provided by financing activities	49,665,406

Increase in cash and cash equivalents	847,229
Cash and cash equivalents—September 1, 2006

Cash and cash equivalents—December 31, 2006	$847,229

Cash paid during the period for:
Interest	$645,717

Income taxes	$—

Noncash activities:
Acquisition of assets under capital leases	$65,215

Unpaid preacquisition costs in accrued expenses	$854,480

Liabilities assumed in connection with acquisitions	$6,328,344

Common stock subscriptions receivable	$175,000

See notes to consolidated financial statements.

Critical Homecare Solutions Holdings, Inc. (Formerly KCHS Holdings, Inc.) and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2006, and for the period from September 1, 2006 (date of inception) to

December 31, 2006

1.    Description of Business

Critical Homecare Solutions Holdings, Inc. (formerly KCHS Holdings, Inc.) and subsidiaries (the “Company”), through its wholly owned subsidiary, Critical Homecare Solutions, Inc. (“CHS”), provides infusion therapy and related healthcare services, and specialty pharmacy services through a network of company-owned locations. The Company contracts with managed care organizations and physicians to become their specialty and infusion pharmacy, dispensing and delivering pharmaceuticals, assisting with clinical compliance information and providing pharmacy consulting services. The Company contracts with managed care organizations, third-party payors, hospitals, physicians, and other referral sources to provide pharmaceuticals and complex compounded solutions to patients for intravenous delivery in the patients’ homes or other nonhospital settings. Many of its locations provide other ancillary healthcare services as well, such as nursing, respiratory therapy, and durable medical equipment rentals and sales.

The Company began operations on September 1, 2006, and is primarily owned by certain investment funds managed by Kohlberg & Co., L.L.C. (“Kohlberg”). In addition, certain members of the Company’s management own shares of the Company, the total of which represent less than 1.5% of total outstanding shares as of December 31, 2006. The Company did not declare any dividends during the period from September 1, 2006 (date of inception) to December 31, 2006.

Effective September 1, 2006, the Company acquired all of the stock of Specialty Pharma, Inc. (“SPI”) and it wholly-owned subsidiary, Professional Home Care Services, Inc. (“PHCS”), and all of the stock of New England Home Therapies, Inc, (“NEHT”). These entities are individually considered the predecessor companies.

As of December 31, 2006, the Company had a total of seven locations operating in five states.

2.    Summary of Significant Accounting Policies

Principles of Consolidation—The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include the accounts of the Company and its wholly owned subsidiaries. The entities consolidated herein include CHS and its wholly owned subsidiaries, SPI and its wholly owned subsidiary, PHCS, and NEHT. All intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents—Cash and cash equivalents include cash on deposit with various financial institutions. The Company considers all highly liquid investments with original maturities of three month or less to be cash equivalents. The Company’s cash equivalents are stated at cost, which approximates market value.

Financial Instruments—The Company has cash and cash equivalents, short-term trade receivables and payables, and long-term debt obligations, including capital leases. The carrying values of cash and cash equivalents, accounts receivables, and accounts payables approximate their current fair value. Borrowings under the CHS credit agreement (see Note 7) include debt with variable interest rates, totaling $25,343,750 at December 31, 2006. The Company believes the carrying value of its long-term debt approximates current market value.

Critical Homecare Solutions Holdings, Inc. (Formerly KCHS Holdings, Inc.) and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2006, and for the period from September 1, 2006 (date of inception) to

December 31, 2006

Accounts Receivable and Allowances for Doubtful Accounts—The Company’s accounts receivable consist of amounts owed by various governmental agencies, insurance companies, and private patients. Management performs periodic analyses to evaluate accounts receivable balances to ensure that recorded amounts reflect net realizable values. The Company does not believe there are any significant credit risks associated with the receivables from Medicare and Medicaid and other state administered programs.

The Company’s accounts receivable are reported net of contractual adjustments. Generally, the Company bills third-party payors based on the contractual charges or usual and customary charges for goods and services provided and then contractually adjusts the revenue down to the anticipated collectible amount based on the Company’s interpretation of the terms of the applicable managed care contract, fee schedule or other arrangement with the payor.

The Company has established an allowance for doubtful accounts to report the estimated net realizable amounts to be received. Increases to this reserve are reflected as a provision for doubtful accounts in the consolidated statement of operations. The Company regularly performs an analysis of the collectibility of accounts receivable and considers such factors as prior collection experience and the age of the receivables.

Laws and regulations pertaining to government programs are complex and subject to interpretation. As a result, there is at least a reasonable possibility that recorded estimates will change in the near term. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation, as well as significant regulatory action, including fines, penalties, and exclusion from the government programs.

The Company does not require its patients or other payors to carry collateral for any amounts owed to it for services provided. Other than as discussed above, its concentration of credit risk relating to accounts receivable is limited due to its diversity of patients and payors. Further, the Company generally does not provide charity care.

Inventories—Inventories, which consist primarily of pharmaceuticals and medical supplies, are stated at the lower of cost (determined using the first-in, first-out method) or market. The largest component of the inventory is pharmaceuticals, which have fixed expiration dates. The Company normally obtains next day delivery of the pharmaceuticals that it orders. The Company’s pharmacies monitor inventory levels and check expiration dates regularly. Pharmaceuticals that are approaching expiration and are deemed unlikely to be used before expiration are either returned to the vendor or manufacturer for credit, or are transferred to another Company pharmacy that needs them. If the pharmaceuticals cannot be either returned or transferred before expiration, the Company’s policy requires them to be disposed of immediately and in accordance with Drug Enforcement Agency guidelines. Due to the high rate of turnover of our pharmaceutical inventory and the policies related to handling expired or expiring items, the Company’s pharmacies typically do not carry obsolete inventory.

Prepaid Expenses and Other Current Assets—Prepaid expenses and other current assets consist primarily of prepaid insurance, rent, and other current assets.

Critical Homecare Solutions Holdings, Inc. (Formerly KCHS Holdings, Inc.) and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2006, and for the period from September 1, 2006 (date of inception) to

December 31, 2006

Property and Equipment—Property and equipment are carried at cost. Expenditures for major improvements are capitalized. Maintenance and repairs are expensed as incurred. Upon retirement or disposal, the related cost and accumulated depreciation are removed from the respective accounts and any gain or loss is recorded in current earnings. Property and equipment under capital leases are stated at the present value of future minimum lease payments at inception of the lease. Depreciation is recognized on a straight-line basis. Estimated useful lives for the principal asset categories are as follows:

Useful life
Leasehold improvements	Base term of lease or useful life, whichever is shorter
Medical equipment	13 months to 5 years
Equipment, vehicles, and other assets	3 to 5 years

Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. No asset impairment charges have been recognized as of December 31, 2006, and for the period from September 1, 2006 (date of inception) to December 31, 2006.

Deferred Financing Fees—Deferred financing fees are stated at cost and amortized using a method that approximates the effective interest method over the expected life of the related debt instrument. Amortization of the debt issuance costs amounted to $58,712 during the period from September 1, 2006 (date of inception) to December 31, 2006, and is recorded as interest and other financing costs in the accompanying consolidated statement of operations.

Goodwill and Intangible Assets—Goodwill represents the excess of the cost of acquisitions over the fair value of net assets acquired. In accordance with Financial Accounting Standards Board (“FASB”) No. 142, Goodwill and Other Intangible Assets, goodwill is not amortized and is reviewed annually for impairment utilizing a two-step process. The first step of the impairment test requires the identification for the reporting units, and comparison of the fair value of each of these reporting units to the respective carrying value. The fair value of the reporting units is determined based on valuation techniques using the best information that is available, such as a multiple of earnings before interest, taxes, depreciation and amortization or discounted cash flow projections. If the carrying value is less than fair value, no impairment exists and the second step is not performed to compute the amount of the impairment. In the second step, the impairment is computed by comparing the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. FASB No. 142 requires goodwill and other intangibles with indefinite lives to be tested for impairment annually, and when an event occurs or circumstances change such that it is reasonably possible that an impairment may exist.

Intangible assets include trademarks, noncompete agreements and licenses. The trademarks have been deemed to have an indefinite life and are therefore not amortized, rather they are reviewed for impairment at a reporting unit level on at least an annual basis. Noncompete agreements are being

Critical Homecare Solutions Holdings, Inc. (Formerly KCHS Holdings, Inc.) and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2006, and for the period from September 1, 2006 (date of inception) to

December 31, 2006

amortized on a straight-line basis over the estimated life of each arrangement, ranging from three to four years. Licenses are being amortized on a straight-line basis over their estimated life ranging from one to two years. The value assigned to each intangible asset at the time of acquisition is based on an evaluation of the estimated future benefit to be realized from that asset.

Preacquistion Costs—During the period from September 1, 2006 (date of inception) to December 31, 2006, the Company incurred and capitalized $1,084,587 in costs related to the 2007 acquisitions of DEI and Infusion Solutions, Inc.

Income Taxes—The Company accounts for income taxes under the liability method in accordance with FASB Statement No. 109, Accounting for Income Taxes. Under the liability method, deferred income taxes are recognized for the tax consequences of differences between amounts reported for financial reporting and income tax purposes by applying enacted statutory tax rates applicable to future years to such differences. Deferred taxes result primarily from temporary differences arising from the variance between the book and tax basis of certain assets.

Revenue Recognition and Contractual Allowances—The Company has two service lines: (i) infusion therapy, respiratory therapy, and related healthcare services and (ii) specialty pharmacy services. Patient revenue is recorded in the period during which the services are provided. These amounts are directly offset by appropriate allowances to give recognition to third-party payor arrangements. Net revenue recognition and allowances for uncollectible billings require the use of estimates and any changes in these estimates once known are reflected in operations.

Infusion Therapy, Respiratory Therapy, and Related Healthcare Services—Infusion therapy and related healthcare services revenue is reported at the estimated net realizable amounts from patients and third-party payors for goods sold and services rendered by the Company-owned pharmacies. Revenue is recognized when goods and/or services are provided to the patient. The Company’s agreements with payors occasionally specify receipt of a “per diem” payment for infusion therapy services that is provided to patients. This “per diem” payment includes a variety of both goods and services provided to the patient, including, but not limited to, rental of medical equipment, care coordination services, delivery of the goods to the patient and medical supplies. “Per diem” revenue is recognized over the course of the period the services and goods are provided.

Respiratory therapy rental arrangements generally provide for fixed monthly payments established by fee schedules for as long as the patient is using the equipment and medical necessity continues (subject to capped rentals which limit the rental payment period in some instances). Once initial delivery is made to the patient (initial setup), a monthly billing is established based on the initial setup service date. The Company recognizes rental arrangement revenues ratably over the monthly service period and defers revenue for the portion of the monthly bill that is unearned. No separate revenue is earned from the initial setup process. The Company does not sign lease agreements with the patient or third-party payor. During the rental period, the Company is responsible for providing oxygen refills and for servicing the equipment based on manufacturers’ recommendations. Revenues for the sale of durable medical equipment and related supplies, including oxygen equipment, ventilators, wheelchairs, hospital beds and infusion pumps are recognized at the time of delivery.

Critical Homecare Solutions Holdings, Inc. (Formerly KCHS Holdings, Inc.) and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2006, and for the period from September 1, 2006 (date of inception) to

December 31, 2006

The amount of infusion therapy, respiratory therapy, and related healthcare services revenue that is recorded is estimated based on the Company’s interpretation of the terms of the applicable managed care contract or other arrangement with the payor. These services comprised 83.6% of total revenue during the period from September 1, 2006 (date of inception) to December 31, 2006.

Specialty Pharmacy Services—Specialty pharmacy services revenue is reported at the estimated net realizable amounts from third-party payors and others for the pharmaceutical products provided to physician, patients, and pharmacies by our company-owned pharmacies. Specialty pharmacy services primarily involve the distribution of specialty drugs to patients’ homes or physicians’ offices, and may also include clinical monitoring of patients and outcomes and efficacy reporting to the manufacturers of certain products. Typically, minimal nursing services are provided. Specialty pharmacy revenue is billed based upon predetermined fee schedules for the drugs provided, with reimbursement often indexed to average wholesale price. A small dispensing fee may also be billed. Revenue is recognized upon confirmation of delivery of the products to the customer. Revenue related to specialty pharmacy services represented 16.4% of net revenue during the period from September 1, 2006 (date of inception) to December 31, 2006.

During the period from September 1, 2006 (date of inception) to December 31, 2006, revenue received under arrangements with Medicare and Medicaid accounted for approximately 26% of the Company’s revenue, while Blue Cross/Blue Shield accounted for 41%. No other payor accounted for more than 10% of the Company’s revenue. The Company had $3,318,394 and $3,615,791 of accounts receivable outstanding related to Medicare/Medicaid and Blue Cross/Blue Shield, respectively, as of December 31, 2006.

The Company’s operations are concentrated in the northeastern part of the United States. For the period from September 1, 2006 (date of inception) to December 31, 2006, 63% of net revenues related to operations in the state of Connecticut and 29% related to operations in the Commonwealth of Massachusetts.

Cost of Revenues—Cost of revenues consists of two components—cost of goods and costs of services. Cost of goods consists of the actual cost of pharmaceuticals and other medical supplies dispensed to patients. Cost of services consists of all other costs directly related to the production of revenues, including the salary and benefit costs for the pharmacists, nurses, and contracted workers directly involved in providing service to the patient.

Distribution Expenses—Distribution expenses are included in selling, distribution and administrative expenses in the accompanying statement of operations and total $648,105 during the period from September 1, 2006 (date of inception) to December 31, 2006. Such expense represents the cost incurred to deliver product or services to the end user. Included are salary and benefit costs related to drivers and dispatch personnel and amounts paid to courier and other outside shipping vendors.

Use of Estimates—The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions that affect the reported amounts of revenues, expenses, assets, liabilities, and the disclosures of contingent assets and liabilities at the date of the consolidated financial statements.

Critical Homecare Solutions Holdings, Inc. (Formerly KCHS Holdings, Inc.) and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2006, and for the period from September 1, 2006 (date of inception) to

December 31, 2006

Significant items subject to such estimates and assumptions include useful lives of property and equipment, goodwill and intangibles, the allowance for doubtful accounts, and net realizable revenue amounts. Actual results could differ from estimates.

Segments—In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 131 Disclosures about Segments of an Enterprise and Related Information, the Company has determined that it operates in one reportable segment.

Recently Issued Accounting Pronouncements—In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. The statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of the statement is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reporting earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Management is currently evaluating the statement to determine what impact, if any, it will have on the Company’s consolidated financial statements upon adoption on January 1, 2008.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN No. 48”). This standard creates a comprehensive model to address accounting for uncertainty in tax positions. FIN No. 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized for financial statements. FIN No. 48 also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The adoption of FIN No. 48 is effective for fiscal periods beginning after December 15, 2006. There was not a significant impact to the Company’s financial statements as a result of the adoption of FIN No. 48 on January 1, 2007.

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Management is currently evaluating the statement to determine what impact, if any, it will have on the Company’s consolidated financial statements upon adoption on January 1, 2008.

3.    Acquisitions

As of September 1, 2006, CHS acquired 100% of the common stock of SPI and NEHT. SPI is a comprehensive infusion and specialty pharmacy provider based in Connecticut. NEHT is a Massachusetts-based provider of home infusion products and services.

These acquisitions were recorded under the purchase method of accounting, and accordingly, the results of the acquired operations are included in the financial statements of the Company beginning September 1, 2006. The purchase price has been allocated to assets acquired and liabilities assumed based on estimated fair values.

Critical Homecare Solutions Holdings, Inc. (Formerly KCHS Holdings, Inc.) and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2006, and for the period from September 1, 2006 (date of inception) to

December 31, 2006

The allocated fair value of assets acquired and liabilities assumed is summarized as follows:

	SPI	NEHT	Total
Cash	$473,492	$337,660	$811,152
Accounts receivable	4,589,913	4,059,277	8,649,190
Inventories	646,380	750,766	1,397,146
Property and equipment	1,291,983	1,803,236	3,095,219
Prepaids and other assets	121,192	327,673	448,865
Intangible assets	3,502,000	2,562,000	6,064,000
Goodwill	24,385,358	11,017,641	35,402,999
Deferred income taxes	(289,199)	(388,326)	(677,525)
Liabilities assumed	(3,869,759)	(2,462,537)	(6,332,296)

Purchase price	$30,851,360	$18,007,390	$48,858,750

As each of the above acquisitions was for stock, none of the goodwill arising from the transactions is deductible for tax purposes.

See Note 14 for the pro forma income statement disclosures for all acquisitions.

The purchase agreement for each acquisition includes a postclosing determination of the cash and certain assumed liabilities relative to established targets. Any amounts of cash not settled at closing and the amount of assumed liabilities under the target are payable by the Company to the sellers and any amounts over the target are payable to the Company from the sellers. At December 31, 2006, the Company had a liability of $250,467 payable to the sellers for the postclosing adjustments, which was paid in full subsequent to December 31, 2006.

The purchase agreement for NEHT includes a provision for additional purchase price, contingent upon NEHT achieving certain financial measures for the period of January 1, 2007 through September 30, 2007. The financial measures are to be quantified on or before October 31, 2007, with any resulting payment due by November 15, 2007, if the sellers are in agreement with such determination. The Company does not believe the settlement of this provision will have a material impact on the financial statements or purchase price allocation.

4.    Property and Equipment

A summary of property and equipment and related accumulated depreciation and amortization at December 31, 2006, is as follows:

Medical equipment	$3,194,330
Leasehold improvements	114,642
Equipment, vehicles, and other	831,040

Total property and equipment	4,140,012
Less accumulated depreciation and amortization	(336,721)

Property and equipment—net	$3,803,291

Critical Homecare Solutions Holdings, Inc. (Formerly KCHS Holdings, Inc.) and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2006, and for the period from September 1, 2006 (date of inception) to

December 31, 2006

Depreciation expense was $377,566 for the period from September 1, 2006 (date of inception) to December 31, 2006. Included in property and equipment are equipment and vehicles with a net book value of $654,272 that are held under capital lease arrangements as follows:

	Cost	Accumulated Amortization	Net Book Value
Medical equipment	$442,843	$36,437	$406,406
Equipment, vehicles, and other assets	266,363	18,497	247,866

	$709,206	$54,934	$654,272

Depreciation and amortization of property and equipment in the accompanying statement of operations includes $54,934 of amortization of capital lease assets.

5.    Intangible Assets

As of December 31, 2006, intangible assets consist of the following:

	Weighted Average Life
Trademark	Indefinite	$5,800,000
Noncompete agreements	3.3 yrs	260,000
License	1.1 yrs	4,000
Other	4.7 yrs	1,771

		6,065,771

Accumulated amortization:
Noncompete agreements		37,740
License		1,000
Other		99

		38,839

Intangible assets—net		$6,026,932

Amortization expense for the period of September 1, 2006 to December 31, 2006 was $38,839. Amortization expense on intangible assets in each of the next five years is expected to approximate the following:

Years Ending December 31
2007	$76,021
2008	74,354
2009	54,818
2010	21,484
2011	255

Total	$226,932

Critical Homecare Solutions Holdings, Inc. (Formerly KCHS Holdings, Inc.) and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2006, and for the period from September 1, 2006 (date of inception) to

December 31, 2006

6.    Accrued Expenses

At December 31, 2006, accrued expenses were comprised of the following:

Accrued accounting and legal fees	$819,885
Accrued payroll expenses	1,146,181
Deferred revenue	473,806
Accrued refunds payable	248,118
Amounts due to sellers	268,167
Uninvoiced inventory and other accrued expenses	1,128,106

Accrued expenses	$4,084,263

7.    Long-Term Debt

At December 31, 2006, long-term debt consisted of the following:

Term loan facility	$24,843,750
Revolving credit facility	500,000
Capital lease obligations	678,109

26,021,859
Less obligations maturing within one year	(1,040,712)

Long-term debt—net of current portion	$24,981,147

In September 2006, CHS entered into a credit agreement (the “Credit Agreement”) that provides total available financing of $32,500,000 to fund acquisitions and general working capital requirements. Components of this facility include a secured $25,000,000 term loan facility (the “Term Loan”) and a secured $7,500,000 revolving credit facility (“Revolving Credit Facility”). The Revolving Credit Facility includes standby letters of credit, in an aggregate face amount at any time not in excess of $1,000,000, which may be requested by the Company to support obligations incurred by the Company. No letters of credit were issued as of December 31, 2006. the Company has guaranteed all of CHS’ borrowings under the Credit Agreement.

CHS is permitted to prepay amounts under the Term Loan under certain conditions. Amounts borrowed under the Term Loan that are repaid or prepaid may not be reborrowed. Amounts repaid under the Revolving Credit Facility may be reborrowed, as long as the Revolving Credit Facility commitment is not permanently reduced.

The Term Loan matures in September 2011, and amortizes in quarterly installments with the balance payable at maturity. The Revolving Credit Facility also matures in September 2011. A commitment fee is payable quarterly at 0.5% per annum of the undrawn portion of the Revolving Credit Facility. At December 31, 2006, the Company had $7,000,000 available under this facility.

Borrowings under the Credit Agreement bear interest, at CHS’ option, at either (i) the agent’s alternate base rate, plus 1.0% to 2.5%, depending on the Company’s leverage ratio (as defined in the Credit

Critical Homecare Solutions Holdings, Inc. (Formerly KCHS Holdings, Inc.) and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2006, and for the period from September 1, 2006 (date of inception) to

December 31, 2006

Agreement) or (ii) a one-, two-, three-, or six-month period Eurodollar rate, plus 2.75% to 3.75% depending upon CHS’ leverage ratio as defined in the Credit Agreement. The weighted- average interest rate applicable at December 31, 2006, was 8.66%. The effective interest on the Credit Agreement, after considering amortization of related debt issue costs, was approximately 9.76% for the period from September 1, 2006 (date of inception) through December 31, 2006.

Borrowings under the Credit Agreement are secured by substantially all of CHS’ assets. CHS is required to prepay certain amounts under the Credit Agreement should the Company initiate specified transactions, including the issuance of equity, sale of certain assets or additional debt issuance.

CHS is required under the terms of the Credit Agreement to maintain certain financial ratios. The facility also contains certain additional requirements, including limitations or prohibitions on additional indebtedness, certain types of acquisition, payment of cash dividends, redemption of stock, capital spending, investments, acquisitions, and asset sales. CHS was in compliance with these covenants as of December 31, 2006.

Maturities of debt outstanding, including capital leases discussed in Note 10, as of December 31, 2006, for each of the next five years, is as follows:

Years Ending December 31
2007	$1,040,712
2008	1,795,911
2009	2,954,034
2010	3,938,951
2011	16,292,251

Subsequent to year-end, CHS refinanced the Term Loan and Revolving Credit Facility, as discussed further in Note 13.

8.    Income Taxes

At December 31, 2006, the income tax provision consisted of the following:

Current:
Federal	$—
State and local

Deferred:
Federal	163,864
State and local	14,614

Total income tax provision	$178,478

Critical Homecare Solutions Holdings, Inc. (Formerly KCHS Holdings, Inc.) and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2006, and for the period from September 1, 2006 (date of inception) to

December 31, 2006

At December 31, 2006, deferred tax assets and liabilities consist of the following:

Deferred tax assets—current:
Allowance for doubtful accounts	$1,070,199
Accrued liabilities	413,178
Loss carryforward	109,394
Deferred revenue	175,460
Other	2,591

Total current deferred tax assets	$1,770,822

Deferred tax liabilities—net—noncurrent:
Intangibles	$2,627,125
Other	(300)

Total noncurrent deferred tax liabilities—net	$2,626,825

At December 31, 2006, income taxes computed using the federal statutory income tax rate differs from the Company’s effective tax rate primarily due to the following:

Income tax provision computed at U.S. federal statutory rate	$157,831
State income taxes—net of federal income tax benefit	14,614
Permanent differences	6,033

Provision for income taxes	$178,478

The Company’s deferred tax assets and liabilities were valued based on the estimated tax rates in effect when the assets and liabilities are expected to reverse. Management believes it is more likely than not that the results of future operations will generate sufficient taxable income to realize that net deferred tax assets. The operating loss carryforward as of December 31, 2006, of $109,394 expires in 2026.

9.    Employee Benefits Program

The Company sponsors two separate 401(k) savings plans that collectively cover substantially all employees. Expenses related to these defined contribution plans were $34,772 during the period from September 1, 2006 (date of inception) through December 31, 2006.

Critical Homecare Solutions Holdings, Inc. (Formerly KCHS Holdings, Inc.) and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2006, and for the period from September 1, 2006 (date of inception) to

December 31, 2006

10.    Lease Commitments

The Company leases all of its office and warehouse facilities. In addition, certain vehicles, medical equipment, and office equipment are leased under various operating and capital leases. Lease terms range from one to seven years with renewal options on certain leases for additional periods. Rental payments for office space are generally increased annually by the consumer price index, subject to certain maximum amounts defined within individual agreements. At December 31, 2006, the future minimum payments under such leases were as follows:

Years Ending December 31	Capital Leases	Operating Leases
2007	$313,963	$494,719
2008	264,566	236,798
2009	152,505	180,678
2010	35,393	149,763
2011 and thereafter	11,544	218,684

Total minimum lease payments	777,971	$1,280,642

Less amounts representing interest	99,862

Present value of net minimum payments under capital leases	678,109
Less current portion	259,461

	$418,648

For the period from September 1, 2006 (date of inception) to December 31, 2006, the Company recognized rent expense under operating leases of $234,561.

11.    Commitments and Contingencies

The Company is subject to claims and legal actions that may arise in the ordinary course of business. However, it maintains insurance to protect against such claims or legal actions. The Company’s insurance premiums are based on the experience of the subsidiaries prior to their acquisition by the Company. The Company is not aware of any litigation either pending or filed that it believes to likely have a material adverse effect on the results of its operations or its financial condition.

12.    Related-Party Transactions

During 2006, the Company entered into three secured promissory notes with certain CHS executives, the proceeds with which were used to purchase common stock and were recorded by the Company as a subscription receivable. The value of the combined notes totaled $175,000 at December 31, 2006. During August 2007, the promissory notes were repaid by the executives to the Company.

The notes provide for interest to be charged at a rate of 5% per year (compounded annually) and payable annually. The notes come due after 6 years from commencement. These notes are recorded as a reduction of equity. During August 2007, the promissory notes were repaid by the executives to the Company.

Critical Homecare Solutions Holdings, Inc. (Formerly KCHS Holdings, Inc.) and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2006, and for the period from September 1, 2006 (date of inception) to

December 31, 2006

Kohlberg provides certain management and advisory services to the Company under a management agreement dated September 19, 2006. The agreement has an initial term of five years, with one year automatic renewals thereafter, unless either party provides 30 day advance notice of its intent not to renew the agreement. The base management fee is $250,000 per year, payable in arrears in quarterly installments following delivery of CHS’ quarterly bank compliance certificate with respect to such quarter, plus reimbursement of certain expenses, including travel and legal fees, pertaining to CHS. For the period from September 1, 2006 (date of inception) to December 31, 2006, the CHS incurred base management fees of $70,652. Accounts payable in the accompanying balance sheet include $62,500 payable to Kohlberg for base management fees.

The Kohlberg management agreement also includes a provision whereby CHS agreed to pay Kohlberg, as compensation for services rendered to CHS with respect to the consummation of the acquisition transactions described in Note 3, a fee of $1,000,000. Accordingly, CHS paid Kohlberg $1,211,219 on September 19, 2006, which included the $1,000,000 transaction fee, plus $211,219 of reimbursable expenses. The transaction fee is included in the cost of the acquisitions described in Note 3.

13.    Stock-Based Compensation

The Company accounts for its stock-based compensation program in accordance with SFAS No. 123(R), Share-Based Payment, which establishes accounting for equity instruments exchanged for employee services. Under the provisions of SFAS No. 123(R), share-based compensation cost is measured at the grant date, based on the calculated fair value award, and is recognized as an expense over the employee’s requisite period, generally the vesting period of the equity grant.

The fair value of each stock option granted by the Company is estimated using the Black-Scholes option pricing model. Use of a valuation model requires management to make certain assumptions with respect to the selected model inputs. Management estimated expected volatility based on a weighted average of the Company’s peer group within the healthcare sector. The grant life was based on the “simplified method” for “plain vanilla” options as outlined in Topic 14 of SAB 107, Share Based Payments. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term which approximates the estimated life assumed at the date of grant.

Certain CHS executives and key employees have been granted stock options under the Company’s 2006 Equity Incentive Plan (the “Plan”). The total number of shares authorized under the Plan is 3,600,000. The vesting period is four years and the life of the options is ten years. On December 6, 2007, the Company granted 2,792,500 options with the exercise price of $1.00 per share and a fair value of $0.53 per share. As of December 31, 2006, there was $1,454,863, of unrecognized compensation cost to be recognized over the four-year vesting period The related compensation expense for the period from September 1, 2006 (date of inception) to December 31, 2006, was not significant.

Critical Homecare Solutions Holdings, Inc. (Formerly KCHS Holdings, Inc.) and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2006, and for the period from September 1, 2006 (date of inception) to

December 31, 2006

The following assumptions have been used in calculation of the related expense utilizing the Black-Scholes option pricing model as of December 31, 2006:

Weighted-average volatility	47.52%
Dividend yield	0%
Expected years until exercise	6.25
Risk-free interest rate	4.53%

As of December 31, 2006, none of the 2,792,500 options granted had vested nor were any exercised. The Company expects that 2,745,025 of these options will subsequently vest.

The aggregate intrinsic value of the options outstanding as of December 31, 2006 was $0, as the grant price was equal to the fair value of the stock at that date.

14.    Subsequent Events

On January 8, 2007, CHS acquired all of the outstanding shares of Deaconess Enterprises, Inc. and its subsidiaries (“DEI”), a provider of infusion therapy services, adult and pediatric home health care services, and private duty nursing services with forty four operating locations in nine states. The total consideration to complete the acquisition was $171,308,325, financed with cash of $156,220,059 and the assumption of $15,088,266 of liabilities. The effective date of the transaction was January 1, 2007.

In connection with the transaction, CHS paid Kohlberg a $3,000,000 transaction fee, plus $129,367 of reimbursable expenses, for a total payment of $3,129,367. Effective January 8, 2007, CHS’ annual base management fee to Kohlberg increased to $500,000.

In connection with the acquisition of DEI, CHS completed a debt refinancing on January 8, 2007, resulting in a syndicate of institutions providing total available financing of $154 million. Components of the facility include a first-priority senior secured $100 million Term Loan A facility (“Term Loan A”), a first-priority senior secured $20 million revolving credit facility (the “Revolver”), (Term Loan A together with Revolver are “First Lien Facilities”), and a second-priority senior secured $34 million Term Loan B facility, (“Term Loan B” or “Second Lien Facility”). The Revolver includes a facility for up to $4,000,000 of standby letters of credit.

$92 million of Term Loan A and the full amount of $34 million of Term Loan B were drawn at closing and amounts borrowed that are repaid or prepaid may not be reborrowed. CHS subsequently borrowed the remaining $8 million under Term Loan A on March 14, 2007, to finance the acquisition of Infusion Solutions, Inc., as described further below. At closing, the full Revolver was undrawn. Amounts repaid under the Revolver may be reborrowed.

Term Loan A matures in January 2012, and amortizes in quarterly installments beginning at $625,000 in 2007 and escalating to $2,500,000 in 2011, with the balance due at maturity. Interest on the Term Loan A is based on the bank’s Alternative Base Rate (as defined by the respective agreement) plus the applicable margin of 2% or LIBOR rate, plus the applicable margin of 3.25%. The applicable margin is subject to decreasing increments based upon decreases in leverage.

Critical Homecare Solutions Holdings, Inc. (Formerly KCHS Holdings, Inc.) and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2006, and for the period from September 1, 2006 (date of inception) to

December 31, 2006

The Revolver matures in January 2012. A commitment fee is payable quarterly at 0.5% per annum of the undrawn portion of the Revolver.

Term Loan B matures in January 2013, and is not subject to scheduled amortization. Interest on the Term Loan B is based on the bank’s Alternative Base Rate (as defined in the respective loan agreement), plus the applicable margin of 5.25% or LIBOR rate, plus the applicable margin of 6.50%.

Borrowings under First Lien Facilities are secured by substantially all of CHS’ assets. Second Lien Facility borrowings are secured on a second-priority basis (subordinate only to the First Lien Facilities) by substantially all the assets of CHS.

CHS is required under the terms of the First and Second Lien Facilities to maintain certain financial ratios. The facilities also contain certain additional requirements, including limitations or prohibitions on additional indebtedness, payment of cash dividends, redemption of stock, capital spending, investments, acquisitions, and asset sales.

On March 14, 2007, CHS acquired all of the outstanding shares of Infusion Solutions, Inc, a provider of infusion therapy services in New Hampshire with one operating location. The total consideration to complete the acquisition was $8,673,979, financed with cash of $8,015,916 and the assumption of $658,063 of liabilities. The effective date of the transaction was March 1, 2007. The Company is in the process of finalizing the purchase price allocation.

On June 27, 2007, the Company acquired all of the outstanding shares of Applied Healthcare, Ltd. (“AHC”), a provider of home infusion therapy services with operations in one state. The total consideration to complete the acquisition was $7,872,447 and was financed with cash of $7,326,698 and the assumption of $545,749 of liabilities. In addition, the Company may be required to remit to the sellers additional consideration up to $1.4 million to the extent that the acquired business continues to treat two of its current patients with a specific therapy during the twelve-month period following the acquisition date. There is a quarterly settlement of this additional consideration if gross profit from the specific therapy reaches a pre-determined threshold during the first, second or third quarters following the acquisition date. The effective date of the AHC acquisition was June 1, 2007.

Effective July 1, 2007, the Company acquired all of the outstanding stock of Option Care of Melbourne, Inc. (“OCM”) and Option Care of Brunswick, Inc. (“OCB”) in separate acquisitions. OCM and OCB provide home infusion, specialty and pharmacy services in Florida and Georgia, respectively. The total consideration to complete the acquisition of Option Care of Melbourne was $3,769,026, financed with cash of $3,710,000 and the assumption of $59,026 of liabilities. The total consideration to complete the acquisition of Option Care of Brunswick was $6,955,740, financed with cash of $6,890,000 and the assumption of liabilities of $65,740.

Effective August 1, 2007, the Company acquired all of the outstanding stock of East Goshen Pharmacy, Inc., (“EGP”) a provider of home infusion services in Delaware and Pennsylvania. The total consideration to complete the acquisition of EGP of $6,210,575 was financed with cash of $5,750,000 and the assumption of $460,575 of liabilities. In addition, the purchase agreement allows for additional

Critical Homecare Solutions Holdings, Inc. (Formerly KCHS Holdings, Inc.) and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2006, and for the period from September 1, 2006 (date of inception) to

December 31, 2006

purchase price up to $900,000 payable to the sellers within 90 days following the one year anniversary of the acquisition. This amount is payable based on the operating results of the acquired business during the one-year period following the acquisition.

The acquisitions of OCM, OCB and EGP were financed through an additional $16 million note borrowing on the Company’s First Lien Facilities. The aggregate principal amount of Term Loan A was increased from $100 million to $116 million. The note now amortizes in quarterly installments beginning at $625,000 in 2007 and escalating to $2,900,000 in 2011 with the balance due at maturity. There were no other changes to the terms.

These 2007 acquisitions were recorded under the purchase method of accounting, and accordingly, the financial position and operating results of the acquired operations will be included in the consolidated financial statements of the Company following the respective dates of acquisition. The initial purchase price has been allocated to assets acquired and liabilities assumed based on estimated fair values. The excess of purchase price over the fair values of assets acquired and liabilities assumed is goodwill. The purchase price allocation is preliminary and is subject to adjustment, which may be material, pending a final determination of the purchase price and a final valuation of the assets and liabilities.

The preliminary allocated fair value of assets acquired and liabilities assumed is summarized as follows:

	AHC	ISI	DEI	OCM & OCB	EGP
Cash	$860,354	$110,693	$10,103,801	$736,874	$66,631
Accounts receivable	748,069	1,043,206	22,130,780	555,316	422,126
Inventory	164,232	274,158	1,746,228	60,730	274,583
Deferred income taxes	271,385	251,236	2,778,530
Prepaid and other assets	12,282	6,930	782,469	5,126	500
Property and equipment	140,122	130,373	2,427,296	24,696	92,344
Intangible assets	124,967	170,600	14,715,000
Goodwill	6,411,390	6,797,476	133,373,874	10,078,899	5,421,022

Total identifiable assets	8,732,801	8,784,672	188,057,978	11,461,641	6,277,206

Accounts payable and accrued expenses	545,749	658,063	14,963,266	124,767	460,575
Amounts due to sellers	860,354	110,693	10,248,000	736,874	66,631
Deferred income taxes			6,501,653
Long-term debt and capital lease obligations			125,000

Net assets acquired	$7,326,698	$8,015,916	$156,220,059	$10,600,000	$5,750,000

Amounts due to sellers represent the post-closing determination of cash and certain assumed liabilities relative to established targets due by the Company to the sellers.

As each of the above acquisitions was for stock, the majority of goodwill is not deductible for tax purposes.

Critical Homecare Solutions Holdings, Inc. (Formerly KCHS Holdings, Inc.) and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2006, and for the period from September 1, 2006 (date of inception) to

December 31, 2006

The Company’s proforma results of operations (unaudited) as if each of these acquisitions, as well as the acquisitions of SPI and NEHT, had occurred at the beginning of 2006 is as follows:

December 31, 2006
(unaudited)
Revenues	$186,982,940
Operating income	$24,072,626
Net income	$5,990,120
Basic and diluted earnings per share	$0.07

Significant pro forma adjustments relate to the elimination of salaries and benefits of employees not retained ($4,980,932), elimination of management fees that were duplicative ($1,145,783), interest on debt utilized to purchase the acquired businesses, depreciation and amortization, the income tax effect of the pro forma adjustments, and the conversion of the acquired businesses from S Corporations to C Corporations.

On January 8, 2007, CHS issued a letter of credit against the First Lien Facilities in the amount of $705,393 securing its performance on its workers’ compensation insurance policy. The letter of credit has a term of one year.

In April 2007, CHS entered into a $67 million notional interest rate cap on the First Lien Facilities for a cost of $42,000. In August 2007, the Company amended the interest rate cap to cover an additional $8 million of additional principal for an additional cost of $8,000. The agreement effectively places a ceiling on interest at a rate of 6% for a period of two years.

* * * * * *

Critical Homecare Solutions Holdings, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

As of June 30, 2007 and December 31, 2006

	June 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$5,551,327	$847,229
Accounts receivable, net of allowance for doubtful accounts of $2,729,929 and $601,446 in 2007 and 2006, respectively	36,350,496	9,692,246
Inventories	3,547,330	1,746,373
Deferred tax assets	5,146,998	1,770,822
Prepaid expenses and other current assets	1,379,117	193,614

Total current assets	51,975,268	14,250,284

Property and equipment—net	6,521,178	3,803,291
Goodwill	182,053,166	35,402,999
Intangible assets—net	20,974,106	6,026,932
Deferred financing fees—net	2,533,347	832,779
Preacquisition costs	489,639	1,084,587
Other assets	1,681,661	111,197

Total assets	$266,228,365	$61,512,069

The accompanying notes are an integral part of these condensed consolidated financial statements.

Critical Homecare Solutions Holdings, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

As of June 30, 2007 and December 31, 2006

	June 30, 2007	December 31, 2006
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,088,547	$3,318,389
Accrued expenses	27,005,421	4,084,263
Current portion of long-term debt	2,550,000	781,251
Current portion of capital lease obligations	250,854	259,461

Total current liabilities	30,894,822	8,443,364
Long-term debt, net of current portion	130,325,000	24,562,500
Long-term capital lease obligations, net of current portion	296,321	418,647
Deferred tax liabilities	9,523,561	2,626,825

Total liabilities	171,039,704	36,051,336

Commitments and contingencies (note 12)

Stockholders’ equity:
Common stock, $0.001 par value, 95,000,000 shares authorized; 90,898,079 and 25,350,000 issued and outstanding at June 30, 2007 and December 31, 2006, respectively	90,898	25,350
Subscription receivable	(175,000)	(175,000)
Additional paid-in capital	93,678,028	25,324,650
Retained earnings	1,594,735	285,733

Total stockholders’ equity	95,188,661	25,460,733

Total liabilities and stockholders’ equity	$266,228,365	$61,512,069

The accompanying notes are an integral part of these condensed consolidated financial statements.

Critical Homecare Solutions Holdings, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

For the six months ended June 30, 2007

Net revenues	$89,044,973

Costs and expenses:
Cost of goods (excluding depreciation and amortization)	24,521,217
Cost of services provided	19,834,298
Selling, distribution and administrative expenses	32,008,079
Provision for doubtful accounts	2,128,483
Depreciation and amortization	1,695,310

Total costs and expenses	80,187,387

Operating income	8,857,586
Interest and other financing costs	7,214,762
Other income	(765,032)

Income before income taxes	2,407,856
Provision for income taxes	1,098,854

Net income	$1,309,002

Basic and diluted earnings per share	$0.02

Weighted average number of shares outstanding	81,121,781

The accompanying notes are an integral part of these condensed consolidated financial statements.

Critical Homecare Solutions Holdings, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (Unaudited)

For the six months ended June 30, 2007

	Common Stock		Subscription Receivable	Additional Paid-in Capital	Retained Earnings	Total
	Shares	Amount
Balance, January 1, 2007	25,350,000	$25,350	$(175,000)	$25,324,650	$285,733	$25,460,733
Issuance of common stock at fair value, January 2007	57,500,000	57,500	—	57,442,500	—	57,500,000
Issuance of common stock at fair value, June 2007	8,048,079	8,048	—	10,454,452	—	10,462,500
Compensation expense related to issuance of stock options	—	—	—	456,426	—	456,426
Net income	—	—	—	—	1,309,002	1,309,002

Balance, June 30, 2007	90,898,079	$90,898	$(175,000)	$93,678,028	$1,594,735	$95,188,661

The accompanying notes are an integral part of these condensed consolidated financial statements.

Critical Homecare Solutions Holdings, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

For the six months ended June 30, 2007

Operating Activities:
Net income	$1,309,002

Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	2,128,483
Depreciation and amortization	1,695,310
Write-off and amortization of deferred financing fees	1,101,852
Provision for deferred taxes	243,824
Compensation expense related to issuance of stock options	456,426
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(4,864,787)
Inventories	383,661
Prepaid expenses and other current assets	(478,097)
Other assets	(1,476,083)
Accounts payable and accrued expenses	44,733

Net cash provided by operating activities	544,324

Investing Activities:
Cash paid for acquisitions—net of $11,074,850 in cash acquired	(160,497,824)
Repayment of amounts due to sellers	(6,050,000)
Cash paid for preacquisition costs	(81,144)
Cash paid for property and equipment	(1,637,470)

Net cash used in investing activities	(168,266,438)

Financing Activities:
Proceeds from issuance of common stock	67,962,500
Repayment of long-term debt and capital lease obligations	(28,233,870)
Proceeds from long-term debt	135,500,000
Payment of deferred financing fees	(2,802,418)

Net cash provided by financing activities	172,426,212

Net increase in cash and cash equivalents	4,704,098
Cash and cash equivalents, beginning of period	847,229

Cash and cash equivalents, end of period	$5,551,327

Supplemental Disclosures of Cash Flow Information
Cash paid during the year for:
Interest expense	$3,683,270

Income taxes	$1,785,290

Non-cash investing and financing activities:
Unpaid preacquisition costs in accrued expenses	$413,038

The accompanying notes are an integral part of these condensed consolidated financial statements.

Critical Homecare Solutions Holdings, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

For six months ended June 30, 2007

1.    Overview, Basis of Presentation and Significant Accounting Policies

Critical Homecare Solutions Holdings, Inc. (“CHS” or the “Company”) provides infusion therapy and home nursing services through a network of company-owned locations. The Company contracts with managed care organizations and physicians to become their specialty and infusion pharmacy, dispensing and delivering pharmaceuticals, assisting with clinical compliance information and providing pharmacy consulting services. The Company contracts with managed care organizations, third-party payors, hospitals, physicians, and other referral sources to provide pharmaceuticals and complex compounded solutions to patients for intravenous delivery in the patients’ homes or other non-hospital settings. Many of the Company’s locations provide other healthcare services, such as nursing, respiratory therapy, and durable medical equipment rentals and sales.

The Company commenced operations on September 1, 2006 and is primarily owned by certain investment funds managed by Kohlberg & Co., L.L.C. (“Kohlberg”). In addition, certain members of the Company’s management own shares of the Company, the total of which represent less than 1% of total outstanding shares as of June 30, 2007.

On September 1, 2006, the Company acquired all of the stock of Specialty Pharma, Inc. (“SPI”) and its wholly-owned subsidiary, Professional Home Care Services, Inc. (“PHCS”), and all of the stock of New England Home Therapies, Inc. (“NEHT”). In 2007, the Company acquired the stock of Deaconess Enterprises, Inc. and Subsidiaries (“DEI”), Infusion Solutions, Inc. (“ISI”), and Applied Healthcare, Ltd (“AHC”). The financial position and operating results of the acquired operations are included in the condensed consolidated financial statements of the Company since the respective dates of acquisition. All intercompany accounts and transactions have been eliminated in consolidation.

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, all adjustments consisting of normal and recurring items which are necessary to present fairly the interim results included herein have been recorded. The unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto of the Company as of December 31, 2006 and for the period from inception (September 1, 2006) to December 31, 2006.

Revenue recognition

The Company generates almost all of their revenue from reimbursement by government and third-party payors for services provided to patients. The Company receives payment for services and medications from a number of sources, including managed care organizations, government sources, such as Medicare and Medicaid programs, and commercial insurance. For the six months ended June 30, 2007, the Company has a payor mix of 52% from managed care organizations and non-governmental third party payors, 29% from Medicare, and 19% from Medicaid. Medicare and Medicaid represent 23% and 27% of accounts receivable at June 30, 2007, respectively.

Patient revenue is recorded in the period during which the services are provided, and is directly offset by appropriate allowances to give recognition to third-party payor arrangements. Net revenue recognition and allowances for uncollectible billings require the use of estimates. Once known, any changes to these estimates are reflected in operations.

Critical Homecare Solutions Holdings, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

For six months ended June 30, 2007

In the Company’s home infusion segment, infusion therapy and related health care services revenue is reported at the estimated net realizable amounts from patients and third-party payors for goods sold and services rendered. The Company’s agreements with payors occasionally specify receipt of a “per-diem” payment for infusion therapy services that is provided to patients. This “per diem” payment includes multiple components of care provided to the patient, including, but not limited to, rental of medical equipment, care coordination services, delivery of goods to the patient and medical supplies. “Per diem” revenue is recognized over the course of the period the components of care are provided.

In certain situations revenue components are recorded separately. In other situations, revenue components are billed and reimbursed on a per diem or contract basis whereby the insurance carrier pays the Company a combined amount for treatment. Because the reimbursement arrangements in these situations are based on a per diem or contract amount, the Company does not maintain records that provide a breakdown between the revenue components. Due to the nature of the industry and the reimbursement environment in which the Company operates, certain estimates are required to record net revenues and accounts receivable at their net realizable values. Inherent in these estimates is the possibility that they will have to be revised or updated as additional information becomes available. Specifically, the complexity of many third-party billing arrangements and the uncertainty of reimbursement amounts for certain services from certain payors may result in adjustments to amounts originally recorded. Such adjustments are typically identified and recorded at the point of cash application, claim denial or account review.

In the Company’s home nursing segment, revenue represents the estimated net realizable amounts from patients, third-party payors and others for patient services rendered and products provided. Such revenue is recognized as the treatment plan is administered to the patient and is recorded at amounts estimated to be received under reimbursement or payment arrangements with payors. Net revenues to be reimbursed by contracts with third-party payors are recorded at an amount to be realized under these contractual arrangements.

Under the prospective payment system for Medicare reimbursement, net revenues are recorded based on a reimbursement rate which varies based on the severity of the patient’s condition, service needs and certain other factors. Revenue is recognized ratably over a 60-day episode period and is subject to adjustment during this period if there are significant changes in the patient’s condition during the treatment period or if the patient is discharged but readmitted to another agency within the same 60-day episodic period. Medicare billings under the prospective payment system are initially recognized as deferred revenue and are subsequently recognized as revenue over the 60-day episode period. The process for recognizing revenue under the Medicare program is based on certain assumptions and judgments, the appropriateness of the clinical assessment of each patient at the time of certification, and the level of adjustments to the fixed reimbursement rate relating to patients who receive a limited number of visits, have significant changes in condition or are subject to certain other factors during the episode.

Accounts receivable and allowances for doubtful accounts

The Company’s accounts receivable consists of amounts owed by various governmental agencies, insurance companies and private patients. Management performs periodic analyses to evaluate accounts receivable balances to ensure that recorded amounts reflect net realizable values. The Company does not believe there are any significant credit risks associated with the receivables from Medicare and Medicaid and other state administered programs.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

For six months ended June 30, 2007

Accounts receivable are reported net of contractual adjustments. Generally, the Company bills third-party payors based on the contractual charges or usual customary charges for goods and services provided and then contractually adjust the revenue down to the anticipated collectible amount based on interpretation of the terms of the applicable managed care contract, fee schedule or other arrangement with the payor.

The Company has established an allowance for doubtful accounts to report accounts receivable at the estimated net realizable amounts to be received from third-party and payors. Increases to this reserve are reflected as a provision for doubtful accounts in the statement of operations. The Company generates accounts receivable aging reports from the billing systems and utilizes these reports to monitor the condition of outstanding receivables and evaluate the performance of billing and reimbursement staff. The Company also utilizes these aging reports, combined with historic write-off statistics generated from the billing systems, to determine the provision for doubtful accounts. The Company regularly performs an analysis of the collectibility of accounts receivable and considers such factors as prior collection experience and the age of the receivables.

The Company does not require their patients or other payors to carry collateral for any amounts owed for services provided. Other than as discussed above, the Company’s concentration of credit risk relating to accounts receivable is limited due to the diversity of patients and payors. Further, the Company generally does not provide charity care.

Inventories

Inventories, which consist primarily of pharmaceuticals and medical supplies, are stated at the lower of cost (determined using the first-in, first-out method) or market. The largest component of the inventory is pharmaceuticals, which have fixed expiration dates. The Company normally obtains next day delivery of the pharmaceuticals that it orders. The Company’s pharmacies monitor inventory levels and check expiration dates regularly. Pharmaceuticals that are approaching expiration and are deemed unlikely to be used before expiration are either returned to the vendor or manufacturer for credit, or are transferred to another Company pharmacy that needs them. If the pharmaceuticals cannot be either returned or transferred before expiration, the Company’s policy requires them to be disposed of immediately and in accordance with Drug Enforcement Agency guidelines. Due to the high rate of turnover of the Company’s pharmaceutical inventory and the policies related to handling expired or expiring items, the Company’s pharmacies typically do not carry obsolete inventory.

Critical Homecare Solutions Holdings, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

For six months ended June 30, 2007

Property and equipment

Property and equipment are carried at cost. Expenditures for major improvements are capitalized. Maintenance and repairs are expensed as incurred. Upon retirement or disposal, the related cost and accumulated depreciation are removed from the respective accounts and any gain or loss is recorded in current earnings. Property and equipment under capital leases are stated at the present value of future minimum lease payments at inception of the lease. Depreciation is recognized on a straight-line basis. Estimated useful lives for the principal asset categories are as follows:

Useful Life
Medical equipment	13 months to 5 years
Leasehold improvements	Base term of lease or useful life, whichever is shorter
Equipment, vehicles, and other	3 to 5 years
Buildings	20 years

Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company did not recognize any impairment losses during the six months ended June 30, 2007.

Goodwill and intangible assets

Goodwill represents the excess of the cost of acquisitions over the fair value of net assets acquired. In accordance with Financial Accounting Standards Board (“FASB”) No. 142, Goodwill and Other Intangible Assets, goodwill is not amortized and is reviewed annually at a reporting unit level for impairment utilizing a two-step process. FASB No. 142 requires goodwill to be tested for impairment annually, and when an event occurs or circumstances change such that it is reasonably possible that an impairment may exist. There were no impairment losses recognized during the six months ended June 30, 2007.

Intangible assets consist primarily of non-compete agreements, trademarks related to brand names arising from acquisitions, licenses and certificates of need. The Company records intangible assets at their estimated fair value at the date of acquisition and amortize the related cost of the asset over the period of expected benefit. The fair value of intangible assets assigned during the first year subsequent to an acquisition is based on a preliminary determination and is subject to adjustment pending a final determination of purchase price and a final valuation of the assets acquired and liabilities assumed. In accordance with FASB No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, definite life purchased intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from estimated future cash flows. In accordance with FASB No. 142, intangible assets with indefinite lives are reviewed for impairment annually or when an event occurs or circumstances change such that it is reasonably possible that an impairment may exist. There were no impairment losses recognized during the six months ended June 30, 2007.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

For six months ended June 30, 2007

Non-compete agreements are amortized on a straight-line basis over the estimated life of each agreement, which ranges from one to five years. The ISI trademark and certain of the trademarks associated with DEI have limited lives of two and five years, respectively, as determined by contractual rights to use the brand names, and these trademarks are being amortized over the estimated useful life. Trademarks with indefinite lives are not amortized but are periodically reviewed for impairment. Licenses are being amortized over a period of one to two years. Certificates of need have indefinite lives and are not amortized but are periodically reviewed for impairment.

Deferred financing fees

Deferred financing fees are stated at cost and are amortized using a method that approximates the effective interest method over the expected life of the related debt instrument. Amortization of the deferred financing fees is recorded as interest expense and other financing costs in the accompanying condensed consolidated statement of operations. In the event of debt modification, the unamortized balance of deferred financing fees are tested for debt extinguishment treatment in accordance with generally accepted accounting principles.

Cost of goods and cost of services provided

Cost of sales consists of the actual cost of pharmaceuticals and other medical supplies dispensed to patients and certain operating costs related to pharmacy operation nursing and respiratory services. These costs include employee salary and benefit costs for the pharmacists, nurses, and contracted workers directly involved in providing service to the patient.

Distribution expenses

Distribution expenses are included in selling, distribution and administrative expenses in the accompanying condensed consolidated statement of operations and total $2,351,903 during the six months ended June 30, 2007. Such expense represents the delivery costs related to the end user. Included are salary and benefit costs related to drivers and dispatch personnel and amounts paid to courier and other outside shipping vendors.

Self insurance

The Company is self-insured up to certain limits for workers’ compensation costs and employee medical benefits. The Company has purchased stop-loss coverage to limit its exposure to significant individual workers’ compensation or employee medical claims. Self-insured losses are accrued for known and anticipated claims based upon certain actuarial assumptions and historical claim payment patterns.

Use of estimates

The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

For six months ended June 30, 2007

Significant items subject to such estimates and assumptions include but are not limited to revenue recognition, goodwill and intangibles, the allowance for doubtful accounts, the valuation of stock option grants, and self-insurance reserves for workers compensation costs and employee medical benefits. Actual results could differ from those estimates.

Recently issued accounting pronouncements

In February 2007, the FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115. The Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of the Statement is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reporting earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Management is currently evaluating the Statement to determine what impact, if any, it will have upon adoption on January 1, 2008.

In September 2006, the Staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements, or SAB No. 108. SAB No. 108 requires the use of two alternative approaches in quantitatively evaluating materiality of misstatements. If the misstatement as quantified under either approach is material to the current year financial statements, the misstatement must be corrected. If the effect of correcting the prior year misstatements, if any, in the current year income statement is material, the prior year financial statements should be corrected. In the year of adoption (fiscal years ending after November 15, 2006), the misstatements may be corrected as an accounting change by adjusting opening retained earnings rather than being included in the current year income statement. The adoption of SAB No. 108 did not have an impact on the Company’s condensed consolidated financial statements.

In September 2006, the FASB issued FASB No. 157, Fair Value Measurements (“FAS 157”). FAS 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, with early adoption permitted. Management is currently evaluating the statement to determine what impact, if any, it will have on the Company’s consolidated financial statements upon adoption on January 1, 2008.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN No. 48”). This standard creates a comprehensive model to address accounting for uncertainty in tax positions. FIN No. 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized for financial statements. FIN No. 48 also provides guidance on measurement, derecognizing, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The adoption of FIN No. 48 is effective for fiscal periods beginning after December 15, 2006. Subsequently, in May 2007, the FASB issued FASB Staff Position No. FIN 48-1 (“FSP No. 48-1”), Definition of

Critical Homecare Solutions Holdings, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

For six months ended June 30, 2007

Settlement in FASB Interpretation No. 48. FSP No. 48-1 amended FIN No. 48 to provide guidance on how an enterprise should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. FSP 48-1 required application upon the initial adoption of FIN No. 48. The adoption of FIN No. 48 and FSP No. 48-1 by the Company on January 1, 2007 did not have a significant impact on the Company’s condensed consolidated financial statements.

2.    Acquisitions

On June 27, 2007, the Company acquired all of the outstanding shares of AHC, a provider of home infusion therapy services with operations in one state. The total consideration to complete the acquisition was $7,872,447 and was financed with cash of $7,326,698 and the assumption of $545,749 of liabilities. In addition, the Company may be required to remit to the sellers additional consideration up to $1.4 million to the extent that the acquired business continues to treat two of its current patients with a specific therapy during the twelve-month period following the acquisition date. Should this amount be paid, it will be treated as additional goodwill. There is a quarterly settlement of this additional consideration if gross profit from the specific therapy reaches a pre-determined threshold during the first, second or third quarters following the acquisition date. As of the date of these financial statements, the Company has not reached any of these thresholds. The effective date of the AHC acquisition was June 1, 2007.

On March 14, 2007, the Company acquired all of the outstanding shares of ISI, a provider of infusion therapy services in New Hampshire with one operating location. The total consideration to complete the acquisition was $8,673,979 and was financed with cash of $8,015,916 and the assumption of $658,063 of liabilities. The effective date of the ISI acquisition was March 1, 2007.

On January 8, 2007, the Company acquired all of the outstanding shares of DEI, a provider of infusion therapy services, adult and pediatric home health care services, and private duty nursing services with forty four operating locations in nine states. The total consideration to complete the acquisition was $171,308,325 and was financed with cash of $156,220,059 and the assumption of $15,088,266 of liabilities. The effective date of the DEI acquisition was January 1, 2007.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

For six months ended June 30, 2007

Each of these acquisitions was performed to expand our geographic footprint and increase our offerings of services. These acquisitions were recorded under the purchase method of accounting, and accordingly, the financial position and operating results of the acquired operations are included in the condensed consolidated financial statements of the Company subsequent to the date of their respective acquisitions. The initial purchase price has been allocated to assets acquired and liabilities assumed based on estimated fair values. The purchase price allocation is preliminary and is subject to adjustment, which may be material, pending a final determination of income tax allocations, contingent consideration and acquisition-related costs. The initial allocated fair value of assets acquired and liabilities assumed is summarized as follows:

	AHC	ISI	DEI
Cash	$860,354	$110,693	$10,103,801
Accounts receivable	748,069	1,043,206	22,130,780
Inventory	164,232	274,158	1,746,228
Deferred income taxes	271,385	251,236	2,778,530
Other assets	12,282	6,930	782,469
Property and equipment	140,122	130,373	2,427,296
Intangible assets	124,967	170,600	14,715,000
Goodwill	6,411,390	6,797,476	133,373,874

Total identifiable assets	8,732,801	8,784,672	188,057,978
Accounts payable and accrued expenses	545,749	658,063	14,963,266
Amounts due to sellers	860,354	110,693	10,248,000
Deferred income taxes	—	—	6,501,653
Long-term debt and capital lease obligations	—	—	125,000

Net assets acquired	$7,326,698	$8,015,916	$156,220,059

Amounts due to sellers represents the post-closing determination of cash and certain assumed liabilities relative to established targets due by the Company to the sellers.

As each of the above acquisitions was for stock, the goodwill arising from the transactions is generally not deductible for tax purposes.

The Company’s proforma results of operations as if each of these acquisitions, as well as the acquisitions of SPI and NEHT, had occurred at the beginning of 2007 is as follows:

Six Months Ended June 30, 2007
Revenues	$92,810,124
Operating income	$10,590,466
Net income	$2,386,581
Basic and diluted earnings per share	$0.03

Significant pro forma adjustments relate to the elimination of salaries and benefits of employees not retained ($987,412), interest on debt utilized to purchase the acquired businesses, depreciation and

Critical Homecare Solutions Holdings, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

For six months ended June 30, 2007

amortization, the income tax effect of the pro forma adjustments, and the conversion of the acquired businesses from S Corporations to C Corporations.

The purchase agreement for the September 2006 SPI and NEHT acquisitions included a post-closing determination of cash and certain assumed liabilities relative to established targets. Any amounts of cash not settled at closing and the amount of assumed liabilities under the target were payable by the Company to the sellers and any amounts over the target were payable to the Company from the sellers. During 2007, the Company paid $250,467 to the sellers of SPI and NEHT for the post-closing adjustments.

In addition, the purchase agreement for NEHT includes a provision for additional purchase price, contingent upon NEHT achieving certain financial measures for the period January 1, 2007 through September 30, 2007. The financial measures are to be quantified on or before October 31, 2007, with any resulting payment due by November 15, 2007, if the sellers are in agreement with such determination. As of June 30, 2007, there is no indication that additional purchase price relating to this provision will be payable by the Company. Should additional purchase price be paid, it will be treated as additional goodwill.

3.    Property and Equipment

As of June 30, 2007 and December 31, 2006, property and equipment consists of the following:

	June 30, 2007	December 31, 2006
Medical equipment	$3,519,990	$3,194,330
Leasehold improvements	367,720	114,642
Equipment, vehicles, and other	4,009,021	831,040
Building	401,370	—

Total property and equipment	8,298,101	4,140,012
Less accumulated depreciation and amortization	(1,776,923)	(336,721)

Property and equipment—net	$6,521,178	$3,803,291

Included in property and equipment are equipment and vehicles that are held under capital lease arrangements as follows (see also Note 11):

	Cost	Accumulated Amortization	Net Book Value
Medical equipment	$442,843	$83,654	$359,189
Equipment, vehicles, and other assets	266,363	112,704	153,659

	$709,206	$196,358	$512,848

Depreciation and amortization expense was $1,617,374 during the six months ended June 30, 2007.

Critical Homecare Solutions Holdings, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

For six months ended June 30, 2007

4.    Goodwill and Intangible Assets

As of June 30, 2007, goodwill consists of the following:

Balance January 1, 2007	$35,402,999
Acquisitions	146,582,740
Additional purchase price, primarily legal fees, paid for NEHT and SPI	67,427

Balance June 30, 2007	$182,053,166

As of June 30, 2007 and December 31, 2006, intangible assets consist of the following:

	June 30, 2007	December 31, 2006
Trademarks—non-amortizable	$14,480,594	$5,800,000
Certificates of need—non amortizable	4,900,000	—
Noncompete agreements—amortizable	463,773	260,000
Trademarks—amortizable	1,220,000	—
Other intangibles—amortizable	26,514	5,771

Accumulated amortization:
Noncompete agreements	77,023	37,740
Trademarks	29,000	—
Other intangibles	10,752	1,099

Intangible assets-net	$20,974,106	$6,026,932

The weighted average remaining life as of June 30, 2007 of noncompete agreements is 3.31 years, trademarks is 4.22 years and other intangibles is 1.51 years.

Amortization expense on intangible assets was $77,936 during the six months ended June 30, 2007. Amortization expense on intangible assets for the remainder of 2007 and in each of the next five years is expected to approximate the following:

2007	$313,953
2008	$403,223
2009	$336,928
2010	$291,373
2011	$247,806
2012	$229

$1,593,512

5.    Preacquisition Costs

The Company incurred preacquisition costs, principally comprised of professional fees, amounting to $489,639 during the six months ended June 30, 2007 in anticipation of the acquisitions of Option Care of Melbourne, Inc. and Option Care of Brunswick, Inc. more fully described in Note 15.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

For six months ended June 30, 2007

Preacquisition costs of $1,084,587 incurred as of December 31, 2006 were transferred to goodwill during the six months ended June 30, 2007 as part of the purchase price allocation upon successful closing of the related transactions.

6.    Accrued Expenses

As of June 30, 2007 and December 31, 2006, accrued expenses consist of the following:

	June 30, 2007	December 31, 2006
Accrued accounting and legal fees	$397,856	$819,885
Accrued payroll expenses	6,098,600	1,146,181
Deferred revenue	3,377,755	473,806
Accrued refunds payable	2,910,769	248,118
Amounts due to sellers	5,234,831	268,167
Uninvoiced inventory and other accrued expenses	4,196,051	1,108,260
Accrued workers compensation	1,507,820	—
Accrued benefits	766,382	1,266
Accrued interest	2,515,357	18,580

Accrued expenses	$27,005,421	$4,084,263

Amounts due to sellers represent the balance due DEI relating to the post-closing determination of cash and certain assumed liabilities relative to established targets. The Company submitted payment in full in July 2007.

7.    Long-Term Debt and Capital Lease Obligations

As of June 30, 2007 and December 31, 2006, long-term debt and capital lease obligations consists of the following:

	June 30, 2007	December 31, 2006
First Lien Facilities and Second Lien Facility	$132,750,000	$—
Credit agreement	—	24,843,750
Revolving credit facility	—	500,000
Capital lease obligations	547,175	678,109
Other	125,000	—

	133,422,175	26,021,859
Less—obligations maturing within one year	2,800,854	1,040,712

Long-term debt—net of current portion	$130,621,321	$24,981,147

In connection with the acquisition of DEI, the Company completed a debt refinancing on January 8, 2007, resulting in a syndicate of institutions providing total available financing of $154 million. Components of the facility include a first-priority senior secured $100 million Term Loan A facility (“Term Loan A”), a first-priority senior secured $20 million revolving credit facility (the “Revolver”)

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

For six months ended June 30, 2007

(Term Loan A together with Revolver are “First Lien Facilities”), and a second-priority senior secured $34 million Term Loan B facility (“Term Loan B” or “Second Lien Facility”). The Revolver includes a facility for up to $4,000,000 of standby letters of credit. In connection with the refinancing, the Company incurred deferred financing fees of $2,802,418. These costs are amortized over the life of the First Lien Facility and Second Lien Facility. Amortization of deferred financing fees included in interest expense was $269,424 during the six months ended June 30, 2007.

Term Loan A matures in January 2012, and principal is repayable in quarterly installments beginning at $625,000 in 2007 and escalating to $2,500,000 in 2011, with the balance due at maturity. Interest on the Term Loan A is based on the bank’s Alternative Base Rate (as defined by the respective agreement) plus the applicable margin of 2%, or the LIBOR rate plus the applicable margin of 3.25%. The applicable margin is subject to varying increments based upon changes in leverage.

The Revolver matures in January 2012. A commitment fee is payable quarterly at 0.5% per annum of the undrawn portion of the Revolver.

Term Loan B matures in January 2013, and is not subject to scheduled amortization. Interest on the Term Loan B is based on the bank’s Alternative Base Rate (as defined by the respective agreement), plus the applicable margin of 5.25%, or the LIBOR rate plus the applicable margin of 6.50%. The applicable margin is subject to varying increments based upon changes in leverage.

The weighted average interest rate during the six months ended June 30, 2007 was 9.62%. The effective interest rate, after considering amortization of deferred financing fees, approximated 10.04% during the six months ended June 30, 2007.

Amounts borrowed on the Term Loan A and Term Loan B that are repaid or prepaid may not be re-borrowed. Amounts repaid under the Revolver may be re-borrowed.

Borrowings under First Lien Facilities are secured by substantially all of the Company’s assets. Second Lien Facility borrowings are secured on a second-priority basis (subordinate only to the First Lien Facilities) by substantially all the assets of the Company.

The Company is required under the terms of the First Lien Facilities and the Second Lien Facility to maintain certain financial ratio covenants, including minimum adjusted EBITDA, maximum total leverage and fixed charge coverage. The Company was in compliance with these covenants as of June 30, 2007.

At closing, $92 million of Term Loan A and the full amount of $34 million of Term Loan B were drawn. The Company borrowed the remaining $8 million under Term Loan A on March 14, 2007 to finance the acquisition of ISI. At closing and as of June 30, 2007, the full Revolver was undrawn.

On January 8, 2007, the Company issued a letter of credit against the First Lien Facilities in the amount of $705,393 securing its performance on its workers’ compensation insurance policy. The letter of credit has a term of one year.

Prior to securing the First Lien Facilities and the Second Lien Facility, the Company borrowed under the terms of a credit agreement and revolving credit facility that provided total financing of $32.5 million.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

For six months ended June 30, 2007

Upon refinancing of the credit agreement in January 2007, remaining deferred financing fees approximating $832,428 were written off. This amount is included in interest and other financing costs in the accompanying condensed consolidated statement of operations.

Maturities of debt outstanding, including capital lease obligations, for the remainder of 2007 and in each of the next five years is as follows:

2007	$1,432,871
2008	$2,811,284
2009	$5,144,708
2010	$7,529,463
2011	$10,003,849
2012 and thereafter	$106,500,000

In April 2007, the Company entered into a $67 million notional interest rate cap on the First Lien Facilities for a cost of $42,000. In August 2007, the Company amended the interest rate cap to cover an additional $8 million of additional principal for an additional cost of $8,000. The agreement effectively places a ceiling on interest at a rate of 6% for a period of two years. The Company has not designated this cap as a hedging instrument, and accordingly any unrealized gain or loss on the interest rate cap has been recorded as a component of earnings. The impact of the interest rate cap on the condensed consolidated statement of operations for the six month period ended June 30, 2007 was insignificant.

8.    Earnings Per Share

Basic earnings per share is calculated based on net income or loss divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share assumes exercise of all contingently issuable shares into common shares at the beginning of the period or date of issuance, unless the contingently issuable shares are antidilutive. The Company excluded 8,956,000 of stock options from the computation of diluted earnings per share during the six months ended June 30, 2007 as the exercise price of the stock options is equal to the weighted average fair value of the Company’s stock.

9.    Stock-Based Compensation

In December 2004, the FASB released FASB Statement No. 123(R), Share-Based Payment. FASB No. 123(R) is a revision of FASB No. 123, Accounting for Stock-Based Compensation, and establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. FASB No. 123(R) requires all equity-based payments to employees to be recognized in the results of operations based on the grant date fair value of the award. The Company adopted FASB No. 123(R) on September 1, 2006.

The Company’s KCHS 2006 Equity Incentive Plan (the “Plan”), which is shareholder approved, permits the grant of share options to executives and key employees. Option awards are granted with an exercise

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

For six months ended June 30, 2007

price equal to the fair value of the Company’s stock at the date of the grant, generally vest over a four-year period, and are generally exercisable for 10 years from the date of the grant. The Plan provides for an aggregate 3,600,000 shares of common stock that have been reserved for issuance under the Plan.

The fair values of the stock options granted by the Company were determined using the Black-Scholes option-pricing model. Use of a valuation model requires management to make certain assumptions with respect to the selected model inputs. Management estimated expected volatility based on a weighted average of the Company’s peer group within the healthcare sector. The grant life was based on the “simplified method” for “plain vanilla” operations as outlined in Topic 14 of SAB 107, Share-Based Payment. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term which approximates the estimated life assumed at the date of grant.

The following assumptions have been used in the determination of the fair value for options issued during the six months ended June 30, 2007:

Six months ended June 30, 2007
Risk—free interest rate	4.70%
Expected term	6.25
Expected volatility	44.65%
Dividend yield	—
Weighted—average fair value	$0.57

A summary of stock option activity under the Plan as of and during the six months ended June 30, 2007 is presented below:

	Shares	Weighted Average Exercise Price
Outstanding at December 31, 2006	2,792,500	$1.00
Grants	6,163,500	$1.08
Outstanding at June 30, 2007	8,956,000	$1.05
Vested and exercisable at June 30, 2007	—	—

Expected to vest at June 30, 2007	8,731,099	$1.03

A summary of the status of the Company’s unvested options to buy shares as of and during the six months ended June 30, 2007 is presented below:

	Options	Weighted Average Grant Date Fair Value
Unvested at December 31, 2006	2,792,500	$0.53
Granted	6,163,500	$0.57

Unvested at June 30, 2007	8,956,000	$0.55

As of June 30, 2007, there was approximately $4,381,731 of total unrecognized compensation cost related to unvested stock options granted under the Plan that the Company had not recorded. That cost is expected to be recognized during the remainder of 2007 and through 2011. Compensation expense

Critical Homecare Solutions Holdings, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

For six months ended June 30, 2007

recognized during the six months ended June 30, 2007 was $456,426, and is included in selling, distribution and administrative expenses in the accompanying condensed consolidated statement of operations. There have been no forfeitures or exercises of stock option awards since inception of the Plan. The intrinsic value of the options at June 30, 2007 was $2,217,750.

During June 2007, the Company amended the Plan to allow for immediate vesting of unvested awards upon filing of an initial public offering. There has been no accounting recognition for this modification in the accompanying June 30, 2007 condensed consolidated financial statements.

10.    Income Taxes

For the six months ended June 30, 2007, the income tax provision consisted of the following:

Current:
Federal	$557,110
State and local	297,920

855,030

Deferred:
Federal	187,753
State and local	56,071

243,824

Income tax provision	$1,098,854

As of June 30, 2007 and December 31, 2006, deferred tax assets and liabilities consist of the following:

	June 30, 2007	December 31, 2006
Deferred tax assets—net—current:
Allowance for doubtful accounts	$3,189,574	$1,070,199
Accrued expenses	2,262,845	413,178
Loss carryforward	117,932	109,394
Deferred revenue	(481,041)	175,460
Other	57,688	2,591

Total current deferred tax assets—net	$5,146,998	$1,770,822

Deferred tax liabilities—net—noncurrent:
Intangible assets	$9,515,613	$2,627,125
Other	7,948	(300)

Total noncurrent deferred tax liabilities—net	$9,523,561	$2,626,825

Critical Homecare Solutions Holdings, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

For six months ended June 30, 2007

For the six months ended June 30, 2007, income taxes computed using the federal statutory income tax rate differs from the Company’s effective tax rate primarily due to the following:

Income tax provision computed at U.S. federal statutory rate	$818,672
State income taxes—net of federal income tax benefit	252,698
Permanent differences	27,484

Income tax provision	$1,098,854

The Company’s deferred tax assets and liabilities were valued based on the estimated tax rates in effect when the assets and liabilities are expected to reverse. Management believes it is more likely than not that the results of future operations will generate sufficient taxable income to realize the net deferred tax assets. The operating loss carryforward as of June 30, 2007 of $117,932 expires in 2026.

11.    Lease Commitments

The Company leases their administrative and operating facilities, certain vehicles, medical equipment, and office equipment under various operating and capital leases. Lease terms range from one to seven years with renewal options on certain leases for additional periods. Future minimum payments under capital leases and non-cancelable operating leases for the remainder of 2007 and in each of the next five years is as follows:

	Capital Leases	Operating Leases
2007	$147,284	$1,016,002
2008	266,437	1,643,623
2009	154,606	1,262,933
2010	35,320	921,191
2011	3,305	748,526
2012 and thereafter	—	781,119

Total minimum lease payments	606,952	$6,373,394

Less amounts representing interest	59,777

Present value of net minimum payments under capital leases	547,175
Less current portion	250,854

	$296,321

For the six months ended June 30, 2007, the Company recognized rent expense under operating leases of $1,378,017.

12.    Commitments and Contingencies

The Company is subject to claims and legal actions that may arise in the ordinary course of business. However, the Company maintains insurance to protect against such claims or legal actions. The Company’s insurance premiums are based on the experience of the subsidiaries prior to their acquisition by the Company. The Company is not aware of any litigation either pending or filed that it believes is likely to have a material adverse effect on the results of operations or financial condition.

Critical Homecare Solutions Holdings, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

For six months ended June 30, 2007

13.    Segment Information

Based on types of services performed and consistent with the Company’s internal financial reporting structure and performance assessment, the Company has identified two reportable segments: Home Infusion and Home Nursing. The Home Infusion segment delivers complex intravenous pharmaceutical products and corresponding clinical support services. The Home Nursing segment, which was acquired on January 1, 2007 in connection with the DEI acquisition, provides skilled nursing and other therapy services, including occupational therapy, medical social work and home health aide services. Financial information by segment as of and for the six months ended June 30, 2007 is as follows:

	Home Infusion	Home Nursing	Corporate	Consolidated
Revenues	$59,950,477	$29,094,496	$—	$89,044,973
Income from operations	$8,527,963	$4,938,179	$(4,608,556)	8,857,586
Reconciliation to net income:
Other income				(765,032)
Interest and other financing costs				7,214,762
Income tax provision				1,098,854

Net income				$1,309,002

Total assets	$178,926,939	$75,434,434	$11,866,992	$266,228,365

Goodwill	$127,272,481	$54,780,685	$—	$182,053,166

Purchases of property and equipment	$1,075,579	$561,891	$—	$1,637,470

14.    Related Party Transactions

During 2006, the Company entered into three secured promissory notes with certain of its executives for a combined $175,000, the proceeds with which were used to purchase common stock and were recorded by the Company as a subscription receivable, which is a reduction of equity. The notes bear interest at a rate of 5%. Interest compounds and is payable annually. The notes mature six years from the date of inception. During August 2007, the promissory notes were repaid by the executives to the Company.

Kohlberg provides certain management and advisory services to the Company under a management agreement dated September 19, 2006. The agreement has an initial term of five years, with one-year automatic renewals thereafter, unless either party provides 30-day advance notice of its intent not to renew the agreement. The base management fee, effective January 8, 2007, is $500,000 per year, payable in arrears in quarterly installments, plus reimbursement of certain expenses, including travel and legal fees pertaining to the Company. During the six months ended June 30, 2007, the Company incurred base management fees of $245,139, and reimbursed Kohlberg for certain expenses totaling $18,166. Accounts payable to Kohlberg at June 30, 2007 and December 31, 2006 is $125,000 and $62,500, respectively.

The Kohlberg management agreement also includes a provision whereby the Company agrees to compensate Kohlberg for services rendered to the Company with respect to the consummation of acquisition transactions. During the six months ended June 30, 2007, the Company paid Kohlberg $3,000,000 in connection with the DEI transaction, plus $129,367 of reimbursable expenses for a total payment of $3,129,367. This transaction fee is included in the cost of the DEI acquisition.

Critical Homecare Solutions Holdings, Inc. and Subsidiaries

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) — (Continued)

For six months ended June 30, 2007

15.    Subsequent Events

Effective July 1, 2007, the Company acquired all of the outstanding stock of Option Care of Melbourne, Inc. and Option Care of Brunswick, Inc. in separate acquisitions. Option Care of Melbourne and Option Care of Brunswick provide home infusion, specialty and pharmacy services in Florida and Georgia, respectively. The total consideration to complete the acquisition of Option Care of Melbourne was $3,769,026, financed with cash of $3,710,000 and the assumption of $59,026 of liabilities. The total consideration to complete the acquisition of Option Care of Brunswick was $6,955,740, financed with cash of $6,890,000 and the assumption of liabilities of $65,740.

Effective August 1, 2007, the Company acquired all of the outstanding stock of East Goshen Pharmacy, Inc. (“EGP”), a provider of home infusion services in Delaware and Pennsylvania. The total consideration to complete the acquisition of EGP was $6,210,575 was financed with cash of $5,750,000 and the assumption of $460,575 of liabilities. In addition, the purchase agreement allows for additional purchase price up to $900,000 payable to the sellers within 90 days following the one year anniversary of the acquisition. This amount is payable based on the operating results of the acquired business during the one-year period following the acquisition.

The above acquisitions were financed through an additional $16 million borrowing under the Company’s First Lien Facilities. The aggregate principal amount of Term Loan A was increased from $100 million to $116 million. The loan now amortizes in quarterly installments beginning at $625,000 in 2007 and escalating to $2,900,000 in 2011 with the balance due at maturity. There were no other changes to the terms.

Specialty Pharma, Inc. and Subsidiary

MAHONEY SABOL & COMPANY, LLP

95 GLASTONBURY BOULEVARD

GLASTONBURY, CONNECTICUT 06033

(860) 541-2000

Fax (860) 541-2001

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

Specialty Pharma, Inc. and Subsidiary

Cromwell, Connecticut

We have audited the consolidated balance sheets of Specialty Pharma, Inc. and Subsidiary (the “Company”) as of December 31, 2005 and 2004 and the related consolidated statements of income, shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Specialty Pharma, Inc. and Subsidiary as of December 31, 2005 and 2004 and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, certain errors and reclassifications resulting in misstatement of previously issued financial statements were discovered by management of the Company during the current year. Accordingly, the 2005 and 2004 consolidated financial statements have been restated and adjustments have been made to equity as of January 1, 2004 to reflect these errors and reclassifications.

Glastonbury, Connecticut

March 1, 2006, except for the effects of the restatement and subsequent events in Notes 2 and 16, respectively, as to which the date is October 5, 2007

Specialty Pharma, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS — RESTATED

As of December 31, 2005 and 2004

	2005	2004
	(restated)	(restated)
ASSETS
Current assets:
Cash and cash equivalents	$139,914	$661,914
Accounts receivable, net of allowance of doubtful accounts	6,386,293	7,000,804
Inventories	826,675	678,284
Deferred income taxes	1,009,255	386,005
Prepaid expenses and other current assets	111,957	98,416

Total current assets	8,474,094	8,825,423

Net property and equipment	2,246,510	2,748,745

Other assets:
Due from officer	15,000	30,000
Goodwill	2,739,680	2,739,680
Other intangible assets, net	410,225	743,750
Other assets	36,622	45,057

Total other assets	3,201,527	3,558,487

	$13,922,131	$15,132,655

The accompanying notes are an integral part of these consolidated financial statements

Specialty Pharma, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS — RESTATED — (Continued)

As of December 31, 2005 and 2004

	2005	2004
	(restated)	(restated)
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Line of credit	$2,033,171	$2,360,080
Accounts payable	2,158,130	2,012,070
Accrued liabilities	1,233,114	931,210
Accrued income taxes	437,423	263,516
Current portion of capital lease obligations	299,454	327,252
Current maturities of long-term debt	302,187	319,186

Total current liabilities	6,463,479	6,213,314

Long-term liabilities
Deferred income taxes	273,235	432,995
Capital lease obligations	321,872	619,924
Long-term debt, net of current portion	1,225,000	1,535,053

Total long-term liabilities	1,820,107	2,587,972

Minority interests	—	849,926

Commitments and contingencies (Note 16)

Series A cumulative convertible preferred stock
$.0001 par value, 245,000 shares authorized, issued and outstanding at December 31, 2005 and 2004; with a liquidation preference of $5,962,180 and $5,469,900, respectively	5,962,180	5,469,900

Shareholders’ equity (deficit):
Common stock, $.0001 par value, 755,000 shares authorized; 68,236 issued and outstanding at December 31, 2005 and 2004	7	7
(Accumulated deficit) retained earnings	(323,642)	11,536

	(323,635)	11,543

	$13,922,131	$15,132,655

The accompanying notes are an integral part of these consolidated financial statements

Specialty Pharma, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME — RESTATED

For the years ended December 31, 2005 and 2004

	2005	2004
	(restated)	(restated)
Net revenues:	$29,286,571	$26,574,843
Costs and expenses:
Cost of goods (excluding depreciation and amortization)	15,169,830	13,267,282
Cost of services	2,183,266	2,144,686
Selling, distribution and administrative	8,185,931	7,783,847
Provision for doubtful accounts	2,057,190	1,025,270
Depreciation and amortization	1,107,552	1,264,268

Total costs and expenses	28,703,769	25,485,353
Operating income	582,802	1,089,490
Interest expense	390,697	331,718
Other income, net	8,890	13,129

Income before income taxes	200,995	770,901
Income tax expense	43,893	315,363

Net income before minority interests	157,102	455,538
Minority interests	—	(222,881)

Net income	$157,102	$232,657

Undistributed cumulative preferred stock dividends	(492,280)	(452,840)
Net loss attributable to common shares	$(335,178)	$(220,183)

Weighted average number of common shares outstanding:
Basic and diluted	68,236	68,236

Net loss attributable to common shareholders:
Basic and diluted	$(4.91)	$(3.23)

The accompanying notes are an integral part of these consolidated financial statements.

Specialty Pharma, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY (DEFICIT) — RESTATED

For the years ended December 31, 2005 and 2004

	Common Stock		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Total Shareholders’ Equity (Deficit)
	Shares	Par Value
Balance at December 31, 2003 (restated)	68,236	$7	$238,933	$(7,214)	$231,726
Net income (restated)	—	—	—	232,657	232,657
Undistributed cumulative preferred stock dividends (restated)	—	—	(238,933)	(213,907)	(452,840)

Balance at December 31, 2004 (restated)	68,236	7	—	11,536	11,543

Net income (restated)	—	—	—	157,102	157,102
Undistributed cumulative preferred stock dividends (restated)	—	—	—	(492,280)	(492,280)

Balance at December 31, 2005 (restated)	68,236	$7	$—	$(323,642)	$(323,635)

The accompanying notes are an integral part of these consolidated financial statements.

Specialty Pharma, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF CASH FLOWS — RESTATED

For the years ended December 31, 2005 and 2004

	2005	2004
	(restated)	(restated)
Cash flows from operating activities:
Net income	$157,102	$232,657
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,107,552	1,264,268
Deferred taxes, net	(783,010)	(147,553)
Provision for doubtful accounts	2,057,190	1,025,270
Minority interests	—	222,881
Other noncash income	(22,208)	—
Changes in assets and liabilities
Increase in accounts receivable	(1,442,679)	(1,082,375)
Increase in inventories	(148,391)	(73,461)
Decrease (increase) in prepaid and other assets	(66,435)	30,296
Increase (decrease) in accounts payable	146,060	(164,904)
Increase in accrued liabilities and income taxes	415,968	173,732

Net cash provided by operating activities	1,421,149	1,480,811
Cash flows from investing activities:
Collections on officer note receivable	15,000	15,000
Acquisition of minority interest in subsidiary, net of cash	(706,548)	—
Acquisitions of property and equipment	(271,790)	(486,483)

Net cash used in investing activities	(963,338)	(471,483)
Cash flows from financing activities:
Net (repayments) advances on line of credit	(326,909)	216,057
Proceeds from long-term debt	—	14,390
Principal payments on capital lease obligations	(325,850)	(255,653)
Principal payments on long-term debt	(327,052)	(322,658)

Net cash used in by financing activities	(979,811)	(347,864)
Net increase (decrease) in cash	(522,000)	661,464
Cash and cash equivalents, beginning of year	661,914	450

Cash and cash equivalents, end of year	$139,914	$661,914

Non-cash activities
Undistributed cumulative preferred stock dividends	$492,280	$452,840

The accompanying notes are an integral part of these consolidated financial statements.

Specialty Pharma, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — RESTATED

For the years Ended December 31, 2005 and 2004

Note 1—Summary of significant accounting policies:

Consolidation and Acquisitions:

The consolidated financial statements, as of December 31, 2005 and 2004, include the accounts of Specialty Pharma, Inc. (“SPI”) and its wholly-owned subsidiary, Professional Home Care Services, Inc. (“PHCS”) (collectively the “Company”) and PHCS’s wholly-owned subsidiary, Northeast Professional Home Care Services (“NEPHCS”). During 2005, NEPHCS a partnership previously 60% owned by PHCS, was terminated pursuant to the provisions of the partnership agreement dated March 21, 1995. The assets and liabilities were distributed to PHCS while cash balances of $706,548 were distributed to the minority partner. There was no material impact to the Company’s net income as a result of the termination of the joint venture.

All intercompany accounts and transactions have been eliminated in consolidation.

Nature of Business:

Specialty Pharma, Inc. is a Delaware corporation formed in November 2002 to enter the home infusion, specialty pharmacy and related businesses. SPI’s primary objective is the acquisition of a platform company from which to develop and grow revenues and profits in the emerging biotechnology therapies utilizing disease management techniques. On September 22, 2003, SPI acquired 100% of the common stock of PHCS for an aggregate purchase price of $6,590,294 including $5,590,294 in cash and a $1,000,000 note payable to the sellers. The acquisition was recorded under the purchase method of accounting.

Professional Home Care Services, Inc. is a Delaware corporation that commenced operations in Connecticut on January 1, 1993. Located in Berlin and Cromwell, Connecticut, PHCS provides infusion therapy services and supplies, respiratory equipment and supplies, durable medical equipment and pharmaceuticals to its patients in their homes throughout Connecticut.

Use of Estimates:

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Significant items subject to such estimates and assumptions include the carrying amount of property and equipment, intangibles, allowance for doubtful accounts, net realizable revenue amounts and deferred income tax assets. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents:

Cash and cash equivalents include cash on deposit with various financial institutions. The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company’s cash equivalents are stated at cost, which approximates market value.

Accounts Receivable and Allowance for Doubtful Accounts:

The Company’s accounts receivable consist of amounts owed by various governmental agencies, insurance companies, and private patients. Management performs periodic analyses to evaluate accounts

Specialty Pharma, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — RESTATED — (Continued)

For the years ended December 31, 2005 and 2004

receivable balances to ensure that recorded amounts reflect net realizable values. The Company does not believe there are any significant credit risks associated with the receivables from Medicare and Medicaid and other state administered programs.

Inventories:

Inventories, which consist primarily of pharmaceuticals and medical supplies, are stated at the lower of cost (determined using the first-in, first-out method) or market. The largest component of the inventory is pharmaceuticals, which have fixed expiration dates. The Company normally obtains next day delivery of the pharmaceuticals that it orders. The Company’s pharmacies monitor inventory levels and check expiration dates regularly. Pharmaceuticals that are approaching expiration and are deemed unlikely to be used before expiration are either returned to the vendor or manufacturer for credit, or are transferred to another Company pharmacy that needs them. If the pharmaceuticals cannot be either returned or transferred before expiration, the Company’s policy requires them to be disposed of immediately and in accordance with Drug Enforcement Administration guidelines. Due to the high rate of turnover of our pharmaceutical inventory and the policies related to handling expired or expiring items, the Company’s pharmacies typically do not carry obsolete inventory at any balance sheet date.

Property and Equipment:

Property and equipment are carried at cost. Depreciation is provided using both straight-line and the accelerated methods for furniture, vehicles and equipment over lives of five to ten years. For leasehold improvements, depreciation is provided using the straight-line method over the shorter of the useful life or remaining lease term. Expenditures for maintenance and repairs are expensed as incurred.

Goodwill and Other Intangible Assets:

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” goodwill and intangible assets deemed to have indefinite lives are not subject to amortization. Annual impairment testing must be performed on these assets using guidance and criteria described in the statement. All other intangible assets are amortized on a straight-line basis over their estimated useful lives.

In accordance with SFAS No. 142, the Company has determined that the carrying value of its intangible assets with indefinite lives were not impaired as of December 31, 2005 and 2004. Accordingly, the consolidated financial statements do not recognize any impairment losses for the years then ended.

Fair Value of Financial Instruments:

The Company has cash and cash equivalents, short-term trade receivables and payables, and long-term debt obligations, including capital leases. The carrying values of cash and cash equivalents, accounts receivable, and accounts payable approximate their current fair value. Borrowings under notes payable include debt with variable interest rates, totaling $525,000 at December 31, 2005. The Company believes the carrying value of its long-term debt approximates current market value.

Net Revenue:

Net revenue represents the estimated net realizable amounts from patients, third-party payors and others for patient services rendered and products provided. Such revenue is recognized as the treatment plan is

Specialty Pharma, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — RESTATED — (Continued)

For the years ended December 31, 2005 and 2004

administered to the patient and is recorded at amounts estimated to be received under reimbursement or payment arrangements with payors. Net revenues to be reimbursed by contracts with third-party payors are recorded at an amount to be realized under these contractual arrangements. In certain situations revenue components are recorded separately. In other situations, revenue components are billed and reimbursed on a per diem or contract basis whereby the insurance carrier pays the Company one combined amount for treatment. Because the reimbursement arrangements in these situations are based on a per diem or contract amount, the Company does not maintain records that provide a breakdown between the revenue components. Due to the nature of the industry and the reimbursement environment in which the Company operates, certain estimates are required to record net revenues and accounts receivable at their net realizable values. Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available. Specifically, the complexity of many third-party billing arrangements and the uncertainty of reimbursement amounts for certain services from certain payors may result in adjustments to amounts originally recorded. Such adjustments are typically identified and recorded at the point of cash application, claim denial or account review.

Cost of Revenues:

Cost of revenues consists of two components—cost of goods and cost of services. Cost of goods consists of the actual cost of pharmaceuticals and other medical supplies dispensed to patients. Cost of services consists of all other costs directly related to the production of revenues, including the salary and benefit costs for the pharmacists, nurses, and contracted workers directly involved in providing service to the patient.

Income Taxes:

The Company uses the liability method of accounting for income taxes in accordance with the Financial Accounting Standards Board (“FASB”) Statement No. 109, Accounting for Income Taxes. Accordingly, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Current income taxes are based on the year’s income taxable for Federal and State income tax reporting purposes.

Earnings (loss) per share:

Basic per share information is calculated by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding. Diluted per share information is calculated by also considering the impact of potential common stock on both net income (loss) available to common shareholders and the weighted average number of shares outstanding. The Company excluded 42,712 stock option shares and 245,000 shares of preferred stock from its computation of diluted earnings per share due to the antidilutive effect of these securities on basic earnings per share. The calculation of basic and diluted earnings (loss) per share is presented below:

	Year Ended December 31,
	2005	2004
Net income	$157,102	$232,657
Undeclared cumulative preferred stock dividends	(492,280)	(452,840)

Net loss applicable to common shares	$(335,178)	$(220,183)

Weighted average number of common shares outstanding	68,236	68,236
Basic and diluted earnings (loss) per common share	$(4.91)	$(3.23)

Specialty Pharma, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — RESTATED — (Continued)

For the years ended December 31, 2005 and 2004

Stock Options:

The Company has adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, which establishes a fair value based method of accounting for an employee stock option or similar equity instrument. SFAS No. 123 gives entities a choice of recognizing related compensation expense by the fair value method or measuring compensation using the intrinsic value approach under Accounting Principles Board (“APB”) opinion No. 25. The Company used the intrinsic value approach. Accordingly, no compensation expense was recognized since the exercise price of the award was equal to the estimated fair value at the grant date. For disclosure purposes, the Company elected to follow the minimum value method and has therefore excluded volatility in estimating the value of the options.

The estimated fair values of stock options granted during the year ended December 31, 2003 were derived using a Black-Scholes model. The assumptions used in the Black-Scholes model are based on the date when the stock options are granted. The risk-free rate is based on the US Treasury zero-coupon issues with a remaining term which approximates the estimated life assumed at the date of grant. The expected life until exercise was based on management’s estimate as the award vests over a four year period and has a ten year life. The following table includes the assumptions used in estimating fair values and the resulting weighted average fair value of a stock option granted in the periods presented:

Assumption	2003 Stock Grant
Risk-free interest rate	3.16%
Dividend yield	0%
Expected years until exercise	6.25

There were no stock option awards granted, exercised, forfeited or cancelled in 2005 or 2004.

The weighted average fair value of stock options calculated using the Black-Scholes pricing model for options granted during 2003 was $3.58.

The following table shows what the Company’s net loss per share would have been for the years ended December 31, 2005 and 2004 had it accounted for the stock-based compensation plans under the minimum value method of SFAS No. 123, using the assumptions identified in the table above:

	2005	2004
Net income as reported	$157,102	$232,657
Undeclared cumulative preferred stock dividends	(492,280)	(452,840)
Total stock compensation expense determined under the minimum value method, net of tax	(19,802)	(20,872)

Pro forma	$(354,980)	$(241,055)

Basic and diluted income (loss) per share:
Basic as reported	$(4.91)	$(3.23)
Pro forma	$(5.20)	$(3.53)
Diluted as reported	$(4.91)	$(3.23)
Pro forma	$(5.20)	$(3.53)

Employee Benefit Program:

The Company maintains a 401(K) Profit Sharing Plan. All employees meeting eligibility and participation requirements may make voluntary contributions to the plan that are matched by the employer on the graduated scale up to 50% of the first 4% of an employee’s salary deferral contribution. The matching expenses in 2005 and 2004 were $78,928 and $79,686, respectively.

Specialty Pharma, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — RESTATED — (Continued)

For the years ended December 31, 2005 and 2004

Segment Information:

In accordance with Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, the Company has determined that it operates in one reportable segment.

Newly Issued Accounting Standards:

In February 2007, the Financial Accounting Standards Board issued SFAS Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. The statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of the statement is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reporting earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Management is currently evaluating the statement to determine what impact, if any, it will have on the Company’s consolidated financial statements upon adoption on January 1, 2008.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, with early adoption permitted. The Company has not yet determined the effect, if any, that the implementation of SFAS No. 157 will have on the Company’s consolidated financial statements upon adoption.

In June 2006, the FASB issued Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. This standard creates a comprehensive model to address accounting for uncertainty in tax positions. FIN No. 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized for financial statements. FIN No. 48 also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The adoption of FIN No. 48 is effective for fiscal periods beginning after December 15, 2006. There was not a significant impact to the Company’s consolidated financial statements as a result of adopting FIN No. 48.

Note 2—Effects of restatements:

Restatement of selling, distribution and administrative expense. The Company has reclassified certain costs and expenses within its statements of income. Additionally, in previously issued consolidated financial statements, the Company presented certain selling, distribution and administrative expenses in cost of goods. These costs included, but were not limited to, distribution costs, management and supervisory costs, insurance and freight costs. After further evaluation, it was considered more appropriate to classify these items as selling, distribution and administrative. It was further determined that salary and benefit costs for the pharmacists, nurses, and contracted workers directly involved in providing service to the patient were more appropriately classified as cost of services provided. As a

Specialty Pharma, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — RESTATED — (Continued)

For the years ended December 31, 2005 and 2004

result of these reclassifications and corrections, cost of goods decreased by $3,553,731 and $3,523,095 for the years ended December 31, 2005 and 2004, respectively, while selling, distribution and administrative increased by $1,879,815 and $1,657,510 in those same periods. Occupancy costs decreased by $509,350 and $279,101 for the years ended December 31, 2005 and 2004, respectively. Cost of services increased by $2,183,266 and $2,144,686 for the years ended December 31, 2005 and 2004, respectively.

Correction of deferred revenue. The consolidated financial statements have been corrected to properly reflect billed, but unearned, revenue as deferred revenue until the period in which it is earned. As a result of the correction of this error, accrued liabilities increased by $239,197 and $240,797 in the consolidated balance sheets at December 31, 2005 and 2004, respectively, while net revenues increased by $1,600 and decreased by $4,839 in the consolidated statements of income for the years ended December 31, 2005 and 2004, respectively. The total decrease to retained earnings at December 31, 2003 was $235,958, relating to this correction.

Restatement of allowance for doubtful accounts. In previously issued consolidated financial statements, the Company had not accurately considered the required allowance for doubtful accounts for specific requirements relative to its multiple accounts receivable system conversions in 2005. As a result of the correction of this error, net patient accounts receivable in the consolidated balance sheet at December 31, 2005 decreased by $1,187,523, while the provision for doubtful accounts increased and net income decreased by the same amount for the year ended December 31, 2005.

Correction of the treatment of certain leases. In previously issued consolidated financial statements, the Company had incorrectly accounted for certain vehicle and equipment leases as operating, rather than capital, leases. As a result of the correction of this error, net property and equipment in the consolidated balance sheets increased by $125,084 and $214,590 at December 31, 2005 and December 31, 2004, respectively. Capital lease obligations in the consolidated balance sheets increased by $195,377 and $288,449 at December 31, 2005 and 2004, respectively. Cost of goods decreased by $34,904 in the consolidated statements of income in each of the years ended December 31, 2005 and 2004, while selling, distribution and administrative expenses decreased by $78,276 in those same periods. Depreciation expense increased by $89,506 and $100,933 in the consolidated statements of income for the years ended December 31, 2005 and 2004, respectively. Interest expense increased by $20,108 and $27,726 in the consolidated statements of income for the years ended December 31, 2005 and 2004, respectively. Net income for the year ended December 31, 2005 increased by $3,566 while net income for the year ended December 31, 2004 decreased by $15,479 related to these corrections. The total decrease to retained earnings at December 31, 2003 was $58,380 as a result of the correction of these errors.

Correction of the termination of minority interest in subsidiary. In previously issued consolidated financial statements, the Company had incorrectly recorded an adjustment to additional paid in capital and selling, distribution and administrative expenses related to the liquidation of NEPHCS. Accordingly, additional paid in capital in the consolidated balance sheet has decreased by $154,176 at December 31, 2005. For the year ended December 31, 2005, selling, distribution and administrative expenses have decreased by, and net income has increased by, the same amount.

Reclassification of undistributed cumulative preferred stock dividends. In previously issued consolidated financial statements, the Company did not present undistributed cumulative preferred stock dividends in

Specialty Pharma, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — RESTATED — (Continued)

For the years ended December 31, 2005 and 2004

the balance of its Series A cumulative convertible preferred stock. Additional paid in capital in the consolidated balance sheets has decreased by $5,255,968 at December 31, 2005 and 2004, respectively. Series A cumulative convertible preferred stock increased by $5,962,155 and $5,469,875 at December 31, 2005 and 2004, respectively. Additionally, retained earnings decreased by $552,011 and $213,907 at December 31, 2005 and 2004, respectively. The total decrease to additional paid in capital at December 31, 2003 was $5,017,035 as a result of the reclassification.

Restatement of Income Taxes. In previously issued financial statements, the Company failed to record a deferred tax liability resulting from non-deductible amortizable assets arising from a past acquisition. As a result of the correction of this error, the Company increased goodwill by $565,950 at December 31, 2005 and 2004, respectively.

As a result of the correction of all restatement matters and a reclassification of deferred income tax liabilities, the Company increased current deferred income tax assets $1,009,255 and $386,005 and decreased noncurrent deferred income tax assets $200,000 at December 31, 2005 and 2004, respectively. Additionally, accrued income taxes increased by $183,825 and decreased by $26,484 at December 31, 2005 and 2004, respectively. Deferred income tax liabilities increased by $273,235 and $432,995 at December 31, 2005 and 2004, respectively. Selling, distribution and administrative expense decreased by, and net income increased by, $46,594 for the year ended December 31, 2005. Income tax expense decreased by and net income increased by $526,107 and $34,637 in the consolidated statements of income for the years ended December 31, 2005 and 2004, respectively. As a result of recording these corrections, retained earnings increased by $310,807 at December 31, 2003.

Specialty Pharma, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — RESTATED — (Continued)

For the years ended December 31, 2005 and 2004

The following tables reconcile the Company’s restated consolidated financial statements to those previously reported.

	December 31, 2005
	As Previously Reported	Restatements	Restated
ASSETS
Current assets:
Cash and cash equivalents	$139,914	$—	$139,914
Accounts receivable, net of allowance for doubtful accounts	7,573,816	(1,187,523)	6,386,293
Inventories	826,675	—	826,675
Deferred income taxes	—	1,009,255	1,009,255
Prepaid expenses and other current assets	111,957	—	111,957

Total current assets	8,652,362	(178,268)	8,474,094
Net property and equipment	2,121,426	125,084	2,246,510
Other assets:
Due from officer	15,000	—	15,000
Goodwill	2,173,730	565,950	2,739,680
Other intangible assets, net	410,225	—	410,225
Deferred income taxes	200,000	(200,000)	—
Other assets	36,622	—	36,622

Total other assets	2,835,577	365,950	3,201,527

	$13,609,365	$312,766	$13,922,131

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Line of credit	$2,033,171	$—	$2,033,171
Accounts payable	2,158,130	—	2,158,130
Accrued liabilities	993,917	239,197	1,233,114
Accrued income taxes	253,598	183,825	437,423
Current portion of capital lease obligations	208,775	90,679	299,454
Current maturities of long-term debt	302,187	—	302,187

Total current liabilities	5,949,778	513,701	6,463,479
Long-term liabilities
Deferred income taxes	—	273,235	273,235
Capital lease obligations	217,174	104,698	321,872
Long-term debt, net of current portion	1,225,000	—	1,225,000

Total long-term liabilities	1,442,174	377,933	1,820,107
Minority interest	—	—	—
Series A cumulative convertible preferred stock, $.0001 par value, 245,000 shares authorized, issued and outstanding; with a liquidation preference of $5,962,180	25	5,962,155	5,962,180
Shareholders’ equity (deficit):
Common stock	7	—	7
Additional paid-in capital	5,410,144	(5,410,144)	—
Retaining earnings (accumulated deficit)	807,237	(1,130,879)	(323,642)

	6,217,388	(6,541,023)	(323,635)

	$13,609,365	$312,766	$13,922,131

Specialty Pharma, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — RESTATED — (Continued)

For the years ended December 31, 2005 and 2004

	December 31, 2004
	As Previously Reported	Restatements	Restated
ASSETS
Current assets:
Cash and cash equivalents	$661,914	$—	$661,914
Accounts receivable, net of allowance for doubtful accounts	7,000,804	—	7,000,804
Inventories	678,284	—	678,284
Deferred income taxes	—	386,005	386,005
Prepaid expenses and other current assets	98,416	—	98,416

Total current assets	8,439,418	386,005	8,825,423
Net property and equipment	2,534,155	214,590	2,748,745
Other assets:
Due from officer	30,000	—	30,000
Goodwill	2,173,730	565,950	2,739,680
Other intangible assets, net	743,750	—	743,750
Deferred income taxes	200,000	(200,000)	—
Other assets	45,057	—	45,057

Total other assets	3,192,537	365,950	3,558,487

	$14,166,110	$966,545	$15,132,655

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Line of credit	$2,360,080	$—	$2,360,080
Accounts payable	2,012,070	—	2,012,070
Accrued liabilities	690,413	240,797	931,210
Accrued income taxes	290,000	(26,484)	263,516
Current portion of capital lease obligations	234,180	93,072	327,252
Current maturities of long-term debt	319,186	—	319,186

Total current liabilities	5,905,929	307,385	6,213,314
Long-term liabilities
Deferred income taxes	—	432,995	432,995
Capital lease obligations	424,547	195,377	619,924
Long-term debt, net of current portion	1,535,053	—	1,535,053

Total long-term liabilities	1,959,600	628,372	2,587,972
Minority interest	849,926	—	849,926
Series A cumulative convertible preferred stock, $.0001 par value, 245,000 shares authorized, issued and outstanding; with a liquidation preference of $5,469,900	25	5,469,875	5,469,900
Shareholders’ equity (deficit):
Common stock	7	—	7
Additional paid-in capital	5,255,968	(5,255,968)	—
Retained earnings (accumulated deficit)	194,655	(183,119)	11,536

	5,450,630	(5,439,087)	11,543

	$14,166,110	$966,545	$15,132,655

Specialty Pharma, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — RESTATED — (Continued)

For the years ended December 31, 2005 and 2004

	Year ended December 31, 2005
	As Previously Reported	Restatements	Restated
Net revenues:	$29,284,971	$1,600	$29,286,571
Costs and expenses:
Cost of goods (excluding depreciation and amortization)*	18,758,465	(3,588,635)	15,169,830
Cost of services	—	2,183,266	2,183,266
Occupancy costs	509,350	(509,350)	—
Selling, distribution and administrative**	6,585,162	1,600,769	8,185,931
Provision for doubtful accounts	869,667	1,187,523	2,057,190
Depreciation and amortization	1,018,046	89,506	1,107,552

Total costs and expenses	27,740,690	963,079	28,703,769
Income from operations	1,544,281	(961,479)	582,802
Interest expense	370,589	20,108	390,697
Other income, net	8,890	—	8,890

Income before income taxes	1,182,582	(981,587)	200,995
Income tax expense	570,000	(526,107)	43,893

Net income before minority interests	612,582	(455,480)	157,102
Minority interests	—	—	—

Net income	$612,582	$(455,480)	$157,102

*	Previously called Cost of Sales
**	Previously called General and Administrative

Specialty Pharma, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — RESTATED — (Continued)

For the years ended December 31, 2005 and 2004

	Year ended December 31, 2004
	As Previously Reported	Restatements	Restated
Net revenues:	$26,579,682	$(4,839)	$26,574,843
Costs and expenses:
Cost of goods (excluding depreciation and amortization expense)*	16,825,281	(3,557,999)	13,267,282
Cost of services	—	2,144,686	2,144,686
Occupancy costs	279,101	(279,101)	—
Selling, distribution and administrative**	6,204,613	1,579,234	7,783,847
Provision for doubtful accounts	1,025,270	—	1,025,270
Depreciation and amortization	1,163,335	100,933	1,264,268

Total costs and expenses	25,497,600	(12,247)	25,485,353
Income from operations	1,082,082	7,408	1,089,490
Interest expense	303,992	27,726	331,718
Other income, net	13,129	—	13,129

Income before income taxes	791,219	(20,318)	770,901
Income tax expense	350,000	(34,637)	315,363

Net income before minority interests	441,219	14,319	455,538
Minority interests	(222,881)	—	(222,881)

Net income	$218,338	$14,319	$232,657

*	Previously called Cost of Sales
**	Previously called General and Administrative

	For the year ended December 31, 2005
	As Previously Reported	Restatements	Restated
Net cash provided by operating activities	$621,529	$799,620	$1,421,149

Net cash used in investing activities	$(256,790)	$(706,548)	$(963,338)

Net cash used in financing activities	$(886,739)	$(93,072)	$(979,811)

	For the year ended December 31, 2004
	As Previously Reported	Restatements	Restated
Net cash provided by operating activities	$1,400,196	$80,615	$1,480,811

Net cash used in investing activities	$(471,483)	$—	$(471,483)

Net cash used in financing activities	$(267,249)	$(80,615)	$(347,864)

Specialty Pharma, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — RESTATED — (Continued)

For the years ended December 31, 2005 and 2004

Note 3—Accounts receivable:

Accounts receivable consisted of the following at December 31:

	2005	2004
	(restated)
Accounts receivable	$8,540,239	$7,976,962
Less allowance for doubtful accounts	2,153,946	976,158

	$6,386,293	$7,000,804

Allowances are estimated from historical performance and projected trends and reflect estimated contractual adjustments and settlements to third party payors.

Note 4—Property and equipment:

Property and equipment consisted of the following at December 31:

	2005	2004
	(restated)	(restated)
Medical equipment	$4,230,646	$4,354,546
Furniture, fixtures, and equipment	1,720,406	1,373,309
Leasehold improvements	379,593	402,759
Vehicles	494,830	534,400

	6,825,475	6,665,014
Less accumulated depreciation	4,578,965	3,916,269

	$2,246,510	$2,748,745

Depreciation expense amounted to $778,763 and $721,997 for the years ended December 31, 2005 and 2004, respectively.

Note 5—Other intangible assets:

Other intangible assets consisted of the following at December 31:

	2005	2004
Covenants not to compete	$900,000	$900,000
Purchased contracts	570,000	570,000

	1,470,000	1,470,000
Less accumulated amortization	1,059,775	726,250

	$410,225	$743,750

Other intangible assets are amortized on a straight-line basis over estimated useful lives ranging from approximately one to ten years. The weighted average remaining life of the Company’s intangible assets as of December 31, 2005, is 2.7 years. Amortization expense amounted to $328,789 and $542,271 for

Specialty Pharma, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — RESTATED — (Continued)

For the years ended December 31, 2005 and 2004

the years ended December 31, 2005 and 2004, respectively. Amortization of intangible assets in each of the next five years is expected to approximate the following:

Years Ending December 31,
2006	$200,249
2007	33,000
2008	25,000
2009	25,000
2010	25,000

Total	$308,249

Note 6—Accrued liabilities:

Accrued liabilities were comprised of the following:

	December 31,
	2005	2004
	(restated)	(restated)
Accrued payroll expenses	$480,181	$143,746
Deferred revenue	239,197	240,797
Unused accumulated vacation	384,988	370,472
Other accrued expenses	128,748	176,195

Accrued expenses	$1,233,114	$931,210

Note 7—Line of credit:

A revolving line of credit, which bears interest at the London InterBank Offer Rate (4.4% and 2.4% at December 31, 2005 and 2004) plus 4.5%, is provided to the Company under a 2003 agreement, which expires in September of 2007. The terms of the agreement allow for the Company to borrow up to $3,000,000 for operations. The line is collateralized by substantially all assets of the Company. At December 31, 2005, available borrowings under the revolving line of credit were $966,829.

This note contains various covenants, including debt service and net worth ratios and documentation requirements. The Company was in compliance with such covenants at December 31, 2005 and 2004.

Specialty Pharma, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — RESTATED — (Continued)

For the years ended December 31, 2005 and 2004

Note 8—Long-term debt:

Current and long-term debt consisted of the following at December 31:

	2005	2004
Four installment notes payable to GMAC in monthly installments of $444 including principal and interest at 5.8% to May 2006. This note is secured by specific vehicles	$2,187	$28,229

Installment note payable to Carter Chevrolet in monthly installments of $337 including principal and interest at a rate of .9% to March 2005. The note was secured by a specific vehicle	—	1,010

Note payable to CIT Healthcare, due in monthly installments of $25,000, plus interest at London InterBank Offer Rate (4.4% and 2.4% at December 31, 2005 and 2004) plus 6.5%. The note is secured by substantially all assets of the Company	525,000	825,000

Note payable to the former shareholders of the Company, Omni-Professional Home Services, Inc., with quarterly installments of interest only at 6%, payable in full at September 28, 2007	1,000,000	1,000,000

	1,527,187	1,854,239
Less current maturities	302,187	319,186

	$1,225,000	$1,535,053

Maturities of long-term debt consist of the following at December 31, 2005:

Year	Total Principal Payments
2006	$302,187
2007	1,225,000

$1,527,187

Note 9—Capital lease obligations:

The Company has two capital leases with GE Capital Corp. for office equipment. The leases are payable in monthly installments of $940 and $1,908 including principal and interest at 12.7% and 12%, respectively, to November 2006.

The Company has six capital leases with Diversified Capital Credit Corporation for medical equipment and computer software. The leases are payable in monthly installments ranging from $1,081 to $3,481 including principal and interest ranging from 7% to 20% at various maturities through July 2009.

The Company has a capital lease with Baxter Corp. for medical equipment. The lease is payable in monthly installments of $2,498 including principal and interest at 8%, to October 2008.

Specialty Pharma, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — RESTATED — (Continued)

For the years ended December 31, 2005 and 2004

The Company has a capital lease with Hill Rom Corp. for office equipment. The lease is payable in monthly installments of $410 including principal and interest at 8%, to April 2007.

The Company has five capital leases with Ryder Corp. for vehicles. The leases are payable in monthly installments ranging from $1,266 to $1,386 including principal and interest ranging from 8% to 11.85% at various maturities through October 2008.

The Company has two capital leases with Freedom Medical, Inc. for medical equipment. The leases are payable in monthly installments of $2,250 and $5,250 including principal and interest at 5% through March 2007.

Equipment under capital leases included in net property and equipment at December 31, 2005 and 2004 are as follows:

	2005	2004
	(restated)	(restated)
Machinery and equipment	$953,821	$1,041,381
Vehicles	360,015	360,015
Less accumulated amortization	608,735	400,595

	$705,101	$1,000,801

PHCS has various leases for equipment, buildings and vehicles that are classified as operating leases. Total rent expense for all operating leases for 2005 and 2004 was $424,806 and $457,828, respectively.

The following is a schedule by year of future minimum rental payments required under the above leases as of December 31, 2005:

Year	Capital Leases	Operating Leases	Total
	(restated)	(restated)
2006	$367,162	$277,813	$644,975
2007	205,350	202,918	408,268
2008	112,156	42,312	154,468
2009	30,619	14,456	45,075
Thereafter	—	—	—

Total minimum lease payments	715,287	$537,499	$1,252,786

Less amounts representing interest	93,961

Present value of net minimum lease payments	621,326
Less current portion of obligations under capital leases	299,454

Long-term obligations under capital leases	$321,872

Specialty Pharma, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — RESTATED — (Continued)

For the years ended December 31, 2005 and 2004

Note 10—Employee benefit programs:

Accrued Employee Absences: Under the Company’s employee benefits policy, eligible employees earn paid time off based on their length of service. Unused earned paid time off can accumulate and is carried forward until used or paid to the employee upon termination (subject to certain limitations as defined by Company policy). At December 31, 2005 and 2004, the estimated values of unused accumulated vacation time were $384,988 and $370,472, respectively.

Equity Compensation Plan: Effective September 22, 2003, the Company established the Specialty Pharma, Inc. Equity Compensation Plan (the “Plan”) for the benefit of eligible employees, consultants and directors of the Company. The Plan provides that the aggregate number of shares available for the grant of options or restricted stock awards to be 42,712. A committee appointed by the Board of Directors administers the Plan.

On September 22, 2003, the Plan issued 42,712 options at an exercise price of $20 per share (fair value of the stock at the date of issuance). The options vest over a four-year period as defined. At December 31, 2005, approximately 21,356 options were exercisable (as defined) under this Plan. From inception through December 31, 2005, no options have been exercised under the provisions of the Plan.

Note 11—Income taxes:

The provisions for Federal and State income taxes consisted of the following components at December 31:

	2005	2004
	(restated)	(restated)
Current:
Federal	$648,036	$246,287
State and local	178,867	216,629

	$826,903	$462,916

Deferred:
Federal	$(654,690)	$(123,872)
State and local	(128,320)	(23,681)

Total income tax provision	$43,893	$315,363

At December 31, 2005 and 2004, deferred tax assets and liabilities consist of the following:

	2005	2004
	(restated)	(restated)
Deferred tax assets—current:
Allowance for doubtful accounts	$853,335	$257,540
Accrued liabilities	155,920	128,465

Total current deferred tax assets	$1,009,255	$386,005

Deferred tax liabilities—net—noncurrent:
Property and equipment	$106,771	$148,167
Intangibles	166,464	284,828

Total noncurrent deferred tax liabilities	$273,235	$432,995

Specialty Pharma, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — RESTATED — (Continued)

For the years ended December 31, 2005 and 2004

The Company continually reviews the adequacy of the valuation allowance and recognizes a benefit from income taxes only when reassessment indicates that it is more likely than not that the benefits will be realized.

The Company continually reviews the adequacy of the valuation allowance and recognizes a benefit from income taxes only when reassessment indicates that it is more likely than not that the benefits will be realized.

Income taxes computed using the federal statutory income tax rate differs from the Company’s effective tax rate primarily due to the following:

	2005	2004
	(restated)	(restated)
Income tax provision at U.S. federal statutory rate	$52,496	$186,327
State income taxes—net of federal income tax benefit	9,681	142,975
Permanent differences	(1,868)	3,308
Other	(16,416)	(17,247)

Provision for income taxes	$43,893	$315,363

Note 12—Series A cumulative convertible preferred stock:

The Company has Series A preferred stock with a par value of $.0001 per share, with 245,000 shares authorized, issued and outstanding at December 31, 2005 and 2004. The stock has a liquidation preference of $20 per share. The shares of preferred stock are convertible to common stock initially on a one-for-one basis, subject to certain adjustments. Each share of the Series A preferred stock is convertible at the option of the holder. The shares are also subject to certain redemption provisions at the discretion of the holder. These shares do not become subject to redemption until September 22, 2006, at the earliest.

The preferred stock accrues compounding dividends at an annual rate of 9% and participates in dividends payable to holders of common stock. Holders of preferred stock are entitled to the greater of its original purchase price plus accrued but unpaid dividends thereon or what holders of the shares of common stock would be entitled to receive upon conversion thereof upon a liquidating event.

During 2005 and 2004, the Board of Directors did not declare any dividends. Accordingly, as of December 31, 2005 and 2004, the amount of dividends in arrears on the preferred stock were approximately $1,062,180 and $569,900, respectively. These dividends are included in the redemption value of the Series A preferred stock as shown in the accompanying balance sheets.

Note 13—Statement of cash flows—supplemental disclosures and non-cash transactions:

During 2005 and 2004, cash payments for interest amounted to $390,697 and $348,051, respectively.

During 2005 and 2004, cash payments for income taxes amounted to $601,664 and $399,084, respectively.

Specialty Pharma, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — RESTATED — (Continued)

For the years ended December 31, 2005 and 2004

During 2005 and 2004, capital lease obligations of $0 and $733,676, respectively, were incurred to acquire medical and office equipment.

Note 14—Concentration of credit risk:

The Company grants credit without collateral to its patients, most of which are local residents and are insured under third party payor agreements. The mix of receivables from patients and third-party payers consists of private insurance, patients, Medicare, Medicaid, Blue Cross, managed care, and others. The majority of Company revenues are provided under contracts with these third-party payors.

The Company maintains cash balances at several financial institutions. Accounts are insured by the Federal Deposit Insurance Corporation up to $100,000 at each institution. At various times throughout the year, cash balances exceeded FDIC limits. At December 31, 2005 and 2004, the Company had uninsured cash balances totaling $488,389 and $717,566, respectively.

Note 15—Shareholders’ equity (deficit):

Common stock has a par value of $.0001 per share with 755,000 shares authorized and 68,236 shares issued and outstanding at December 31, 2005 and 2004.

Note 16—Commitments and contingencies:

The Company is subject to claims and legal actions that may arise in the ordinary course of business. However, it maintains insurance to protect against such claims or legal actions. The Company is not aware of any litigation either pending or filed that it believes likely to have a material adverse effect on the results of its operations or its financial condition.

In September 2003, the Company entered into a contract with a vendor stipulating annual minimum purchase requirements. The minimum commitment in the current contract year (September 2003 to August 2008) is $250,000. Future minimums are subject to certain adjustments as defined. The Company believes that all requirements under this contract will be met.

Note 17—Regulatory environment:

The health care industry is subject to numerous laws and regulations of federal, state and local governments. These laws and regulations include, but are not necessarily limited to, matters such as licensure, accreditation and government health care program participation requirements, reimbursement for patient services and Medicare and Medicaid fraud and abuse. Government activity continues with respect to investigations and allegations concerning possible violations of fraud and abuse statutes and regulations by health care providers.

Violations of these laws and regulations could result in expulsion from government health care programs together with the imposition of significant fines and penalties, as well as significant repayments for patient services previously billed. Management believes that the Company is in compliance with the fraud and abuse statutes as well as other applicable government laws and regulations. While no known regulatory inquiries are pending, compliance with such laws and regulations can be subject to future government review and interpretation as well as regulatory actions unknown or unasserted at this time.

Specialty Pharma, Inc. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — RESTATED — (Continued)

For the years ended December 31, 2005 and 2004

The Health Insurance Portability and Accountability Act (“HIPPA”) was enacted August 21, 1996, to assure health insurance portability, reduce health care fraud and abuse, guarantee security and privacy of health information and enforce standards for health information. Organizations are required to be in compliance with certain HIPPA provisions in 2005 and 2004. Additional provisions are required to be implemented throughout 2006 and into the future. Organizations are subject to fines and penalties if found not to be compliant with provisions outlined in the regulations. The Company continues to implement all aspects of this legislation through its comprehensive corporate compliance plan.

Note 18—Subsequent events:

On September 19, 2006, all of the Company’s outstanding shares were sold to Critical Homecare Solutions, Inc. The transaction had an effective date of September 1, 2006. In connection with the transaction, the selling shareholders paid all outstanding obligations related to the line of credit and notes payable as of September 19, 2006.

Under the terms of the Plan, all issued options were canceled upon the sale of all of the outstanding shares of the Company on September 19, 2006.

Specialty Pharma, Inc. and Subsidiary

Report of Independent Registered Public Accounting Firm

To the Board of Directors of

Critical Homecare Solutions Holdings, Inc.

Conshohocken, Pennsylvania

We have audited the accompanying consolidated balance sheet of Specialty Pharma, Inc. and subsidiary (the “Company”) as of August 31, 2006, and the related consolidated statements of operations, shareholders’ deficit, and cash flows for the period from January 1, 2006 to August 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Specialty Pharma, Inc. and subsidiary as of August 31, 2006, and the results of their operations and their cash flows for the period from January 1, 2006 to August 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsyvania

October 5, 2007

Specialty Pharma, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEET

AS OF AUGUST 31, 2006

ASSETS
Current Assets:
Cash and cash equivalents	$473,491
Accounts receivable, net of allowance for doubtful accounts of $2,044,448	4,721,553
Inventories	646,380
Deferred income taxes	1,379,467
Prepaid expenses and other current assets	72,394

Total current assets	7,293,285

Property and equipment — net	1,470,973
Intangible assets — net	202,083
Goodwill	2,739,680
Other assets	25,006

Total assets	$11,731,027

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,762,525
Accrued expenses	1,624,528
Current portion of capital lease obligations	290,021
Current portion of long-term debt	1,662,886

Total current liabilities	5,339,960

Long-term liabilities:
Deferred income taxes	214,496
Capital lease obligations, net of current portion	240,018
Long-term debt, net of current portion	1,078,096

Total long-term liabilities	1,532,610

Commitments and contingencies (Note 12)

Series A cumulative convertible preferred stock, $.0001 par value, 245,000 shares authorized, issued and outstanding with a liquidation preference of $6,314,257	6,314,257
Shareholders’ deficit:
Common stock, $.0001 par value, 755,000 shares authorized; 68,236 issued and outstanding at August 31, 2006	7
Accumulated deficit	(1,455,807)

Total shareholders’ deficit	(1,455,800)

Total liabilities and shareholders’ deficit	$11,731,027

The accompanying notes are an integral part of these consolidated financial statements.

Specialty Pharma, Inc. and Subsidiary

CONSOLIDATED STATEMENT OF OPERATIONS

For the period from January 1, 2006 to August 31, 2006

Net revenue	$19,741,008
Cost and expenses:
Cost of goods (excluding depreciation and amortization)	10,792,878
Cost of services	1,625,679
Selling, distribution, and administrative	5,982,129
Provision for doubtful accounts	723,105
Depreciation and amortization	1,572,923

Total costs and expenses	20,696,714

Operating loss	(955,706)
Interest and other financing costs – net	(260,813)
Other income – net	4,000

Loss before income taxes	(1,212,519)
Income tax benefit	432,431

Net loss	(780,088)

Undistributed cumulative preferred stock dividends	(352,077)

Net loss attributable to common shareholders	$(1,132,165)

Weighted average number of common shares outstanding:
Basic and diluted	68,236

Net loss per common share
Basic and diluted	$(16.59)

The accompanying notes are an integral part of these consolidated financial statements.

Specialty Pharma, Inc. and Subsidiary

CONSOLIDATED STATEMENT OF SHAREHOLDERS' DEFICIT

For the period from January 1, 2006 to August 31, 2006

	Common Stock		Accumulated Deficit	Total Shareholders' Deficit
	Shares	Par Value
Balance at January 1, 2006	68,236	$7	$(323,642)	$(323,635)
Net loss	—	—	(780,088)	(780,088)
Undistributed cumulative preferred stock dividends	—	—	(352,077)	(352,077)

Balance at August 31, 2006	68,236	$7	$(1,455,807)	$(1,455,800)

The accompanying notes are an integral part of these consolidated financial statements.

Specialty Pharma, Inc. and Subsidiary

CONSOLIDATED STATEMENT OF CASH FLOWS

For the period from January 1, 2006 to August 31, 2006

Cash flows from operating activities
Net loss	$(780,088)
Adjustments to reconcile net loss to cash flows provided by operating activities:
Provision for doubtful accounts	723,105
Depreciation and amortization	1,572,923
Deferred taxes, net	(432,431)
Amortization of debt issuance costs	2,526
Changes in assets and liabilities
Decrease in accounts receivable	941,635
Decrease in inventories	180,295
Increase in prepaids and other	75,025
Decrease in accounts payable and accrued expenses	(441,613)

Net cash provided by operating activities	1,841,377

Cash flows from investing activities
Cash paid for property and equipment	(597,137)

Net cash used in investing activities	(597,137)

Cash flows from financing activities
Principal payments on debt and capital lease obligations	(910,663)

Net cash used in financing activities	(910,663)

Increase in cash and cash equivalents	333,577
Cash and cash equivalents—January 1, 2006	139,914

Cash and cash equivalents—August 31, 2006	$473,491

Cash paid during the period for:
Interest	$258,528

Income taxes	$500,215

Non-cash activities
Undistributed cumulative preferred stock dividends	$352,077

The accompanying notes are an integral part of these consolidated financial statements.

Specialty Pharma, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of August 31, 2006 and for the period from January 1, 2006 to August 31, 2006

1.    Description of business

Specialty Pharma, Inc., through its wholly-owned subsidiary, Professional Home Care Services, Inc. (“PHCS”) (together, the “Company”), provides infusion therapy and related healthcare services, and specialty pharmacy services through a network of company-owned locations. The Company contracts with managed care organizations and physicians to become their specialty and infusion pharmacy, dispensing and delivering pharmaceuticals, assisting with clinical compliance information and providing pharmacy consulting services. The Company contracts with managed care organizations, third-party payors, hospitals, physicians, and other referral sources to provide pharmaceuticals and complex compounded solutions to patients for intravenous delivery in the patients’ homes or other nonhospital settings. Many of its locations provide other ancillary healthcare services as well, such as nursing, respiratory therapy, and durable medical equipment rentals and sales.

The Company began operations in November 2002. Certain members of the Company’s management own shares of the Company, the total of which represent 21% of total outstanding shares as of August 31, 2006.

As of August 31, 2006, the Company had a total of three locations operating in the state of Connecticut.

2.    Summary of significant accounting policies

Principles of Consolidation—The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. All intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents—Cash and cash equivalents include cash on deposit with various financial institutions. The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company’s cash equivalents are stated at cost, which approximates market value.

Financial Instruments—The Company has cash and cash equivalents, short-term trade receivables and payables, and long-term debt obligations, including capital leases. The carrying values of cash and cash equivalents, accounts receivable, and accounts payable approximate their current fair value. The Company believes the carrying value of its long-term debt approximates current market value.

Accounts Receivable and Allowance for Doubtful Accounts—The Company’s accounts receivable consist of amounts owed by various governmental agencies, insurance companies, and private patients. Management performs periodic analyses to evaluate accounts receivable balances to ensure that recorded amounts reflect net realizable values. The Company does not believe there are any significant credit risks associated with the receivables from Medicare and Medicaid and other state administered programs.

The Company’s accounts receivable are reported net of contractual adjustments. Generally, the Company bills third-party payors based on the contractual charges or usual and customary charges for goods and services provided and then contractually adjusts the revenue down to the anticipated collectible amount based on the Company’s interpretation of the terms of the applicable managed care contract, fee schedule or other arrangement with the payor.

Specialty Pharma, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of August 31, 2006 and for the period from January 1, 2006 to August 31, 2006

The Company has established an allowance for doubtful accounts to report the estimated net realizable amounts to be received from patients or others. Increases to this reserve are reflected as a provision for doubtful accounts in the consolidated statement of operations. The Company regularly performs an analysis of the collectibility of accounts receivable and considers such factors as prior collection experience and the age of the receivables.

Laws and regulations pertaining to government programs are complex and subject to interpretation. As a result, there is at least a reasonable possibility that recorded estimates will change in the near term. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation, as well as significant regulatory action, including fines, penalties, and exclusion from the government programs.

The Company does not require its patients or other payors to carry collateral for any amounts owed to it for services provided. Other than as discussed above, its concentration of credit risk relating to accounts receivable is limited due to its diversity of patients and payors. Further, the Company generally does not provide charity care.

Inventories—Inventories, which consist primarily of pharmaceuticals and medical supplies, are stated at the lower of cost (determined using the first-in, first-out method) or market. The largest component of the inventory is pharmaceuticals, which have fixed expiration dates. The Company normally obtains next day delivery of the pharmaceuticals that it orders. The Company’s pharmacies monitor inventory levels and check expiration dates regularly. Pharmaceuticals that are approaching expiration and are deemed unlikely to be used before expiration are either returned to the vendor or manufacturer for credit, or are transferred to another Company pharmacy that needs them. If the pharmaceuticals cannot be either returned or transferred before expiration, the Company’s policy requires them to be disposed of immediately and in accordance with Drug Enforcement Administration guidelines. Due to the high rate of turnover of our pharmaceutical inventory and the policies related to handling expired or expiring items, the Company’s pharmacies typically do not carry obsolete inventory at any balance sheet date.

Prepaid Expenses and Other Current Assets—Prepaid expenses and other current assets consist primarily of prepaid insurance, rent, and other current assets.

Property and Equipment—Property and equipment are carried at cost. Expenditures for major improvements are capitalized. Maintenance and repairs are expensed as incurred. Upon retirement or disposal, the related cost and accumulated depreciation are removed from the respective accounts and any gain or loss is recorded in current earnings. Property and equipment under capital leases are stated at the present value of future minimum lease payments at inception of the lease. Depreciation is recognized on a straight-line basis. Estimated useful lives for the principal asset categories are as follows:

Useful Life
Leasehold improvements	Base term of lease or useful life, whichever is shorter
Medical equipment	13 months to 5 years
Equipment, vehicles, and other assets	3 to 5 years

Specialty Pharma, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of August 31, 2006 and for the period from January 1, 2006 to August 31, 2006

During 2006, the Company evaluated the useful lives of its asset categories comprising property and equipment. In light of changes in certain payor reimbursement policies, as well as how these and other assets are utilized, the useful lives for certain asset categories were changed effective January 1, 2006 to better reflect the periods over which the benefits of such assets were consumed by the Company. Specifically, the useful lives of certain rental medical equipment were changed from 60 months to 13 months. As a result of the change in estimated useful lives, the Company recorded an additional $614,558 of depreciation expense for the period from January 1, 2006 to August 31, 2006.

Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. No asset impairment charges have been recognized as of August 31, 2006, and for the period from January 1, 2006 to August 31, 2006.

Goodwill and Intangible Assets—In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, goodwill and intangible assets deemed to have indefinite lives are not subject to amortization. Goodwill represents the difference between the purchase price of acquired businesses and the fair value of the net assets acquired. Goodwill is not amortized, rather it is reviewed for impairment at a reporting unit level on at least an annual basis.

Intangible assets include non-compete agreements and other intangible assets. Noncompete agreements arise from acquisitions and are being amortized on a straight-line basis over 3 years. The value assigned to intangible assets at the time of acquisition is based on an evaluation of the estimated future benefit to be realized from that asset. The other intangible assets consisted of a payor contact with Anthem for $250,000 which is being amortized over 10 years.

In accordance with SFAS No. 142, the Company assesses potential impairments to its long-lived assets if events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Goodwill is reviewed annually for impairment or more frequently if events or changes in circumstances indicate that the carrying value may not be recoverable. The Company compares expected future discounted cash flows to be generated by the asset or related reporting unit to its carrying value. If the carrying value exceeds the sum of the future cash flows, the Company would perform an additional fair value measurement calculation to determine the impairment loss, which would be charged to operations in the period identified.

Income Taxes—The Company accounts for income taxes under the liability method in accordance with the Financial Accounting Standards Board (“FASB”) Statement No. 109, Accounting for Income Taxes. Under the liability method, deferred income taxes are recognized for the tax consequences of differences between amounts reported for financial reporting and income tax purposes by applying enacted statutory tax rates. Deferred taxes result primarily from temporary differences arising from the variance between the book and tax basis of certain assets.

Revenue Recognition and Contractual Allowances—The Company performs infusion therapy, respiratory therapy, and related healthcare services and specialty pharmacy services. Patient revenue is recorded in the period during which the services are provided. These amounts are directly offset by

Specialty Pharma, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of August 31, 2006 and for the period from January 1, 2006 to August 31, 2006 appropriate allowances to give recognition to third-party payor arrangements. Net revenue recognition and allowances for uncollectible billings require the use of estimates and any changes in these estimates once known are reflected in operations.

Infusion Therapy, Respiratory Therapy, and Related Healthcare Services—Infusion therapy and related healthcare services revenue is reported at the estimated net realizable amounts from patients and third-party payors for goods sold and services rendered by the Company-owned pharmacies. Revenue is recognized when goods and/or services are provided to the patient. The Company’s agreements with payors occasionally specify receipt of a “per diem” payment for infusion therapy services that is provided to patients. This “per diem” payment includes a variety of both goods and services provided to the patient, including, but not limited to, rental of medical equipment, care coordination services, delivery of the goods to the patient and medical supplies. “Per diem” revenue is recognized over the course of the period the services and goods are provided.

Respiratory therapy rental arrangements generally provide for fixed monthly payments established by fee schedules for as long as the patient is using the equipment and medical necessity continues (subject to capped rentals which limit the rental payment period in some instances). Once initial delivery is made to the patient (initial setup), a monthly billing is established based on the initial setup service date. The Company recognizes rental arrangement revenues ratably over the monthly service period and defers revenue for the portion of the monthly bill that is unearned. No separate revenue is earned from the initial setup process. The Company does not sign lease agreements with the patient or third-party payor. During the rental period, the Company is responsible for providing oxygen refills and for servicing the equipment based on manufacturers’ recommendations. Revenues for the sale of durable medical equipment and related supplies, including oxygen equipment, ventilators, wheelchairs, hospital beds and infusion pumps are recognized at the time of delivery.

The amount of infusion therapy, respiratory therapy, and related healthcare services revenue that is recorded is estimated based on the Company’s interpretation of the terms of the applicable managed care contract or other arrangement with the payor. These services comprised 75% of total revenue during the period from January 1, 2006 to August 31, 2006.

Specialty Pharmacy Services—Specialty pharmacy services revenue is reported at the estimated net realizable amounts from third-party payors and others for the pharmaceutical products provided to physician, patients, and pharmacies by our Company-owned pharmacies. Specialty pharmacy services primarily involve the distribution of specialty drugs to patients’ homes or physicians’ offices, and may also include clinical monitoring of patients and outcomes and efficacy reporting to the manufacturers of certain products. Typically, minimal nursing services are provided. Specialty pharmacy revenue is billed based upon predetermined fee schedules for the drugs provided, with reimbursement often indexed to average wholesale price. A small dispensing fee may also be billed. Revenue is recognized upon confirmation of delivery of the products to the customer. Revenue related to specialty pharmacy services represented 25% of net revenue during the period from January 1, 2006 to August 31, 2006.

Revenue and Accounts Receivable Concentrations—During the period from January 1, 2006 to August 31, 2006, revenue received under arrangements with Medicare and Medicaid accounted for approximately 19% of the Company’s revenue, while Anthem Blue Cross accounted for 48%. No other payor accounted for more than 10% of the Company’s revenue. The Company had $1,672,514 and

Specialty Pharma, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of August 31, 2006 and for the period from January 1, 2006 to August 31, 2006

$2,031,282 of accounts receivable outstanding related to Medicare/Medicaid and Blue Cross/Blue Shield, respectively, as of August 31, 2006.

For the eight months ended August 31, 2006, the company’s net revenues related to the sale of Synagis, a specialty pharmaceutical used in the prevention of respiratory syncytial virus, totaled $3,930,000 or 20% of the total net revenues.

Cost of Revenues—Cost of revenues consists of two components – cost of goods and costs of services. Cost of goods consists of the actual cost of pharmaceuticals and other medical supplies dispensed to patients. Cost of services consists of all other costs directly related to the production of revenues, including the salary and benefit costs for the pharmacists, nurses, and contracted workers directly involved in providing service to the patient.

Distribution Expenses—Distribution expenses are included in selling, distribution and administrative expenses in the accompanying statement of operations and total $783,535 during the period from January 1, 2006 to August 31, 2006. Such expenses represent the costs incurred to deliver product or services to the end user. Included are salary and benefit costs related to drivers and dispatch personnel and amounts paid to courier and other outside shipping vendors.

Earnings (loss) per share—Basic per share information is calculated by dividing the net loss available to common shareholders by the weighted average number of common shares outstanding. Diluted per share information is calculated by also considering the impact of convertible potential common stock on the net loss available to common shareholders and the weighted average number of shares outstanding. The Company excluded 42,712 stock option shares and 245,000 shares of preferred stock from its computation of diluted earnings per share due to the antidilutive effect of these securities on basic earnings per share. The calculation of basic and diluted earnings per share is presented below:

Period Ended August 31, 2006
Net loss	$(780,088)
Undeclared cumulative preferred stock dividends	(352,077)

Net loss applicable to common shares	$(1,132,165)

Weighted average number of common shares outstanding	68,236

Basic and diluted loss per common share	$(16.59)

Stock Options— The Company adopted SFAS No. 123R, “Share-Based Payment” prospectively, on January 1, 2006 which permitted the Company to continue to use the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, which establishes a fair value based method of accounting for an employee stock option or similar equity instrument. SFAS No. 123 gives entities a choice of recognizing related compensation expense by the fair value method or measuring compensation expense using the intrinsic value approach under Accounting Principles Board (“APB”) Opinion No. 25. The Company used the intrinsic value approach. Accordingly, no compensation expense was recognized since the exercise price of the award was equal to the estimated fair value at the grant date. For disclosure

Specialty Pharma, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of August 31, 2006 and for the period from January 1, 2006 to August 31, 2006 purposes, the Company elected to follow the minimum value method and has therefore excluded volatility in estimating the value of the options.

The estimated fair values of stock options granted during the year ended December 31, 2003 were derived using a Black-Scholes model. The assumptions used in the Black-Scholes model were based on the date when the stock options were granted. The risk-free rate was based on the US Treasury zero coupon issues with a remaining term which approximates the estimated life assumed at the date of grant. The expected life until exercise was based on management’s estimate as the award vests over a four year period and has a ten year life. The following table includes the assumptions used in estimating fair values and the resulting weighted average fair value of a stock option granted in the periods presented:

Assumption	2003 Stock Grant
Risk-free interest rate	3.16%
Dividend yield	0%
Expected years until exercise	6.25

There were no stock option awards granted during the period from January 1, 2006 through August 31, 2006.

The weighted average fair value of stock options calculated using the Black-Scholes pricing model for options granted during 2003 was $3.58. At August 31, 2005 29,365 of these options were exercisable.

In September of 2006 the Company cancelled all 42,712 options associated with its 2003 award.

Segment Information—In accordance with SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, the Company has determined that it operates in one reportable segment.

Use of Estimates—The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions that affect the reported amounts of revenues, expenses, assets, liabilities, and the disclosures of contingent assets and liabilities at the date of the consolidated financial statements.

Significant items subject to such estimates and assumptions include useful lives of property and equipment, goodwill and intangibles, the allowance for doubtful accounts, and net realizable revenue amounts. Actual results could differ from estimates.

Recently Issued and Adopted Accounting Pronouncements—In February 2007, the FASB issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. The statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of the statement is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reporting earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Management is currently evaluating the statement to determine what

Specialty Pharma, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of August 31, 2006 and for the period from January 1, 2006 to August 31, 2006 impact, if any, it will have on the Company’s consolidated financial statements upon adoption on January 1, 2008.

In June 2006, the FASB issued Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. This standard creates a comprehensive model to address accounting for uncertainty in tax positions. FIN No. 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized for financial statements. FIN No. 48 also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The adoption of FIN No. 48 is effective for fiscal periods beginning after December 15, 2006. There was not a significant impact to the Company’s consolidated financial statements as a result of adopting FIN No. 48.

In September 2006, the FASB issued SFAS 157, Fair Value Measurements (“SFAS 157”). SFAS 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, with early adoption permitted. The Company has not yet determined the effect, if any, that the implementation of SFAS 157 will have on the Company’s consolidated financial statements upon adoption.

3.    Property and equipment

A summary of property and equipment and related accumulated depreciation and amortization at August 31, 2006, is as follows:

Medical equipment	$2,318,432
Leasehold improvements	163,915
Equipment, vehicles, and other	423,266

Total property and equipment	2,905,613
Less accumulated depreciation and amortization	(1,434,640)

Property and equipment—net	$1,470,973

Depreciation and amortization expense was $1,375,200 for the period from January 1, 2006 to August 31, 2006. Included in property and equipment are equipment and vehicles with a net book value of $515,017 that are held under capital lease arrangements as follows:

	Cost	Accumulated Amortization	Net Book Value
Medical equipment	$860,086	$388,078	$472,008
Equipment, vehicles, and other assets	427,106	384,097	43,009

	$1,287,192	$772,175	$515,017

Specialty Pharma, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of August 31, 2006 and for the period from January 1, 2006 to August 31, 2006

Depreciation and amortization of property and equipment in the accompanying statement of operations includes $150,023 of depreciation of capital lease assets.

4.    Intangible assets

As of August 31, 2006, intangible assets consist of the following:

Noncompete agreements	$900,000
Purchased contracts	250,000

Total intangible assets	1,150,000
Accumulated amortization	947,917

Intangible assets—net	$202,083

The weighted average remaining life of intangible assets as of August 31, 2006, is 3.3 years. Amortization expense for the period from January 1, 2006 through August 31, 2006 amounted to $197,723. Amortization expense on intangible assets in each of the next five years is expected to approximate the following:

Four months ending December 31,
2006	33,333
Twelve months ending December 31,
2007	25,000
2008	25,000
2009	25,000
2010	25,000
2011	25,000

5.    Accrued expenses

At August 31, 2006, accrued expenses were comprised of the following:

Accrued accounting and legal fees	$204,937
Accrued payroll expenses	633,575
Deferred revenue	251,906
Accrued refunds payable	126,129
Uninvoiced inventory and other accrued expenses	407,981

Accrued expenses—net	$1,624,528

Specialty Pharma, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of August 31, 2006 and for the period from January 1, 2006 to August 31, 2006

6.    Long-term debt

At August 31, 2006, long-term debt consisted of the following:

Term loan facility	$325,000
Revolving credit facility	1,321,410
Note payable to Omni-Professional Home Services, Inc.	1,000,000
Other note payable	94,572

2,740,982
Less—obligations maturing within one year	1,662,886

Long-term debt — net of current portion	$1,078,096

The revolving credit facility, which bears interest at the London InterBank Offer Rate (5.4% at August 31, 2006) plus 4.5%, is provided to the Company under a 2003 agreement, which expires September 2007. The terms of the agreement allow the Company to borrow up to $3,000,000 for operations. The line is collateralized by substantially all of the assets of the Company. At August 31, 2006, available borrowings were $1,678,590.

The term loan facility bears interest at the London InterBank Offer Rate (5.4% at August 31, 2006) plus 6.5%. Interest and principal payments are due in equal monthly installments of $25,000. The note is secured by substantially all of the assets of the Company.

The Company has a note payable to the former shareholders of the Company, Omni Professional Home Care, Inc. The note bears interest at a rate of 6% which is payable in quarterly installments. The principal balance is payable on September 28, 2007. The note is subordinate to term loan facility and the revolving credit facility.

The Company is required under its term loan facility and revolving credit facility to maintain certain financial ratio covenants, including minimum levels of debt service and debt to earnings ratios. The Company was not in compliance with these covenants as of August 31, 2006. As a result, the borrowings under the term loan facility and the revolving credit facility have been classified within the current portion of long-term debt in the accompanying consolidated balance sheet.

As described further in Note 13, all of the Company’s outstanding shares were sold on September 19, 2006 in a transaction with an effective date of September 1, 2006. In connection with the transaction, the selling shareholders paid all outstanding obligations related to the revolving credit facility, the term loan facility and other notes payable as of September 19, 2006.

Specialty Pharma, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of August 31, 2006 and for the period from January 1, 2006 to August 31, 2006

Maturities of debt outstanding as of August 31, 2006 for each of the next five years are as follows:

Four months ending December 31,
2006	$1,651,742
Twelve months ending December 31,
2007	1,016,945
2008	18,473
2009	20,131
2010	21,942
Thereafter	11,749

7.    Lease commitments

The Company leases all of its office and warehouse facilities. In addition, certain vehicles, medical equipment, and office equipment are leased under various operating and capital leases. Lease terms range from one to three years with renewal options on certain leases for additional periods. Rent expense for the period from January 1, 2006 to August 31, 2006 was $353,439. At August 31, 2006, the future minimum payments under leases were as follows:

	Capital Leases	Operating Leases
Four months ending December 31,
2006	$132,949	$73,717
Twelve months ending December 31,
2007	278,907	146,334
2008	167,879	41,174
2009	29,698	14,104
2010	—	—

Total minimum lease payments	609,433	$275,329

Less amounts representing interest	79,394

Present value of net minimum payments under capital leases	530,039
Less current portion	290,021

	$240,018

8.    Series A cumulative convertible preferred stock

The Company has Series A preferred stock with a par value of $.0001 per share, with 245,000 shares authorized, issued and outstanding at August 31, 2006. The stock has a liquidation preference of $20 per share. The shares of preferred stock are convertible to common stock initially on a one-for-one basis, subject to certain adjustments. Each share of the Series A preferred stock is convertible at the option of the holder. The shares are also subject to certain redemption provisions at the discretion of the holder. These shares do not become subject to redemption until September 22, 2006, at the earliest.

Specialty Pharma, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of August 31, 2006 and for the period from January 1, 2006 to August 31, 2006

The preferred stock accrues compounding dividends at an annual rate of 9% and participates in dividends payable to holders of common stock. Holders of preferred stock are entitled to the greater of its original purchase price plus accrued but unpaid dividends thereon or what holders of the shares of common stock would be entitled to receive upon conversion thereof upon a liquidating event.

During the period from January 1, 2006 to August 31, 2006, the Board of Directors did not declare any dividends. Accordingly, as of August 31, 2006, the amount of dividends in arrears on the preferred stock was approximately $1,414,257. These dividends are included in the redemption value of the Series A preferred stock as shown in the accompanying balance sheet.

9.    Shareholders’ equity

Common stock has a par value of $.0001 per share with 755,000 shares authorized and 68,236 shares issued and outstanding at August 31, 2006.

The Specialty Pharma, Inc. Equity Compensation Plan (the “Plan”) was approved by the Board of Directors on September 22, 2003. Under this plan, the Company may grant nonqualified stock options to officers, employees and advisers and incentive stock options to officers and other key employees at an exercise prices of not less than 100% of fair market value as determined by the Board of Directors. Generally, the options vest over varying periods, typically four years. Upon a change in control, as defined, outstanding options become fully vested. The Plan also provides for grants of restricted common stock awarded at the discretion of the Board of Directors. No restricted stock awards have been granted under the Plan.

There were 42,712 option awards outstanding at January 1, 2006. No option awards were made during the period from January 1, 2006 to August 31, 2006. Additionally, no awards were forfeited or exercised during this period.

As a result of the sale of the Company’s stock to Critical Homecare Solutions, Inc., which is more fully discussed in Note 13, 100% of the qualified and incentive stock options were canceled.

10.    Income taxes

At August 31, 2006, the income tax benefit consisted of the following:

Current:
Federal	$—
State and local	—

—
Deferred:
Federal	(413,022)
State and local	(19,409)

Total income tax benefit	$(432,431)

Specialty Pharma, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of August 31, 2006 and for the period from January 1, 2006 to August 31, 2006

At August 31, 2006, deferred tax assets and liabilities consist of the following:

Deferred tax assets:
Allowance for doubtful accounts	$828,001
Accrued liabilities	180,466
Net operating loss carryforward	371,000

Total current deferred tax assets	$1,379,467

Deferred tax liabilities:
Property and equipment	$136,804
Intangible assets	77,692

Total deferred tax liabilities	$214,496

At August 31, 2006, income taxes computed using the federal statutory income tax rate differs from the Company’s effective tax rate primarily due to the following:

Income tax benefit computed at U.S. federal statutory rate	$(412,256)
State income taxes—net of federal income tax effect	(12,810)
Permanent differences	2,767
Other	(10,132)

Income tax benefit	$(432,431)

The Company’s deferred tax assets and liabilities were valued based on the estimated tax rates in effect when the assets and liabilities are expected to reverse. Based upon historical and projected levels of taxable income we believe it is more likely than not that we will realize the benefits of the deferred tax assets. The federal operating loss carryforward of $1.0 million and state operating loss carryforward of $0.2 million as of August 31, 2006 expires in 2026 and 2011, respectively.

11.    Employee benefits program

The Company sponsors a 401(k) savings plan that covers substantially all employees. Expenses related to the defined contribution plan amounted to $57,003 during the period from January 1, 2006 through August 31, 2006.

12.    Commitments and contingencies

The Company is subject to claims and legal actions that may arise in the ordinary course of business. However, it maintains insurance to protect against such claims or legal actions. The Company is not aware of any litigation either pending or filed that it believes to likely have a material adverse effect on the results of its operations or its financial condition.

Specialty Pharma, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of August 31, 2006 and for the period from January 1, 2006 to August 31, 2006

13.    Subsequent events

On September 19, 2006, all of the Company’s outstanding preferred stock was repurchased for cash of $1,442,646 while its common stock was sold to Critical Homecare Solutions, Inc. The transaction had an effective date of September 1, 2006. In connection with the transaction, the selling shareholders paid all outstanding obligations related to the revolving credit facility, the term loan credit facility, installment notes payable and certain capital lease obligations, as of September 19, 2006.

Under the terms of the Plan, all issued stock options were canceled upon the sale of all of the outstanding shares of the Company on September 19, 2006.

* * * * * *

Specialty Pharma, Inc. and Subsidiary

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

For the six months ended June 30, 2006

Net revenue	$15,594,113
Costs and expenses:
Cost of goods (excluding depreciation and amortization)	8,832,606
Cost of services	1,219,259
Selling, distribution and administrative	4,349,047
Provision for doubtful accounts	517,883
Depreciation and amortization	1,327,341

Total costs and expenses	16,246,136

Operating loss	(652,023)
Interest and other financing costs	213,487

Loss before income taxes	(865,510)
Income tax benefit	(308,120)

Net loss	$(557,390)

Undistributed cumulative preferred stock dividends	(264,054)

Net loss attributable to common shareholders	$(821,444)

Basic and diluted loss per share	$(12.04)

Weighted average number of shares outstanding:
Basic and Diluted	68,236

The accompanying notes are an integral part of these condensed consolidated financial statements.

Specialty Pharma, Inc. and Subsidiary

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

For the six months ended June 30, 2006

Cash flows from operating activities:
Net loss	$(557,390)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for doubtful accounts	517,883
Depreciation and amortization	1,327,341
Provision for deferred taxes	(308,120)
Increase (decrease) in cash due to changes in working capital:
Accounts receivable	1,103,243
Inventories	55,018
Other assets	(128,172)
Accounts payable and accrued expenses	(1,440,914)

Net cash provided by operating activities	568,889

Cash flows from investing activities:
Cash paid for property and equipment	(255,219)

Net cash used in investing activities	(255,219)

Cash flows from financing activities:
Repayment of long-term debt and capital lease obligations	(331,987)
Net borrowings on line of credit	37,521

Net cash used in financing activities	(294,466)

Net increase in cash and cash equivalents	19,204
Cash and cash equivalents, January 1, 2006	139,913

Cash and cash equivalents, June 30, 2006	$159,117

Non-cash activities:
Undistributed cumulative preferred stock dividends	$264,054

The accompanying notes are an integral part of these condensed consolidated financial statements.

Specialty Pharma, Inc. and Subsidiary

NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND CASH FLOWS (UNAUDITED)

For the Six Months Ended June 30, 2006

1.    Overview, Basis of Presentation and Significant Accounting Policies

Specialty Pharma, Inc., through its wholly-owned subsidiary, Professional Home Care Services, Inc. (“PHCS”) (together, the “Company”), provides infusion therapy and related healthcare services, and specialty pharmacy services through a network of company-owned locations. The Company contracts with managed care organizations and physicians to become their specialty and infusion pharmacy, dispensing and delivering pharmaceuticals, assisting with clinical compliance information and providing pharmacy consulting services. The Company contracts with managed care organizations, third-party payors, hospitals, physicians, and other referral sources to provide pharmaceuticals and complex compounded solutions to patients for intravenous delivery in the patients’ homes or other non-hospital settings. Many of the Company’s locations provide other ancillary healthcare services as well, such as nursing, respiratory therapy, and durable medical equipment rentals and sales.

The Company began operations in November 2002. Certain members of the Company’s management own shares of the Company, the total of which represent 21% of total outstanding shares as of June 30, 2006.

As of June 30, 2006, the Company had a total of three locations operating in Connecticut.

The accompanying unaudited condensed consolidated statements of operations and cash flows of the Company have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, all adjustments consisting of normal and recurring items which are necessary to present fairly the interim results included herein have been recorded. The unaudited condensed consolidated statements of operations and cash flows should be read in conjunction with the financial statements and notes thereto of the Company as of and for the year ended December 31, 2005.

Principles of Consolidation—The accompanying condensed consolidated statements of operations and cash flows have been prepared in accordance with accounting principles generally accepted in the United States of America. All significant intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition and Contractual Allowances—The Company has two service lines: (i) infusion therapy, respiratory therapy, and related healthcare services and (ii) specialty pharmacy services. Patient revenue is recorded in the period during which the services are provided. These amounts are directly offset by appropriate allowances to give recognition to third-party payor arrangements. Net revenue recognition and allowances for uncollectible billings require the use of estimates and any changes in these estimates once known are reflected in operations.

Infusion Therapy, Respiratory Therapy, and Related Healthcare Services—Infusion therapy and related healthcare services revenue is reported at the estimated net realizable amounts from patients and third-party payors for goods sold and services rendered by the Company-owned pharmacies. Revenue is recognized when goods and/or services are provided to the patient. The Company’s agreements with payors occasionally specify receipt of a “per diem” payment for infusion therapy services that is provided to patients. This “per diem” payment includes a variety of both goods and services provided to the patient, including, but not limited to, rental of medical equipment, care coordination services, delivery of the goods to the patient and medical supplies. “Per diem” revenue is recognized over the course of the period the services and goods are provided.

Specialty Pharma, Inc. and Subsidiary

NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND CASH FLOWS (UNAUDITED) — (CONTINUED)

For the Six Months Ended June 30, 2006

Respiratory therapy rental arrangements generally provide for fixed monthly payments established by fee schedules for as long as the patient is using the equipment and medical necessity continues (subject to capped rentals which limit the rental payment period in some instances). Once initial delivery is made to the patient (initial setup), a monthly billing is established based on the initial setup service date. The Company recognizes rental arrangement revenues ratably over the monthly service period and defers revenue for the portion of the monthly bill that is unearned. No separate revenue is earned from the initial setup process. The Company does not sign lease agreements with the patient or third-party payor. During the rental period, the Company is responsible for providing oxygen refills and for servicing the equipment based on manufacturers’ recommendations. Revenues for the sale of durable medical equipment and related supplies, including oxygen equipment, ventilators, wheelchairs, hospital beds and infusion pumps are recognized at the time of delivery.

The amount of infusion therapy, respiratory therapy, and related healthcare services revenue that is recorded is estimated based on the Company’s interpretation of the terms of the applicable managed care contract or other arrangement with the payor. These services comprised 64% of revenue during the six months ended June 30, 2006.

Specialty Pharmacy Services—Specialty pharmacy services revenue is reported at the estimated net realizable amounts from third-party payors and others for the pharmaceutical products provided to physicians, patients, and pharmacies by Company-owned pharmacies. Specialty pharmacy services primarily involve the distribution of specialty drugs to patients’ homes or physicians’ offices, and may also include clinical monitoring of patients and outcomes and efficacy reporting to the manufacturers of certain products. Typically, minimal nursing services are provided. Specialty pharmacy revenue is billed based upon pre-determined fee schedules for the drugs provided, with reimbursement often indexed to average wholesale price. A small dispensing fee may also be billed. Revenue is recognized upon confirmation of delivery of the products to the customer. Revenue related to specialty pharmacy services represented 36% of revenue during the six months ended June 30, 2006.

Revenue Concentrations—During the six months ended June 30, 2006, revenue received under arrangements with Medicare and Medicaid accounted for approximately 18% of the Company’s revenue, while Anthem Blue Cross accounted for 51%. No other payor accounted for more than 10% of the Company’s revenue.

For the six months ended June 30, 2006, the Company’s net revenues relating to the sale of Synagis, a specialty pharmaceutical used in the prevention of respiratory syncytial virus, totaled 25% of the Company’s revenue.

The Company’s operations are concentrated in Connecticut.

Cost of Revenues—Cost of revenues consists of two components – cost of goods and costs of services provided. Cost of goods consists of the actual cost of pharmaceuticals and other medical supplies dispensed to patients. Cost of services provided consists of all other costs directly related to the production of revenues, including the salary and benefit costs for the pharmacists, nurses, and contracted workers directly involved in providing service to the patient.

Distribution Expenses—Distribution expenses are included in selling, distribution and administrative expenses in the accompanying condensed consolidated statement of operations and total $544,051

Specialty Pharma, Inc. and Subsidiary

NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND CASH FLOWS (UNAUDITED) — (CONTINUED)

For the Six Months Ended June 30, 2006

during the six months ended June 30, 2006. Such expenses represent the costs incurred to deliver product or services to the end user. Included are salary and benefit costs related to drivers and dispatch personnel and amounts paid to couriers and other outside shipping vendors.

Provision for Doubtful Accounts—The Company has established an allowance for doubtful accounts to report the estimated net realizable amounts to be received from patients or others. Increases to this reserve are reflected as a provision for doubtful accounts in the condensed consolidated statement of operations. The Company regularly performs an analysis of the collectibility of accounts receivable and considers such factors as prior collection experience and the age of the receivables.

Depreciation and Amortization—Depreciation is recognized on a straight-line basis over the estimated useful lives of the principal asset categories as follows:

Asset Category	Useful Life
Leasehold improvements	Base term of lease or useful life, whichever is shorter
Medical equipment	13 months to 5 years
Equipment, vehicles, and other assets	3 to 5 years

Depreciation expense was $1,162,947 during the six months ended June 30, 2006.

During 2005, the Company evaluated the useful lives of its asset categories comprising property and equipment. In light of changes in certain payor reimbursement policies, as well as how these and other assets are utilized, the useful lives for certain asset categories were changed effective January 1, 2006 to better reflect the periods over which the benefits of such assets were consumed by the Company. Specifically, the useful lives of certain rental medical equipment were changed from 60 months to 13 months. As a result of the change in estimated useful lives, the Company recorded an additional $614,558 of depreciation expense during the six months ended June 30, 2006.

Intangible assets include non-compete agreements and other intangible assets. Noncompete agreements arise from acquisitions and are being amortized on a straight-line basis over three years. Other intangible assets consist of a payor contract with Anthem for $250,000 which is being amortized over 10 years.

The weighted average remaining life of intangible assets as of June 30, 2006 is 3.6 years. Amortization expense during the six months ended June 30, 2006 was $164,394. Amortization expense on intangible assets during the remainder of 2006 and in each of the next five years is expected to approximate the following:

Years Ending December 31,
2006	$87,500
2007	25,000
2008	25,000
2009	25,000
2010	25,000
2011	25,000

Total	$212,500

Specialty Pharma, Inc. and Subsidiary

NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND CASH FLOWS (UNAUDITED) — (CONTINUED)

For the Six Months Ended June 30, 2006

Deferred Financing Fees—Deferred financing fees are stated at cost and are amortized using a method that approximates the effective interest method over the expected life of the related debt instrument. Amortization of deferred financing fees is recorded as interest and other financing costs in the accompanying condensed consolidated statement of operations. In the event of debt modification, the unamortized balance of deferred financing fees are tested for debt extinguishment treatment in accordance with generally accepted accounting principles. Amortization of the Company’s deferred financing fees was $2,526 during the six months ended June 30, 2006.

Income Taxes—The Company accounts for income taxes under the liability method in accordance with Financial Accounting Standards Board (“FASB”) Statement No. 109, Accounting for Income Taxes. Under the liability method, deferred income taxes are recognized for the tax consequences of differences between amounts reported for financial reporting and income tax purposes by applying enacted statutory tax rates applicable to future years to such differences. Deferred taxes result primarily from temporary differences arising from the variance between the book and tax basis of certain assets.

Segments—In accordance with FASB No. 131, Disclosures About Segments of an Enterprise and Related Information, the Company has determined that it operates in only one reportable segment.

Use of Estimates—The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions that affect the reported amounts of revenues and expenses and the disclosure of contingent liabilities at the date of the condensed consolidated financial statements.

Significant items subject to such estimates and assumptions include useful lives of property and equipment, goodwill and intangibles, the allowance for doubtful accounts, and net realizable revenue amounts. Actual results could differ from estimates.

Recently Issued and Adopted Accounting Pronouncements—In February 2007, the FASB issued FASB No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. The statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of the statement is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reporting earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company is currently evaluating the statement to determine what impact, if any, it will have on the Company’s financial statements upon adoption on January 1, 2008.

In September 2006, the FASB issued FASB No. 157, Fair Value Measurements (“FAS 157”). FAS 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, with early adoption permitted. Management is currently evaluating the statement to determine what impact, if any, it will have on the Company’s consolidated financial statements upon adoption on January 1, 2008.

Specialty Pharma, Inc. and Subsidiary

NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND CASH FLOWS (UNAUDITED) — (CONTINUED)

For the Six Months Ended June 30, 2006

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN No. 48”). This standard creates a comprehensive model to address accounting for uncertainty in tax positions. FIN No. 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized for financial statements. FIN No. 48 also provides guidance on measurement, derecognizing, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The adoption of FIN No. 48 is effective for fiscal periods beginning after December 15, 2006. Subsequently, in May 2007, the FASB issued FASB Staff Position No. FIN 48-1 (“FSP No. 48-1”), Definition of Settlement in FASB Interpretation No. 48. FSP No. 48-1 amended FIN No. 48 to provide guidance on how an enterprise should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. FSP No. 48-1 required application upon the initial adoption of FIN No. 48. There was not a significant impact to the Company’s consolidated financial position or results of operations as a result of adopting FIN No. 48.

2.    Debt

The Company’s revolving line of credit, which bears interest at the London InterBank Offer Rate (5.5% at June 30, 2006) plus 4.5%, is provided to the Company under a 2003 agreement, which expires September 2007. The terms of the agreement allow the Company to borrow up to $3,000,000 for operations. The line is collateralized by substantially all of the assets of the Company.

The Company is required under its term loan facility and revolving credit facility to maintain certain financial ratio covenants, including minimum levels of debt service and debt to earnings ratios. The Company was not in compliance with these covenants as of June 30, 2006. The noncompliance did not have an impact on the accompanying condensed consolidated statement of operations as the noncompliance was effectively cured upon sale of the Company (see Note 8).

The term loan facility bears interest at the London InterBank Offer Rate (5.5% at June 30, 2006) plus 6.5%. Interest and principal payments are due in equal monthly installments of $25,000. The note is secured by substantially all of the assets of the Company.

The Company has a note payable to the former shareholders of the Company, Omni Professional Home Care, Inc. The note bears interest at a rate of 6% which is payable in quarterly installments. The principal balance is payable on September 28, 2007. These notes are subordinate to the term loan facility and the revolving credit facility.

The weighted average interest rate of the Company’s revolving line of credit, term loan facility and notes payable during the six months ended June 30, 2006 approximated 8.73%. The effective interest rate, after considering amortization of deferred financing fees, approximated 8.81% during the six months ended June 30, 2006.

Specialty Pharma, Inc. and Subsidiary

NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND CASH FLOWS (UNAUDITED) — (CONTINUED)

For the Six Months Ended June 30, 2006

3.    Lease Commitments

The Company leases all of its office and warehouse facilities, certain vehicles, medical equipment, and office equipment under operating leases. Lease terms range from one to three years with renewal options on certain leases for additional periods. Rental payments for office space are generally increased annually by the consumer price index, subject to certain maximum amounts defined within individual agreements. As of June 30, 2006, the future minimum payments under such leases for the remainder of 2006 and in each year of the remaining term is as follows:

Operating Leases
2006	$71,345
2007	147,696
2008	29,556
Thereafter	0

Total minimum lease payments	$248,597

For the six months ended June 30, 2006, rent expense under operating leases was $121,316.

4.    Earnings Per Share

Basic per share information is calculated by dividing net loss available to common shareholders by the weighted average number of common shares outstanding. Diluted per share information is calculated by also considering the impact of potential common stock on both net loss available to common shareholders and the weighted average number of shares outstanding. The Company excluded 42,712 stock option shares and 245,000 shares of convertible preferred stock from its computation of diluted earnings per share during the six months ended June 30, 2006 due to the antidilutive effect of these securities on basic earnings per share. The calculation of basic and diluted earnings per share is presented below:

Six Months Ended June 30, 2006
Net loss	$(557,390)
Undistributed cumulative preferred stock dividends	(264,054)

Net loss applicable to common shareholders	$(821,444)

Basic and diluted loss per common share	$(12.04)

Weighted average number of common shares outstanding	68,236

5.    Stock-Based Compensation

In 2003 the Company granted certain key employees common stock option awards. The total of all awards granted was for 42,712 shares, the maximum amount allowed under the terms of the Specialty Pharma, Inc. Equity Compensation Plan (the “SPI Plan”). These options were scheduled to vest over a four year period, with 25% vesting upon the first year anniversary of the grant date and 6.25% per calendar quarter subsequent to the first anniversary of the grant date. Prior to January 1, 2006, the Company accounted for its options in accordance with FASB No. 123, which permits continued

Specialty Pharma, Inc. and Subsidiary

NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND CASH FLOWS (UNAUDITED) — (CONTINUED)

For the Six Months Ended June 30, 2006

applications of the intrinsic value method of Accounting Principle Board Opinion No. 25, Accounting for Stock Issued to Employees. Accordingly, no compensation expense was recognized as on the grant date the exercise price of the stock options was equal to the fair value of the Company’s stock. On January 1, 2006, the Company adopted FASB No. 123(R), Share-Based Payment prospectively which permitted the Company to continue the use of the intrinsic value method of accounting for employee stock options granted on or before December 31, 2005. For disclosure purposes, in accordance with SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure —an amendment to SFAS No. 123, the Company utilized the minimum value method and therefore excluded volatility in estimating the value of options.

The fair value was determined using the Black-Scholes model. During the six months ended June 30, 2006, the significant assumptions utilized in the fair value calculation include a risk-free interest rate of 3.16% and an expected term of 6.25 years. The weighted average fair value of stock option calculated using the Black-Scholes model was $3.58.

6.    Income Taxes

As of June 30, 2006, the income tax benefit consisted of the following:

Current:
Federal	$—
State and local	—

—
Deferred:
Federal	(287,071)
State and local	(21,049)

$(308,120)

As of June 30, 2006, income taxes computed using the federal statutory income tax rate differs from the Company’s effective tax rate primarily due to the following:

Income tax benefit computed at U.S. federal statutory rate	$(294,273)
State income taxes—net of federal income tax effect	(13,847)

Income tax benefit	$(308,120)

The Company has federal and state operating loss carryforwards as of June 30, 2006 of approximately $1.0 million which expire in 2011.

7.    Commitments and Contingencies

The Company is subject to claims and legal actions that may arise in the ordinary course of business. However, the Company maintains insurance to protect against such claims or legal actions. The Company’s insurance premiums are based on its experience. The Company is not aware of any litigation either pending or filed that it believes to likely have a material adverse effect on the results of its operations or its financial condition.

Specialty Pharma, Inc. and Subsidiary

NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND CASH FLOWS (UNAUDITED) — (CONTINUED)

For the Six Months Ended June 30, 2006

8.    Subsequent Events

On September 19, 2006, all of the Company’s outstanding preferred stock was repurchased for cash of $1,442,646 while its common stock was sold to Critical Homecare Solutions, Inc. (“CHS”). The transaction had an effective date of September 1, 2006. In connection with the transaction, the selling shareholders paid all outstanding obligations relating to the revolving credit facility, the term loan credit facility, installment notes payable and certain capital lease obligations, as of September 19, 2006.

Under the terms of the SPI Plan, all issued stock options were canceled upon the sale of all of the outstanding shares of the Company on September 19, 2006.

New England Home Therapies, Inc.

MAHONEY SABOL & COMPANY, LLP

95 GLASTONBURY BOULEVARD

GLASTONBURY, CONNECTICUT 06033

(860) 541-2000

Fax (860) 541-2001

October 1, 2007

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

New England Home Therapies, Inc.

Southborough, Massachusetts

We have audited the balance sheets of New England Home Therapies, Inc. (the “Company”) as of December 31, 2005 and 2004 and the related statements of income, shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of New England Home Therapies, Inc. as of December 31, 2005 and 2004 and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Glastonbury, Connecticut

New England Home Therapies, Inc.

BALANCE SHEETS — RESTATED

December 31, 2005 and 2004

	2005	2004
	(restated)	(restated)
ASSETS
Current assets
Cash and equivalents, unrestricted	$410,932	$547,963
Cash and equivalents, restricted to pay preference vendor payables	43,219	102,979
Accounts receivable, net of allowance for doubtful accounts	3,311,096	2,315,535
Refundable deposits	—	142,325
Inventories	777,654	685,164
Prepaid expenses	80,503	80,189

Total current assets	4,623,404	3,874,155

Property and equipment
Medical equipment	3,605,016	2,748,859
Office furniture, fixtures, and equipment	791,466	713,638
Vehicles	254,535	167,380
Leasehold improvements	370,887	370,887

	5,021,904	4,000,764
Less accumulated depreciation	3,270,019	2,463,243

Net property and equipment	1,751,885	1,537,521

Other assets
Deposits	98,893	91,825

	$6,474,182	$5,503,501

The accompanying notes are an integral part of the financial statements.

New England Home Therapies, Inc.

BALANCE SHEETS — RESTATED

December 31, 2005 and 2004

	2005	2004
	(restated)	(restated)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$895,317	$501,514
Accrued expenses	399,161	373,914
Current maturities of long-term debt	600,000	600,000
Current portion of capital lease obligations	281,431	128,408
Accrued payroll and related benefits	559,726	501,050
Accrued interest	171,533	55,340
Deferred revenue	186,006	179,809

Total current liabilities	3,093,174	2,340,035

Long-term liabilities
Long-term debt less current maturities	2,088,116	2,739,018
Capital lease obligations net of current portion	148,563	286,151

Total long-term liabilities	2,236,679	3,025,169

Total liabilities	5,329,853	5,365,204

Commitments and contingencies (Note 10)

Shareholders’ equity
Common stock, $.01 par value
Authorized 200,000 shares
Issued and outstanding, 2,000 shares	20	20
Retained earnings	1,144,309	138,277

Total shareholders’ equity	1,144,329	138,297

	$6,474,182	$5,503,501

The accompanying notes are an integral part of the financial statements.

New England Home Therapies, Inc.

STATEMENTS OF INCOME — RESTATED

For the years ended December 31, 2005 and 2004

	2005	2004
	(restated)	(restated)
Net revenue	$17,265,558	$15,373,719
Costs and expenses
Cost of goods (excluding depreciation and amortization)	5,349,072	5,142,254
Cost of services	2,113,706	1,938,289
Selling, distribution and administrative	6,954,421	6,372,315
Provision for doubtful accounts	777,236	697,284
Depreciation and amortization	806,776	684,343

Total costs and expenses	16,001,211	14,834,485

Income from operations	1,264,347	539,234
Reorganization expenses	56,200	255,967
Gain related to reorganization	—	(9,400,343)
Interest expense, net	190,115	120,057

Income before income taxes	1,018,032	9,563,553
Income taxes	12,000	—

Net income	$1,006,032	$9,563,553

Weighted average number of common shares outstanding	2,000	2,000

Basic and diluted earnings per common share	$503.02	$4,781.78

The accompanying notes are an integral part of the financial statements.

New England Home Therapies, Inc.

STATEMENTS OF SHAREHOLDERS’ EQUITY — RESTATED

December 31, 2005 and 2004

	Common Stock		Retained Earnings (Deficit)	Total Shareholders’ Equity
	Shares	Par Value
Balance at December 31, 2003 (restated)	2,000	$20	$(9,425,276)	$(9,425,256)
Net income (restated)	—	—	9,563,553	9,563,553

Balance at December 31, 2004 (restated)	2,000	20	138,277	138,297
Net income (restated)	—	—	1,006,032	1,006,032

Balance at December 31, 2005 (restated)	2,000	$20	$1,144,309	$1,144,329

The accompanying notes are an integral part of the financial statements.

New England Home Therapies, Inc.

STATEMENTS OF CASH FLOWS — RESTATED

For the years ended December 31, 2005 and 2004

	2005	2004
	(restated)	(restated)
Cash flows from operating activities
Net income	$1,006,032	$9,563,553
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	806,776	684,343
Provision for doubtful accounts	777,236	697,284
Loss on asset disposals	—	11,321
Cash paid for reorganization expenses	(56,200)	(255,967)
Reorganization expenses	56,200	255,967
Gain related to reorganization	—	(9,400,343)
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable	(1,772,797)	(1,068,318)
Inventories	(92,490)	(128,254)
Prepaid expenses and deposits	134,943	(55,768)
Increase (decrease) in:
Accounts payable	393,803	150,845
Accrued expenses	25,247	(99,987)
Accrued payroll and related benefits	58,676	127,888
Accrued interest	116,193	55,340
Deferred revenue	6,197	46,162

Net cash provided by operating activities	1,459,816	584,066

Cash flows from investing activities
(Increase) decrease in restricted cash	59,760	(102,979)
Proceeds from disposal of assets	—	1,700
Purchases of property and equipment	(877,297)	(370,591)

Net cash used in investing activities	(817,537)	(471,870)

Cash flows from financing activities
Payments on long-term debt	(650,902)	(465,405)
Payments on capital lease obligations	(128,408)	(99,628)

Net cash used in financing activities	(779,310)	(565,033)

Net decrease in cash	(137,031)	(452,837)
Cash, unrestricted-beginning of year	547,963	1,000,800

Cash, unrestricted-end of year	$410,932	$547,963

The accompanying notes are an integral part of the financial statements.

New England Home Therapies, Inc.

STATEMENTS OF CASH FLOWS — RESTATED

For the years ended December 31, 2005 and 2004

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

	2005	2004
Cash paid during the period for:
Interest	$73,922	$66,578
Income taxes	$—	$—

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING INFORMATION

Assets purchased under capital lease were $143,843 and $30,144 during the years ended December 31, 2005 and 2004, respectively.

The accompanying notes are an integral part of the financial statements.

New England Home Therapies, Inc.

NOTES TO FINANCIAL STATEMENTS — RESTATED

December 31, 2005 and 2004

Note 1.    Summary of Significant Accounting Policies

Organization and nature of business

New England Home Therapies, Inc. (the Company) through its offices located in Southborough, Massachusetts, Concord, New Hampshire, and Lewiston, Maine, provides complete home care services consisting of pharmacy services, infusion therapy, respiratory care, nutrition management, home medical equipment and other ancillary healthcare services principally to patients in the New England area. The Company contracts with managed care organizations and physicians to become their provider of infusion, nutritional, respiratory care, or home medical equipment provider assisting with clinical compliance information and providing pharmacy consulting services. The Company contracts with managed care organizations, third party payors, hospitals, physicians and other referral sources to provide respiratory care, home medical equipment, pharmaceuticals and complex compounded solutions to patients for intravenous delivery in the patients’ homes or other non-hospital settings.

Basis of accounting

The accompanying financial statements have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.

Cash and cash equivalents and restricted cash

Cash and cash equivalents include cash on deposit with various financial institutions. The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company’s cash equivalents are stated at cost, which approximates market value. For restricted cash, which is discussed in Note 2, the carrying amount approximates fair value.

Financial instruments

The Company had cash and cash equivalents, short-term trade receivables and payables and long-term debt obligations, including capital leases. The carrying values of cash and cash equivalents, accounts receivable, and accounts payable approximate their current fair value. The Company believes that the carrying value of its long-term debt approximates current market value.

Accounts receivable

Accounts receivable, which are recorded net of estimated contractual adjustments, are stated at the amount management expects to collect from outstanding balances. Accounts receivable are reduced by an allowance for doubtful accounts which provides for those accounts from which payment is not expected to be received, although services were provided and revenue was earned. Management performs periodic analyses to evaluate accounts receivable balances to ensure that recorded amounts reflect estimated net realizable value. Upon determination that an account is uncollectible, it is written-off and charged to the allowance.

The Company’s allowance for uncollectible accounts was $1,450,731 and $1,027,716 as of December 31, 2005 and 2004, respectively.

New England Home Therapies, Inc.

NOTES TO FINANCIAL STATEMENTS — RESTATED — (Continued)

December 31, 2005 and 2004

Inventories

Inventories, which consist primarily of pharmaceuticals, medical supplies, enteral products, and therapy supplies are stated at the lower of cost or market and are accounted for on the first-in, first-out (FIFO) basis. The largest component of inventory consists of pharmaceuticals, which have fixed expiration dates. The Company is usually able to obtain expedited delivery of pharmaceuticals and, therefore, the Company is able to keep minimal inventory and the inventory is turned over rapidly. Pharmaceuticals that are approaching expiration and are deemed unlikely to be used before expiration are returned to the vendor or manufacturer for credit, or are transferred to another Company pharmacy that needs them. If the pharmaceuticals cannot be returned before expiration, Company policy requires them to be disposed immediately and in accordance with Drug Enforcement Administration (DEA) guidelines. Due to the high rate of turnover of the pharmaceutical inventory and the Company’s policy related to handling expired or expiring items, it is unlikely that the Company’s pharmacies will be carrying obsolete inventory at any balance sheet date, and therefore no reserve for obsolete inventory was required at December 31, 2005 or 2004.

Property and equipment

Property and equipment are recorded at cost. Medical equipment, office furniture, fixtures, and equipment, and vehicles are depreciated using the straight-line method over the estimated useful lives (5-7 years) of the respective assets. Leasehold improvements are being amortized using the straight-line method over the shorter of the life of the asset or the remaining term of the underlying occupancy lease, which is seven years.

Depreciation and amortization charged to operations for the years ended December 31, 2005 and 2004, was $806,776 and $684,343, respectively.

The Company periodically reviews its valuation for property and equipment used in operations when indicators of impairment are present. If the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount, the Company records an impairment loss as required under accounting principles generally accepted in the United States of America. No such impairment losses were incurred for the years ended December 31, 2005 and 2004.

Capital leases

The assets and liabilities held under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are amortized over the shorter of their estimated useful lives or the remaining lease term. Amortization of assets under capital leases is included in depreciation and amortization expense on these financial statements.

Net revenue

Revenues from products and services to patients are reported on the accrual basis of accounting in the period in which the product is shipped or the services are provided, net of estimated contractual allowances. Revenue under third-party payor agreements are subject to audit and retroactive adjustment. Retroactive adjustments are adjusted in future periods as final settlements are determined.

New England Home Therapies, Inc.

NOTES TO FINANCIAL STATEMENTS — RESTATED — (Continued)

December 31, 2005 and 2004

Revenue recognition

The Company performs infusion therapy and respiratory care along with home medical equipment. Infusion, respiratory, and home medical equipment revenues are reported at the estimated net realizable amounts from patients, third party payors, and others for goods sold and equipment rented or sold. Revenue is recognized upon confirmation that both the service was provided and the goods were delivered to the patient. When only goods are provided to the patient and the patient has the means to use the goods without requiring nursing or other related services, revenue is recognized upon confirmation that the goods were delivered. When only services are provided, revenue is recognized upon confirmation that the services have been provided. When equipment is rented, rental revenue is recognized, generally on a monthly basis, until the equipment is either returned or purchased.

The Company’s agreements with payors frequently specify receipt of a “per-diem” payment for infusion therapy services that are provided to patients. This “per-diem” payment includes a variety of both goods and services provided to the patient, including but not limited to rental of home medical equipment, care coordination services, delivery of the goods to the patient and medical supplies.

Deferred revenue of approximately $186,006 and $179,809 for services not yet performed and for unearned equipment rental income, was recorded on the balance sheets as of December 31, 2005 and 2004, respectively. These amounts have been classified as current liabilities since the Company expects to recognize said amounts within 12 months or less of the respective balance sheet date.

Cost of revenues

Cost of revenues consists of two components: cost of goods and cost of services. Cost of goods consists of the actual cost of pharmaceuticals and other medical supplies dispensed to patients. Cost of services consists of all other costs directly related to the production of revenues, including the salary and benefit costs for the pharmacists, nurses and contracted workers directly involved in providing service to the patient.

Distribution expenses

Distribution expenses are included in selling, distribution and administrative expenses in the accompanying statements of income and totaled $308,491 and $331,372 for the years ending December 31, 2005 and 2004, respectively. Such expenses represent the cost incurred to deliver product or services to the end user. Included are costs related to couriers, fuel, tolls and vehicle repair expenses.

Income taxes

In addition to filing a United States income tax return, the Company also files income tax returns in the states of Massachusetts, New Hampshire and Maine. The shareholders of the Company have elected to be taxed as an S Corporation under IRC Subchapter S. Under IRC Subchapter S, items of income and expenses are passed through and taxed to the individual shareholders and therefore, in most cases, no corporate level tax is paid. However, Massachusetts state income tax regulations stipulate that an S Corporation will be subject to a corporate-level tax on its taxable income if its total gross receipts exceed $6 million in any taxable year. Also, New Hampshire state income tax regulations stipulate that S Corporations must continue to pay income taxes as if they were C Corporations.

New England Home Therapies, Inc.

NOTES TO FINANCIAL STATEMENTS — RESTATED — (Continued)

December 31, 2005 and 2004

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates. The Company believes that its most significant estimates, and those involving a higher degree of judgment and/or complexity are (a) revenue recognition and estimation of contractual adjustments, and (b) determination of required allowances for doubtful accounts receivable.

Segment information

In accordance with Statement of Financial Accounting Standards (SFAS) No. 131, Disclosures about Segments of an Enterprise and Related Information, the Company has determined that it operates in only one reportable segment.

Recently issued accounting pronouncements

In February 2007, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. The Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of the Statement is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reporting earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Management is currently evaluating the Statement to determine what impact, if any, it will have upon adoption on January 1, 2008.

In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Management is currently evaluating the Statement to determine what impact, if any, it will have upon adoption on January 1, 2008.

In June 2006, the FASB issued Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. This standard creates a comprehensive model to address accounting for uncertainty in tax positions. FIN No. 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized for financial statements. FIN No. 48 also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The adoption of FIN No. 48 is effective for fiscal periods beginning after December 15, 2006. Subsequently, in May 2007, the FASB issued FASB Staff Position No. FIN 48-1 (FSP No. 48-1), Definition of Settlement in FASB Interpretation No. 48. FSP No. 48-1 amended FIN No. 48 to provide guidance on how an enterprise should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. FSP No. 48-1 required application upon the initial adoption of FIN No. 48. The adoption of FIN No. 48 and FSP No. 48-1 by the Company on January 1, 2007 did not have a significant impact on the Company’s financial statements.

New England Home Therapies, Inc.

NOTES TO FINANCIAL STATEMENTS — RESTATED — (Continued)

December 31, 2005 and 2004

In June 2006, the FASB ratified the consensus reached by the Emerging Issues Task Force (EITF) on Issue No. 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should be Presented in the Income Statement (That is, Gross versus Net Presentation). The scope of this consensus includes any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer and may include, but is not limited to sales, use, value added and some excise taxes. Additionally, this issue seeks to address how a company should address the disclosure of such items in interim and annual financial statements, either gross or net pursuant to APB Opinion No. 22, Disclosure of Accounting Policies. The adoption of EITF Issue 06-3 on January 1, 2007 did not have any impact on the Company’s policy of recognizing all taxes collected from customers to be remitted to governmental authorities on a net basis in the statement of income.

In March 2006, the FASB issued FASB Statement No. 156, Accounting for Servicing of Financial Assets. This Statement amends FASB Statement No. 140 with respect to the accounting for separately recognized servicing assets and servicing liabilities. The Statement also addresses the recognition and measurement of separately recognized servicing assets and liabilities and provides an approach to simplify efforts to obtain hedge-like accounting. The Company adopted this Statement in 2007. The adoption of the Statement did not have any impact on the Company’s financial statements.

In February 2006, the FASB issued FASB Statement No. 155, Accounting for Certain Hybrid Financial Instruments. This Statement amends parts of FASB Statements No. 133, Accounting for Derivatives and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and allows an entity to remeasure at fair value a hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation from the host, if the holder irrevocably elects to account for the whole instrument on a fair value basis. Subsequent changes in fair value of the instrument would be recognized in earnings. The Company adopted this Statement in 2007. The adoption of the Statement did not have any impact on the Company’s financial statements.

Note 2.    Proceedings under Chapter 11

Subsequent to the Company’s accounts receivable financier, National Century Financial Enterprises, Inc. (NCFE), defaulting on the Company’s contracted accounts receivable financing arrangement, the Company filed a voluntary petition on November 15, 2002 (the petition date) for relief under Chapter 11 of the United States Code (the Bankruptcy Code) in the United States Bankruptcy Court for the District of Massachusetts Western Division (the Bankruptcy Court). The case was assigned number 02-46956-JBR.

During the period from the petition date to reorganization, the debtors continued in possession of their respective properties and have operated and managed their business as debtors-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code. The Company sought and obtained various orders from the Bankruptcy Court intended to stabilize the Company’s business and minimize the disruption caused by the Chapter 11 Case.

On February 18, 2004, the Company filed a Plan of Reorganization, and with the consent of all the Company’s creditors, was approved on April 15, 2004 by the Bankruptcy Court, pursuant to the provisions of Chapter 11 of the Bankruptcy Code, for the restructuring of its outstanding creditor claims. In connection with the Bankruptcy Plan of Reorganization, an agreement was reached with certain

New England Home Therapies, Inc.

NOTES TO FINANCIAL STATEMENTS — RESTATED — (Continued)

December 31, 2005 and 2004

creditors that, in the event of the sale or liquidation of the Company within 4 years of the Plan of Reorganization, a portion of the debt forgiven in bankruptcy would become due and payable to the creditors.

Prior to the approval of the reorganization plan in April of 2004, the Company had approximately $13.3 million of liabilities subject to compromise. The plan of reorganization provided relief for the following:

Capital lease obligations	$692,225
Accrued interest	583,419
Accrued expenses	200,461
Accounts payable	528,326
NCFE payables	7,395,912

Total	$9,400,343

The liabilities subject to compromise were reorganized into the $2,200,000 “Senior” note, $400,000 “Junior” note and the $1,300,000 “Class 2” note more fully discussed in Note 4 to these financial statements.

The resultant gain of $9,400,343 is included in the statements of income for the year ended December 31, 2004. Also included in the statements of income were costs primarily associated with professional fees related to the reorganization of $56,200 and $255,967 for the years ended December 31, 2005 and 2004, respectively.

Restricted cash was $43,219 and $102,979 as of December 31, 2005 and 2004, respectively. These restricted cash balances relate to preferential vendor accounts payable associated with the Company’s Chapter 11 bankruptcy and Plan of Reorganization.

The Company did not apply fresh-start accounting as its shareholders remained intact both before and after the Reorganization.

Prior to April 15, 2004, the Company did not accrue interest of approximately $65,000 on its outstanding debt as a result of the reorganization.

Note 3.    Effects of Restatement

These financial statements were previously reported on by other accountants, who expressed an unqualified opinion dated February 28, 2006. These financial statements have been restated as described below.

Adjustments, reclassifications and revisions

Reclassification of personnel costs, delivery expenses, outside services, occupancy expenses, general and administrative expenses and provision for bad debts

The Company has combined certain costs and expenses within its statements of income. For the years ended December 31, 2005 and 2004, personnel costs of $7,094,808 and $6,446,667, respectively, delivery expenses of $308,491 and $331,372, respectively, outside services of $221,816 and $138,927,

New England Home Therapies, Inc.

NOTES TO FINANCIAL STATEMENTS — RESTATED — (Continued)

December 31, 2005 and 2004

respectively, occupancy expenses of $696,771 and $669,608, respectively, general and administrative expenses of $809,188 and $738,211, respectively, and provision for bad debts of $777,236 and $697,284, respectively, have been reclassified to “Selling, distribution and administrative” expense in the statements of income.

Correction of capital leases

In connection with the issuance of these financial statements, the Company determined that certain leases of medical equipment and vehicles were not properly accounted for under SFAS No. 13, Accounting for Leases, as their lease terms exceeded 75% of the economic useful life of the respective asset. This resulted in the Company recording $149,959 and $128,408 of current portion of capital lease obligations as of December 31, 2005 and 2004, respectively, as included in the Company’s balance sheets. Additionally, the Company recognized $141,840 and $286,151 of capital lease obligations, net of the current portion, as of December 31, 2005 and 2004, respectively, as included in the Company’s balance sheets. This adjustment resulted in the capitalization of net property and equipment of $284,980 and $376,291 as included in the balance sheets as of December 31, 2005 and 2004, respectively.

Depreciation expense for the years ended December 31, 2005 and 2004 increased by $129,768 and $105,717, respectively, as a result of this adjustment. Interest expense for the years ended December 31, 2005 and 2004 increased by $37,271 and $36,578, respectively, as a result of this adjustment. Rent expense decreased by $198,488 (of which $135,541 related to cost of goods and $62,947 related to selling, distribution and administrative) and $136,206 (of which $122,025 related to cost of goods and $14,181 related to selling, distribution and administrative expense) for the years ended December 31, 2005 and 2004, respectively. The adjustment to the retained deficit at December 31, 2003 was $32,179 as a result of this correction.

Correction of deferred revenue

The financial statements have been corrected to properly reflect billed, but unearned, revenue as deferred revenue until the period in which it is earned. As a result of the correction of this error, deferred revenue increased by $186,006 and $179,809 in the balance sheets at December 31, 2005 and 2004, respectively, while net revenues decreased by $6,197 and $46,162 for the years then ended December 31, 2005 and 2004, respectively. The adjustment to the retained deficit at December 31, 2003 was $133,647 as a result of this item.

Restatement of selling, distribution and administrative expenses, personnel costs, depreciation and amortization, and cost of goods

In the previously issued financial statements, the Company presented depreciation expense in cost of goods and certain personnel costs in selling, distribution and administrative expense. After further evaluation, it was considered more appropriate to classify certain payroll costs as cost of services. Accordingly, cost of services increased and selling, distribution and administrative expense decreased by $2,113,706 and $1,938,289, respectively, for the years ended December 31, 2005 and 2004, respectively. Depreciation expense in the amount of $462,235 and $389,392 has been reclassified from cost of goods to depreciation and amortization for the years ended December 31, 2005 and 2004, respectively.

New England Home Therapies, Inc.

NOTES TO FINANCIAL STATEMENTS — RESTATED — (Continued)

December 31, 2005 and 2004

Write-off of reorganization costs

In the previously issued financial statements, the Company presented reorganization costs that were capitalized on the balance sheet as “Other assets”. After further evaluation, it was considered appropriate to write-off these costs as they arose from expenses incurred in 2003. The adjustment to the retained deficit at December 31, 2003 was $50,000 as a result of this item. Additionally, “Reorganization costs” has been removed from the balance sheets.

Reclassification of debt extinguishment and reorganization expenses

In the previously issued financial statements, the Company presented $9,400,343 as a gain from debt extinguishment as an extraordinary item in the statements of income for the year ended December 31, 2004. After further evaluation, it was considered appropriate to classify this as a gain related to reorganization and not extraordinary. Accordingly, this item has been reclassified to “Gain related to reorganization” in the statements of income.

Additionally, reorganization expenses of $56,200 and $255,967 during the years ended December 31, 2005 and 2004, respectively, have been reclassified within the statements of income as shown under the “Reorganization expenses” caption.

Reclassification of current maturities of long-term debt

In the previously issued financial statements, the Company presented current maturities of long-term debt inclusive of $7,430. This amount has been reclassified to long-term debt less current maturities based upon a review of maturity dates at December 31, 2005.

Reclassification of accounts receivable, net of allowance for doubtful accounts

In the previously issued financial statements, the Company presented accounts receivable, trade, net of contractual adjustments exclusive of $38,194. Per the terms of the underlying receivables, current classification was deemed appropriate at December 31, 2004. Accordingly, “Accounts receivable, net of allowance for doubtful accounts” has been increased as a result of this reclassification.

New England Home Therapies, Inc.

NOTES TO FINANCIAL STATEMENTS — RESTATED — (Continued)

December 31, 2005 and 2004

The following tables illustrate the impact of these adjustments on the financial statements:

ASSETS

	December 31, 2005
	As Previously Reported	Total Restatements	Restated
Current assets
Cash, unrestricted	$410,932	$—	$410,932
Cash, restricted to pay preference vendor payables	43,219	—	43,219
Accounts receivable, net of allowance for doubtful accounts	3,311,096	—	3,311,096
Inventories	777,654	—	777,654
Prepaid expenses	80,503	—	80,503

Total current assets	4,623,404	—	4,623,404

Property and equipment
Medical equipment	3,012,997	592,019	3,605,016
Office furniture, fixtures, and equipment	791,466	—	791,466
Vehicles	96,538	157,997	254,535
Leasehold improvements	370,887	—	370,887

	4,271,888	750,016	5,021,904
Less accumulated depreciation	2,804,983	465,036	3,270,019

Net property and equipment	1,466,905	284,980	1,751,885

Other assets
Deposits	98,893	—	98,893
Reorganization costs	50,000	(50,000)	—

Total other assets	148,893	(50,000)	98,893

	$6,239,202	$234,980	$6,474,182

New England Home Therapies, Inc.

NOTES TO FINANCIAL STATEMENTS — RESTATED — (Continued)

December 31, 2005 and 2004

LIABILITIES AND SHAREHOLDERS’ EQUITY

	December 31, 2005
	As Previously Reported	Total Restatements	Restated
Current liabilities
Accounts payable	$895,317	$—	$895,317
Accrued expenses	399,161	—	399,161
Current maturities of long-term debt	607,430	(7,430)	600,000
Current portion of capital lease obligations	131,472	149,959	281,431
Accrued payroll and related benefits	559,726	—	559,726
Accrued interest	171,533	—	171,533
Deferred revenue	—	186,006	186,006

Total current liabilities	2,764,639	328,535	3,093,174

Long-term liabilities
Long-term debt less current maturities	2,080,686	7,430	2,088,116
Capital lease obligations net of current portion	6,723	141,840	148,563

Total long-term liabilities	2,087,409	149,270	2,236,679

Total liabilities	4,852,048	477,805	5,329,853

Shareholders’ equity
Common stock, $.01 par value
Authorized 200,000 shares
Issued and outstanding, 2,000 shares	20	—	20
Retained earnings	1,387,134	(242,825)	1,144,309

Total shareholders’ equity	1,387,154	(242,825)	1,144,329

	$6,239,202	$234,980	$6,474,182

New England Home Therapies, Inc.

NOTES TO FINANCIAL STATEMENTS — RESTATED — (Continued)

December 31, 2005 and 2004

STATEMENT OF INCOME

	Year Ended December 31, 2005
	As Previously Reported	Total Restatements	Restated
Net revenue	$17,271,755	$(6,197)	$17,265,558

Costs and expenses
Cost of goods (excluding depreciation and amortization)	5,946,848	(597,776)	5,349,072
Cost of services	—	2,113,706	2,113,706
Personnel costs	7,094,808	(7,094,808)	—
Delivery expenses	308,491	(308,491)	—
Outside services	221,816	(221,816)	—
Occupancy expenses	696,771	(696,771)	—
General and administrative expenses	809,188	(809,188)	—
Selling, distribution and administrative	—	6,954,421	6,954,421
Provision for doubtful accounts	777,236	—	777,236
Depreciation and amortization	214,773	592,003	806,776

Total costs and expenses	16,069,931	(68,720)	16,001,211

Income from operations	1,201,824	62,523	1,264,347

Reorganization expenses	56,200	—	56,200
Interest expense, net	152,844	37,271	190,115

Income before income taxes	992,780	25,252	1,018,032

Income taxes	12,000	—	12,000

Net income	$980,780	$25,252	$1,006,032

New England Home Therapies, Inc.

NOTES TO FINANCIAL STATEMENTS — RESTATED — (Continued)

December 31, 2005 and 2004

STATEMENT OF CASH FLOWS

	Year Ended December 31, 2005
	As Previously Reported	Total Restatements	Restated
Cash flows from operating activities
Net income	$980,780	$25,252	$1,006,032

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	677,008	129,768	806,776
Provision for doubtful accounts	777,236	—	777,236
Cash paid for reorganization expenses	—	(56,200)	(56,200)
Reorganization expenses	—	56,200	56,200
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable	(1,772,797)	—	(1,772,797)
Inventories	(92,490)	—	(92,490)
Prepaid expenses and deposits	134,943	—	134,943
Increase (decrease) in:
Accounts payable and accrued expenses	112,890	(112,890)	—
Accounts payable	—	393,803	393,803
Accrued expenses	—	25,247	25,247
Accrued payroll and related benefits	58,676	—	58,676
Accrued interest	116,193	—	116,193
Deferred revenue	—	6,197	6,197

Net cash provided by operating activities	992,439	467,377	1,459,816

Cash flows from investing activities
Decrease in restricted cash	—	59,760	59,760
Purchases of property and equipment	(676,523)	(200,774)	(877,297)

Net cash used in investing activities	(676,523)	(141,014)	(817,537)

Cash flows from financing activities
Payments on long-term debt	(512,707)	(138,195)	(650,902)
Payments on capital lease obligations	—	(128,408)	(128,408)

Net cash used in financing activities	(512,707)	(266,603)	(779,310)

Net increase (decrease) in cash	(196,791)	59,760	(137,031)

Cash, unrestricted—beginning of year	547,963	—	547,963

Cash, unrestricted—end of year	$351,172	$59,760	$410,932

New England Home Therapies, Inc.

NOTES TO FINANCIAL STATEMENTS — RESTATED — (Continued)

December 31, 2005 and 2004

ASSETS

	December 31, 2004
	As Previously Reported	Total Restatements	Restated
Current assets
Cash, unrestricted	$547,963	$—	$547,963
Cash, restricted to pay preference vendor payables	102,979	—	102,979
Accounts receivable, net of allowance for doubtful accounts	2,277,341	38,194	2,315,535
Refundable deposits	142,325	—	142,325
Inventories	685,164	—	685,164
Prepaid expenses	80,189	—	80,189

Total current assets	3,835,961	38,194	3,874,155

Property and equipment
Medical equipment	2,108,142	640,717	2,748,859
Office furniture, fixtures, and equipment	713,638	—	713,638
Vehicles	96,538	70,842	167,380
Leasehold improvements	370,887	—	370,887

	3,289,205	711,559	4,000,764
Less accumulated depreciation	2,127,975	335,268	2,463,243

Net property and equipment	1,161,230	376,291	1,537,521

Other assets
Accounts receivable, net of allowance for doubtful accounts	38,194	(38,194)	—
Deposits	91,825	—	91,825
Reorganization costs	50,000	(50,000)	—

Total other assets	180,019	(88,194)	91,825

	$5,177,210	$326,291	$5,503,501

New England Home Therapies, Inc.

NOTES TO FINANCIAL STATEMENTS — RESTATED — (Continued)

December 31, 2005 and 2004

LIABILITIES AND SHAREHOLDERS’ EQUITY

	December 31, 2004
	As Previously Reported	Total Restatements	Restated
Current liabilities
Accounts payable	$875,428	$(373,914)	$501,514
Accrued expenses	—	373,914	373,914
Current maturities of long-term debt	600,000	—	600,000
Current portion of capital lease obligations	—	128,408	128,408
Accrued payroll and related benefits	501,050	—	501,050
Accrued interest	55,340	—	55,340
Deferred revenue	—	179,809	179,809

Total current liabilities	2,031,818	308,217	2,340,035

Long-term liabilities
Long-term debt less current maturities	2,739,018	—	2,739,018
Capital lease obligations net of current portion	—	286,151	286,151

Total long-term liabilities	2,739,018	286,151	3,025,169

Total liabilities	4,770,836	594,368	5,365,204

Shareholders’ equity
Common stock, $.01 par value
Authorized 200,000 shares
Issued and outstanding 2,000 shares	20	—	20
Retained earnings	406,354	(268,077)	138,277

Total shareholders’ equity	406,374	(268,077)	138,297

	$5,177,210	$326,291	$5,503,501

New England Home Therapies, Inc.

NOTES TO FINANCIAL STATEMENTS — RESTATED — (Continued)

December 31, 2005 and 2004

STATEMENT OF INCOME

	Year Ended December 31, 2004
	As Previously Reported	Total Restatements	Restated
Net revenue	$15,419,881	$(46,162)	$15,373,719
Costs and expenses
Cost of goods (excluding depreciation and amortization)	5,653,671	(511,417)	5,142,254
Cost of service	—	1,938,289	1,938,289
Personnel costs	6,446,667	(6,446,667)	—
Delivery expenses	331,372	(331,372)	—
Outside services	138,927	(138,927)	—
Occupancy expenses	669,608	(669,608)	—
General and administrative expenses	738,211	(738,211)	—
Selling, distribution and administrative	—	6,372,315	6,372,315
Provision for doubtful accounts	697,284	—	697,284
Depreciation and amortization	189,234	495,109	684,343

Total costs and expenses	14,864,974	(30,489)	14,834,485

Income from operations	554,907	(15,673)	539,234

Reorganization expenses	255,967	—	255,967
Gain related to reorganization	—	(9,400,343)	(9,400,343)
Interest expense, net	83,479	36,578	120,057

Income before income taxes	215,461	9,348,092	9,563,553

Income taxes	—	—	—

Extraordinary item—extinguishment of debt arising from Chapter 11 bankruptcy proceedings	9,400,343	(9,400,343)	—

Net income	$9,615,804	$(52,251)	$9,563,553

New England Home Therapies, Inc.

NOTES TO FINANCIAL STATEMENTS — RESTATED — (Continued)

December 31, 2005 and 2004

STATEMENT OF CASH FLOWS

	Year ended December 31, 2004
	As Previously Reported	Total Restatements	Restated
Cash flows from operating activities
Net income	$9,615,804	$(52,251)	$9,563,553

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	578,625	105,718	684,343
Provision for doubtful accounts	697,284	—	697,284
Loss on asset disposals	11,321	—	11,321
Cash paid for reorganization expenses	—	(255,967)	(255,967)
Reorganization expenses	—	255,967	255,967
Gain from extinguishment of debt	(9,400,343)	—	(9,400,343)
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable	(1,068,318)	—	(1,068,318)
Inventories	(128,254)	—	(128,254)
Prepaid expenses and deposits	(55,768)	—	(55,768)
Increase (decrease) in:
Accounts payable and accrued expenses	50,859	(50,859)	—
Accounts payable	—	150,845	150,845
Accrued expenses	—	(99,987)	(99,987)
Accrued payroll and related benefits	127,888	—	127,888
Accrued interest	55,340	—	55,340
Deferred revenue	—	46,162	46,162

Net cash provided by operating activities	484,438	99,628	584,066

Cash flows from investing activities
Increase in restricted cash	—	(102,979)	(102,979)
Proceeds from disposal of assets	1,700	—	1,700
Purchases of property and equipment	(370,591)	—	(370,591)

Net cash used in investing activities	(368,891)	(102,979)	(471,870)

Cash flows from financing activities
Payments on long-term debt	(465,405)	—	(465,405)
Payments on capital lease obligations	—	(99,628)	(99,628)

Net cash used in financing activities	(465,405)	(99,628)	(565,033)

Net decrease in cash	(349,858)	(102,979)	(452,837)

Cash, unrestricted-beginning of year	1,000,800	—	1,000,800

Cash, unrestricted-end of year	$650,942	$(102,979)	$547,963

New England Home Therapies, Inc.

NOTES TO FINANCIAL STATEMENTS — RESTATED — (Continued)

December 31, 2005 and 2004

Note 4.    Long-term Debt

	2005	2004
A $2,200,000 “Senior” note payable to NCFE as ordered by the U.S. Bankruptcy Court. This note, which represents the secured claims of NCFE at the time of the Company’s filing, accrues interest at a rate of LIBOR (London Interbank Offered Rate) plus 2% and is secured by all of the Company’s assets. The note requires a balloon payment on February 25, 2007 of the then outstanding principal balance with any unpaid principal subsequent to the balloon date incurring interest at LIBOR plus 6%. Once the “Junior” and “Class 2” notes (see below) are satisfied, then the minimum monthly payments called for in those notes will be applied to the “Senior” note (see Note 11).	$1,991,790	$2,200,000

A $400,000 “Junior” note payable to NCFE as ordered by the U.S. Bankruptcy Court. This note, which represents the unsecured claims of NCFE at the time of the Company’s filing, is non-interest bearing and is secured by a junior lien on all of the Company’s assets. This note, which requires minimum monthly payments of $25,000, has been discounted using LIBOR plus 2% and is due on or before February 25, 2007. In the event of default, the note will bear interest at LIBOR plus 6%. Once the “Junior” note is satisfied, then the minimum monthly payment called for in the “Junior” note will be applied to the “Class 2” note (see below). Subsequent to the “Class 2” note repayment, the minimum monthly payment will be applied to the “Senior” note payable (see Note 11).	—	96,198

A $1,300,000 “Class 2” note payable to all remaining unsecured creditors excluding any secured or unsecured claims of NCFE. This note was also ordered by the U.S. Bankruptcy Court. This note, which is non-interest bearing, is also secured by a junior lien on all of the Company's assets. This note, which requires minimum monthly payments of $25,000, has been discounted using LIBOR plus 2% and is also due on February 25, 2007. In the event of default, the note will bear interest at LIBOR plus 6%. Once the “Class 2” note is satisfied, then the minimum monthly payments applicable to this note will be applied to the “Junior” note and then to the “Senior” note (see Note 11).	696,326	1,042,820

	2,688,116	3,339,018
Less current maturities	600,000	600,000

	$2,088,116	$2,739,018

New England Home Therapies, Inc.

NOTES TO FINANCIAL STATEMENTS — RESTATED — (Continued)

December 31, 2005 and 2004

The aggregate maturities of long-term debt as of December 31, 2005 are as follows:

Year Ending December 31,	Amount
2006	$600,000
2007	2,088,116

$2,688,116

Interest expense for the years ended December 31, 2005 and 2004 was $190,815 and $121,918, respectively.

Note 5.    Employee Benefit Program

The Company sponsors a qualified, non-contributory profit-sharing plan for eligible (as defined) employees of the Company. The Company’s contribution to the plan is discretionary within Internal Revenue Service (IRS) limitations. This plan has been converted to comply with Internal Revenue Code Section 401(k), cash-or-deferred arrangement. Under this plan, an eligible employee can elect to make a contribution in the form of a salary reduction, subject to IRS limitations. The Company elected to make a matching contribution of 10% of the salary deferral or $23,571 and $20,721 for the years ending December 31, 2005 and 2004, respectively.

Note 6.    Leases

Capital leases

The Company is the lessee of certain equipment under capital leases expiring in various years through 2010.

Following is a summary of property held under capital leases:

	December 31 2005	December 31 2004
Medical, other equipment and vehicles	$863,771	$711,559
Less accumulated amortization	476,411	335,268

Net book value	$387,360	$376,291

The interest rate on these capital leases are at various rates up to 8% and were imputed based on the lower of the Company’s incremental borrowing rate at the inception of the lease or the lessor’s implicit rate of return.

New England Home Therapies, Inc.

NOTES TO FINANCIAL STATEMENTS — RESTATED — (Continued)

December 31, 2005 and 2004

Minimum future lease payments under capital leases as of December 31, 2005 are as follows:

Year Ended December 31,	Amount
2006	$298,562
2007	57,388
2008	54,088
2009	43,207
2010	12,860

Total minimum lease payments	466,105
Less amount representing interest	36,111

Present value of minimum lease payments	429,994

Less current portion of capital lease obligations	281,431

Long-term obligations under capital lease	$148,563

Operating leases

The Company leases administrative and operating facilities in several states under operating leases expiring in various years through August 2008. The Company also leases vehicles and equipment.

As of December 31, 2005, future minimum lease commitments under non-cancelable operating leases are as follows:

Year Ending December 31,	Amount
2006	$193,073
2007	299,202
2008	14,334
2009	12,325
2010	1,225

$520,159

Rent expense was $187,800 and $204,300 for the years ended December 31, 2005 and 2004, respectively.

Note 7.    Significant Payors and Concentration of Credit Risk

The Company maintains its cash accounts in a Massachusetts branch of a major national bank. Cash balances are insured by the Federal Deposit Insurance Corporation (FDIC) for up to $100,000. Amounts in excess of FDIC insured limits at December 31, 2005 were approximately $354,000.

The Company generates revenue from managed care contracts and other agreements with commercial third party payors. The Company’s principal managed care contract is with Blue Cross and Blue Shield (BCBS). For the years ended December 31, 2005 and 2004, approximately 32% and 30%, respectively of the Company’s revenue was related to this contract. As of December 31, 2005 and 2004, approximately 25% and 18%, respectively of total accounts receivable was due from BCBS. The contract with BCBS is terminable by either party with 90 days’ notice and, unless terminated, automatically renews each September for an additional one-year term.

New England Home Therapies, Inc.

NOTES TO FINANCIAL STATEMENTS — RESTATED — (Continued)

December 31, 2005 and 2004

For the years ended December 31, 2005 and 2004, approximately 27% and 25%, respectively of the Company’s revenue was reimbursable through governmental programs, such as Medicare and Medicaid. Approximately 36% and 48% of total accounts receivable as of December 31, 2005 and 2004 was related to these programs. Governmental programs pay services based on fee schedules and rates that are determined by the federal governmental agency. Laws and regulations pertaining to government programs are complex and subject to interpretation. As a result, there is at least a reasonable possibility that recorded estimates will change in the near term. The Company believes that it is in compliance with all applicable laws and regulations. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties and exclusion from the government programs.

Other than discussed above, the Company’s concentration of credit risk relating to trade accounts receivable is limited due to the diversity of patients and payors.

The following is an approximate revenue and outstanding accounts receivable breakdown, on a percentage basis, of significant payors for the years ended and as of December 31, 2005 and 2004:

	2005		2004
	Revenue	Accounts Receivable	Revenue	Accounts Receivable
Blue Cross/Blue Shield	32%	25%	30%	18%
Harvard Pilgrim Health Care	21	17	20	12
Medicare	15	19	15	15
Commercial/private	11	13	13	10
Medicaid	12	17	10	33
All other payors	9	9	12	12

	100%	100%	100%	100%

Note 8.    Stock Transfer Restriction

The Company has entered into an agreement with its shareholders to restrict the transfer of its stock in certain circumstances including the death, retirement, or termination of a shareholder. In connection with the sale of the Company (see Note 11), the shareholders and all directors of the Company agreed to waive this restriction.

New England Home Therapies, Inc.

NOTES TO FINANCIAL STATEMENTS — RESTATED — (Continued)

December 31, 2005 and 2004

Note 9.    Earnings Per share

These financial statements include “basic” and “diluted” per share information. Basic per share information is calculated by dividing net income by the weighted average number of common shares outstanding. Diluted per share information is calculated by also considering the impact of potential common stock on both net income and the weighted average number of shares outstanding. The Company had no potentially dilutive common shares during 2005 or 2004. The calculation of basic and diluted earnings per share is presented below:

	Year Ended December 31,
	2005	2004
Earnings:
Net income	$1,006,032	$9,563,553

Basic earnings per common share	$503.02	$4,781.78

Diluted earnings per common share	$503.02	$4,781.78

Shares:
Weighted average number of common shares outstanding	2,000	2,000
Potentially dilutive common shares	—	—

Shares-diluted basis	2,000	2,000

Note 10.    Commitments and Contingencies

The Company is subject to claims and legal actions that may arise in the ordinary course of business. However, it maintained insurance to protect against such claims or legal actions. The Company’s insurance premiums are based on its experience. The Company is not aware of any litigation either pending or filed that it believes likely to have a material adverse effect on the results of its operations or its financial condition.

Note 11.    Subsequent Events

Chittenden credit facility

In April 2006, the Company entered into a $3,250,000 senior credit facility with Chittenden Trust Company d/b/a Chittenden Bank, a Vermont trust company (“Chittenden”), consisting of a $750,000 term facility (the “Term Loan”) and a $2,500,000 revolving facility (the “Revolver”). This loan is a senior secured credit facility governed by an intercreditor agreement with PCI. The Term Loan accrues interest at Prime plus 1% with principal payments of $12,500 per month together with interest at the applicable rate. The Term Loan maturity date is April 4, 2011. The Revolver accrues interest at Prime plus 1% with interest only payments payable in arrears monthly. The Revolver maturity date is June 1, 2008. The terms of the agreement provides for a 0.375% fee paid monthly on the undrawn portion of the Revolver.

A portion of the aforementioned Term Loan was used to refinance the majority of the Company’s December 31, 2005 long-term indebtedness.

New England Home Therapies, Inc.

NOTES TO FINANCIAL STATEMENTS — RESTATED — (Continued)

December 31, 2005 and 2004

Sale of the Company to Critical Homecare Solutions, Inc.

On September 19, 2006, all of the Company’s outstanding shares were sold to Critical Homecare Solutions, Inc. (CHS). The transaction had an effective date of September 1, 2006. In connection with the transaction, the selling shareholders paid all outstanding obligations related to indebtedness and certain capital lease obligations of the Company as of September 19, 2006, with the exception of certain capital lease obligations that totaled $482,112 as of the effective date.

The Company was a subchapter S Corporation prior to the sale to CHS. As a subchapter S Corporation, all of the Company’s income and expenses were passed through and taxed to the individual shareholders.

As discussed in Note 2 to these financial statements, the Company emerged from Chapter 11 bankruptcy in 2004. In connection with the Bankruptcy Plan of Reorganization, an agreement was reached with certain creditors that, in the event of the sale or liquidation of the Company within 4 years of the Plan of Reorganization, a portion of the debt forgiven in bankruptcy would become due and payable to the creditors. In connection with the sale of stock to CHS, the Company’s shareholders negotiated a settlement with the secured and unsecured creditors for a total of $1.2 million, which was paid in 2006.

New England Home Therapies, Inc.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of

Critical Homecare Solutions Holdings, Inc.

Conshohocken, Pennsylvania

We have audited the accompanying balance sheet of New England Home Therapies, Inc. (the “Company”) as of August 31, 2006, and the related statement of operations, shareholders’ equity, and cash flows for the period from January 1, 2006 to August 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of New England Home Therapies, Inc. as of August 31, 2006, and the results of its operations and its cash flows for the period from January 1, 2006 to August 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

October 5, 2007

New England Home Therapies, Inc.

BALANCE SHEET

As of August 31, 2006

ASSETS
Current assets
Cash and cash equivalents	$144,949
Cash, restricted to pay preference vendor payables	192,712
Accounts receivable, net of allowance for doubtful accounts of $1,545,238	4,069,823
Inventories	750,764
Prepaid expenses and other current assets	9,978

Total current assets	5,168,226

Property and equipment
Medical equipment	2,899,767
Office furniture, fixtures and equipment	54,987
Vehicles	237,525
Leasehold improvements	2,500

3,194,779
Less accumulated depreciation	1,237,263

Net property and equipment	1,957,516

Other non-current assets
Deposits	103,927

Total assets	$7,229,669

New England Home Therapies, Inc.

BALANCE SHEET

As of August 31, 2006

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$935,599
Current portion of long-term debt	455,879
Current portion of capital lease obligations	260,593
Accrued expenses	1,252,340
Deferred revenue	244,194

Total current liabilities	3,148,605

Capital lease obligations, net of current portion	317,776
Long-term debt, net of current portion	2,110,870

Total long-term liabilities	2,428,646

Commitments and contingencies (Note 10)

Shareholders’ equity
Common stock, $.01 par value, 200,000 shares authorized; 2,000 shares issued and outstanding at August 31, 2006	20

Retained earnings	1,652,398

Total shareholders’ equity	1,652,418

Total liabilities and shareholders’ equity	$7,229,669

The accompanying notes are an integral part of these financial statements.

New England Home Therapies, Inc.

STATEMENT OF OPERATIONS

For the period from January 1, 2006 to August 31, 2006

Revenues, net	$13,216,900

Costs and expenses
Cost of goods (excluding depreciation and amortization)	3,934,832
Cost of services	1,774,423
Selling, distribution, and administrative	5,563,990
Provision for doubtful accounts	597,379
Depreciation & amortization	692,084
Loss on asset disposal	24,285

Total costs and expenses	12,586,993

Income from operations	629,907

Interest expense, net	160,111
Other income—net	(172,444)

Income before income taxes	642,240

Income tax benefit	5,113

Net income	$647,353

Basic and diluted net income per share	$323.68

Weighted average number of shares outstanding	2,000

Pro forma income tax information (Note 2)—Unaudited
Pro forma income tax expense	$263,319

Pro forma net income	$378,921

Basic and diluted pro forma net income per share	$189.46

The accompanying notes are an integral part of these financial statements.

New England Home Therapies, Inc.

STATEMENT OF SHAREHOLDERS’ EQUITY

For the period from January 1, 2006 to August 31, 2006

	Common Stock		Retained Earnings	Total Shareholders’ Equity
	Shares	Amount
Balance at January 1, 2006	2,000	$20	$1,144,309	$1,144,329
Net income	—	—	647,353	647,353
Dividends paid	—	—	(139,264)	(139,264)

Balance at August 31, 2006	2,000	$20	$1,652,398	$1,652,418

The accompanying notes are an integral part of these financial statements.

New England Home Therapies, Inc.

STATEMENT OF CASH FLOWS

For the period from January 1, 2006 to August 31, 2006

Cash flows from operating activities
Net income	$647,353

Adjustments to reconcile net income to cash flows from operating activities:
Provision for doubtful accounts	597,379
Loss on disposal of assets	24,285
Depreciation and amortization	692,084
Changes in assets and liabilities
Accounts receivable	(1,356,106)
Inventories	26,890
Prepaid expenses and other current assets	85,490
Accounts payable and accrued expenses	220,391

Net cash provided by operating activities	937,766

Cash flows from investing activities
Cash paid for property and equipment	(640,005)
Increase in restricted cash	(149,493)

Net cash used in investing activities	(789,498)

Cash flows from financing activities
Proceeds from long-term debt and credit arrangements	7,099,484
Principal payments on debt and capital lease obligations	(7,354,472)
Dividends paid to shareholders	(139,264)
Payment of debt issue costs	(20,000)

Net cash used in financing activities	(414,252)

Decrease in cash and cash equivalents	(265,983)
Cash and cash equivalents—January 1, 2006	410,932

Cash and cash equivalents—August 31, 2006	$144,949

Cash paid during the period for:
Interest	$301,349
Income taxes	$—
Non-cash activities
Purchase of assets under capital lease	$281,995

The accompanying notes are an integral part of these financial statements.

New England Home Therapies, Inc.

NOTES TO FINANCIAL STATEMENTS

As of August 31, 2006 and for the period from January 1, 2006 to August 31, 2006

1.    Description of Business

New England Home Therapies, Inc. (the “Company”) through its offices located in Southborough Massachusetts; Concord, New Hampshire, and Lewiston, Maine, provides complete home care services consisting of pharmacy services, infusion therapy, respiratory care, nutrition management, home medical equipment and other ancillary healthcare services principally to patients in the New England area. The Company contracts with managed care organizations and physicians to become the provider assisting with clinical compliance information and providing pharmacy consulting services. The Company contracts with managed care organizations, third party payors, hospitals, physicians, and other referral sources to provide respiratory, home medical equipment, pharmaceuticals and complex compounded solutions to patients for intravenous delivery in patients’ homes or other non-hospital settings.

2.    Summary of Significant Accounting Policies

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions that affect the reported amounts of revenues, expenses, assets, liabilities, and the disclosures of contingent assets and liabilities at the date of the consolidated financial statements.

Significant items subject to such estimates and assumptions include useful lives of property and equipment, the allowance for doubtful accounts, and net realizable revenue amounts. Actual results could differ from estimates.

Cash and Cash Equivalents—Cash and cash equivalents include cash on deposit with various financial institutions, but exclude restricted balances. The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company’s cash equivalents are stated at cost, which approximates market value. Certain cash balances are restricted according to certain provisions of the Company’s reorganization plan, which is further discussed in Note 3.

Accounts Receivable and Allowances for Doubtful Accounts—The Company’s accounts receivable consist of amounts owed by various governmental agencies, insurance companies, and private patients. Management performs periodic analyses to evaluate accounts receivable balances to ensure that recorded amounts reflect net realizable values. The Company does not believe there are any significant credit risks associated with the receivables from Medicare and Medicaid and other state administered programs.

The Company’s accounts receivable are reported net of contractual adjustments. Generally, the Company bills third-party payors based on the contractual charges or usual and customary charges for goods and services provided and then contractually adjusts the revenue down to the anticipated collectible amount based on the Company’s interpretation of the terms of the applicable managed care contract, fee schedule or other arrangement with the payor.

The Company has established an allowance for doubtful accounts to report the estimated net realizable amounts to be received from patients or others. Increases to this reserve are reflected as a provision for doubtful accounts in the consolidated statement of operations. The Company regularly performs an

New England Home Therapies, Inc.

NOTES TO FINANCIAL STATEMENTS — (Continued)

As of August 31, 2006 and for the period from January 1, 2006 to August 31, 2006 analysis of the collectibility of accounts receivable and considers such factors as prior collection experience and the age of the receivables.

Laws and regulations pertaining to government programs are complex and subject to interpretation. As a result, there is at least a reasonable possibility that recorded estimates will change in the near term. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation, as well as significant regulatory action, including fines, penalties, and exclusion from the government programs.

The Company does not require its patients or other payors to carry collateral for any amounts owed to it for services provided. Other than as discussed above, its concentration of credit risk relating to accounts receivable is limited due to its diversity of patients. Further, the Company generally does not provide charity care.

Inventories—Inventories, which consist primarily of pharmaceuticals and medical supplies, are stated at the lower of cost (determined using the first-in, first-out method) or market. The largest component of the inventory is pharmaceuticals, which have fixed expiration dates. The Company normally obtains next day delivery of the pharmaceuticals that it orders. The Company’s pharmacies monitor inventory levels and check expiration dates regularly. Pharmaceuticals that are approaching expiration and are deemed unlikely to be used before expiration are either returned to the vendor or manufacturer for credit, or are transferred to another Company pharmacy that needs them. If the pharmaceuticals cannot be either returned or transferred before expiration, the Company’s policy requires them to be disposed of immediately and in accordance with Drug Enforcement Agency guidelines. Due to the high rate of turnover of our pharmaceutical inventory and the policies related to handling expired or expiring items, the Company’s pharmacies typically do not carry obsolete inventory at any balance sheet date.

Prepaid Expenses and Other Current Assets—Prepaid expenses and other current assets consist primarily of prepaid insurance, rent, and other current assets.

Property and Equipment—Property and equipment are carried at cost. Expenditures for major improvements are capitalized. Maintenance and repairs are expensed as incurred. Upon retirement or disposal, the related cost and accumulated depreciation are removed from the respective accounts and any gain or loss is recorded in current earnings. Property and equipment under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. Depreciation is recognized on a straight-line basis. Estimated useful lives for the principal asset categories are as follows:

Asset category	Useful life
Leasehold improvements	Base term of lease or useful life, whichever is shorter
Medical equipment	13 months to 5 years
Equipment, vehicles, and other assets	3 to 5 years

Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its

New England Home Therapies, Inc.

NOTES TO FINANCIAL STATEMENTS — (Continued)

As of August 31, 2006 and for the period from January 1, 2006 to August 31, 2006 estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. No asset impairment charges have been recognized as of August 31, 2006, and for the period from January 1, 2006 to August 31, 2006.

Capital Leases—The assets and liabilities of equipment held under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are amortized over their estimated useful lives. Amortization of assets under capital leases is included in depreciation and amortization expense in the statement of operations.

Income Taxes—The Company accounts for income taxes under the asset and liability method in accordance with the Financial Accounting Standards Board (“FASB”) Statement No. 109, Accounting for Income Taxes. The shareholders of the Company have elected to be taxed as an S Corporation under IRC Subchapter S. Items of income and expense are passed through and taxed to the individual shareholders and therefore, in most cases, no corporate level tax is paid. However, Massachusetts state income tax regulations stipulate that an S Corporation will be subject to a corporate level tax on its taxable income if its total gross receipts exceed $6 million in any taxable year. Also, New Hampshire state income tax regulations stipulate that an S corporation must continue to pay income taxes as if they were C Corporation.

The Company has disclosed in the statement of operations for the period from January 1, 2006 to August 31, 2006 the pro forma effect of income taxes had it been taxed as a C corporation for federal tax reporting purposes during that period.

Revenue Recognition and Contractual Allowances—Patient revenue is recorded in the period during which the services are provided. These amounts are directly offset by appropriate allowances to give recognition to third-party payor arrangements. Net revenue recognition and allowances for uncollectible billings require the use of estimates and any changes in these estimates once known are reflected in operations.

Infusion Therapy, Respiratory Therapy, and Related Healthcare Services—Infusion therapy and related healthcare services revenue is reported at the estimated net realizable amounts from patients and third-party payors for goods sold and services rendered by the Company-owned pharmacies. Revenue is recognized when goods and/or services are provided to the patient. The Company’s agreements with payors occasionally specify receipt of a “per diem” payment for infusion therapy services that is provided to patients. This “per diem” payment includes a variety of both goods and services provided to the patient, including, but not limited to, rental of medical equipment, care coordination services, delivery of the goods to the patient and medical supplies. “Per diem” revenue is recognized over the course of the period the services and goods are provided.

Respiratory therapy rental arrangements generally provide for fixed monthly payments established by fee schedules for as long as the patient is using the equipment and medical necessity continues (subject to capped rentals which limit the rental payment period in some instances). Once initial delivery is made to the patient (initial setup), a monthly billing is established based on the initial setup service date. The Company recognizes rental arrangement revenues ratably over the monthly service period and defers revenue for the portion of the monthly bill that is unearned. No separate revenue is earned from the initial setup process. The Company does not sign lease agreements with the patient or third-party payor. During the rental period, the Company is responsible for providing oxygen refills and for servicing the

New England Home Therapies, Inc.

NOTES TO FINANCIAL STATEMENTS — (Continued)

As of August 31, 2006 and for the period from January 1, 2006 to August 31, 2006 equipment based on manufacturers’ recommendations. Revenues for the sale of durable medical equipment and related supplies, including oxygen equipment, ventilators, wheelchairs, hospital beds and infusion pumps are recognized at the time of delivery.

Revenue and Accounts Receivable Concentrations—During the period from January 1, 2006 to August 31, 2006, net revenue received under arrangements with Medicare and Medicaid accounted for approximately 26% of the Company’s net revenue while net revenue received from Harvard Pilgrim accounted for 22% of the Company’s net revenue. As of August 31, 2006, approximately 39% and 12% of the Company’s account receivable balances were due from Medicare/Medicaid and Harvard Pilgrim, respectively.

Cost of Revenues—Cost of revenues consists of two components—cost of goods sold and cost of services provided. Cost of goods sold consists of the actual cost of pharmaceuticals and other medical supplies dispensed to patients. Cost of services provided consists of all other costs directly related to the production of revenues, including the salary and benefit costs for the pharmacists, nurses, and contracted workers directly involved in providing service to the patient.

Distribution Expenses—Distribution expenses are included in selling, distribution and administrative expenses in the accompanying statement of operations and total $1,079,508 during the period from January 1, 2006 to August 31, 2006. Such expenses represent the cost incurred to deliver product or services to the end user.

Earnings per share—These financial statements include “basic” and “diluted” per share information. Basic per share information is calculated by dividing net income by the weighted average number of common shares outstanding. Diluted per share information is calculated by also considering the impact of potential common shares on both net income and the weighted average number of shares outstanding. The Company had no potentially dilutive common shares during the period ended August 31, 2006.

Segments—In accordance with Statement of Financial Accounting Standards (SFAS) No. 131 Disclosures about Segments of an Enterprise and Related Information, the Company has determined that it operates in one reportable segment.

Recently Issued Accounting Pronouncements—In February 2007, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. The Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of the Statement is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reporting earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Management is currently evaluating the Statement to determine what impact, if any, it will have on the Company’s financial statements upon adoption on January 1, 2008.

In June 2006, the FASB issued Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. This Standard creates a comprehensive model to address accounting for uncertainty in tax positions. FIN No. 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being

New England Home Therapies, Inc.

NOTES TO FINANCIAL STATEMENTS — (Continued)

As of August 31, 2006 and for the period from January 1, 2006 to August 31, 2006 recognized for financial statements. FIN No. 48 also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The adoption of FIN No. 48 is effective for fiscal periods beginning after December 15, 2006. There was not a significant impact to the Company’s financial statements as a result of adopting FIN No. 48.

In September 2006, the FASB issued FAS 157, Fair Value Measurements (“FAS 157”). FAS 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the Standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, with early adoption permitted. The Company has not yet determined the effect, if any, that the implementation of FAS 157 will have on the Company’s financial statements upon adoption.

3.    Reorganization Costs

Subsequent to the Company’s accounts receivable financier, National Century Financial Enterprises, Inc. (“NCFE”), defaulting on the Company’s contracted accounts receivable financing arrangement, the Company filed a voluntary petition on November 15, 2002 (the petition date) for relief under Chapter 11 of the United States Code (the Bankruptcy Code) in the United States Bankruptcy Court for the District of Massachusetts Western Division (the Bankruptcy Court). The case was assigned number 02-46956-JBR.

On February 18, 2004, the Company filed a Plan of Reorganization for the restructuring of its outstanding creditor claims. With the consent of all the Company’s creditors, this plan was approved on April 15, 2004 by the Bankruptcy Court, pursuant to the provisions of Chapter 11 of the Bankruptcy Code, for the restructuring of its outstanding creditor claims. In connection with the Bankruptcy Plan of Reorganization, an agreement was reached with certain creditors that, in the event of the sale or liquidation of the Company within 4 years of the Plan of Reorganization, a portion of the debt forgiven in bankruptcy would become due and payable to the creditors.

Restricted cash was $192,712 as of August 31, 2006. This restricted cash balance relates to preferential vendor accounts payable associated with the Company’s Chapter 11 bankruptcy and plan of reorganization.

Other income reflects a gain of $172,444 that was recognized on the early extinguishment of its debt with NCFE, which is discussed further in Note 6.

On September 19, 2006, the Company was sold to Critical Homecare Solutions, Inc. (see Note 12). In connection with the sale of its outstanding shares, the Company paid $1,200,500 to unsecured creditors on debt previously forgiven in bankruptcy. This amount was paid on September 19, 2006. Additionally, the balance related to preferential vendor accounts payable, and the restricted cash amounts associated with it, were transferred to the sellers at the time the Company was sold.

New England Home Therapies, Inc.

NOTES TO FINANCIAL STATEMENTS — (Continued)

As of August 31, 2006 and for the period from January 1, 2006 to August 31, 2006

4.    Equipment Held under Capital Leases

Following is a summary of equipment held under capital leases at August 31, 2006:

Medical, other equipment and vehicles	$1,148,756
Accumulated amortization	724,062

Net book value	$424,694

Depreciation and amortization of property and equipment in the accompanying statement of operations includes $139,723 of amortization of capital lease assets.

5.    Accrued Expenses

At August 31, 2006, accrued expenses were comprised of the following:

Accrued professional fees	$255,552
Accrued interest	30,294
Accrued payroll expenses	345,138
Uninvoiced inventory and other accrued expenses	621,356

Accrued expenses	$1,252,340

6.    Debt

The Company’s debt as of August 31, 2006 consists of the following:

Notes payable—“Class 2”	$192,712
Revolver	1,210,168
Term loan	700,000
Term loan—PCI	463,869

2,566,749
Less current maturities	455,879

Total long-term borrowings	$2,110,870

In April 2006, the Company entered into a Loan and Security Agreement with The Property and Casualty Initiative, LLC, (“PCI”) a Massachusetts limited liability company, pursuant to which PCI made a term loan (the “Term loan—PCI”) in the aggregate principal amount of $500,000. This loan is a senior secured credit facility governed by an intercreditor agreement with Chittenden (as defined below). The Term loan—PCI accrues interest at 8.5% and amortizes in monthly payments of principal and interest in the amount of $12,358 commencing on May 1, 2006 through the maturity date of April 10, 2010.

In April 2006, the Company entered into a $3,250,000 senior credit facility with Chittenden Trust Company d/b/a Chittenden Bank, a Vermont trust company (“Chittenden”), consisting of a $750,000 term facility (the “Term Loan”) and a $2,500,000 revolving facility (the “Revolver”). This loan is a senior secured credit facility governed by an intercreditor agreement with PCI. The Term Loan accrues

New England Home Therapies, Inc.

NOTES TO FINANCIAL STATEMENTS — (Continued)

As of August 31, 2006 and for the period from January 1, 2006 to August 31, 2006 interest at Prime plus 1% with principal payments of $12,500 per month together with interest at the applicable rate. The Term Loan maturity date is April 4, 2011. The Revolver accrues interest at Prime plus 1% with interest only payments payable in arrears monthly. The Revolver maturity date is June 1, 2008. The terms of the agreement provides for a 0.375% fee paid monthly on the undrawn portion of the Revolver. At August 31, 2006 the Company had $1,964,832 available under this facility.

The Company is required under the Term Loan to maintain certain financial ratio covenants, including minimum levels of debt service and tangible net worth. The Company was in compliance with these covenants as of August 31, 2006.

The Company incurred debt issuance costs of $20,000 relating to the Term Loan, Revolver and Term Loan—PCI.

At August 31, 2006 the Company owed $192,712 related to preferential vendor accounts payable under a “Class 2” note payable to all remaining unsecured creditors arising from the Company’s Plan of Reorganization. This note, which is non-interest bearing, is also secured by a junior lien on all of the Company’s assets. This note, which requires minimum monthly payments of $25,000, has been discounted using LIBOR plus 2% and is due on February 25, 2007. In the event of default, the note will bear interest at LIBOR plus 6%.

Maturities of debt outstanding as of August 31, 2006 for each of the next five years is as follows:

Four months ending December 31,
2006	$186,662

Twelve months ending December 31,
2007	359,120
2008	276,208
2009	287,896
2010	1,406,863
Thereafter	50,000

7.    Employee Benefits Program

The Company sponsors a 401(k) savings plans that covers substantially all employees. Expenses related to the defined contribution plan amounted to $18,596 during the period from January 1, 2006 through August 31, 2006.

New England Home Therapies, Inc.

NOTES TO FINANCIAL STATEMENTS — (Continued)

As of August 31, 2006 and for the period from January 1, 2006 to August 31, 2006

8.    Lease Commitments

The Company leases all of its office and warehouse facilities. In addition, certain vehicles, medical equipment, and office equipment are leased under various operating and capital leases. Lease terms range from one to six years with renewal options on certain leases for additional periods. Rental payments for office space are generally increased annually by the consumer price index. At August 31, 2006, the future minimum payments under such leases were as follows:

	Capital Leases	Operating Leases
Four months ending December 31,
2006	$161,411	$96,325

Twelve months ending December 31,
2007	191,539	280,475
2008	161,338	52,310
2009	124,136	18,240
2010	15,809	—
Thereafter	—	—

Total minimum lease payments	654,233	$447,350

Less amounts representing interest	75,864

Present value of net minimum payments under capital leases	578,369
Less current portion	260,593

	$317,776

For the period from January 1, 2006 to August 31, 2006, the Company recognized rent expense of $203,397.

9.    Commitments and Contingencies

The Company is subject to claims and legal actions that may arise in the ordinary course of business. However, it maintains insurance to protect against such claims or legal actions. The Company’s insurance premiums are based on its experience. The Company is not aware of any litigation either pending or filed that it believes to likely have a material adverse effect on the results of its operations or its financial condition.

10.    Shareholders’ Equity

The Company has entered into an agreement with its shareholders to restrict the transfer of its shares in certain circumstances including death, retirement, or termination of a shareholder. On September 8, 2006, in connection with the sale of the Company’s common shares, the shareholders and all directors of the Company agreed to waive this restriction.

Common shares have a par value of $.01 per share with 200,000 shares authorized and 2,000 shares issued and outstanding at August 31, 2006. Additionally during the period, the shareholders of the Company received distributions totaling $139,264 from retained earnings, as shown on the Company’s statement of shareholders’ equity for the period from January 1, 2006 to August 31, 2006.

New England Home Therapies, Inc.

NOTES TO FINANCIAL STATEMENTS — (Continued)

As of August 31, 2006 and for the period from January 1, 2006 to August 31, 2006

11.    Subsequent Events

On September 19, 2006, all of the Company’s outstanding common shares were sold to Critical Homecare Solutions, Inc. The transaction had an effective date of September 1, 2006. In connection with the transaction, the selling shareholders paid all outstanding obligations related to the notes payable, term loans and certain capital lease obligations. Additionally, the balance related to preferential vendor accounts payable, and the restricted cash amounts associated with it, were transferred to the sellers at the time the Company was sold.

On June 27, 2007, the Company converted to a Delaware corporation. In connection therewith, the Company elected to be treated as an C corporation for federal and state income tax purposes.

* * * * * *

New England Home Therapies, Inc.

CONDENSED STATEMENT OF OPERATIONS (UNAUDITED)

For the six months ended June 30, 2006

Revenues, net	$9,847,059

Costs and expenses:
Cost of goods (excluding depreciation and amortization)	2,914,005
Cost of Services	1,330,817
Selling, distribution and administrative	3,955,479
Provision for doubtful accounts	445,076
Depreciation and amortization	495,001
Loss on disposal of assets	24,285

Total costs and expenses	9,164,663

Income from operations	682,396

Interest and other financing costs	107,350
Other income	(172,444)

Income before income taxes	747,490
Income tax provision	—

Net income	$747,490

Basic and diluted earnings per share	$373.75

Weighted average number of shares outstanding	2,000

Pro forma income tax information (Note 1)—Unaudited
Pro forma income tax expense	$306,471

Pro forma net income	$441,019

Basic and diluted pro forma net income per share	$220.51

The accompanying notes are an integral part of these condensed financial statements.

New England Home Therapies, Inc.

CONDENSED STATEMENT OF CASH FLOWS (UNAUDITED)

For the six months ended June 30, 2006

Cash flows from operating activities:
Net income	$747,490

Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	445,076
Depreciation and amortization	495,001
Loss on disposal of assets	24,285
Increase (decrease) in cash due to changes in working capital:
Accounts receivable	(746,817)
Inventories	4,368
Other assets	57,310
Accounts payable and accrued expenses	102,996

Net cash provided by operating activities	1,129,709

Cash flows from investing activities:
Cash paid for property and equipment	(558,814)
Decrease in restricted cash	43,219

Net cash used in investing activities	(515,595)

Cash flows from financing activities:
Principal payments on long-term debt and capital arrangements	(5,591,181)
Proceeds from long-term debt and capital arrangements	5,149,053
Payment of dividends	(107,621)
Payment of deferred financing fees	(20,000)

Net cash used in financing activities	(569,749)

Net increase in cash and cash equivalents	44,365
Cash and cash equivalents, January 1, 2006	410,932

Cash and cash equivalents, June 30, 2006	$455,297

The accompanying notes are an integral part of these condensed financial statements.

New England Home Therapies, Inc.

NOTES TO CONDENSED STATEMENTS OF OPERATIONS AND CASH FLOWS (UNAUDITED)

For the Six Months Ended June 30, 2006

1.    Overview, Basis of Presentation and Significant Accounting Policies

New England Home Therapies, Inc. (the “Company”), through its offices located in Southborough, Massachusetts, Concord, New Hampshire, and Lewiston, Maine, provides complete home care services consisting of pharmacy services, infusion therapy, respiratory care, nutrition management, home medical equipment and other ancillary healthcare services principally to patients in the New England area. The Company contracts with managed care organizations and physicians to become the provider assisting with clinical compliance information and providing pharmacy consulting services. The Company contracts with managed care organizations, third-party payors, hospitals, physicians, and other referral sources to provide respiratory, home medical equipment, pharmaceuticals and complex compounded solutions to patients for intravenous delivery in patients’ homes or other non-hospital settings.

The accompanying unaudited condensed statements of operations and cash flows of the Company have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, all adjustments consisting of normal and recurring items which are necessary to present fairly the interim results included herein have been recorded. The unaudited condensed statements of operations and cash flows should be read in conjunction with the financial statements and notes thereto of the Company as of and for the year ended December 31, 2005.

Revenue Recognition and Contractual Allowances—Patient revenue is recorded in the period during which the services are provided. These amounts are directly offset by appropriate allowances to give recognition to third-party payor arrangements. Net revenue recognition and allowances for uncollectible billings require the use of estimates and any changes in these estimates once known are reflected in operations.

Infusion Therapy, Respiratory Therapy, and Related Healthcare Services—Infusion therapy and related healthcare services revenue is reported at the estimated net realizable amounts from patients and third-party payors for goods sold and services rendered by the Company-owned pharmacies. Revenue is recognized when goods and/or services are provided to the patient. The Company’s agreements with payors occasionally specify receipt of a “per diem” payment for infusion therapy services that is provided to patients. This “per diem” payment includes a variety of both goods and services provided to the patient, including, but not limited to, rental of medical equipment, care coordination services, delivery of the goods to the patient and medical supplies. “Per diem” revenue is recognized over the course of the period the services and goods are provided.

Respiratory therapy rental arrangements generally provide for fixed monthly payments established by fee schedules for as long as the patient is using the equipment and medical necessity continues (subject to capped rentals which limit the rental payment period in some instances). Once initial delivery is made to the patient (initial setup), a monthly billing is established based on the initial setup service date. The Company recognizes rental arrangement revenues ratably over the monthly service period and defers revenue for the portion of the monthly bill that is unearned. No separate revenue is earned from the initial setup process. The Company does not sign lease agreements with the patient or third-party payor. During the rental period, the Company is responsible for providing oxygen refills and for servicing the equipment based on manufacturers’ recommendations. Revenues for the sale of durable medical equipment and related supplies, including oxygen equipment, ventilators, wheelchairs, hospital beds and infusion pumps are recognized at the time of delivery.

New England Home Therapies, Inc.

NOTES TO CONDENSED STATEMENTS OF OPERATIONS AND CASH FLOWS (UNAUDITED) — (CONTINUED)

For the Six Months Ended June 30, 2006

Revenue Concentrations—During the six months ended June 30, 2006, net revenue received under arrangements with Medicare and Medicaid accounted for approximately 24% of the Company’s revenue, and net revenue received from Harvard Pilgrim accounted for 23% of the Company’s revenue.

Cost of Revenues—Cost of revenues consists of two components—cost of goods and cost of services provided. Cost of goods consists of the actual cost of pharmaceuticals and other medical supplies dispensed to patients. Cost of services provided consists of all other costs directly related to the production of revenues, including the salary and benefit costs for the pharmacists, nurses, and contracted workers directly involved in providing service to the patient.

Distribution Expenses—Distribution expenses are included in selling, distribution and administrative expenses in the accompanying condensed statement of operations and total $805,992 during the six months ended June 30, 2006. Such expenses represent the cost incurred to deliver product or services to the end user. Included are salary and benefit costs related to drivers and amounts paid to carriers and other outside shipping vendors.

Provision for Doubtful Accounts—The Company has established an allowance for doubtful accounts to report the estimated net realizable amounts to be received from patients or others. Increases to this reserve are reflected as a provision for doubtful accounts in the condensed statement of operations. The Company regularly performs an analysis of the collectibility of accounts receivable and considers such factors as prior collection experience and the age of the receivables.

Depreciation and Amortization—Depreciation is recognized on a straight-line basis over the estimated useful lives of the principal asset categories as follows:

Asset Category	Useful Life
Leasehold improvements	Base term of lease or useful life, whichever is shorter
Medical equipment	13 months to 5 years
Equipment, vehicles, and other assets	5 to 7 years

Depreciation expense was $495,001 during the six months ended June 30, 2006.

Deferred Financing Fees—Deferred financing fees are stated at cost and are amortized using a method that approximates the effective interest method over the expected life of the related debt instrument. Amortization of deferred financing fees is recorded as interest and other financing costs in the accompanying condensed statement of operations. In the event of debt modification, the unamortized balance of deferred financing fees are tested for debt extinguishment treatment in accordance with generally accepted accounting principles.

Income Taxes—The Company accounts for income taxes under the liability method in accordance with Financial Accounting Standards Board (“FASB”) Statement No. 109, Accounting for Income Taxes. The shareholders of the Company have elected to be taxed as an S Corporation under IRC Subchapter S. Items of income and expense are passed through and taxed to the individual shareholders and therefore, in most cases, no corporate level tax is paid. However, Massachusetts state income tax regulations stipulate that an S Corporation will be subject to a corporate level tax on its taxable income if its total gross receipts exceed $6 million in any taxable year. Also, New Hampshire state income tax regulations stipulate that an S corporation must continue to pay income taxes as if they were a C Corporation.

New England Home Therapies, Inc.

NOTES TO CONDENSED STATEMENTS OF OPERATIONS AND CASH FLOWS (UNAUDITED) — (CONTINUED)

For the Six Months Ended June 30, 2006

The Company has disclosed in the condensed statement of operations for the period from January 1, 2006 to June 30, 2006 the pro forma effect of income taxes had it been taxed as a C corporation for federal tax reporting purposes during that period.

Segments—In accordance with FASB No. 131, Disclosures About Segments of an Enterprise and Related Information, the Company has determined that it operates in only one reportable segment.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions that affect the reported amounts of revenues and expenses and the disclosure of contingent liabilities at the date of the condensed financial statements.

Significant items subject to such estimates and assumptions include useful lives of property and equipment, the allowance for doubtful accounts, and net realizable revenue amounts. Actual results could differ from estimates.

Recently Issued Accounting Pronouncements—In February 2007, the FASB issued FASB No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. The statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of the statement is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reporting earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Management is currently evaluating the statement to determine what impact, if any, it will have on the Company’s financial statements upon adoption on January 1, 2008.

In September 2006, the FASB issued FASB No. 157, Fair Value Measurements (“FAS 157”). FAS 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, with early adoption permitted. The Company has not yet determined the effect, if any, that the implementation of FAS 157 will have on the Company’s financial statements upon adoption.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN No. 48”). This standard creates a comprehensive model to address accounting for uncertainty in tax positions. FIN No. 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized for financial statements. FIN No. 48 also provides guidance on measurement, derecognizing, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The adoption of FIN No. 48 is effective for fiscal periods beginning after December 15, 2006. Subsequently, in May 2007, the FASB issued FASB Staff Position No. FIN 48-1 (“FSP No. 48-1”), Definition of Settlement in FASB Interpretation No. 48. FSP No. 48-1 amended FIN No. 48 to provide guidance on how an enterprise should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. FSP No. 48-1 required application upon the initial adoption of FIN No. 48. There was not a significant impact to the Company’s financial statements as a result of adopting FIN No. 48.

New England Home Therapies, Inc.

NOTES TO CONDENSED STATEMENTS OF OPERATIONS AND CASH FLOWS (UNAUDITED) — (CONTINUED)

For the Six Months Ended June 30, 2006

2.    Debt

In April 2006, the Company entered into a Loan and Security Agreement with The Property and Casualty Initiative, LLC, a Massachusetts limited liability company (“PCI”) pursuant to which PCI made a term loan (the “Term loan—PCI”) in the aggregate principal amount of $500,000. This loan is a senior secured credit facility governed by an intercreditor agreement with Chittenden Trust Company d/b/a Chittenden Bank, a Vermont trust company (“Chittenden”). The PCI Loan accrues interest at 8.5% and amortizes in monthly payments of principal and interest in the amount of $12,358 commencing on May 1, 2006 through the maturity date of April 10, 2010.

In April 2006, the Company entered into a $3,250,000 senior credit facility with Chittenden, consisting of a $750,000 term facility (the “Term Loan”) and a $2,500,000 revolving facility (the “Revolver”). This loan is a senior secured credit facility governed by an intercreditor agreement with PCI. The Term Loan accrues interest at prime plus 1% with principal payments of $12,500 per month together with interest at the applicable rate. The Term Loan maturity date is April 4, 2011. The Revolver accrues interest at prime plus 1% with interest only payments payable in arrears monthly. The Revolver maturity date is June 1, 2008. The terms of the agreement provides for a 0.375% fee paid monthly on the undrawn portion of the Revolver.

The Company incurred deferred financing fees of $20,000 relating to the Term Loan, Revolver and Term Loan—PCI during the six months ended June 30, 2006.

In connection with securing the Term Loan—PCI, Term Loan and Revolver, the Company repaid outstanding balances on previously existing debt. The resultant gain of $172,444 on early extinguishment of debt is included in other income in the accompanying condensed statement of operations.

The Company is required under the Term Loan to maintain certain financial ratio covenants including minimum levels of debt service and tangible net worth. The Company was in compliance with these covenants as of June 30, 2006.

As of June 30, 2006, the Company owed $196,028 related to a note arising from the Company’s 2004 reorganization proceedings. This note, which is non-interest bearing, is also secured by a junior lien on all of the Company’s assets. This note, which requires minimum monthly payments of $25,000, has been discounted using LIBOR plus 2% and is due on February 25, 2007. In the event of default, the note will bear interest at LIBOR plus 6%.

The weighted average interest rate on all of the Company’s debt during the six months ended June 30, 2006 approximated 7.7%. The effective interest rate, after considering amortization of deferred financing fees, approximated 7.9% during the six months ended June 30, 2006.

3.    Lease Commitments

The Company leases all of its office and warehouse facilities, certain vehicles, medical equipment, and office equipment under operating leases. Lease terms range from one to six years with renewal options on certain leases for additional periods. Rental payments for office space are generally increased annually by the consumer price index, subject to certain maximum amounts defined within individual agreements. As of June 30, 2006, the future minimum payments under such leases for the remainder of 2006 and during each of the next five years is as follows:

New England Home Therapies, Inc.

NOTES TO CONDENSED STATEMENTS OF OPERATIONS AND CASH FLOWS (UNAUDITED) — (CONTINUED)

For the Six Months Ended June 30, 2006

Operating Leases
2006	$27,319
2007	242,159
2008	229,258
2009	184,352
2010	189,396
2011 and thereafter	565,957

Total minimum lease payments	$1,438,441

For the six months ended June 30, 2006, rent expense under operating leases was $173,731.

4.    Earnings Per Share

Basic earnings per share is calculated based on net income divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share assumes exercise of all contingently issuable shares into common shares at the beginning of the period or date of issuance, unless the contingently issuable shares are antidilutive. The Company did not have any potentially dilutive shares during the six months ended June 30, 2006.

5.    Commitments and Contingencies

The Company is subject to claims and legal actions that may arise in the ordinary course of business. However, the Company maintains insurance to protect against such claims or legal actions. The Company’s insurance premiums are based on its experience. The Company is not aware of any litigation either pending or filed that it believes to likely have a material adverse effect on the results of its operations or its financial condition.

6.    Subsequent Events

The Company had entered into an agreement with its shareholders to restrict the transfer of its shares in certain circumstances including death, retirement, or termination of a shareholder. On September 8, 2006, in connection with the sale of the Company’s common shares, the shareholders and all directors of the Company agreed to waive this restriction.

On September 19, 2006, all of the Company’s outstanding common shares were sold to Critical Homecare Solutions, Inc. The transaction had an effective date of September 1, 2006. In connection with the transaction, the selling shareholders paid all outstanding obligations related to the notes payable, term loans and certain capital lease obligations. Additionally, the balance related to preferential vendor accounts payable, and the restricted cash amounts associated with it, were transferred to the sellers at the time the Company was sold.

On June 27, 2007, the Company converted to a Delaware corporation. In connection therewith, the Company elected to be treated as an C corporation for federal and state income tax purposes.

Deaconess Enterprises, Inc.

Report of Independent Auditors

To the Board of Directors of

Deaconess Enterprises, Inc. and Subsidiaries

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and comprehensive income, of stockholder’s equity and of cash flows present fairly, in all material respects, the financial position of Deaconess Enterprises, Inc. and its subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/    PricewaterhouseCoopers LLP

Cincinnati, Ohio

October 3, 2007

Deaconess Enterprises, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

December 31, 2006 and 2005

	2006	2005
ASSETS
Current assets
Cash and cash equivalents	$10,103,801	$5,802,545
Accounts receivable, less allowance for doubtful accounts of $4,687,707 and $5,388,000, respectively	22,130,780	25,162,343
Prepaid expenses	244,218	1,271,575
Other current assets	491,370	1,024,979
Inventory	1,959,768	1,827,811
Deferred income taxes	1,823,830	2,099,846
Due from affiliates	—	136,169

Total current assets	36,753,767	37,325,268

Property and equipment, net	3,546,308	3,138,010

Deferred income taxes	137,530	307,447

Other assets
Goodwill	8,995,006	14,322,512
Intangible assets, net	2,204,930	2,318,873

Total other assets	11,199,936	16,641,385

Total assets	$51,637,541	$57,412,110

LIABILITIES AND STOCKHOLDER’S EQUITY
Liabilities
Current liabilities
Accounts payable	$2,613,296	$3,278,394
Accrued compensation	4,800,788	6,052,353
Income taxes payable	1,550,859	1,137,075
Other accrued liabilities	12,428,935	8,676,478
Current maturities of long-term obligations	2,757,400	2,906,400

Total current liabilities	24,151,278	22,050,700

Long-term liabilities
Long-term obligation, net of current maturities	10,515,669	12,223,746
Other long-term liabilities	—	307,218

Total long-term liabilities	10,515,669	12,530,964

Commitments and contingencies (Note 11)

Stockholder’s equity
Common stock, no par value, 750 shares authorized, 100 shares issued and outstanding	500	500
Retained earnings	16,929,110	22,810,024
Accumulated other comprehensive income	40,984	19,922

Total stockholder’s equity	16,970,594	22,830,446

Total liabilities and stockholder’s equity	$51,637,541	$57,412,110

The accompanying notes are an integral part of these consolidated financial statements.

Deaconess Enterprises, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

Years ended December 31, 2006, 2005 and 2004

	2006	2005	2004
Net revenue	$113,697,146	$102,992,488	$92,160,334

Costs and expenses
Cost of sales (excluding depreciation and amortization)	57,114,097	51,455,081	44,907,085
Selling, general and administrative	37,619,054	36,862,121	32,425,077
Provision for doubtful accounts	3,046,140	2,936,523	3,994,699
Depreciation and amortization	1,415,966	1,426,918	1,330,934

Total costs and expenses	99,195,257	92,680,643	82,657,795

Operating income	14,501,889	10,311,845	9,502,539
Interest expense	1,050,932	993,020	789,058
Other (income) expense—net	(755,899)	(26,952)	46,631

Income before income taxes and discontinued operations	14,206,856	9,345,777	8,666,850
Income tax provision	5,956,550	3,270,556	3,402,897

Income from continuing operations	8,250,306	6,075,221	5,263,953
Income (loss) from discontinued operations, net of tax	503,801	(133,943)	302,659

Net income	8,754,107	5,941,278	5,566,612
Unrealized gain (loss) on interest rate swap	21,062	153,949	(64,222)

Comprehensive income	$8,775,169	$6,095,227	$5,502,390

The accompanying notes are an integral part of these consolidated financial statements.

Deaconess Enterprises, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

Years ended December 31, 2006, 2005 and 2004

	Common Stock		Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholder’s Equity
	Shares	Par Value
Balance at December 31, 2003	100	$500	$11,302,134	$(69,805)	$11,232,829
Unrealized loss on interest rate swap, net of income tax of ($39,362)	—	—	—	(64,222)	(64,222)
Net income	—	—	5,566,612	—	5,566,612

Balance at December 31, 2004	100	500	16,868,746	(134,027)	16,735,219
Unrealized gain on interest rate swap, net of income tax of $94,355	—	—	—	153,949	153,949
Net income	—	—	5,941,278	—	5,941,278

Balance at December 31, 2005	100	500	22,810,024	19,922	22,830,446
Unrealized gain on interest rate swap, net of income tax of $12,909	—	—	—	21,062	21,062
Dividends	—	—	(14,635,021)	—	(14,635,021)
Net income	—	—	8,754,107	—	8,754,107

Balance at December 31, 2006	100	$500	$16,929,110	$40,984	$16,970,594

The accompanying notes are an integral part of these consolidated financial statements.

Deaconess Enterprises, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

December 31, 2006, 2005 and 2004

	2006	2005	2004
Operating activities
Net income	$8,754,107	$5,941,278	$5,566,612
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	1,069,975	1,067,370	932,831
Amortization	386,076	442,324	477,946
Allowance for doubtful accounts	3,963,481	4,023,733	5,725,357
Deferred income taxes	(33,618)	(22,319)	490,624
Gain on sale of subsidiary operations	(413,175)	—	—
Deferred compensation	302,351	307,218	—
Loss on disposal of fixed assets	97,028	113,519	53,784
Changes in operating assets and liabilities, net of effects of business acquisitions and dispositions
Accounts receivable	(4,371,121)	(5,304,742)	(4,203,454)
Prepaid expenses	871,801	574,840	59,221
Income taxes receivable	—	(218,101)	165,176
Inventory	(110,676)	46,848	329,442
Due from affiliates	135,494	(27,135)	34,603
Other current assets	169,198	(304,950)	(157,773)
Accounts payable	(571,498)	49,224	1,563,337
Income taxes payable	(639,260)	(324,627)	627,978
Accrued compensation	410,360	341,826	(751,501)
Other accrued liabilities	(2,052,915)	215,861	(467,118)
Other	140,833	—	—

Net cash provided by operating activities	8,108,441	6,922,167	10,447,065

Investing activities
Proceeds from the sale of subsidiary operations	540,000	—	—
Business acquisitions	(296,281)	—	(975,000)
Capital expenditures	(1,649,825)	(1,267,813)	(1,073,910)

Net cash used in investing activities	(1,406,106)	(1,267,813)	(2,048,910)
Financing activities
Dividend to parent	(294,002)	—	—
Proceeds from long-term borrowings	—	—	3,200,000
Repayment of long-term borrowings	(2,107,077)	(9,765,427)	(4,216,525)

Net cash used in financing activities	(2,401,079)	(9,765,427)	(1,016,525)

(Decrease) increase in cash and cash equivalents	4,301,256	(4,111,073)	7,381,630
Cash and cash equivalents at beginning of year	5,802,545	9,913,618	2,531,988

Cash and cash equivalents at end of year	$10,103,801	$5,802,545	$9,913,618

Cash paid for income taxes (Federal and state)	$6,610,556	$3,965,202	$2,170,946

Cash paid for interest expense	$997,790	$961,723	$763,735

Non-cash activity
Derivative instruments	$66,103	$153,949	$(64,222)

The accompanying notes are an integral part of these consolidated financial statements.

Deaconess Enterprises, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2006, 2005 and 2004

1.    Summary of Significant Accounting Policies

Description of Business

Deaconess Enterprises, Inc. (“DEI” or the “Company”) provides a broad range of adult and pediatric home health care services, private duty nursing services and infusion therapy services. The Company provides these core services through carefully designed clinical specialty and disease management programs. The Company also provides case management services in order to assist the family and patient by coordinating the provision of services between the insurer or other payor, the physician, the hospital and other health care providers. The Company’s services are designed to provide a high quality, lower cost alternative to prolonged hospitalization for medically fragile children and adults. The private duty and infusion therapy services are accredited by the Joint Commission on Accreditation of Healthcare Organizations (JCAHO). The availability of a wide array of home care services and products in most of its markets allows the Company to deliver high quality, cost effective, single source care to its customers.

Consolidation

The consolidated financial statements include the accounts of DEI and its wholly owned subsidiaries. DEI is a controlled entity of the Deaconess Associations, Inc. (“DAI”). The entities consolidated herein include:

➢	Deaconess Enterprises, Inc. (“DEI”)

➢	Deaconess HomeCare, Inc. (“DHC”)

➢	South Mississippi Home Health, Inc. and Subsidiaries (“SMHH”)

➢	Regional Ambulatory Diagnostics, Inc. (dba “DHHC”)

➢	Elk Valley Professional Affiliates, Inc. and Subsidiaries (“EVPA”)

➢	Wyoming Valley Home Care, Inc. (“WVH”)

➢	Elk Valley Health Services, Inc. (“EVHS”)

➢	Infusion Partners, Inc. (“IP”)

➢	Knoxville Home Therapies, LLC (“KHT”)

➢	Erwine’s Home Health Care, Inc. (“EHHC”)

➢	Erwine’s Private Duty, Inc (“EPD”)

➢	MCH Services Inc. and Subsidiaries (“MCH”)

➢	Mid-State Medical Oxygen and Equipment, Inc. (“MSMOE”)

➢	HSG, Inc. (“HSGI”)

➢	Surgical Plus, Inc. (“SPI”)

As described in Note 2, the assets of EHHC, EPD and WVH were sold in May 2006. On December 31, 2006, DEI distributed the stock of EHHC, EPD, MCH, WVH, MSMOE, HSGI and SPI to DAI. The accompanying consolidated financial statements reflect these divestitures as discontinued operations.

Deaconess Enterprises, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years ended December 31, 2006, 2005 and 2004

All significant intercompany accounts and transactions have been eliminated in consolidation.

Concentration of Credit Risk

The Company’s principal financial instruments subject to potential concentration of credit risk are cash and cash equivalents and accounts receivable. Cash and cash equivalents are held primarily in a small number of financial institutions. The Company performs periodic evaluations of the relative credit standing of these financial institutions. The concentration of credit risk with respect to accounts receivable, which are primarily health care industry related, represent a risk to the Company given the current health care environment. The risk is somewhat limited due to the large number of payors including Medicare and Medicaid, insurance companies, and individuals and the diversity of geographic locations in which the Company operates. The Company had $13,270,546 and $12,490,365 of accounts receivable outstanding related to Medicare and various state Medicaid programs as of December 31, 2006 and 2005, respectively. The Company does not believe there are any significant credit risks associated with the receivables from Medicare and Medicaid and other state administered programs.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Deposits with banks are in accounts that are federally insured in limited amounts or repurchase agreements supported by pledged securities of the lending institution. At December 31, 2006, the Company had invested $4,250,000 of its cash balances in bank repurchase agreements with maturities of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts

The Company’s accounts receivable consist of amounts owed by various governmental agencies, insurance companies, and private patients. Management performs periodic analyses of its accounts receivable balances to ensure that recorded amounts reflect net realizable values.

The Company’s accounts receivable are reported net of contractual adjustments. Generally, the Company bills third-party payors based on the contractual charges or usual and customary charges for goods and services provided and then contractually adjusts the revenue down to the anticipated collectible amount based on the Company’s interpretation of the terms of the applicable managed care contract, fee schedule or other arrangement with the payor. Due to the complexity of billing arrangements within the industry in which it operates, the Company may, from time-to-time, receive overpayments from certain payors. The Company has recorded a liability of $2,665,168 and $4,053,417 as of December 31, 2006 and 2005, respectively, for liabilities for potential refunds based on estimates derived from the Company’s historical experience and specific overpayments identified in the cash posting process.

Laws and regulations pertaining to government programs are complex and subject to interpretation. As a result, there is at least a reasonable possibility that recorded estimates will change in the near term. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation, as well as significant regulatory action, including fines, penalties, and exclusion from the government programs.

Deaconess Enterprises, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years ended December 31, 2006, 2005 and 2004

The Company has established an allowance for doubtful accounts to report the estimated net realizable amounts to be received from patients or others. Increases to this reserve are reflected as a provision for doubtful accounts in the consolidated statements of income. The Company regularly performs an analysis of the collectibility of accounts receivable and considers such factors as prior collection experience and the age of the receivables.

The Company does not require its patients or other payors to carry collateral for any amounts owed to it for services provided. Other than as discussed above, its concentration of credit risk relating to accounts receivable is limited due to its diversity of patients. Further, the Company generally does not provide charity care.

Accounts receivable include approximately $3.1 million and $3.0 million for which services have been rendered but the amounts were unbilled as of December 31, 2006 and 2005, respectively. Such unbilled amounts are primarily a result of the time required to obtain and reconcile information from field locations in order to process bills for services rendered.

Inventory

Inventory is stated at the lower of cost (first-in, first-out method) or market and consists primarily of pharmaceuticals and medical supplies.

Property and Equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over the related asset’s estimated useful life. Maintenance and repairs are charged to operations as incurred. Estimated useful lives for the principal asset categories are as follows:

Useful Life
Computer hardware and software	1 to 10 years
Furniture, fixtures and equipment	3 to 10 years
Vehicles	3 to 5 years
Leasehold improvements	Base term of lease or useful life, whichever is shorter
Buildings	40 years

Goodwill

Goodwill represents the difference between the costs of acquired businesses and the fair value of the net assets acquired. Goodwill is not amortized, rather it is reviewed for impairments at a reporting unit level on at least an annual basis. No goodwill impairment charges have been recognized in the periods presented.

Intangible Assets

Intangible assets, including certificates of need, licenses, patient/customer lists, managed care contracts and non-compete agreements, arising from certain of our acquisitions, are being amortized on the straight-line basis over the estimated useful life of each asset, ranging from three to ten years. The value assigned to each intangible asset at the time of acquisition is based on an evaluation of the estimated future financial benefit to be realized from that asset.

Deaconess Enterprises, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years ended December 31, 2006, 2005 and 2004

Impairment of Long-lived Assets

The Company assesses potential impairments to its long-lived assets if events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of assets is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. No asset impairment charges have been recognized in 2006, 2005 and 2004.

Financial Instruments

The Company has cash and cash equivalents, short-term trade receivables, trade payables and long-term debt instruments. The carrying values of cash and cash equivalents, trade receivables and trade payables approximate fair value. The terms of the Company’s credit agreement include debt with variable interest rates, totaling $12,941,667 and $14,841,666 at December 31, 2006 and 2005, respectively. The carrying value of such debt approximates fair value.

The Company utilizes interest rate swap contracts to manage the risk associated with fluctuations in interest rates. The Company’s policy is not to utilize financial instruments for trading or speculative purposes. Interest rate swap contracts are used to reduce the impact of fluctuating interest rates on the Company’s long-term debt. Under these swap agreements the Company receives variable interest rate payments and makes fixed interest rate payments.

Accounting for Derivative Instruments

The Company accounts for derivative instruments in accordance with Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 133 contains numerous requirements, including the recognition of derivative instruments in the financial statements at fair value. The ineffective portion of a derivative’s change in fair value is immediately recognized in earnings. The Company’s derivatives have been designated as cash flow hedges, and as such, changes in the fair value of the hedges are recognized in other comprehensive income until the hedged item is recognized in earnings.

Self Insurance

The Company is self-insured up to certain limits for workers’ compensation costs and employee medical benefits. The Company has purchased stop-loss coverage to limit its exposure to significant individual workers’ compensation or employee medical claims. Self-insured losses are accrued for known and anticipated claims based upon certain actuarial assumptions and historical claim payment patterns.

Income Taxes

The liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Deaconess Enterprises, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years ended December 31, 2006, 2005 and 2004

Net Revenue

Revenue Recognition and Contractual Adjustments—Patient revenue is recorded in the period during which the services are provided. These amounts are directly offset by appropriate adjustments to give recognition to third-party payor arrangements. Net revenue recognition and allowances for uncollectible billings require the use of estimates and any changes in these estimates once known are reflected in operations.

Infusion therapy and related healthcare services revenue is reported at the estimated net realizable amounts from patients and third-party payors for goods sold and services rendered by the company-owned pharmacies. Revenue is recognized when goods and/or services are provided to the patient. The Company’s agreements with payors occasionally specify receipt of a “per diem” payment for infusion therapy services that is provided to patients. This “per diem” payment includes a variety of both goods and services provided to the patient, including, but not limited to, rental of medical equipment, care coordination services, delivery of goods to the patient and medical supplies. “Per diem” revenue is recognized ratably over the course of the period the services and goods are provided.

Specialty pharmacy services revenue is reported at the estimated net realizable amounts from third-party payors and others for the pharmaceutical products provided to physician, patients, and pharmacies by our company-owned pharmacies. Specialty pharmacy services primarily involve the distribution of specialty drugs to patients’ homes or physicians’ offices, and may also include clinical monitoring of patients and outcomes and efficacy reporting to the manufacturers of certain products. Typically, minimal nursing services are provided. Specialty pharmacy revenue is billed based upon predetermined fee schedules for the drugs provided, with reimbursement often indexed to average wholesale price. A small dispensing fee may also be billed. Revenue is recognized upon confirmation of delivery of the products to the customer.

Under the Prospective Payment System (“PPS”) for Medicare reimbursement, net revenues are recorded based on a reimbursement rate which varies on the severity of the patient’s condition, service needs and certain other factors; revenue is recognized ratably over a 60-day episode period. Revenue is subject to adjustment during this period if there are significant changes in the patient’s condition during the treatment period or if the patient is discharged but readmitted to another agency within the same 60-day episodic period. Medicare billings under PPS are initially recognized as deferred revenue and are subsequently amortized into revenue over the 60-day episode period. The process for recognizing revenue under the Medicare program is based on certain assumptions and judgments, the appropriateness of the clinical assessment of each patient at the time of certification, and the level of adjustments to the fixed reimbursement rate relating to patients who receive a limited number of visits, have significant changes in condition or are subject to certain other factors during the episode.

Deferred revenue of approximately $2.5 million and $2.3 million relating to the Medicare PPS program was recorded in other accrued liabilities in the consolidated balance sheets as of December 31, 2006 and 2005, respectively.

As of December 31, 2006, the Company had no material claims, disputes or unsettled matters with third-party payors nor were there any material pending settlements with third-party payors. Approximately 64%, 67% and 64% of the Company’s net revenue from continuing operations for the years ended December 31, 2006, 2005 and 2004, respectively, was paid under arrangements with Medicare and Medicaid.

Deaconess Enterprises, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years ended December 31, 2006, 2005 and 2004

Cost of Sales

Cost of sales consists of the actual cost of pharmaceuticals and other medical supplies dispensed to patients and certain operating costs related to pharmacy operations, nursing and respiratory services. These costs include employee salary and benefit costs for the pharmacists, nurses and contracted workers directly involved in providing service to the patient.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of net revenue and expenses during the reporting period. Significant items subject to such estimates and assumptions include the carrying amount of property and equipment, intangibles and goodwill; valuation allowances for receivables and deferred income tax assets; net realizable revenue amounts; valuation of derivative instruments; liabilities associated with self-insured employee benefit programs; and assets and obligations related to employee benefits. Actual results could differ from those estimates. Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available to the Company.

Newly Issued Accounting Standards

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. The statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of the statement is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reporting earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Management is currently evaluating the statement to determine what impact, if any, it will have on the Company’s financial statements upon adoption on January 1, 2008.

In September 2006, the FASB issued SFAS 157, Fair Value Measurements (“FAS 157”). FAS 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, with early adoption permitted. The Company has not yet determined the effect, if any, that the implementation of FAS 157 will have on the Company’s financial statements upon adoption.

In June 2006, the FASB issued Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. This standard creates a comprehensive model to address accounting for uncertainty in tax positions. FIN No. 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized for financial statements. FIN No. 48 also provides guidance on measurement, derecognition,

Deaconess Enterprises, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years ended December 31, 2006, 2005 and 2004

classification, interest and penalties, accounting in interim periods, disclosure, and transition. The adoption of FIN No. 48 is effective for fiscal periods beginning after December 15, 2006. There was not a significant impact to the Company’s financial statements as a result of adopting FIN No. 48.

2.    Business Acquisitions, Divestiture and Discontinued Operations

The Company has acquired a number of businesses, all of which were recorded using the purchase method of accounting. The assets acquired and liabilities assumed were recorded at estimated fair values based on information available and on current assumptions as to future operations. The results of operations of the acquired businesses have been included in consolidated results from their respective acquisition dates.

In May 2006, the Company sold the operations of its EHHC, EPD and WVH subsidiaries for proceeds of $1,625,000, consisting of cash of $400,000 and a note receivable of $1,225,000. The note receivable includes 48 monthly payments of $20,000, beginning June 1, 2006 with interest at 8%. There is a final payment of $265,000 due on July 1, 2010.

On December 31, 2006, the Company distributed its stock in these entities as well as its stock in MCH, HSGI, SPI, and MSMOE to DAI. The outstanding note receivable received from the sale of the operations of EHHC, EPD and WVH subsidiaries was included as part of this dividend.

The operations of these entities is being presented as discontinued operations for all periods. Summarized balance sheet information of distributed subsidiaries as of the date of distribution is as follows:

Cash	$294,002
Accounts receivable, net	3,360,931
Other current assets	164,090
Property and equipment	96,324
Goodwill	4,279,713
Note receivable	1,085,000

Total assets of distributed subsidiaries	$9,280,060

Intercompany payables	$6,742,165
All other liabilities	2,008,143

$8,750,308

In connection with the distributions, the Company also distributed to DAI certain intercompany receivables owed by MCH to the remaining DEI subsidiaries totaling $6,742,165 representing other subsidiaries’ receivables from MCH.

In connection with the distributions, the Company also distributed certain tax assets and liabilities that totaled $1,577,674 related to the subsidiaries and the transaction.

On December 31, 2006, DAI assumed sponsorship of the Infusion Partners, Inc. Supplemental Executive Compensation Plan (“IPSECP”), including the assumption of the rights and obligations arising under the IPSECP. Reference is made to Note 10 for further description of the IPSECP. The excess of the plan’s liabilities over the plan assets totaled $214,570 at December 31, 2006 and was distributed to DAI.

Deaconess Enterprises, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years ended December 31, 2006, 2005 and 2004

In December 2006, the Company declared a $6,000,000 cash dividend to DAI which was paid in two installments in January 2007. This dividend payable is reflected in other accrued liabilities in the consolidated balance sheet at December 31, 2006.

The following are reflected in the accompanying financial statements as dividends:

Stockholder’s equity of distributed subsidiaries	$529,752
Other subsidiaries’ receivables from MCH	6,742,165
IPSECP net liabilities	(214,570)
Tax assets and liabilities	1,577,674
Cash dividend payable	6,000,000

Total dividend	$14,635,021

Included in income (loss) from discontinued operations in the consolidated statements of income for the years ended December 31, 2006, 2005 and 2004 are the following:

	2006	2005	2004
Net revenue	$30,683,445	$32,715,253	$41,966,464

Operating income (loss)	$459,100	$(222,387)	$473,187

Gain on sale	413,175	—	—

Tax provision (benefit)	335,867	(89,296)	201,773

Income (loss) from discontinued operations	$503,801	$(133,943)	$302,659

In September 2006, the Company acquired certain assets (primarily inventory and equipment) and the home infusion business of J.P. Solutions, Inc. (doing business as Home Care Solutions of Kentucky), a Kentucky-based company, for a purchase price of $546,281, of which $296,281 was paid in cash and $250,000 was financed by the seller. Additionally, the seller may earn an additional $125,000 if the entity achieves certain financial targets. In connection with the acquisition, the Company recorded $21,281 of inventory, $40,000 of property and equipment, $350,000 of intangible assets and $135,000 of goodwill. The goodwill is not being amortized but is deducted for tax purposes.

Effective September 23, 2004, the Company acquired certain assets (primarily inventory and equipment) and the home infusion business of PharmaThera, Inc. for a purchase price of $1,463,000. Goodwill amounting to $247,000 is not being amortized but is deducted for tax purposes. Intangible assets amounting to $762,000 are being amortized over their respective estimated lives ranging from three to ten years.

A summary of the assets acquired and liabilities assumed in the acquisition follows:

Tangible assets	$454,000
Intangibles and goodwill	1,009,000

Purchase price	$1,463,000

Deaconess Enterprises, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years ended December 31, 2006, 2005 and 2004

3.    Related Party Transactions

Affiliated entities of the Company include DAI and Deaconess Management Company. Transactions with DAI include the allocation of general and administrative expenses which amount to $1,452,381, $1,358,918 and $1,341,962 for the years ended December 31, 2006, 2005 and 2004, respectively, and is calculated based upon revenues of the Company. The amount of allocated general and administrative expenses included in discontinued operations was $306,834, $327,153 and $419,755 for the years ended December 31, 2006, 2005 and 2004, respectively. The Company had $0 and $136,169 due to DAI at December 31, 2006 and 2005.

Reference is made to Note 2 regarding certain distributions and divestitures from the Company to DAI during 2006.

4.    Property and Equipment

The composition of property and equipment is as follows at December 31:

	2006	2005
Computer hardware and software	$6,372,471	$6,445,052
Furniture, fixtures and equipment	3,569,247	3,994,139
Vehicles	768,134	614,004
Leasehold improvements	550,529	544,484
Buildings	408,173	—

	11,668,554	11,597,679
Accumulated depreciation and amortization	(8,122,246)	(8,459,669)

Net property and equipment	$3,546,308	$3,138,010

5.    Other Assets

Changes in the carrying amount of goodwill consisted of the following:

Balance at December 31, 2004	$14,232,512
Acquisitions	90,000

Balance at December 31, 2005	14,322,512
Acquisitions	135,000
Goodwill related to sold operations	(1,182,793)
Goodwill associated with distributed subsidiaries	(4,279,713)

Balance at December 31, 2006	$8,995,006

The change in goodwill in 2005 relates to a purchase price adjustment of a 2004 acquisition.

Deaconess Enterprises, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years ended December 31, 2006, 2005 and 2004

The composition of intangible assets is as follows:

	December 31, 2006
	Weighted Average Lives	Gross Asset	Accumulated amortization	Net book value
Certificates of need	3.0 yrs.	$462,000	$197,783	$264,217
Licenses	1.9 yrs.	224,144	81,105	143,039
Noncompete agreements	<1 yr.	355,000	354,917	83
Patient/customer lists	3.0 yrs.	1,127,396	333,154	794,242
Contracts and certificates	4.5 yrs.	1,395,949	480,053	915,896
Other	4.0 yrs.	87,453	—	87,453

		$3,651,942	$1,447,012	$2,204,930

	December 31, 2005
	Gross Asset	Accumulated amortization	Net book value
Certificates of need	$462,000	$151,583	$310,417
Licenses	224,144	76,103	148,041
Noncompete agreements	355,000	285,861	69,139
Patient/customer lists	1,077,395	224,164	853,231
Contracts and certificates	1,107,200	334,472	772,728
Other	165,317	—	165,317

	$3,391,056	$1,072,183	$2,318,873

Licenses and noncompete agreements are being amortized over useful lives of three and five years, respectively. All other intangible assets are being amortized over ten years. Amortization expense for intangible assets in each of the next five years is expected to approximate the following:

Years Ending December 31,

2007	$310,021
2008	$280,833
2009	$280,390
2010	$279,120
2011	$272,420

6.    Other Accrued Liabilities

The composition of other accrued liabilities is as follows:

	2006	2005
Deferred revenue	$2,481,609	$2,349,567
Accrued expenses	1,282,158	2,273,494
Liability for potential refunds	2,665,168	4,053,417
Dividends payable	6,000,000	—

	$12,428,935	$8,676,478

Deaconess Enterprises, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years ended December 31, 2006, 2005 and 2004

7.    Long-Term Borrowing Arrangements

The Company’s long-term obligations as of December 31, 2006 and 2005 consist of the following:

	2006	2005
Bank notes	$12,941,667	$14,841,666
Acquisition notes	250,000	199,000
Other installment notes	81,402	89,480

Total debt	13,273,069	15,130,146
Less current maturities	2,757,400	2,906,400

Total long-term borrowings, less current maturities	$10,515,669	$12,223,746

The Company has a credit facility with a bank that provides for a $5 million revolving line of credit with interest at Prime minus 1/2%, a $17 million note amortized over ten years with a seven year maturity and a $10 million step-down revolving note with a ten year term. Both notes bear interest at LIBOR (5.34% at December 31, 2006) + 131 basis points or alternative pricing of Prime minus 1/2%. The rate at December 31, 2006 was 6.7%. The credit facility is collateralized pursuant to a Security Agreement in all assets of the Company. Additionally, the $10 million step-down revolving note ($1,750,000 outstanding at December 31, 2006) is guaranteed by DAI. The Company had no borrowings outstanding under the revolving line of credit at December 31, 2006.

The credit facility contains various operating and financial covenants. The more restrictive of these covenants requires a debt to earnings before interest, taxes, depreciation and amortization (EBITDA) ratio not to be greater than 3.0 to 1.0 and cash flow coverage ratio not to be less than 1.2 to 1.0.

The acquisition notes are payable over two years and bear interest at approximately 4.25% per annum.

The following is a schedule of future minimum payments by year of aggregate long-term debt with a fixed maturity date.

For the year ending December 31,
2007	$2,757,400
2008	2,657,400
2009	1,707,400
2010	1,707,400
2011	1,707,400
Thereafter	2,736,069

$13,273,069

8.    Operating Leases

The Company operates principally in leased offices and warehouse facilities. In addition, certain equipment is leased under operating leases. Rent expense related to continuing operations approximated $1.9 million under these leases for each of the years ended December 31, 2006, 2005 and 2004.

Deaconess Enterprises, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years ended December 31, 2006, 2005 and 2004

A summary of the Company’s minimum commitments under the operating leases for the next five years and thereafter is as follows:

For the year ending December 31,
2007	$1,299,366
2008	604,454
2009	242,250
2010	121,944
2011	96,381
Thereafter	—

$2,364,395

9.    Income Taxes

The income tax provision for the years ended December 31, 2006, 2005 and 2004 is summarized below:

	Years ended December 31,
	2006	2005	2004
Current:
Federal	$4,897,642	$2,777,282	$2,469,069
State	1,190,689	759,966	207,244

	6,088,331	3,537,248	2,676,313
Deferred:
Federal	(117,911)	(227,114)	379,468
State	(13,870)	(39,578)	347,116

	(131,781)	(266,692)	726,584

Income tax provision	$5,956,550	$3,270,556	$3,402,897

Income tax expense (benefit) related to income (loss) from discontinued operations was $335,867, ($89,296) and $201,773 for the years ended December 31, 2006, 2005 and 2004, respectively.

The Company received a one-time tax credit for companies doing business in areas of the country significantly affected by Hurricane Katrina. As a result, the income tax provision for 2006 and 2005 includes a net tax credit of $134,252 and $423,836, respectively, for this item.

Deaconess Enterprises, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years ended December 31, 2006, 2005 and 2004

A reconciliation of the income tax provision for continuing operations to the statutory federal income tax rate is as follows:

	Years ended December 31,
	2006	2005	2004
Statutory federal income tax rate of 34% applied to pre-tax income	$4,830,818	$3,203,288	$2,979,080
Permanent differences (meal, penalties, etc.) @ 34%	40,952	34,847	51,933
State taxes (state tax @ 66%)	756,276	466,553	371,884
Other	328,504	(434,132)	—

	$5,956,550	$3,270,556	$3,402,897

Deferred income taxes reflect the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows:

	2006	2005
Allowance for doubtful accounts	$1,814,642	$1,798,667
Net operating loss carryforward	209,843	319,146
Compensation related accruals	599,005	890,846
Interest related accruals	(25,119)	(12,211)
Property, equipment and intangibles	139,346	109,814
Service income accrual	(704,201)	(700,119)
Other, net	(72,156)	1,150

Net deferred tax asset	$1,961,360	$2,407,293

Based upon historical and projected levels of taxable income we believe it is more likely than not that we will realize the benefits of the deferred tax assets.

Other current assets include income taxes receivable of $45,568 and $218,101 at December 31, 2006 and 2005, respectively. The Company has Federal net operating loss carry forwards amounting to approximately $617,000 at December 31, 2006, $938,000 at December 31, 2005 and $1,200,000 at December 31, 2004, which expire in 2011. The Federal net operating loss carry forward is subject to utilization limitations imposed by Internal Revenue Code Section 382.

10.     Employee Retirement Plans

The Company has a contributory savings plan which qualifies under Section 401(k) of the Internal Revenue Code, covering all employees of the Company. Eligible employees may contribute up to 15% of their annual basis earnings. The Company, at its discretion, may match employee contributions. Expenses related to its 401(k) plan amounted to $256,667, $0 and $0 in 2006, 2005 and 2004, respectively.

In 2006, the Company formed the IPSECP which is a non-qualified deferred compensation plan available to approximately twenty employees of IP. The IPSECP provided participants with the advantage of

Deaconess Enterprises, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years ended December 31, 2006, 2005 and 2004

pre-tax contributions and tax deferred compounding of interest. The IPSECP had assets, which represent the fair market value of the investments, of $395,000 and plan liabilities of $609,570 at December 31, 2006. The Company recognized $302,352 of expense related to the IPSECP and transferred $307,218 of previously recognized benefit liabilities to the plan in 2006 in continuing operations. As described in Note 2, all assets and liabilities related to the deferred compensation plan were distributed to DAI on December 31, 2006.

11.     Commitments and Contingencies

As a result of operating in the healthcare industry, the Company’s business entails an inherent risk of lawsuits alleging malpractice, product liability or related legal theories, which can involve large claims and significant defense costs. The Company is, from time to time, subject to such litigation arising in the ordinary course of business. The Company currently maintains professional and commercial liability insurance intended to cover such claims. As of December 31, 2006 and 2005, the insurance coverage is provided under an “occurrence” policy which provides, subject to the terms and conditions of the policy, coverage for claims occurring during the term of the policy and provides coverage for losses regardless of when a claim is made including subsequent to the termination of the policy. Accordingly, claims based on occurrences during the policy term but asserted subsequently are insured.

The Company is subject to claims and law suits arising in the ordinary course of business and provides for contingencies when they become known and estimable. The Company believes the ultimate resolution of such current pending legal proceedings should not have a material adverse effect on the consolidated financial position or results of operations.

On April 18, 2003, EVPA and its former owner and a former officer were named in a lawsuit by the US Department of Labor (“DOL”). The suit alleged prohibited transactions and breaches of fiduciary duty by the former owner prior to the Company acquiring EVPA. The Company settled the allegations in 2006 at a total cost of $325,001 which is reflected in the accompanying consolidated statements of income in selling, general and administrative expense.

12.     Derivative Financial Instruments

In January 2005, the Company entered into an interest rate swap to convert floating rate debt into fixed rate debt to reduce its exposure to increases in interest rates of the debt under the Company’s credit facility. The interest rate swap expires in January 2010. The notional amount of the swap at December 31, 2006 was $7 million. Pursuant to the swap agreements, the Company pays a fixed rate of 5.89% and receives a variable rate equal to the three-month LIBOR. The Company had designated the interest rate swap as a hedge to manage the fluctuations in cash flows resulting from the interest rate risk attributable to changes in the LIBOR interest rates of the debt. As such, the fair value of the derivative instrument of $66,103 and $32,132 was included in other assets in the accompanying consolidated balance sheets at December 31, 2006 and 2005, respectively. The fair value of the contract, net of the income tax impact of ($25,119) and ($12,210), is reflected in accumulated other comprehensive income in the accompanying consolidated statements of stockholders’ equity at December 31, 2006 and 2005, respectively.

Deaconess Enterprises, Inc. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years ended December 31, 2006, 2005 and 2004

13.     Insurance Recovery

During 2005, the Company suffered business interruption losses from the impact of Hurricane Katrina on the Company’s facilities in Louisiana and Mississippi. The Company finalized the claim against the insurance carrier in 2006, recognizing an approximate $729,000 gain in other income on the reimbursement for business interruption losses.

14.     Subsequent Events

On January 4, 2007, the Company paid cash dividends totaling $5,350,000 to DAI. On January 5, 2007, the Company paid an additional cash dividend of $650,000 to DAI, for total January 2007 distributions of $6,000,000.

On January 8, 2007, DAI sold all of its outstanding stock in the Company to Critical Homecare Solutions, Inc. (“CHS”) for consideration of approximately $151,860,000. The effective date of the transaction was January 1, 2007. In connection with the transaction, DAI paid the outstanding balances of $12,969,528 on the bank credit facility and revolving note as well as $75,138 on the note payable to a former owner and extinguished the related credit facilities.

In connection with the acquisition of its stock by CHS, the Company pledged all of its assets as security for and became a guarantor of CHS’ obligations under its amended first and second lien credit facilities dated January 8, 2007. The first lien credit facility provides a term note of $92 million, a $20 million revolving credit facility and an $8 million delayed draw loan that was fully drawn on March 14, 2007. The second lien term loan is dated January 8, 2007, with a principal balance of $34 million.

On April 16, 2007, the Company terminated its $7 million notional interest rate swap for proceeds of $52,382.

On April 11, 2007, the Company sold its healthcare licenses for two nursing operations in Louisiana for $250,000. In 2006, these branches generated $600,724 of revenue.

Infusion Solutions, Inc.

MAHONEY SABOL & COMPANY, LLP

95 GLASTONBURY BOULEVARD

GLASTONBURY, CONNECTICUT 06033

(860) 541-2000

Fax (860) 541-2001

July 30, 2007

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

Infusion Solutions, Inc.

Bedford, New Hampshire

We have audited the balance sheets of Infusion Solutions, Inc. (the “Company”) as of February 28, 2007 and December 31, 2006 and the related statements of operations, shareholders’ equity and cash flows for the period from January 1, 2007 to February 28, 2007 and the year ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Infusion Solutions, Inc. as of February 28, 2007 and December 31, 2006 and the results of its operations and cash flows for the period from January 1, 2007 to February 28, 2007 and the year ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

Glastonbury, Connecticut

Infusion Solutions, Inc.

BALANCE SHEETS

As of February 28, 2007 and December 31, 2006

	February 28, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$110,693	$500
Accounts receivable, net of allowance for doubtful accounts of $38,000 and $37,000, respectively	1,060,240	1,055,398
Inventories	52,158	55,356
Prepaid expenses and other current assets	18,954	21,154

Total current assets	1,242,045	1,132,408
PROPERTY AND EQUIPMENT—Net	177,716	190,904
OTHER ASSETS	6,929	6,929

TOTAL	$1,426,690	$1,330,241

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$258,693	$202,635
Accrued expenses	218,287	91,844
Current portion of capital lease obligations	9,186	11,154

Total current liabilities	486,166	305,633

COMMITMENTS AND CONTINGENCIES (NOTE 10)

SHAREHOLDERS’ EQUITY:
Common stock, no par value, 200 Class A shares authorized; 125 issued and oustanding at February 28, 2007 and December 31, 2006, respectively.	726,100	726,100
Retained earnings	214,424	298,508

Total shareholders’ equity	940,524	1,024,608

TOTAL	$1,426,690	$1,330,241

The accompanying notes are an integral part of these financial statements.

Infusion Solutions, Inc.

STATEMENTS OF OPERATIONS

For the period January 1, 2007 through February 28, 2007 and for the year ended December 31, 2006

	February 28, 2007	December 31, 2006
NET REVENUE	$1,040,763	$6,754,953

COST AND EXPENSES:
Cost of goods (excluding depreciation and amortization)	414,857	2,703,090
Cost of services	164,880	1,084,840
Selling, distribution and administrative	471,898	3,277,441
Provision for doubtful accounts	8,878	81,268
Depreciation and amortization	13,188	93,641

Total costs and expenses	1,073,701	7,240,280

OPERATING LOSS	(32,938)	(485,327)
INTEREST (INCOME) EXPENSE, NET	1,146	(1,835)

NET LOSS	$(34,084)	$(483,492)

The accompanying notes are an integral part of these financial statements.

Infusion Solutions, Inc.

STATEMENT OF SHAREHOLDERS‘ EQUITY

For the period January 1, 2007 through February 28, 2007 and for the year ended December 31, 2006

	Common Stock		Retained Earnings	Total Shareholders’ Equity
	Shares	Amount
Balance—December 31, 2005	118	$318,600	$782,000	$1,100,600
Issuance of Common Stock	7	407,500		407,500
Net Loss			(483,492)	(483,492)

Balance—December 31, 2006	125	726,100	298,508	1,024,608
Net Loss			(34,084)	(34,084)
Dividends declared			(50,000)	(50,000)

Balance—February 28, 2007	125	$726,100	$214,424	$940,524

The accompanying notes are an integral part of these financial statements.

Infusion Solutions, Inc.

STATEMENTS OF CASH FLOWS

For the period January 1, 2007 through February 28, 2007 and for the year ended December 31, 2006

	February 28, 2007	December 31, 2006
OPERATING ACTIVITIES:
Net loss	$(34,084)	$(483,492)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	13,188	93,641
Provision for doubtful accounts	8,878	81,268
Non-cash compensation	—	407,500
Changes in operating assets and liabilities:
Accounts receivable	(13,720)	275,648
Inventories	3,198	(53,689)
Prepaid expenses and other current assets	2,200	8,899
Accounts payable and accrued expenses	132,501	(226,223)

Net cash provided by operating activities	112,161	103,552

INVESTING ACTIVITIES:
Cash paid for property and equipments	—	(23,916)

Net cash used in investing activities	—	(23,916)

FINANCING ACTIVITIES:
Principal payments on revolving credit facility and capital leases	(1,968)	(208,826)

Net cash used in financing activities	(1,968)	(208,826)

CHANGE IN CASH AND CASH EQUIVALENTS	110,193	(129,190)
CASH AND CASH EQUIVALENTS—beginning of period	500	129,690

CASH AND CASH EQUIVALENTS—end of period	$110,693	$500

CASH PAID DURING THE PERIOD FOR:
Interest	$69	$8,243
State capital taxes	$3,115	$23,316

The accompanying notes are an integral part of these financial statements.

Infusion Solutions, Inc.

NOTES TO FINANCIAL STATEMENTS

As of February 28, 2007 and December 31, 2006 and for the period from January 1, 2007 to February 28, 2007 and for the year ended December 31, 2006

1.    Description of Business

Infusion Solutions, Inc. (the “Company”) is engaged in home infusion therapy, which consists of solution preparation and delivery, pump and apparatus rentals, intravenous insertion and patient training. The Company is located in Bedford, New Hampshire and serves the New Hampshire and northeastern Massachusetts areas.

2.    Summary of Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents include cash on deposit with various financial institutions. The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Financial Instruments

The Company has cash and cash equivalents, short-term trade receivables and payables. The carrying values of cash and cash equivalents, accounts receivables, and accounts payables approximate their current fair value.

Accounts Receivable and Allowance for Doubtful Accounts

The Company’s accounts receivable consist of amounts owed by various governmental agencies, insurance companies, and private patients. Management performs periodic analyses to evaluate accounts receivable balances to ensure that recorded amounts reflect net realizable values. The Company does not believe there are any significant credit risks associated with the receivables from Medicare and Medicaid and other state administered programs.

The Company’s accounts receivable are reported net of contractual adjustments. Generally, the Company bills third-party payors based on the contractual charges or usual and customary charges for goods and services provided and then contractually adjusts the revenue down to the anticipated collectible amount based on the Company’s interpretation of the terms of the applicable managed care contract, fee schedule or other arrangement with the payor.

The Company has established an allowance for doubtful accounts to report the estimated net realizable amounts to be received from patients or others. Increases to this reserve are reflected as a provision for doubtful accounts in the statement of operations. The Company regularly performs an analysis of the collectibility of accounts receivable and considers such factors as prior collection experience and the age of the receivables.

Laws and regulations pertaining to government programs are complex and subject to interpretation. As a result, there is at least a reasonable possibility that recorded estimates will change in the near term. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation, as well as significant regulatory action, including fines, penalties, and exclusion from the government programs.

Infusion Solutions, Inc.

NOTES TO FINANCIAL STATEMENTS — (Continued)

As of February 28, 2007 and December 31, 2006 and for the period from January 1, 2007 to February 28, 2007 and for the year ended December 31, 2006

The Company does not require its patients or other payors to carry collateral for any amounts owed to it for services provided.

Inventories

Inventories, which consist primarily of pharmaceuticals and medical supplies, are stated at the lower of cost (determined using the first-in, first-out method) or market.

Property and Equipment

Property and equipment are carried at cost. Expenditures for major improvements are capitalized. Maintenance and repairs are expensed as incurred. Upon retirement or disposal, the related cost and accumulated depreciation are removed from the respective accounts and any gain or loss is recorded in current earnings. Property and equipment under capital leases are stated at the present value of future minimum lease payments at inception of the lease. Depreciation is recognized on a double declining basis. Estimated useful lives for the principal asset categories are as follows:

Useful life
Leasehold improvements	Term of lease or useful life, whichever is shorter
Equipment, vehicles and other	3 to 7 years

Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. No asset impairment charges have been recognized as of February 28, 2007 and December 31, 2006.

Income Taxes

The Company, with the consent of the shareholders, has elected under the Internal Revenue Code to be treated as an S corporation. In lieu of corporation income taxes, the shareholders of an S corporation are taxed on their proportionate share of the Company’s taxable income. Therefore, no provision or liability for federal income taxes have been included in these financial statements.

The Company is subject to minimum state taxes computed on capital balances. Such taxes amounted to $3,115 and $22,860 for the period ended February 28, 2007 and the year ended December 31, 2006.

Revenue Recognition and Contractual Allowances

Patient revenue is recorded in the period during which the services are provided. These amounts are directly offset by appropriate allowances to give recognition to third-party payor arrangements. Net revenue recognition requires the use of estimates and any changes in these estimates once known are reflected in operations.

Infusion Solutions, Inc.

NOTES TO FINANCIAL STATEMENTS — (Continued)

As of February 28, 2007 and December 31, 2006 and for the period from January 1, 2007 to February 28, 2007 and for the year ended December 31, 2006

Revenue is reported at the estimated net realizable amounts from patients and third-party payors for goods sold and services rendered by the Company-owned pharmacy. Revenue is recognized when goods and/or services are provided to the patient. The Company’s agreements with payors occasionally specify receipt of a “per diem” payment for infusion therapy services that is provided to patients. This “per diem” payment includes a variety of both goods and services provided to the patient, including, but not limited to, rental of medical equipment, care coordination services, delivery of the goods to the patient and medical supplies. “Per diem” revenue is recognized over the course of the period the services and goods are provided.

Cost of Revenues

Cost of revenues consists of two components – cost of goods and costs of services. Cost of goods consists of the actual cost of pharmaceuticals and other medical supplies dispensed to patients. Cost of services consists of all other costs directly related to the production of revenues, including the salary and benefit costs for the pharmacists, nurses, and contracted workers directly involved in providing service to the patient.

Distribution Expenses

Distribution expenses are included in selling, distribution and administrative expenses in the accompanying statements of operations and total $29,982 and $191,397 during the period from January 1, 2007 to February 28, 2007 and the year ended December 31, 2006, respectively. Such expenses represent the costs incurred to deliver product or services to the end user. Included are salary and benefit costs related to drivers and dispatch personnel and amounts paid to courier and other outside shipping vendors.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions that affect the reported amounts of revenues, expenses, assets, liabilities, and the disclosures of contingent assets and liabilities at the date of the financial statements.

Significant items subject to such estimates and assumptions include useful lives of property and equipment, the allowance for doubtful accounts, and net realizable revenue amounts. Actual results could differ from estimates.

Segments

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 131, Disclosures about Segments of an Enterprise and Related Information, the Company has determined that it operates in one reportable segment.

Recently Issued Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of

Infusion Solutions, Inc.

NOTES TO FINANCIAL STATEMENTS — (Continued)

As of February 28, 2007 and December 31, 2006 and for the period from January 1, 2007 to February 28, 2007 and for the year ended December 31, 2006

FASB Statement No. 115. The statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of the statement is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reporting earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Management is currently evaluating the statement to determine what impact, if any, it will have on the Company’s financial statements upon adoption on January 1, 2008.

In September 2006, the FASB issued SFAS 157, Fair Value Measurements (“SFAS 157”). SFAS 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, with early adoption permitted. The Company has not yet determined the effect, if any, that the implementation of SFAS 157 will have on the Company’s financial statements upon adoption.

In June 2006, the FASB issued Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. This standard creates a comprehensive model to address accounting for uncertainty in tax positions. FIN No. 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized for financial statements. FIN No. 48 also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The adoption of FIN No. 48 is effective for fiscal periods beginning December 15, 2006. There was not a significant impact to the Company’s financial statements as a result of adopting FIN No. 48.

3.    Property and Equipment

A summary of property and equipment and related accumulated depreciation at February 28, 2007 and December 31, 2006 is as follows:

	February 28, 2007	December 31, 2006
Leasehold improvements	$82,077	$82,077
Equipment, vehicles and other	683,671	683,671

Total property and equipment	765,748	765,748
Less accumulated depreciation	(588,032)	(574,844)

Property and equipment—net	$177,716	$190,904

Depreciation expense was $13,188 and $93,641 for the two months ended February 28, 2007 and the year ended December 31, 2006, respectively.

Infusion Solutions, Inc.

NOTES TO FINANCIAL STATEMENTS — (Continued)

As of February 28, 2007 and December 31, 2006 and for the period from January 1, 2007 to February 28, 2007 and for the year ended December 31, 2006

4.     Accrued Expenses

Accrued expenses were comprised of the following at:

	February 28, 2007	December 31, 2006
Accrued payroll expenses	$139,514	$91,844
Accrued dividend payable	50,000	—
Accrued 401K payable	21,081	—
Accrued refunds payable	6,061	—
Other accrued expenses	1,631	—

Accrued expenses	$218,287	$91,844

5.     Revolving Credit Facility

In August 2002, the Company entered into a revolving credit agreement (the “Revolving Credit Facility”) that provides total available financing of $500,000 to fund general working capital requirements. The Revolving Credit Facility does not expire, but amounts borrowed under the Revolving Credit Facility are payable upon demand. Amounts repaid under the Revolving Credit Facility may be reborrowed. Borrowings under the Revolving Credit Facility bear interest, at the Wall Street Journal Prime Rate plus 0.5%. The interest rate applicable at February 28, 2007 and December 31, 2006 was 8.25%. Borrowings under the Credit Agreement are secured by substantially all of the Company’s assets and are guaranteed by one of the shareholders in the Company. At February 28, 2007 and December 31, 2006, the Company had no borrowings under the Revolving Credit Facility.

The effective interest rate on the Revolving Credit Facility was approximately 7.25% during the twelve months ending December 31, 2006. There were no borrowings during 2007.

6.     Employee Benefits Program

Effective January 1, 1998 the Company began a SIMPLE IRA covering substantially all employees. The Company contributes a matching contribution equal to the employee’s individual contributions, up to a limit of 3% of the employee’s compensation or $6,000, whichever is less. Company contributions to this plan during the period from January 1, 2007 to February 28, 2007 and the year ended December 31, 2006 were $14,281 and $79,822, respectively.

Under the Company’s employee benefits policy, eligible employees earn paid time off based on their length of service. Unused earned paid time off can accumulate and unused balances are paid to employees subsequent to the end of the year or paid to the employee upon termination (subject to certain limitations as defined by Company policy). At February 28, 2007 and December 31, 2006, the estimated values of unused accumulated vacation time were $38,662 and $35,780, respectively, and are included in accrued expenses in the accompanying balance sheets.

Infusion Solutions, Inc.

NOTES TO FINANCIAL STATEMENTS — (Continued)

As of February 28, 2007 and December 31, 2006 and for the period from January 1, 2007 to February 28, 2007 and for the year ended December 31, 2006

7.     Lease Commitments

The company has a capital lease with Konica Minolta Business Solutions for office equipment dated November 1, 2002. The lease is payable in 60 monthly installments of $1,055 including principal and interest at 8% to November 2007. Future minimum lease payments are $9,325 for 2007.

Equipment under capital leases included in net property and equipment are as follows:

	February 28, 2007	December 31, 2006
Office equipment	$52,031	$52,031
Less accumulated depreciation	(45,960)	(43,359)

	$6,071	$8,672

Operating Leases

The Company leases a facility in Bedford, NH under a 10 year operating lease entered into on January 10, 2003. Annual rent for the initial year of the lease was $80,085 plus utilities and real estate taxes. Rent expense for the two months ended February 28, 2007 and the year ended December 31, 2006 were $16,463 and $94,706, respectively.

Future minimum rental payments at February 28, 2007 are as follows:

Ten months ending December 31,
2007	$94,481
Years ending December 31,
2008	104,201
2009	109,305
2010	114,665
2011	120,293
2012 and thereafter	129,384

Total future minimum lease payments	$672,329

8.     Concentration of Credit Risk

During the two months ended February 28, 2007, Anthem and Harvard Pilgrim represented 35% and 21% of net revenue, respectively. During the year ended December 31, 2006, Anthem and Harvard Pilgrim customers represented 42% and 15% of net revenue, respectively.

9.     Related-Party Transactions

A shareholder received unsecured advances from the Company in 2003 amounting to $72,567. In October 2006 the Company converted these amounts to compensation for the shareholder, who is also an employee of the Company. This amount is reflected within selling, distribution and administrative costs within the accompanying statements of operations.

Infusion Solutions, Inc.

NOTES TO FINANCIAL STATEMENTS — (Continued)

As of February 28, 2007 and December 31, 2006 and for the period from January 1, 2007 to February 28, 2007 and for the year ended December 31, 2006

In October 2006, the Company issued additional shares of Class A common stock to the minority owner in the Company. These shares, which had a fair value of $407,500, were treated as compensation to the shareholder, who is also an employee of the Company. This amount is reflected within selling, distribution and administrative costs within the accompanying statements of operations.

10.     Commitments and Contingencies

The Company is subject to claims and legal actions that may arise in the ordinary course of business. However, it maintains insurance to protect against such claims or legal actions. The Company is not aware of any litigation either pending or filed that it believes to likely have a material adverse effect on the results of its operations or its financial condition.

11.     Subsequent Events

On March 13, 2007, all of the Company’s outstanding shares were sold to Critical Homecare Solutions, Inc. for consideration of approximately $8 million. The transaction had an effective date of March 1, 2007. In connection with the transaction, the Company terminated the Revolving Credit Facility. As a result of the change in ownership, the Company converted from an S corporation to a C corporation for federal income tax reporting purposes.

******

Applied Health Care, Ltd.

MAHONEY SABOL & COMPANY, LLP

95 GLASTONBURY BOULEVARD

GLASTONBURY, CONNECTICUT 06033

(860) 541-2000

Fax (860) 541-2001

August 6, 2007

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Partners

Applied Heath Care, Ltd.

Houston, Texas

We have audited the balance sheets of Applied Heath Care, Ltd. (the “Company”) as of May 31, 2007 and December 31, 2006 and the related statements of operations, partners’ capital and cash flows for the period from January 1, 2007 to May 31, 2007 and the year ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Applied Heath Care, Ltd. as of May 31, 2007 and December 31, 2006 and the results of its operations and cash flows for the period from January 1, 2007 to May 31, 2007 and the year ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

Glastonbury, Connecticut

Applied Health Care, Ltd.

BALANCE SHEETS

As of May 31, 2007 and December 31, 2006

	May 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$860,354	$769,166
Accounts receivable, net of allowance for doubtful accounts of $740,000 and $ 806,000, respectively	748,069	789,060
Inventories	42,756	24,227
Prepaid expenses and other current assets	19,496	19,318

Total current assets	1,670,675	1,601,771
PROPERTY AND EQUIPMENT—Net	140,122	159,861

TOTAL	$1,810,797	$1,761,632

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$136,868	$102,278
Accrued expenses	288,385	376,241

Total current liabilities	425,253	478,519

COMMITMENTS AND CONTINGENCIES (NOTE 9)

PARTNERS’ CAPITAL	1,385,544	1,283,113

TOTAL	$1,810,797	$1,761,632

The accompanying notes are an integral part of these financial statements.

Applied Health Care, Ltd.

STATEMENTS OF OPERATIONS

For the period January 1, 2007 through May 31, 2007 and for the year ended December 31, 2006

	May 31, 2007	December 31, 2006
NET REVENUE	$2,724,388	$5,785,564
COST AND EXPENSES:
Cost of goods (excluding depreciation)	957,373	2,123,889
Cost of services	246,646	477,551
Selling, distribution and administrative	1,007,848	2,387,957
Provision for doubtful accounts	169,205	531,763
Depreciation	19,738	58,416

TOTAL COSTS AND EXPENSES	2,400,810	5,579,576

OPERATING INCOME	323,578	205,988
INTEREST INCOME	20,853	19,205

NET INCOME	$344,431	$225,193

The accompanying notes are an integral part of these financial statements.

Applied Health Care, Ltd.

STATEMENT OF PARTNERS‘ CAPITAL

For the period January 1, 2007 through May 31, 2007 and for the year ended December 31, 2006

Balance—December 31, 2005	$1,485,920
Distribution to partners	(428,000)
Net income00	225,193

Balance—December 31, 2006	1,283,113
Distribution to partners	(242,000)
Net income	344,431

Balance—May 31, 2007	$1,385,544

The accompanying notes are an integral part of these financial statements.

Applied Health Care, Ltd.

STATEMENTS OF CASH FLOWS

For the period January 1, 2007 through May 31, 2007 and for the year ended December 31, 2006

	May 31, 2007	December 31, 2006
OPERATING ACTIVITIES:
Net income	$344,431	$225,193
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	19,738	58,416
Provision for doubtful accounts	169,205	531,763
Changes in operating assets and liabilities:
Accounts receivable	(128,213)	(539,745)
Inventories	(18,529)	(12,358)
Accounts payable	34,590	63,634
Accrued expenses	(87,856)	235,721
Other	(178)	(383)

Net cash provided by operating activities	333,188	562,241

INVESTING ACTIVITIES:
Cash paid for property and equipment	—	(28,773)

Net cash used in investing activities	—	(28,773)

FINANCING ACTIVITIES:
Distributions to partners	(242,000)	(428,000)

Net cash used in financing activities	(242,000)	(428,000)

CHANGE IN CASH AND CASH EQUIVALENTS	91,188	105,468
CASH AND CASH EQUIVALENTS—beginning of period	769,166	663,698

CASH AND CASH EQUIVALENTS—end of period	$860,354	$769,166

There were no interest or tax payments for the period from January 1, 2007 to May 31, 2007 and for the year ended December 31, 2006.

The accompanying notes are an integral part of these financial statements.

Applied Health Care, Ltd.

NOTES TO FINANCIAL STATEMENTS

As of May 31, 2007 and December 31, 2006 and for the period from January 1, 2007 to May 31, 2007 and for the year ended December 31, 2006

1.    Description of Business

Applied Health Care, Ltd. (the “Company”) is engaged in home infusion therapy, which consists of solution preparation and delivery, pump and apparatus rentals, intravenous insertion and patient training. The Company is located in Houston, Texas and serves the Houston area.

2.    Summary of Significant Accounting Policies

Cash and cash equivalents

Cash and cash equivalents include cash on deposit with various financial institutions. The Company considers all highly liquid investments with original maturities of three month or less to be cash equivalents. The Company’s cash equivalents are stated at cost, which approximates market value.

Financial Instruments

The Company has cash and cash equivalents, short-term trade receivables and payables. The carrying values of cash and cash equivalents, accounts receivables, and accounts payables approximate their current fair value. The Company had no borrowing with variable interest rates outstanding at May 31, 2007 or December 31, 2006.

Accounts Receivable and Allowance for Doubtful Accounts

The Company’s accounts receivable consist of amounts owed by various governmental agencies, insurance companies, and private patients. Management performs periodic analyses to evaluate accounts receivable balances to ensure that recorded amounts reflect net realizable values. The Company does not believe there are any significant credit risks associated with the receivables from Medicare and Medicaid and other state administered programs.

The Company’s accounts receivable are reported net of contractual adjustments. Generally, the Company bills third-party payors based on the contractual charges or usual and customary charges for goods and services provided and then contractually adjusts the revenue down to the anticipated collectible amount based on the Company’s interpretation of the terms of the applicable managed care contract, fee schedule or other arrangement with the payor.

The Company has established an allowance for doubtful accounts to report the estimated net realizable amounts to be received from patients or others. Increases to this reserve are reflected as a provision for doubtful accounts in the statement of income. The Company regularly performs an analysis of the collectibility of accounts receivable and considers such factors as prior collection experience and the age of the receivables.

The Company does not require its patients or other payors to carry collateral for any amounts owed to it for services provided.

Inventories

Inventories, which consist primarily of pharmaceuticals and medical supplies, are stated at the lower of cost (determined using the first-in, first-out method) or market.

Applied Health Care, Ltd.

NOTES TO FINANCIAL STATEMENTS — (Continued)

As of May 31, 2007 and December 31, 2006 and for the period from January 1, 2007 to May 31, 2007 and for the year ended December 31, 2006

Property and Equipment

Property and equipment are carried at cost. Expenditures for major improvements are capitalized. Maintenance and repairs are expensed as incurred. Upon retirement or disposal, the related cost and accumulated depreciation are removed from the respective accounts and any gain or loss is recorded in current earnings. Depreciation is recognized on straight-line basis. Estimated useful lives for the principal asset categories are as follows:

Useful life
Leasehold improvements	Term of lease or useful life, whichever is shorter
Medical equipment	5 years
Equipment, vehicles and other assets	3 to 5 years

Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. No asset impairment charges have been recognized as of May 31, 2007 and December 31, 2006.

Income Taxes

The Company, with the consent of its partners, has elected under the Internal Revenue Code to be taxed as an S corporation. For state income tax reporting purposes, the Company is taxed as a partnership. In lieu of corporation income taxes, the partners of the Company are taxed on their proportionate share of the Company’s taxable income. Therefore, no provision or liability for federal or state income taxes has been included in these financial statements.

Revenue Recognition and Contractual Allowances

Patient revenue is recorded in the period during which the services are provided. These amounts are directly offset by appropriate allowances to give recognition to third-party payor arrangements. Net revenue recognition requires the use of estimates and any changes in these estimates once known are reflected in operations.

Revenue is reported at the estimated net realizable amounts from patients and third-party payors for goods sold and services rendered by the Company-owned pharmacy. Revenue is recognized when goods and/or services are provided to the patient. The Company’s agreements with payors occasionally specify receipt of a “per diem” payment for infusion therapy services that is provided to patients. This “per diem” payment includes a variety of both goods and services provided to the patient, including, but not limited to, rental of medical equipment, care coordination services, delivery of the goods to the patient and medical supplies. “Per diem” revenue is recognized over the course of the period the services and goods are provided.

Applied Health Care, Ltd.

NOTES TO FINANCIAL STATEMENTS — (Continued)

As of May 31, 2007 and December 31, 2006 and for the period from January 1, 2007 to May 31, 2007 and for the year ended December 31, 2006

Cost of Revenues

Cost of revenues consists of two components—cost of goods and costs of services. Cost of goods consists of the actual cost of pharmaceuticals and other medical supplies dispensed to patients. Cost of services consists of all other costs directly related to the production of revenues, including the salary and benefit costs for the pharmacists, nurses, and contracted workers directly involved in providing service to the patient.

Distribution Expenses

Distribution expenses are included in selling, distribution and administrative expenses in the accompanying statements of income and total $52,265 and $99,932 during the period from January 1, 2007 to May 31, 2007 and for the year ended December 31, 2006, respectively. Such expenses represent the costs incurred to deliver product or services to the end user. Included are salary and benefit costs related to drivers and dispatch personnel and amounts paid to courier and other outside shipping vendors.

Laws and Regulations Pertaining to the Company

Laws and regulations pertaining to those healthcare programs conducted by The Company are complex and subject to interpretation. In the case of government payers, in particular, the Company is subject to audits and adjustments from time to time. As a result, there is at least a reasonable possibility that recorded estimates will change in the near term. The Company believes that it is in material compliance with all applicable laws and regulations and is not aware of any material pending or threatened investigations involving allegations of potential wrongdoing. While there is one current investigation which has recently arisen, the Company has no other regulatory inquiries or investigations which are outstanding. Compliance with government laws and regulations can be subject to future government review and interpretation, as well as significant regulatory actions, including fines, penalties, and exclusion from government programs.

Segments

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 131, Disclosures about Segments of an Enterprise and Related Information, the Company has determined that it operates in one reportable segment.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions that affect the reported amounts of revenues, expenses, assets, liabilities, and the disclosures of contingent assets and liabilities at the date of the financial statements.

Significant items subject to such estimates and assumptions include useful lives of property and equipment, the allowance for doubtful accounts, and net realizable revenue amounts. Actual results could differ from estimates.

Applied Health Care, Ltd.

NOTES TO FINANCIAL STATEMENTS — (Continued)

As of May 31, 2007 and December 31, 2006 and for the period from January 1, 2007 to May 31, 2007 and for the year ended December 31, 2006

Recently Issued Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. The statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of the statement is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reporting earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Management is currently evaluating the statement to determine what impact, if any, it will have on the Company’s financial statements upon adoption on January 1, 2008.

In September 2006, the FASB issued SFAS 157, Fair Value Measurements (“SFAS 157”). SFAS 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years, with early adoption permitted. The Company has not yet determined the effect, if any, that the implementation of SFAS 157 will have on the Company’s financial statements upon adoption.

In June 2006, the FASB issued Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. This standard creates a comprehensive model to address accounting for uncertainty in tax positions. FIN No. 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized for financial statements. FIN No. 48 also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The adoption of FIN No. 48 is effective for fiscal periods beginning December 15, 2006. There was not a significant impact to the Company’s financial statements as a result of adopting FIN No. 48.

3.    Property and Equipment

A summary of property and equipment and related accumulated depreciation at May 31, 2007 and December 31 2006, is as follows:

	May 31, 2007	December 31, 2006
Medical equipment	$150,104	$150,104
Leasehold improvements	111,075	111,075
Equipment, vehicles and other	222,692	222,693

Total property and equipment	483,871	483,872
Less accumulated depreciation	(343,749)	(324,011)

Property and equipment—net	$140,122	$159,861

Depreciation expense was $19,738 and $58,416 for the period from January 1, 2007 to May 31, 2007 and the year ended December 31, 2006, respectively.

Applied Health Care, Ltd.

NOTES TO FINANCIAL STATEMENTS — (Continued)

As of May 31, 2007 and December 31, 2006 and for the period from January 1, 2007 to May 31, 2007 and for the year ended December 31, 2006

4.    Accrued Expenses

Accrued expenses were comprised of the following at:

	May 31, 2007	December 31, 2006
Accrued payroll expenses	$89,360	$76,494
Liability for estimated refunds	194,503	297,038
Other accrued expenses	4,522	2,709

Accrued expenses	$288,385	$376,241

5.    Employee Benefit Programs

The Company is self-insured for workers’ compensation costs. The Company has not experienced any workers compensation claims and had no accrued liability as of May 31, 2007 and December 31, 2006.

The Company has a contributory savings plan which qualifies under Section 401(k) of the Internal Revenue Code, covering all employees of the Company. Eligible employees may contribute up to 15% of their annual basis earnings. The Company, at its discretion, may match employee contributions. Expenses related to its 401(k) plan amounted to $10,206 and $20,593 for the period from January 1, 2007 to May 31, 2007 and the year ended December 31, 2006, respectively.

Under the Company’s employee benefits policy, eligible employees earn paid time off based on their length of service. Unused earned paid time off can accumulate and unused balances are paid to employees subsequent to the end of the year or paid to the employee upon termination (subject to certain limitations as defined by Company policy). At May 31, 2007 and December 31, 2006, the estimated values of unused accumulated vacation time were $11,080 and $23,680, respectively.

6.    Lease Commitments

Operating Leases

The Company leases a facility in Houston, Texas from an enterprise that is also owned by the Company’s partners. The Company rents the facility under a 10 year operating lease entered into on February 1, 2002. Annual rent for the initial year of the lease was $104,400 plus utilities, common area maintenance and real estate taxes. Rent expense for the five months ended May 31, 2007 and for the year ended December 31, 2006 were $69,185 and $166,044, respectively.

Applied Health Care, Ltd.

NOTES TO FINANCIAL STATEMENTS — (Continued)

As of May 31, 2007 and December 31, 2006 and for the period from January 1, 2007 to May 31, 2007 and for the year ended December 31, 2006

Future minimum rentals were as follows:

Seven months ending December 31,
2007	$60,900
Year ending December 31,
2008	104,400
2009	104,400
2010	104,400
2011	104,400
Thereafter	78,300

Total future minimum lease payments	$556,800

7.    Concentrations of Credit

During the period from January 1, 2007 to May 31, 2007, Blue Cross Blue Shield, Medicare and Aetna represented 32%, 17% and 12% of net revenue, respectively. During the year ended December 31, 2006, Blue Cross Blue Shield, Medicare and Aetna represented 25%, 17% and 15% of net revenue, respectively.

8.    Related-Party Transactions

As described in note 6, the Company leases a facility in Houston, Texas from an enterprise that is also owned by the Company’s partners. The Company recognized expense of $69,185 and $166,044 for the period from January 1, 2007 to May 31, 2007 and for the year ended December 31, 2006, respectively related to this lease. These amounts are reflected as selling, distribution and administrative expense in the statements of operations. The Company had no accrued liabilities related to this lease as of May 31, 2007 and December 31, 2006.

In 2003, the Company extended loans totaling $279,638 to an enterprise that is also owned by the Company’s partners. These loans have not been repaid by the related organization, but are fully reserved by the Company.

9.    Commitments and Contingencies

The Company is subject to claims and legal actions that may arise in the ordinary course of business. However, it maintains insurance to protect against such claims or legal actions. The Company is not aware of any litigation either pending or filed that it believes to likely have a material adverse effect on the results of its operations or its financial condition.

10.    Subsequent Events

On June 27, 2007, all of the Company’s outstanding partnership interests were sold to Critical Homecare Solutions, Inc. for consideration of approximately $7.3 million. The transaction had an effective date of June 1, 2007. Notes receivable from an entity owned by the selling shareholders totaling $279,638 were distributed to the selling shareholders as part of this transaction.

On June 27, 2007, the Company converted to a Delaware corporation. In connection therewith, the Company elected to be treated as an C corporation for federal and state income tax purposes.

******

Part II

Information not required in prospectus

Item 13.    Other Expenses of Issuance and Distribution.

The following sets forth the expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the common stock registered hereby. Other than the Securities and Exchange Commission registration fee and the Nasdaq Stock Exchange fee, the amounts set forth below are estimates:

SEC registration fee		$3,838
FINRA fee		13,000
Nasdaq Stock Exchange fee		*
Printing expenses		*
Accounting fees and expenses		*
Legal fees and expenses		*
Transfer agent fees and expenses		*
Miscellaneous		*

Total	$	*

*	To be provided by amendment.

Item 14.    Indemnification of Directors and Officers.

Directors’ liability; indemnification of directors and officers.     Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, because the person is or was a director or officer of the corporation. Such indemnity may be against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or

Part II

officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by applicable law, a director will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. In addition, our by-laws provide that we will indemnify each director and officer and may indemnify employees and agents, as determined by our board, to the fullest extent provided by the laws of the State of Delaware.

The foregoing statements are subject to the detailed provisions of section 145 of the Delaware General Corporation Law and our amended and restated certificate of incorporation and by-laws.

Section 102 of the Delaware General Corporation Law permits the limitation of directors’ personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under section 174 of the Delaware General Corporation Law, which relates to unlawful payments of dividends or unlawful stock repurchase or redemptions, and (iv) any transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Reference is made to Item 17 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

We maintain directors’ and officers’ liability insurance for our officers and directors.

The Underwriting Agreement for this offering will provide that each underwriter severally agrees to indemnify and hold harmless us, each of our directors, each of our officers who signs the registration statement, each of the selling stockholders and each person who controls us within the meaning of the Securities Act but only with respect to written information relating to such underwriter furnished to us by or on behalf of such underwriter specifically for inclusion in the documents referred to in the foregoing indemnity.

Item 15.    Recent Sales of Unregistered Securities.

The following is a summary of our transactions within the past three years involving sales of our securities that were not registered under the Securities Act.

(a) On September 19, 2006, in connection with our acquisition of Specialty Pharma, Inc., we issued and sold an aggregate of 25,000,000 shares of common stock at a price of $1.00 per share, in the following amounts: (i) 13,194,375 shares of common stock to Kohlberg Investors V, L.P. (ii) 9,596,094 shares of common stock to Kohlberg TE Investors V, L.P. (iii) 883,828 shares of common stock to Kohlberg Offshore Investors V, L.P. (iv) 1,325,703 shares of common stock to Kohlberg Partners V, L.P. These transactions were effected without registration under the Securities Act in reliance on the exemption from registration provided under Section 4(2) of the Securities Act.

(b) On December 1, 2006, pursuant to the stockholders agreement among us, the Kohlberg Stockholders and members of our management, we issued and sold an aggregate of 350,000 shares of common stock at a price of $1.00 per share, in the following amounts: (i) 50,000 shares of common stock to Nitin Patel,

Part II

(ii) 200,000 shares of common stock to Robert A. Cucuel and (iii) 100,000 shares of common stock to Mary Jane Graves. These transactions were effected without registration under the Securities Act in reliance on the exemption from registration provided under Section 4(2) of the Securities Act.

(c) On January 8, 2007, in connection with our acquisition of Deaconess, we issued and sold an aggregate of 57,500,000 shares of common stock at a price of $1.00 per share, in the following amounts: (i) 500,000 shares of common stock to S.A.C. Domestic Investments, L.P., (ii) 1,919,000 shares of common stock to Blackstone Mezzanine Partners II L.P., (iii) 81,000 shares of common stock to Blackstone Mezzanine Holdings II L.P., (iv) 21,111,406 shares of common stock to Kohlberg TE Investors V, L.P., (v) 1,944,422 shares of common stock to Kohlberg Offshore Investors V, L.P., (vi) 2,916,547 shares of common stock to Kohlberg Partners V, L.P. and (vii) 29,027,625 shares of common stock to Kohlberg Investors V, L.P. These transactions were effected without registration under the Securities Act in reliance on the exemption from registration provided under Section 4(2) of the Securities Act.

(d) On June 27, 2007, we issued and sold an aggregate of 7,932,693 shares of common stock at a price of $1.30 per share, in the following amounts: (i) 48,077 shares of common stock to S.A.C. Domestic Investments, L.P., (ii) 185,673 shares of common stock to Blackstone Mezzanine Partners II L.P., (iii) 6,635 shares of common stock to Blackstone Mezzanine Holdings II L.P., (iv) 2,952,644 shares of common stock to Kohlberg TE Investors V, L.P., (v) 271,947 shares of common stock to Kohlberg Offshore Investors V, L.P., (vi) 407,909 shares of common stock to Kohlberg Partners V, L.P. and (vii) 4,059,808 shares of common stock to Kohlberg Investors V, L.P. These transactions were effected without registration under the Securities Act in reliance on the exemption from registration provided under Section 4(2) of the Securities Act.

(e) On June 30, 2007, we issued and sold an aggregate of 115,386 shares of common stock at a price of $1.30 per share, in the following amounts: (i) 38,462 shares of common stock to Joey Ryan, (ii) 38,462 shares of common stock to Robert A. Cucuel and (iii) 38,462 shares of common stock to Mary Jane Graves. These transactions were effected without registration under the Securities Act in reliance on the exemption from registration provided under Section 4(2) of the Securities Act.

(f) We issued options to purchase a total of 2,792,500 shares of common stock in 2006 and 6,138,500 shares of common stock in 2007 to date to our employees, executive officers, and directors under our 2006 Plan, as described below. All of these issuances were effected without registration under the Securities Act in reliance on the exemption from registration provided pursuant to Section 4(2) and Rule 701 of the Securities Act.

The table below sets forth our option issuances within the past three years.

Date of Grant	Number of options	Original exercise price
2006
December 6	2,792,500	$1.00

2007
January 9	3,765,000	$1.00
March 13	25,000	$1.00
March 19	40,000	$1.00
March 22	25,000	$1.00
March 30	25,000	$1.00
April 1	200,000	$1.00
April 10	25,000	$1.00
May 21	470,000	$1.00
June 30	1,563,500	$1.30

Part II

Item 16.    Exhibits and Financial Statement Schedules.

(a)	Exhibits

The following documents are exhibits to the Registration Statement.

Exhibit Number		Description
1.1	**	Form of Underwriting Agreement.

2.1	*	Stock Purchase Agreement by and among Specialty Pharma, Inc., Professional Home Care Services, Inc., Eureka I, L.P., the persons set forth on Schedule A thereto and Critical Homecare Solutions, Inc., dated as of August 10, 2006.

2.2	*	Letter Agreement amending the Stock Purchase Agreement by and among Specialty Pharma, Inc., Professional Home Care Services, Inc., Eureka I, L.P. and Critical Homecare Solutions, Inc., dated as of September 11, 2006.

2.3	*	Stock Purchase Agreement by and among New England Home Therapies, Inc., the persons set forth on Schedule A thereto and Critical Homecare Solutions, Inc., dated as of September 8, 2006.

2.4	*	First Amendment to Stock Purchase Agreement, dated as of September 19, 2006, by and among New England Home Therapies, Inc., Critical Homecare Solutions, Inc. and certain individuals named therein.

2.5	*	Stock Purchase Agreement by and among Critical Homecare Solutions, Inc., The Deaconess Associations, Inc. and Deaconess Enterprises, Inc, dated as of December 20, 2006.

2.6	*	First Amendment to Stock Purchase Agreement by and among Critical Homecare Solutions, Inc., The Deaconess Associations, Inc. and Deaconess Enterprises, Inc, dated as of January 8, 2007.

2.7	*	Stock Purchase Agreement by and among Infusion Solutions, Inc., the persons set forth on Schedule A thereto and Critical Homecare Solutions, Inc., dated as of March 14, 2007.

2.8	*	Partnership Interest Purchase Agreement by and among Applied Health Care, Ltd., Applied HC, L.L.C., the persons set forth on Schedule A thereto, CHS Applied Healthcare GP, Inc., and CHS Applied Healthcare LP, Inc., dated as of June 27, 2007.

3.1	**	Form of Amended and Restated Certificate of Incorporation.

3.2	**	Form of Amended and Restated By-laws.

4.1	**	Specimen Stock Certificate.

4.2	*	Amended and Restated First Lien Credit Agreement, dated as of January 8, 2007, by and among Critical Homecare Solutions, Inc., KCHS Holdings, Inc., the other guarantors party thereto, the lenders party thereto, Jefferies Finance LLC, Churchill Financial LLC, and Merrill Lynch Capital.

4.3	*	First Amendment to Amended and Restated First Lien Credit Agreement and First Amendment to Security Agreement and Consent to Amendment to Intercreditor Agreement, dated as of July 25, 2007 among Critical Homecare Solutions, Inc., KCHS Holdings, Inc., the subsidiary guarantors party thereto, the lenders party thereto and the agents party thereto.

4.4	*	Second Lien Term Loan Agreement, dated as of January 8, 2007, among Critical Homecare Solutions, Inc., KCHS Holdings, Inc., the other guarantors party thereto, the lenders party thereto, Jefferies Finance LLC, Blackstone Corporate Debt Administration L.L.C. and Jefferies & Company, Inc.

4.5	*	First Amendment to Second Lien Term Loan Agreement and First Amendment to Security Agreement and Consent to Amendment of Intercreditor Agreement, dated as of July 25, 2007, among Critical Homecare Solutions, Inc., KCHS Holdings, Inc., the subsidiary guarantors party thereto, the lenders party thereto and the agents party thereto.

Part II

Exhibit Number	Description

5.1**	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to legality of the common stock.

10.1*	Amended and Restated Stockholders Agreement, dated as of January 8, 2007, among KCHS Holdings, Inc., Kohlberg Investors V, L.P., Kohlberg Partners V, L.P., Kohlberg Offshore Investors V, L.P., Kohlberg TE Investors V, L.P., KOCO Investors V, L.P., the management stockholders named therein, Blackstone Mezzanine Partners II L.P., Blackstone Mezzanine Holdings II L.P. and S.A.C. Domestic Investments, L.P.

10.2**	Amendment No. 1 to Amended and Restated Stockholders Agreement by and among Critical Homecare Solutions Holdings, Inc., Kohlberg Investors V, L.P., Kohlberg Partners V, L.P., Kohlberg Offshore Investors V, L.P., Kohlberg TE Investors V, L.P., KOCO Investors V, L.P., the management stockholders named therein, Blackstone Mezzanine Partners II L.P., Blackstone Mezzanine Holdings II L.P. and S.A.C. Domestic Investments, L.P.

10.3**	Employment Agreement, dated as of October 16, 2006, between Critical Homecare Solutions, Inc. and Robert A. Cucuel.

10.4**	Letter Amendment to Employment Agreement, dated as of June 27, 2007, between Critical Homecare Solutions, Inc. and Robert A. Cucuel.

10.5**	Employment Agreement, dated as of September 19, 2006, between Critical Homecare Solutions, Inc. and Mary Jane Graves.

10.6**	Employment Agreement, dated as of February 1, 2007, between Critical Homecare Solutions, Inc. and Colleen Lederer.

10.7**	Employment Agreement, dated as of September 19, 2006, between Critical Homecare Solutions, Inc. and Nitin Patel.

10.8**	Employment Agreement, dated as of May 21, 2007, between Critical Homecare Solutions, Inc. and Joey Ryan.

10.9*	KCHS Holdings, Inc. 2006 Equity Incentive Plan.

10.10*	Amendment to the KCHS Holdings, Inc. 2006 Equity Incentive Plan.

10.11*	Second Amendment to the KCHS Holdings, Inc. 2006 Equity Incentive Plan.

10.12*	Form of Stock Award Agreement under the 2006 Equity Incentive Plan.

10.13**	Critical Homecare Solutions Holdings, Inc. 2007 Equity Award Plan.

10.14**	Form of Stock Award Agreement under the 2007 Equity Award Plan.

10.15*	Management Agreement, dated as of September 19, 2006, between KCHS Holdings, Inc., Critical Homecare Solutions, Inc. and Kohlberg & Company, L.L.C.

10.16*	Letter Amendment to Management Agreement, dated as of January 8, 2007, by and among KCHS Holdings, Inc., Critical Homecare Solutions, Inc. and Kohlberg & Co., L.L.C.

21.1*	Subsidiaries of the Registrant.

23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2*	Consentof Deloitte & Touche LLP, independent registered public accounting firm.

23.3*	Consentof Deloitte & Touche LLP, independent registered public accounting firm.

23.4*	Consent of PricewaterhouseCoopers LLP, independent accountants.

Part II

Exhibit Number	Description

23.5*	Consent of Mahoney Sabol & Company, LLP, independent registered public accounting firm.

23.6*	Consent of Mahoney Sabol & Company, LLP, independent registered public accounting firm.

23.7*	Consent of Mahoney Sabol & Company, LLP, independent registered public accounting firm.

23.8*	Consent of Mahoney Sabol & Company, LLP, independent registered public accounting firm.

23.9**	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 to this Registration Statement).

24.1*	Powers of Attorney (included on signature pages of this Part II).

*	Filed herewith.
**	To be filed by amendment.

(b)	Financial Statement Schedules.

Schedules not listed above have been omitted because information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Part II

Item 17.    Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Part II

Schedule II.a

Financial statement schedule-Valuation and Qualifying Accounts

For the period from September 1, 2006 (date of inception) to December 31, 2006 (Successor).

Valuation and Qualifying Account

Critical Homecare Solutions Holdings, Inc.
Successor
Allowance for Doubtful Accounts	Period from September 1, 2006 (Date of Inception) to December 31, 2006
Beginning of period	$—
Charges to provision for doubtful accounts	601,446
Deductions for write-offs	—

End of year	$601,446

Part II

Schedule II.b

Financial statement schedule-Valuation and Qualifying Accounts

For the period from January 1, 2006 to August 31, 2006 (Predecessor).

Valuation and Qualifying Account

New England Home Therapies, Inc.
Predecessor
Allowance for Doubtful Accounts	Period from January 1, 2006 to August 31, 2006
Beginning of period	$1,450,731
Charges to provision for doubtful accounts	597,379
Deductions for write-offs	(502,872)

End of period	$1,545,238

Part II

Schedule II.c

Financial statement schedule-Valuation and Qualifying Accounts

For the years ended December 31, 2005 and 2004 (Predecessor).

Valuation and Qualifying Account

	New England Home Therapies, Inc.
	Predecessor
Allowance for Doubtful Accounts	For the Year Ended December 31, 2004	For the Year Ended December 31, 2005
Beginning of year	$856,810	$1,027,716
Charges to provision for doubtful accounts	697,284	777,236
Deductions for write-offs	(526,378)	(354,221)

End of year	$1,027,716	$1,450,731

Part II

SCHEDULE II.d

FINANCIAL STATEMENT SCHEDULE — VALUATION AND QUALIFYING ACCOUNTS

For the period from January 1, 2006 to August 31, 2006 (Predecessor).

Valuation and Qualifying Account

Specialty Pharma, Inc.
Predecessor
Allowance for Doubtful Accounts	Period from January 1, 2006 to August 31, 2006
Beginning of period	$2,153,946
Charges to provision for doubtful accounts	723,105
Deductions for write-offs	(832,603)

End of period	$2,044,448

Part II

SCHEDULE II.e

FINANCIAL STATEMENT SCHEDULE — VALUATION AND QUALIFYING ACCOUNTS

For the years ended December 31, 2005 and 2004 (Predecessor).

Valuation and Qualifying Account

	Speciality Pharma, Inc.
	Predecessor
Allowance for Doubtful Accounts	For the Year Ended December 31, 2004	For the Year Ended December 31, 2005
Beginning of year	$835,239	$976,158
Charges to provision for doubtful accounts	1,025,270	2,057,190
Deductions for write-offs	(884,351)	(879,402)

End of year	$976,158	$2,153,946

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Conshohoken, Commonwealth of Pennsylvania, on October 10, 2007.

CRITICAL HOMECARE SOLUTIONS HOLDINGS, INC.

By:	/S/ ROBERT A. CUCUEL
Robert A. Cucuel Chief Executive Officer and President

Power of attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Robert A. Cucuel and Mary Jane Graves, acting singly, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on October 10, 2007, by the following persons in the capacities indicated.

Signature	Title

/S/ ROBERT A. CUCUEL Robert A. Cucuel	Chief Executive Officer, President and Director (Principal Executive Officer)

/S/ MARY JANE GRAVES Mary Jane Graves	Chief Financial Officer, Vice President and Secretary (Principal Financial and Accounting Officer)

/S/ WILLIAM F. DORDELMAN William F. Dordelman	Director

/S/ SAMUEL P. FRIEDER Samuel P. Frieder	Director

/S/ CHRISTOPHER LACOVARA Christopher Lacovara	Director

/S/ GORDON H. WOODWARD Gordon H. Woodward	Director

Exhibit Index

Exhibit Number		Description

1.1	**	Form of Underwriting Agreement.
2.1	*	Stock Purchase Agreement by and among Specialty Pharma, Inc., Professional Home Care Services, Inc., Eureka I, L.P., the persons set forth on Schedule A thereto and Critical Homecare Solutions, Inc., dated as of August 10, 2006.
2.2	*	Letter Agreement amending the Stock Purchase Agreement by and among Specialty Pharma, Inc., Professional Home Care Services, Inc., Eureka I, L.P. and Critical Homecare Solutions, Inc., dated as of September 11, 2006.
2.3	*	Stock Purchase Agreement by and among New England Home Therapies, Inc., the persons set forth on Schedule A thereto and Critical Homecare Solutions, Inc., dated as of September 8, 2006.
2.4	*	First Amendment to Stock Purchase Agreement, dated as of September 19, 2006, by and among New England Home Therapies, Inc., Critical Homecare Solutions, Inc. and certain individuals named therein.
2.5	*	Stock Purchase Agreement by and among Critical Homecare Solutions, Inc., The Deaconess Associations, Inc. and Deaconess Enterprises, Inc, dated as of December 20, 2006.
2.6	*	First Amendment to Stock Purchase Agreement by and among Critical Homecare Solutions, Inc., The Deaconess Associations, Inc. and Deaconess Enterprises, Inc, dated as of January 8, 2007.
2.7	*	Stock Purchase Agreement by and among Infusion Solutions, Inc., the persons set forth on Schedule A thereto and Critical Homecare Solutions, Inc., dated as of March 14, 2007.
2.8	*	Partnership Interest Purchase Agreement by and among Applied Health Care, Ltd., Applied HC, L.L.C., the persons set forth on Schedule A thereto, CHS Applied Healthcare GP, Inc., and CHS Applied Healthcare LP, Inc., dated as of June 27, 2007.
3.1	**	Form of Amended and Restated Certificate of Incorporation.
3.2	**	Form of Amended and Restated By-laws.
4.1	**	Specimen Stock Certificate.
4.2	*	Amended and Restated First Lien Credit Agreement, dated as of January 8, 2007, by and among Critical Homecare Solutions, Inc., KCHS Holdings, Inc., the other guarantors party thereto, the lenders party thereto, Jefferies Finance LLC, Churchill Financial LLC, and Merrill Lynch Capital.
4.3	*	First Amendment to Amended and Restated First Lien Credit Agreement and First Amendment to Security Agreement and Consent to Amendment to Intercreditor Agreement, dated as of July 25, 2007 among Critical Homecare Solutions, Inc., KCHS Holdings, Inc., the subsidiary guarantors party thereto, the lenders party thereto and the agents party thereto.
4.4	*	Second Lien Term Loan Agreement, dated as of January 8, 2007, among Critical Homecare Solutions, Inc., KCHS Holdings, Inc., the other guarantors party thereto, the lenders party thereto, Jefferies Finance LLC, Blackstone Corporate Debt Administration L.L.C. and Jefferies & Company, Inc.

4.5	*	First Amendment to Second Lien Term Loan Agreement and First Amendment to Security Agreement and Consent to Amendment of Intercreditor Agreement, dated as of July 25, 2007, among Critical Homecare Solutions, Inc., KCHS Holdings, Inc., the subsidiary guarantors party thereto, the lenders party thereto and the agents party thereto.

Exhibit Number	Description

5.1**	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to legality of the common stock.

10.1*	Amended and Restated Stockholders Agreement, dated as of January 8, 2007, among KCHS Holdings, Inc., Kohlberg Investors V, L.P., Kohlberg Partners V, L.P., Kohlberg Offshore Investors V, L.P., Kohlberg TE Investors V, L.P., KOCO Investors V, L.P., the management stockholders named therein, Blackstone Mezzanine Partners II L.P., Blackstone Mezzanine Holdings II L.P. and S.A.C. Domestic Investments, L.P.

10.2**	Amendment No. 1 to Amended and Restated Stockholders Agreement by and among Critical Homecare Solutions Holdings, Inc., Kohlberg Investors V, L.P., Kohlberg Partners V, L.P., Kohlberg Offshore Investors V, L.P., Kohlberg TE Investors V, L.P., KOCO Investors V, L.P., the management stockholders named therein, Blackstone Mezzanine Partners II L.P., Blackstone Mezzanine Holdings II L.P. and S.A.C. Domestic Investments, L.P.

10.3**	Employment Agreement, dated as of October 16, 2006, between Critical Homecare Solutions, Inc. and Robert A. Cucuel.

10.4**	Letter Amendment to Employment Agreement, dated as of June 27, 2007, between Critical Homecare Solutions, Inc. and Robert A. Cucuel.

10.5**	Employment Agreement, dated as of September 19, 2006, between Critical Homecare Solutions, Inc. and Mary Jane Graves.

10.6**	Employment Agreement, dated as of February 1, 2007, between Critical Homecare Solutions, Inc. and Colleen Lederer.

10.7**	Employment Agreement, dated as of September 19, 2006, between Critical Homecare Solutions, Inc. and Nitin Patel.

10.8**	Employment Agreement, dated as of May 21, 2007, between Critical Homecare Solutions, Inc. and Joey Ryan.

10.9*	KCHS Holdings, Inc. 2006 Equity Incentive Plan.

10.10*	Amendment to the KCHS Holdings, Inc. 2006 Equity Incentive Plan.

10.11*	Second Amendment to the KCHS Holdings, Inc. 2006 Equity Incentive Plan.

10.12*	Form of Stock Award Agreement under the 2006 Equity Incentive Plan.

10.13**	Critical Homecare Solutions Holdings, Inc. 2007 Equity Award Plan.

10.14**	Form of Stock Award Agreement under the 2007 Equity Award Plan.

10.15*	Management Agreement, dated as of September 19, 2006, between KCHS Holdings, Inc., Critical Homecare Solutions, Inc. and Kohlberg & Company, L.L.C.

10.16*	Letter Amendment to Management Agreement, dated as of January 8, 2007, by and among KCHS Holdings, Inc., Critical Homecare Solutions, Inc. and Kohlberg & Co., L.L.C.

21.1*	Subsidiaries of the Registrant.

23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2*	Consentof Deloitte & Touche LLP, independent registered public accounting firm.

23.3*	Consentof Deloitte & Touche LLP, independent registered public accounting firm.

23.4*	Consent of PricewaterhouseCoopers LLP, independent accountants.

Exhibit Number	Description

23.5*	Consent of Mahoney Sabol & Company, LLP, independent registered public accounting firm.

23.6*	Consent of Mahoney Sabol & Company, LLP, independent registered public accounting firm.

23.7*	Consent of Mahoney Sabol & Company, LLP, independent registered public accounting firm.

23.8*	Consent of Mahoney Sabol & Company, LLP, independent registered public accounting firm.

23.9**	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 to this Registration Statement).

24.1*	Powers of Attorney (included on signature pages of this Part II).

*	Filed herewith.
**	To be filed by amendment.